Exhibit 4.16

EXECUTION COPY

LUIS MUÑOZ MARÍN INTERNATIONAL AIRPORT

LEASE AGREEMENT

dated as of

July 24, 2012

by and between

THE PUERTO RICO PORTS AUTHORITY

and

AEROSTAR AIRPORT HOLDINGS, LLC

i

(continued)

(continued)

(continued)

(continued)

Section 19.8	Submission to Jurisdiction	142
Section 19.9	Request for Documents; Subpoena Duces Tecum	142

ARTICLE 20	MISCELLANEOUS	143

Section 20.1	Notice	143
Section 20.2	Entire Agreement	145
Section 20.3	Amendment	145
Section 20.4	Waiver of Rights	145
Section 20.5	Severability	145
Section 20.6	Governing Law	146
Section 20.7	Further Acts	146
Section 20.8	Costs	146
Section 20.9	Interest	146
Section 20.10	Inurement and Binding Effect	146
Section 20.11	No Partnership or Third-Party Beneficiaries	146
Section 20.12	Cumulative Remedies	146
Section 20.13	Counterparts; Facsimile Execution	146
Section 20.14	Waiver of Sovereign Immunity	147
Section 20.15	Commonwealth Obligations	147

SCHEDULES

Schedule 1	Legal Description of LMM Airport Facility
Schedule 2	Contracts
Schedule 3	Form of Use Agreement
Schedule 4	Section 9.1(g) Disclosures
Schedule 5	Certain LMM Airport Facility Contracts
Schedule 6	Form of Letter of Credit
Schedule 7	LMM Airport Facility Assets
Schedule 8	Sworn Statement for Closing
Schedule 9A	Form of Legal Opinion of General Counsel of the Authority
Schedule 9B	Form of Legal Opinion of GDB General Counsel
Schedule 10	Form of Legal Opinion of Counsel to the Lessee
Schedule 11	Closing Agreement
Schedule 12	Operating Standards
Schedule 13	General Accelerated Upgrades
Schedule 14	Initial Business Plan
Schedule 15	Form of GDB Payment Guaranty
Schedule 16	Allocation of Leasehold Fee and Annual Authority Payment
Schedule 17	Airline Capital Improvement Contracts

v

LUIS MUÑOZ MARÍN INTERNATIONAL AIRPORT

LEASE AGREEMENT

This LUIS MUÑOZ MARÍN INTERNATIONAL AIRPORT LEASE AGREEMENT (this “Agreement”) is made and entered into as of this 24th day of July, 2012 (the “Date of this Agreement”), by and between the Puerto Rico Ports Authority (the “Authority”), a public corporation and governmental instrumentality of the Commonwealth of Puerto Rico, created pursuant to Act No. 125 of the Legislative Assembly of Puerto Rico enacted on May 7, 1942, as amended, and Aerostar Airport Holdings, LLC (the “Lessee”), a limited liability company organized under the laws of the Commonwealth of Puerto Rico.

R E C I T A L S

WHEREAS, the Authority owns and operates the LMM Airport Facility (as defined herein);

WHEREAS, pursuant to, and under the terms and conditions contained in Act No. 29 of the Legislative Assembly of Puerto Rico enacted on June 8, 2009 (the “Act”), the Authority is authorized to execute and deliver this Agreement, perform its obligations hereunder and enter into the Transaction (as defined, along with other capitalized terms, herein);

WHEREAS, the Authority, the respective Signatory Airlines and the Lessee are parties to the Use Agreement with respect to the LMM Airport Facility, which agreement will become effective upon the Closing Date;

WHEREAS, the Authority desires to grant an exclusive lease, which is also a Partnership Contract (contrato de alianza) pursuant to the Act, to the Lessee for the primary purpose and essential consideration of operating a public use airport in a safe and secure manner; maintaining the safety and security of the LMM Airport Facility at the highest possible levels; promoting, facilitating, aiding and enhancing commerce, tourism and economic development for the Commonwealth, in recognition that the LMM Airport Facility is the primary point of access in the Commonwealth with respect to economic activity, tourism and transportation; and providing various other benefits to the Airlines, the traveling public and the Authority; and the Authority, the Lessee and the Signatory Airlines have agreed upon the terms and conditions of the Use Agreement and the Operating Standards in order to assure the fulfillment of their continuing vital interest in the safe, secure, economical and effective operation of the LMM Airport Facility; and

WHEREAS, the Lessee desires to receive the lease from the Authority to operate the LMM Airport Facility, as hereinafter provided;

NOW THEREFORE, for and in consideration of the mutual covenants, representations, warranties and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1               Definitions.  Unless otherwise specified or the context otherwise requires, for the purposes of this Agreement the following terms have the following meanings:

“AA-Compensation” has the meaning ascribed thereto in Section 14.1(b).

“AA-Dispute Notice” has the meaning ascribed thereto in Section 14.1(c).

“AA-Termination Damages” has the meaning ascribed thereto in Section 14.2(a).

“AA-Notice” has the meaning ascribed thereto in Section 14.1(c).

“AA-Preliminary Notice” has the meaning ascribed thereto in Section 14.1(c).

“AAA” has the meaning ascribed thereto in Section 19.3(b).

“AAA Commercial Rules” has the meaning ascribed thereto in Section 19.4(a).

“AAA Technical Arbitration Rules” has the meaning ascribed thereto in Section 19.4(b).

“ACDBE” has the meaning ascribed thereto in Section 11.14.

“Account LC” means an unconditional and irrevocable Letter of Credit in favor of the Lessee or any Leasehold Mortgagee issued by a financial institution whose long-term senior unsecured indebtedness has obtained a rating of “BBB+” or better by Standard & Poor’s Ratings Services and an equivalent credit rating by another Rating Agency (or an equivalent credit rating from at least two nationally recognized Rating Agencies if the named Rating Agency ceases to publish ratings) and which Letter of Credit is not secured by the Lessee Interest and does not impose on the Lessee any obligation to reimburse draws in respect thereof.

“Act” has the meaning ascribed thereto in the Recitals.

“Act No. 458 Crime” means any crime specified in Act No. 458 of the Legislative Assembly of Puerto Rico enacted on December 29, 2000, as amended.

“AD-Termination Damages” has the meaning ascribed thereto in Section 16.2(c).

“Additional Coverages” has the meaning ascribed thereto in Section 13.2(l).

“Additional Lands” means any lands required for a Modification.

“Adjusted for Inflation” means, with respect to the amount to be “Adjusted for Inflation,” to multiply such amount by the CPI Factor for the applicable adjustment period.

“Adverse Action” has the meaning ascribed thereto in Section 14.1(a).

“Affected Property” means any public or private property, including a highway, street, road, roadway, bridge, railroad, rail or other transit way, rights-of-way, bicycle or hiking path and any ancillary facilities related to any of the foregoing, under the jurisdiction and control of the Authority, any other Governmental Authority or any other Person (including any private road) that is located above, intersects with, crosses over or under or is adjacent to the LMM Airport Facility or any part thereof.

“Affiliate”, when used to indicate a relationship with a specified Person, means a Person that, directly or indirectly, through one or more intermediaries has a 10% (or in the case of “majority-owned Affiliates,” 50%) or more voting or economic interest in such specified Person or controls, is controlled by or is under common control with (which shall include, with respect to a managed fund or trust, the right to direct or cause the direction of the management and policies of such managed fund or trust as manager, advisor or trustee pursuant to relevant contractual arrangements) such specified Person, and a Person shall be deemed to be controlled by another Person, if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly and whether through share ownership, a trust, a contract or otherwise (it being understood and agreed that for purposes of this definition, a managed fund or trust shall be deemed to be an Affiliate of the Person managing such fund or trust and a limited partner in a managed fund or trust shall be deemed to be an Affiliate of such fund or trust and of the Person managing such fund or trust).  For the avoidance of doubt, with respect to the Lessee, its Affiliates shall include Equity Participants and each Person controlled by the Equity Participants.

“Agreed Modification” has the meaning ascribed thereto in Section 5.1(d).

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement (including all schedules referred to herein), as amended from time to time in accordance with the terms hereof.

“AIP Grants” means grants and any funding under the Airport Improvement Program of the FAA, which program is authorized by 49 U.S.C. ch. 471.

“Air Transportation Business” means the carriage by aircraft of persons or property as a common carrier for compensation or hire, or the carriage of cargo or mail by aircraft in commerce, as defined in 49 U.S.C. Subtitle VII, as amended.

“Airline” means any Person actively engaged in an Air Transportation Business at the LMM Airport Facility.

“Airline Capital Improvement Contracts” has the meaning ascribed thereto in Section 4.5.

“Airline Capital Improvement Projects” has the meaning ascribed thereto in Section 4.5.

“Airport Emergency” means any event that results in a material danger to the safety or security of LMM Airport Facility Operations or a material impairment to the LMM Airport Facility or to the continuing use of the LMM Airport Airport as a commercial service airport.

“Airport Purposes” means the use of the LMM Airport Facility to provide general airport services to members of the general public, any services ancillary or complementary thereto, and for other purposes consistent with the purposes of services provided at Comparable Public Airports.

“Airport Revenues” means all fees, rents, tariffs, revenues and any other type of charge for use of or in connection with the LMM Airport Facility to the fullest extent permitted by Section 10(c) of the Act, but excluding any Government Grants-In-Aid and PFC revenues.

“Airport Security Program” means “TSA-approved Airport Security Program.”

“Annual Authority Payment” has the meaning ascribed thereto in Section 2.1(b).

“Annual Authority Revenue Share” has the meaning ascribed thereto in Section 2.1(c).

“Approval”, “Approved”, “Approves”, “Approved by the Authority”, consent, determination and similar expressions mean approved or consented to by the Authority, which shall be made in accordance with the provisions of Section 1.17.

“Assigned LMM Airport Facility Contracts” means the agreements that are set forth on Schedule 2 under the heading “Assigned LMM Airport Facility Contracts.”

“Assumed Liabilities” has the meaning ascribed thereto in Section 3.2(c).

“Atlantic Standard Time” means time as measured in Puerto Rico by subtracting four hours from Greenwich Mean Time.

“Audit” and similar expressions mean, with respect to any matter or thing relating to the LMM Airport Facility, the LMM Airport Facility Operations or this Agreement, including compliance with the terms of this Agreement, the performance by or on behalf of the Authority of such reviews, investigations, inspections and audits relating to such matter or thing as the Authority may determine, in its reasonable discretion, to be advisable or necessary in the circumstances, conducted in each case in accordance with applicable United States audit practices customarily accepted in the airport industry, if any, and the terms of this Agreement or as required by Law.

“Authority” has the meaning ascribed thereto in the preamble to this Agreement.

“Authority Default” has the meaning ascribed thereto in Section 16.2(a).

“Authority Employee” means each person employed by the Authority with respect to the LMM Airport Facility as of the Date of this Agreement.

“Authority Related Entity” has the meaning ascribed thereto in Section 3.7(a).

“Authority’s Option” has the meaning ascribed thereto in Section 18.8(a).

“Authorization” means any approval, certificate of approval, authorization, consent, waiver, variance, exemption, concession, endorsement, declaratory order, exception, license, filing, registration, permit, special lease or other requirement of any Person that applies to all or any portion of the LMM Airport Facility or the LMM Airport Facility Operations.

“Authorized Auditor” has the meaning ascribed thereto in Section 8.2(a).

“Bank Rate” means the prime rate of interest announced publicly by The Wall Street Journal (or its successors) as the so-called “prime rate.”

“Bid Date” means July 16, 2012.

“Breakage Costs” means any breakage costs, financing fees, make-whole premium payments, termination payments or other prepayment amounts (including premiums) that are required to be paid by the Lessee with respect to Leasehold Mortgage Debt or Qualified Debt as a result of the early repayment of such Leasehold Mortgage Debt or Qualified Debt prior to its scheduled maturity date, including the cost of early termination of interest rate hedging arrangements.

“Business Day” means any day that is neither a Saturday, a Sunday nor a day observed as a holiday by either the Commonwealth or the United States government.

“CAF” has the meaning ascribed thereto in Section 3.20(a).

“Capital Costs Reserve” has the meaning ascribed thereto in Section 16.3(h)(ii).

“Capital Lease” means a lease under which the obligations of the lessee would, in accordance with GAAP, be included in determining total liabilities as shown on the liability side of a balance sheet of a lessee.

“Capital Project” means any purchase, Capital Lease, creation, improvement or renovation of a Fixed Asset.

“Cargo Facility” has the meaning ascribed thereto in Section 3.20(a).

“Cash Deposit” has the meaning ascribed thereto in Section 2.3(a)

“Casualty Cost” has the meaning ascribed thereto in Section 13.3(a).

“CE-Dispute Notice” has the meaning ascribed thereto in Section 15.1(a).

“CE-Notice” has the meaning ascribed thereto in Section 15.1(a).

“CE-Preliminary Notice” has the meaning ascribed thereto in Section 15.1(a).

“Change in Control” means, with respect to any Person, whether accomplished through a single transaction or a series of related transactions and whether accomplished directly or indirectly, (i) a change in ownership so that more than 50% of the direct or indirect voting or economic interests in such Person is transferred to another Person or group of Persons acting in concert, (ii) the power directly or indirectly to direct or cause the direction of management and policy of such Person, whether through ownership of voting securities, by contract, management agreement, or common directors, officers or trustees or otherwise, is transferred to another Person or group of Persons acting in concert that did not have such power immediately prior to such transaction or transactions or (iii) the merger, consolidation, amalgamation, business combination or sale of substantially all of the assets of such Person for the purpose of or with the effect contemplated in clauses (i) or (ii) above; provided, however, that notwithstanding anything to the contrary set forth in this definition, none of the following shall constitute a “Change in Control” for the purposes of this Agreement:

(A) Transfers of direct or indirect ownership interests in the Lessee between or among Persons that are Affiliates of each other or Persons who are under common control (a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert)), whether directly or indirectly and whether through share ownership, a trust, a contract or otherwise (it being understood and agreed that for purposes of this definition, a fund or trust shall be deemed to be under common control with the Person managing or advising such fund or trust (with respect to each of the foregoing, notwithstanding the fact that an independent board or trustee makes final investment decisions with respect thereto) and a limited partner or equivalent in a fund or trust shall be deemed to be under common control with such fund or trust and of the Person managing or advising such fund or trust);

(B) Transfers of shares of the Lessee or the direct or indirect shareholders of the Lessee pursuant to bona fide open market transactions on the New York Stock Exchange, NASDAQ, London Stock Exchange or comparable United States or foreign securities exchange, including any such transactions involving an initial or “follow on” public offering;

(C) Transfers of direct or indirect ownership interests in the Lessee by any Equity Participant or its beneficial owner(s) to any Person so long as the Equity Participants or their respective beneficial owner(s) having ownership interests in the Lessee (as of the later of (1) the Date of this Agreement or (2) the date on which the Authority most recently approved a Change in Control) together retain, in the aggregate, 50% or more of the direct or indirect voting or economic interests in the Lessee or the power directly or indirectly to direct or cause the direction of management and policy of the Lessee, through ownership of voting securities or common directors, officers or trustees;

(D) Transfers of direct or indirect ownership interests in the Lessee by any Equity Participant or its direct or indirect beneficial owner(s) to any partners, members, shareholders, directors, officers, employees or investors who are distributees of investments held by such Equity Participant or beneficial owner(s) pursuant to any bona fide liquidation of such Equity Participant or beneficial owner(s) as a result of which securities held by such entity are distributed to such distributees;

(E) any change of ownership that is attributable to a lease, sublease, concession, management agreement, operating agreement or other similar arrangement that is subject and subordinate in all respects to the rights of the Authority under this Agreement so long as (1) no

“Change in Control” occurs with respect to the Lessee and (2) the Lessee remains obligated under this Agreement;

(F) the creation of a trust or any other transaction or arrangement that is solely a transfer of all or part of the Lessee’s economic interest under this Agreement to another entity so long as (1) no “Change in Control” occurs with respect to the Lessee and (2) the Lessee remains obligated under this Agreement; and

(G) Transfers of direct or indirect ownership interests in the Lessee (1) between or among investment funds, including infrastructure funds, and investors therein; provided that following such Transfer, such direct or indirect ownership interests remain under common ownership, management or control or (2) from investment funds, including infrastructure funds, or investors therein, to any Person; provided that such direct or indirect ownership interests, following consummation of such Transfer, remain under common management or control, it being understood in each of (1) and (2) above that (x) ownership interests shall be deemed to be controlled by a Person if controlled in any manner whatsoever that results in control in fact, whether directly or indirectly, and whether through share ownership, a trust, a contract or otherwise and (y) ownership interests of an investment fund shall be deemed to be managed by a Person if such Person has the right to direct, recommend or propose all or substantially all of the investments of such investment fund (with respect to each of the foregoing, notwithstanding the fact that an independent board or trustee makes final investment decisions with respect thereto).

“Claim” means any demand, action, cause of action, suit, proceeding, arbitration, claim, judgment or settlement or compromise relating thereto which may give rise to a right to indemnification under Section 12.1 or 12.2.

“Closing” has the meaning ascribed thereto in Section 2.2(a).

“Closing Agreement” has the meaning ascribed thereto in Section 2.4(a)(xi).

“Closing Date” has the meaning ascribed thereto in Section 2.2(a).

“Closing LOC” has the meaning ascribed thereto in Section 2.3(a).

“Code of Ethics” has the meaning ascribed thereto in Section 9.2(j).

“Commonwealth” means the Commonwealth of Puerto Rico.

“Commonwealth Court” has the meaning ascribed thereto in Section 19.4(c).

“Commonwealth Registry of Property” means the First Section of the Municipality of Carolina of the Registry of Property of the Commonwealth and where the Lease Agreement must be recorded.

“Commonwealth Retirement System” has the meaning ascribed thereto in Section 2.5(k)(ii).

“Comparable Public Airport” means an airport in the United States of America (whether publicly or privately owned) open to the general public that is reasonably comparable to the LMM Airport Facility with respect to the matter to be determined.

“Compensation Event” has the meaning ascribed thereto in the definition of “Leasehold Compensation” below.

“Consent” means any approval, consent, ratification, waiver, exemption, franchise, license, permit, novation, certificate of occupancy or other authorization of any Person, including any consent issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

“Contractor” means, with respect to a Person, any contractor with whom such Person contracts to perform work or supply materials or labor in relation to the LMM Airport Facility, including any subcontractor of any tier, supplier or materialman directly or indirectly employed pursuant to a subcontract with a Contractor, but excluding, for the avoidance of doubt, any financial advisor retained by the Equity Participants or the Lessee to provide advice in relation to the financing of the Lease or any Capital Projects and any legal counsel retained by the Equity Participants or the Lessee.

“Contratante” means “Contratante” as defined in the Spanish version of the Act.

“Contracts” means any contract or agreement entered into by the Lessee related to the LMM Airport Facility (or subcontracts thereunder).

“Covered Party” has the meaning ascribed thereto in Section 9.2(k).

“CPI Factor” means (i) with respect to a one-year adjustment period (e.g. where the amount is to be Adjusted for Inflation annually), the amount equal to (A) CPI Value for the calendar year immediately prior to the date of such adjustment divided by (B) the CPI Value for the calendar year two years prior to the date of such adjustment (for illustrative purposes only, if an amount is to be Adjusted for Inflation on April 1, 2010, for the one-year period of April 1, 2009 through April 1, 2010, the CPI Value for such calculating adjustment is equal to 1.017, which is the CPI Value for calendar year 2009 (which is 219.235) divided by the CPI Value for calendar year 2008 (which is 215.572)) or (ii) with respect to a multiple-year adjustment period, the amount equal to (A) the CPI Value for the calendar year immediately prior to the date of such adjustment divided by (B) the CPI Value for the calendar year immediately prior to the date of the start of such adjustment period (for illustrative purposes only, if an amount is to be Adjusted for Inflation on the fifth anniversary of April 1, 2010, for the five-year period of April 1, 2005 through April 1, 2010, the CPI Value for such calculating adjustment is equal to 1.115, which is the CPI Value for calendar year 2009 (which is 219.235) divided by the CPI Value for calendar year 2004 (which is 196.600)); provided, however, that in no case shall be the CPI Factor for any adjustment period be less than 1.000.

“CPI Value” means the “Annual Value” of that year obtained from “Consumer Price Index—All Urban Consumers—U.S. All Items Less Food and Energy (CUUR0000SA0L1E)” published by the Bureau of Labor Statistics of the United States Department of Labor (for illustrative purposes only, the CPI Value for the calendar year 2009 is 219.235); provided, however, that if such index is changed so that the base year thereof changes, such index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics; provided further that if such index is discontinued or revised during the Term, such other index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if such index had not been discontinued or revised; provided further that any such revision shall not result in the retroactive adjustment of any amounts paid or payable pursuant to this Agreement prior to such revision.

“DACO” has the meaning ascribed thereto in Section 2.4(a)(xiii).

“Date of this Agreement” means the date that the Lessee signs this Agreement, at which time all Parties will have signed the Agreement.

“DBE” has the meaning ascribed thereto in Section 11.13.

“Debt Service Reserve Requirement” has the meaning ascribed thereto in Section 3.8.

“Defending Party” has the meaning ascribed thereto in Section 12.1(e).

“Deferral Notice” has the meaning ascribed thereto in Section 16.2(c).

“Delay Event” means any of the following events that results in or would result in a delay or interruption in the performance by the applicable performing Party of any obligation under this Agreement: (i) an event of Force Majeure, (ii) a failure to obtain, or delay in obtaining, any Authorization from a Governmental Authority (provided that such failure or delay could not have been reasonably prevented by technical and scheduling measures of the applicable performing Party in the ordinary course), (iii) the enactment of a new Law or the modification, amendment or change in enforcement or interpretation of a Law (including a change in the application or interpretation thereof by any Governmental Authority) after the Bid Date, (iv) a delay caused by the performance of works (including the activities authorized by Section 3.7) carried out by a Governmental Authority or any utility or railway operator (including the relocation of utilities) or a delay caused by the performance of works by any other Person not acting under the authority or direction of, or pursuant to a contract, sublease or any other agreement or arrangement with the Lessee, (v) a failure by the other Party to perform or observe any of its covenants or obligations under this Agreement, (vi) a delay caused by the presence in, on, under or around the LMM Airport Facility of any Hazardous Substance or other contaminant that was present in the LMM Airport Facility at any time prior to the Time of Closing, which, in each case, results in or would result in a delay or interruption in the performance by the Lessee of any obligation under this Agreement, (vii) a delay caused by the implementation of Engineering or Institutional Controls related to the LMM Airport Facility (but only if such failure or delay could not have been reasonably prevented by technical and scheduling measures of the Lessee), (viii) a delay required by Law due to the discovery of protected plant or animal species, archaeological, paleontological or cultural resources at or about a site of a construction required or permitted to be undertaken pursuant to this Agreement or (ix) a delay in the performance by the Lessee of any of the General Accelerated Upgrades due to the postponement of such works by the Authority; provided in each case that such delay or the cause thereof is neither otherwise specifically dealt with in this Agreement nor arises by reason of (A) the negligence or intentional misconduct of the Party affected by the Delay Event or such Party’s Representatives, or Contractors to or agents of such Party or its Representatives, (B) any act or omission by the Party affected by the Delay Event or its Representatives in breach of the provisions of this Agreement, (C) except in the case of funds contemplated to be provided by the Authority pursuant to Section 5.2, lack or insufficiency of funds or failure to make payment of monies or provide required security on the part of the Party affected by the Delay Event or its Representatives, or Contractors to or agents of such Party or its Representatives, (D) except to the extent such events constitute an event of Force Majeure, any strike, labor dispute or other labor protest involving any Person retained, employed or hired by the Party affected by the Delay Event or its Representatives, or Contractors to or agents of such Party or its Representatives to supply materials or services for or in connection with the LMM Airport Facility Operations or any strike, labor dispute or labor protest caused by or attributable to any act (including any pricing or other price or method of operation) or omission of such Party or its Representatives, (E) except to the extent such events constitute an event of Force Majeure, any weather conditions or (F) the development, redevelopment, construction, maintenance, modification or change in the operation of any existing mode of transportation that results in the reduction of revenues generated at the LMM Airport Facility or in the number of users using the LMM Airport Facility.

“Delay Event Dispute Notice” has the meaning ascribed thereto in Section 15.2(d).

“Delay Event Notice” has the meaning ascribed thereto in Section 15.2(d).

“Delay Event Remedy” has the meaning ascribed thereto in Section 15.2(c).

“Depositary” means a savings bank, a savings and loan association or a commercial bank or trust company that would qualify as an Institutional Lender, designated by the Lessee to serve as depositary pursuant to this Agreement and Approved by the Authority; provided, however, that so long as a Leasehold Mortgage is in effect, the Depositary contemplated under Section 13.3 shall be the institution acting as the collateral agent or depositary under the financing secured by such Leasehold Mortgage.

“Designated Person” means each representative of a Party or the GDB who is designated as such for the purposes of Article 19.

“Document” has the meaning ascribed thereto in Section 1.17(b).

“DOT” means the United States Department of Transportation created under 49 U.S.C. § 101, et seq., or any successor agency or department thereto.

“Eligible Investments” means any one or more of the following obligations or securities: (i) direct obligations of, and obligations fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America; (ii) demand or time deposits, federal funds or bankers’ acceptances issued by any Institutional Lender (provided that the commercial paper or the short-term deposit rating or the long-term unsecured debt obligations or deposits of such Institutional Lender at the time of such investment or contractual commitment providing for such investment have been rated “A” or higher by a Rating Agency or any other demand or time deposit or certificate of deposit fully insured by the Federal Deposit Insurance Corporation); (iii) commercial paper (including both non-interest-bearing discount obligations and interest-

bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) that has been rated “A” or higher by a Rating Agency at the time of such investment; (iv) any money market funds, the investments of which consist of cash and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America and that have been rated “A” or higher by a Rating Agency and (v) other investments then customarily accepted by the Authority in similar circumstances; provided, however, that no instrument or security shall be an Eligible Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par.

“Encumbrance” means any mortgage, lien, judgment, execution, pledge, charge, security interest, restriction, easement, servitude, option, reservation, lease, claim, trust, deemed trust or encumbrance of any nature whatsoever, whether arising by operation of Law, judicial process, contract, agreement or otherwise created.

“End Date” means the date on which this Agreement expires or is terminated.

“Engineering or Institutional Controls” means those engineering, environmental or institutional controls required by a Governmental Authority (other than the Authority) in relation to the remediation or avoidance of a release of a Hazardous Substance.

“Environment” means soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, plants, animals, and other life forms, flora, fauna and humans.

“Environmental Laws” means all applicable Laws regulating or imposing liability or standards of conduct concerning or relating to the protection of human health, the Environment or the use, generation, disposal, discharge, Release, transportation, storage or management of Hazardous Substances.

“Equity Participant” means any Person who holds any shares of capital stock or securities of, or units, partnership interests, membership interests or other equity interests in, the Lessee.

“Excluded Liabilities” has the meaning ascribed thereto in Section 3.2(c).

“Exon-Florio Act” has the meaning ascribed thereto in Section 2.4(c)(iii)(D).

“FAA” means the Federal Aviation Administration established under 49 U.S.C. § 101 et seq., or any successor agency thereto, and where the context otherwise requires, DOT.

“Financing Costs” means any transaction costs and expenses (including legal fees), Taxes, and disbursements incurred by the Authority to finance, arrange for the financing of, or otherwise fund, the payment of any PIC-Termination Damages or any amount payable by the Authority pursuant to Section 16.6(e).

“Fixed Asset” means tangible property used in the LMM Airport Facility Operations, but not expected to be converted into cash in the ordinary course of events, such as plant, machinery and equipment, furniture and fixtures, buildings, land and leasehold improvements.

“Force Majeure” means any event that is unforeseeable or otherwise beyond the reasonable control of the applicable performing Party that delays or interrupts the performance of such Party’s obligations hereunder, including an intervening act of God or public enemy, war (whether or not declared), invasion, armed conflict, act of foreign enemy, blockade, revolution, act of terror, sabotage, civil commotions, interference by civil or military authorities, condemnation or confiscation of property or equipment by any Governmental Authority, aircraft crash or forced landing, nuclear or other explosion, radioactive or chemical contamination or ionizing radiation, fire, tornado, hurricane, Named Windstorm, flooding, tsunami, tidal wave, earthquake or other natural disaster, riot or other public disorder, epidemic, quarantine restriction, strike, labor dispute or other labor protest, stop-work order or injunction issued by a Governmental Authority of competent jurisdiction, governmental embargo; provided that such event neither is otherwise specifically dealt with in this Agreement nor arises by reason of (i) the negligence or intentional misconduct of the applicable performing Party or its Representatives, (ii) any act or omission by the applicable performing Party or its Representatives in breach of the provisions of this Agreement, (iii)  except in the case of funds contemplated to be provided by the Authority pursuant to Section 5.2, lack or insufficiency of funds or failure to make payment of monies or provide required security on the part of the applicable performing Party, (iv) any strike, labor dispute or other labor protest involving any Person employed by the applicable performing Party or its Representatives in connection with the LMM Airport Facility Operations or any strike, labor dispute or labor protest caused by or attributable to any act (including any pricing or other practice or method of operation) or omission of the applicable performing Party or its Representatives or (v) any weather conditions that are ordinarily or customarily encountered or experienced at or in the vicinity of the LMM Airport Facility, including any Ordinary Storm, but excluding any tornado, hurricane or Named Windstorm.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended.

“GDB” means the Government Development Bank of the Commonwealth, or any successor agency thereto.

“GDB Payment Guaranty” has the meaning ascribed thereto in Section 2.4(a)(ix).

“General Accelerated Upgrades” has the meaning ascribed thereto in Section 4.1.

“Government Agreement” has the meaning ascribed thereto in Section 3.13(a).

“Government Grants-in-Aid” means those monies granted to the Lessee by the United States of America or any agency thereof (including AIP Grants), or the Commonwealth, or any political subdivision or agency thereof, to pay all or a portion of the cost of a Capital Project at or related to the Airport after the Closing Date.

“Governmental Authority” means the Commonwealth or any municipality, political subdivision, instrumentality, agency or public corporation of or in the Commonwealth and any federal, state, commonwealth, county, local (including all municipalities, municipal authorities and districts) or foreign government, department, court, commission, board, bureau, agency or instrumentality or other regulatory, judicial, administrative, governmental or quasi-governmental authority.

“Governor” means the Governor of the Commonwealth or another official of the Commonwealth acting under the direction and pursuant to the authority of the Governor.

“Grant Agreements” means the agreements, as amended, involving grants under the FAA’s Airport Improvement Program with respect to the LMM Airport Facility between the Authority and the FAA and between the Lessee and the FAA, including grant agreements and assurances, subject to any exemptions granted by the FAA pursuant to 49 U.S.C. § 47134 or otherwise.

“Hazardous Substance” means, but is not limited to, any solid, semi-solid, sludge, liquid, gas, odor, heat, sound, vibration, radiation or other substance or emission which is a contaminant, pollutant, dangerous substance, toxic or otherwise regulated substance, hazardous waste, subject waste, hazardous material or hazardous substance which is or becomes regulated by applicable Environmental Laws or which is classified as hazardous or toxic under applicable Environmental Laws (including lead-based paint, gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos and urea formaldehyde foam insulation).

“Hotel Operator” has the meaning ascribed thereto in Section 3.19.

“Hotel Property” has the meaning ascribed thereto in Section 3.19.

“Indemnified Party” means any Person entitled to indemnification under this Agreement.

“Indemnifier” means any Party obligated to provide indemnification under this Agreement.

“Indemnity Payment” has the meaning ascribed thereto in Section 12.3(b).

“Independent Engineer” means the licensed professional consulting engineering firm appointed by the Lessee pursuant to the Operating Standards that is reasonably acceptable to the Authority.

“Information” means any and all information of the Lessee relating to the LMM Airport Facility Operations, including (i) income statements, balance sheets, statements of cash flow and changes in financial position, details regarding revenues generated at the LMM Airport Facility (including information regarding the collection thereof), operating income, expenses, capital expenditures and budgeted operating results relating to the LMM Airport Facility Operations, (ii) all certificates, correspondence, data (including test data), documents, facts, files, information, investigations, materials, notices, plans, projections, records, reports, requests, samples, schedules, statements, studies, surveys, tests, test results, airport information and parking information (including volume counts, classification counts and vehicle jurisdiction data) analyzed, categorized, characterized, created, collected, generated, maintained, processed, produced, prepared, provided, recorded, stored or used by the LMM Airport Facility, the Lessee or any of its Representatives in connection with the LMM Airport Facility or the LMM Airport Facility Operations and (iii) books, records, accounts and documents of the Lessee relating to the LMM

Airport Facility Operations, including any Information that is stored electronically or on computer-related media; provided, however, that nothing in this Agreement shall require the disclosure by any Party of Information that the Party has a reasonable basis to believe is protected by attorney-client or other legal privilege.

“Initial Termination Notice” has the meaning ascribed thereto in Section 16.2(b)(ii).

“Interim Adjustment” has the meaning ascribed thereto in Section 3.8.

“Institutional Lender” means (i) the United States of America, any state or commonwealth thereof or any agency or instrumentality of any of them, any municipal agency, public benefit corporation or public authority, advancing or insuring mortgage loans or making payments which, in any manner, assist in the financing, development, operation and maintenance of projects, (ii) any (A) savings bank, savings and loan association, commercial bank, trust company (whether acting individually or in a fiduciary capacity) or insurance company organized and existing under the laws of the United States of America or any state or commonwealth thereof, (B) foreign insurance company or commercial bank qualified to do business as an insurer or commercial bank as applicable under the laws of the United States (if such qualification is necessary in connection with the acquisition of Leasehold Mortgage Debt), (C) pension fund, foundation or university or college or other endowment fund or (D) real estate investment fund, infrastructure investment fund, investment bank, pension advisory firm, mutual fund, investment company or money management firm, (iii) any “qualified institutional buyer” under Rule 144(A) under the Securities Act or any other similar Law hereinafter enacted that defines a similar category of investors by substantially similar terms, (iv) a Governmental Authority acting (directly or through a trust or other single purpose vehicle controlled by it) as a conduit for the purpose of issuing private activity bonds authorized by Law for the benefit of the Lessee or (v) any other financial institution or entity designated by the Lessee and Approved by the Authority; provided, however, that each such entity or combination of such entities if the Institutional Lender shall be a combination of such entities shall have individual or combined assets, as the case may be, of not less than $1,000,000,000.

“Law” means any order, writ, injunction, decree, judgment, law, ordinance, decision, ruling, statute, code, rule or regulation of any Governmental Authority.

“Lease” has the meaning ascribed thereto in Section 2.1.

“Leasehold Compensation” means with respect to (i) any applicable entry into the LMM Airport Facility pursuant to Sections 3.7(a)(v) through 3.7(a)(ix), (ii) the Lessee’s compliance with or the implementation of any Required Modification or any modified or changed Operating Standard (as contemplated by Section 6.2(c)), (iii) any breach of the covenant set forth in Section 3.11(b), (iv) amounts payable as a remedy under Section 16.2(b)(i), (v) action by the Authority or any other Governmental Authority established under the Laws of the Commonwealth as contemplated by Section 3.22 or (vi) the occurrence of an Adverse Action or any other event, the occurrence of which under the terms of this Agreement requires the payment of Leasehold Compensation (each of the foregoing, a “Compensation Event”), compensation payable by the Authority to the Lessee in order to restore the Lessee to the same after-Tax economic position the Lessee would have enjoyed if such Compensation Event had not occurred, which shall be calculated in accordance with Section 15.1(d) and (e).

“Leasehold Fee” has the meaning ascribed thereto in Section 2.1.

“Leasehold Mortgage” means any lease, indenture, pledge, mortgage, deed of trust or other security agreement or arrangement, including a securitization transaction with respect to revenues generated at the LMM Airport Facility, encumbering any or all of the Lessee Interest, in each case that satisfies all of the conditions in Section 18.1.

“Leasehold Mortgage Debt” means any bona fide debt secured by a Leasehold Mortgage, including (i) principal (including accreted principal under interest rate hedges or bonds); (ii) accrued interest (including capitalized interest and interest pursuant to an original issue discount); (iii) customary fees, costs, premiums, expenses and reimbursement obligations with respect thereto owed to lenders, financial insurers, agents, trustees and similar service providers; (iv) all payment obligations under interest rate hedging agreements with respect thereto (including accreting interest rate hedging agreements); (v) reimbursement obligations with respect thereto to any financial insurer and (vi) an assignment in connection with a securitization transaction, in each case, pursuant to an agreement entered into prior to the delivery by the Lessee to the Authority of an AA-Preliminary Notice or a notice under Section 16.2(b) stating that an Authority Default has occurred.  For the purposes of determining LMM Airport Facility Leasehold Value, Leasehold Mortgage Debt shall not include: (A) debt from an Affiliate of the Lessee, unless such debt is secured debt on terms consistent with terms that would reasonably be expected from a non-Affiliate lender acting in good faith; provided that the Lessee may request at any time during the Term that the Authority confirm in writing, and the Authority shall so confirm within a reasonable time following such request, whether any such debt is on terms consistent with terms that would reasonably be expected from a non-Affiliate lender acting in good faith; (B) any increase in debt to the extent such increase is the result of an agreement or other arrangement entered into after delivery by the Lessee to the Authority, with a copy to the Leasehold Mortgagee, of an AA-Preliminary Notice or a notice under Section 16.2(b) stating that an Authority Default has occurred; or (C) any debt with respect to which the Leasehold Mortgagee Notice Requirements apply and the Leasehold Mortgagee does not provide the Authority with notice in all material respects in accordance with the Leasehold Mortgagee Notice Requirements.  Notwithstanding anything herein to the contrary, except with respect to any such bona fide secured debt which was incurred or committed on or prior to the Closing Date, all of which incurred or committed debt shall be deemed to be Leasehold Mortgage Debt (except to the extent excluded from Leasehold Mortgage Debt pursuant to clauses (A) or (B) above), Leasehold Mortgage Debt shall not include any new debt incurred or committed following the Closing Date (it being understood and agreed by the Parties that any capitalization of interest or accretion of principal or other committed increases on any debt incurred or committed on or prior to the Closing Date or any refinancing of any debt that has previously qualified as Leasehold Mortgage Debt up to the original principal amount thereof, plus any premium and customary fees, costs, expenses and reimbursement obligations with respect thereto, shall not constitute such new debt) that (together with the aggregate amount of Leasehold Mortgage Debt and any Qualified Debt after giving effect to the incurrence or commitment of any such new debt) exceeds 80% of the fair market value of the Lessee Interest set forth in an appraisal; provided that, in order for such new debt to qualify as Leasehold Mortgage Debt, such appraisal shall (x) be prepared at the Lessee’s expense by an independent third party appraiser described under “LMM Airport Facility Leasehold Value” and delivered to the Authority prior to the incurrence or commitment of such new debt, (y) be a written appraisal of the fair market value of the Lessee Interest as of the time of the incurrence or commitment of such new debt and (z) identify the extent to which such new debt (together with the aggregate amount of Leasehold Mortgage Debt and any Qualified Debt after giving effect to the incurrence or commitment of any such new debt) exceeds 80% of the fair market value of the Lessee Interest set forth in such appraisal at the time of incurrence or commitment of such new debt; provided that any capitalization of interest or accretion of principal or other committed increases on any debt set forth in such appraisal shall constitute Leasehold Mortgage Debt to the extent such debt constitutes Leasehold Mortgage Debt on the date such appraisal is given; and provided further that the Parties agree that for the purposes of this definition and notwithstanding the requirements of the foregoing sub-clauses (x), (y) and (z), the amount of the Leasehold Fee paid at the Closing shall be deemed to constitute the fair market value of the Lessee Interest for a period of 12 months after the Closing Date and, as such, no appraisal shall be required within such 12-month period.  The appraisal requirement in the preceding sentence shall not apply to any protective advances made by any Leasehold Mortgagee or advances made by any Leasehold Mortgagee to cure Lessee defaults under the Leasehold Mortgage (regardless of whether entered into on or after the Closing Date) or other financing documents of such Leasehold Mortgagee.

“Leasehold Mortgagee” means the holder or beneficiary of a Leasehold Mortgage, including a financial insurer, or an agent, trustee or other representative or designee of such a holder or beneficiary.

“Leasehold Mortgagee Notice Requirements” means the delivery, by a Leasehold Mortgagee (or the Lessee on behalf of the Leasehold Mortgagee) to the Authority, the GDB, the FAA and the Airlines, after the execution and delivery of a Leasehold Mortgage by the Lessee, of a true and complete copy of the executed original of such Leasehold Mortgage, together with a notice containing the name and post office address of the holder of such Leasehold Mortgage.

“Leasehold Mortgagee’s Notice” has the meaning ascribed thereto in Section 18.8(a).

“Lessee” has the meaning ascribed thereto in the preamble to this Agreement.

“Lessee Default” has the meaning ascribed thereto in Section 16.1(a).

“Lessee Interest” means the interest of the Lessee in the LMM Airport Facility created by this Agreement and the rights, benefits and obligations of the Lessee under this Agreement (including the right to receive Leasehold Compensation and Termination Damages hereunder).

“Letter of Credit” means an irrevocable, unconditional, commercial letter of credit, in favor of the Authority as payee (without dual or multiple beneficiaries), in form and content reasonably acceptable to the Authority, payable immediately in United States dollars upon presentation of a sight draft and a certificate confirming that the Authority has the right to draw under such letter of credit in the amount of such sight draft, without presentation of any other document, statement or authorization (including the original letter of credit), which letter of credit (i) is issued by a commercial bank or trust company that is a member of the New York Clearing House Association and that has and maintains a current credit rating of “BBB+” or better by Standard & Poor’s Ratings Services and an equivalent credit rating by another Rating Agency (or an equivalent credit rating from at least two nationally recognized Rating Agencies if the named Rating Agency ceases to publish ratings) (or by such other commercial bank, trust company or other issuer reasonably acceptable to the Authority prior to the submission of the letter of credit), (ii) is substantially in the form of Schedule 6 (or otherwise in form and content reasonably acceptable to the Authority prior to the submission of the letter of credit) and (iii) provides for the continuance of such letter of credit for a period of at least one year or as otherwise provided in this Agreement.  The office for presentment of sight drafts specified in the Letter of Credit shall be located at a specified street address within the Commonwealth or such other location within the continental United States as is reasonably acceptable to the Authority.  For the avoidance of doubt, the obligations of the account party during the Term to reimburse the issuer for draws under the Letter of Credit may be secured by a Leasehold Mortgage.

“LMM Airport Facility” means that airport known as Luis Muñoz Marín International Airport (a legal description of the airport is attached hereto as Schedule 1 and by this reference made a part hereof) situated in the Municipality of Carolina, Commonwealth of Puerto Rico and all easements, licenses, privileges, rights and appurtenances related thereto, including all terminals, hangars, runways, buildings, structures (above grade and below grade), roadways, and all fixtures, and related facilities, now situated on that real property as the same may be enlarged, enhanced, improved, reconstructed, rebuilt, rehabilitated, developed or otherwise modified in accordance with this Agreement.

“LMM Airport Facility Assets” means (i) each of the tangible assets described on Schedule 7, and (ii) each other tangible and intangible asset (including intellectual property) of or relating solely to the LMM Airport Facility owned by the Authority.

“LMM Airport Facility Contracts” means the agreements to which the Authority is a party relating to the operations of the LMM Airport Facility that are set forth on Schedule 2 under the heading “LMM Airport Facility Contracts.”

“LMM Airport Facility Leasehold Value” means, as of any date, the fair market value of the Lessee Interest determined (without regard to the effect of the Adverse Action, Authority Default, Act No. 458 Crime or Public Integrity Crime giving rise to such determination) as of the time of the occurrence of the relevant Adverse Action or Authority Default (or as of the time of the conviction or guilty plea relating to the relevant Act No. 458 Crime or Public Integrity Crime, as the case may be) and taking into account the operations, traffic and revenues thereof, as determined pursuant to a written appraisal by an independent third party appraiser that is nationally recognized in appraising similar assets and that is reasonably acceptable to the Authority and the Lessee; provided, however, that the LMM Airport Facility Leasehold Value shall in no event be less than the amount equal to the sum of (i) any Leasehold Mortgage Debt and any Qualified Debt (except that in the case such value is determined in connection with the rescission or termination of this Agreement pursuant to Section 16.6, such Qualified Debt shall exclude any Qualified Debt provided by any Affiliate of the Lessee) and (ii) any related Breakage Costs, in each case as of the End Date and provided further that, solely in the case of a determination of the LMM Airport Facility Leasehold Value occasioned by (A) an Authority Default or an Adverse Action on or prior to the fifth anniversary of the Closing Date or (B) an Authority Default after the fifth anniversary of the Closing Date due to the failure of the Authority to make one or more monetary payments owed to the Lessee that, as of the time of such failure, in the aggregate exceed five times the amount of the immediately preceding payable Annual Authority Payment or Annual Authority Revenue Share (without regard to any offsets taken against such amount), the LMM Airport

Facility Leasehold Value shall in no event be less than the greater of (1) the amount equal to the sum of (I) any Leasehold Mortgage Debt and any Qualified Debt and (II) any related Breakage Costs, and (2) the amount equal to the sum of (I) the Leasehold Fee, (II) all Annual Authority Payments actually paid by the Lessee up to the date of such determination, (III) any and all amounts actually paid by the Lessee under Section 3.19, Section 3.20 or Section 3.21, and (IV) the sum of the amounts of the reasonable, documented and unreimbursed (from PFCs, Government Grants-In-Aid, increased Airline charges to the extent permitted by the Use Agreement, or otherwise) expenditures made by the Lessee for any capital improvement projects (w) contemplated by Section 6.3 of the Use Agreement, (x) contemplated by the initial business plan referred to in Section 3.2(e), (y) required to be completed in accordance with this Agreement or the Use Agreement (including the Operating Standards) and (z) undertaken by the Lessee for which the consent of the Authority has been obtained, in each case as of the End Date.  If the Parties fail to agree upon such a single appraiser within 30 days after a Party requests the appointment thereof, then the Authority and the Lessee shall each appoint an independent third party appraiser and both such appraisers shall be instructed jointly to select a third independent third party appraiser to make the appraisal referred to above.  If either Party fails to appoint such independent third party appraiser or if the independent third party appraisers appointed by the Parties fail to select a third independent third party appraiser, in each case, within 60 days after the request of the Authority or the Lessee, then either the Authority or the Lessee may request the appointment of an independent third party appraiser (which appraiser shall be appointed by a Person agreed to by the Lessee and the Authority or if the Parties fail to agree on such Person within 30 days after a Party requests the appointment hereof, such appraiser shall be appointed by the AAA) to make the appraisal referred to above.  The Parties shall each pay 50% of the costs and expenses of any appraisal.  In the event that the Authority is authorized by the final FAA order under the Airport Privatization Pilot Program to use proceeds of the Lease for purposes other than investment in airports in the Puerto Rico airport system, then the Authority will be prohibited from using airport revenues to make payment of the LMM Airport Facility Leasehold Value to the Lessee upon termination of the Agreement pursuant to Section 14.2 or Section 16.2.  This prohibition shall only apply up to the amount of the portion of lease proceeds used for such non-airport purposes.

“LMM Airport Facility Operations” means (i) the operation, management or maintenance of the LMM Airport Facility, in each case in accordance with this Agreement, and (ii) all other actions relating to the operation of the LMM Airport Facility or otherwise that are to be performed by or on behalf of the Lessee pursuant to this Agreement (including the Operating Standards).

“Loss” or “Losses” means, with respect to any Person, any loss, liability, damage, penalty, increased financing costs, charge or out-of-pocket and documented cost or expense actually suffered or incurred by such Person, but excluding any punitive, special, indirect and consequential damages and any contingent liability until such liability becomes actual.  For avoidance of doubt, all actual payments reasonably made by any Person to third parties or reasonable out-of-pocket and documented costs or expenses actually suffered or incurred by any Person in respect of Claims made by third parties shall constitute Losses of such Person whether or not such payments or such costs and expenses relate to punitive, special, indirect and consequential damages or contingent liabilities of such third parties.

“Material Adverse Effect” means a material adverse effect on the business, condition (financial or otherwise) or results of operations of the LMM Airport Facility taken as a whole or the rights of the Lessee under this Agreement; provided, however, that no effect arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general economic conditions or changes therein; (ii) financial, banking, currency or capital markets fluctuations or conditions (either in the United States or any international market and including changes in interest rates); (iii) conditions affecting any or all of the real estate, financial services, construction or aviation industries generally; (iv) any existing event, occurrence or circumstance of which the Lessee has actual knowledge as of the Bid Date; (v) any action, omission, change, effect, circumstance or condition contemplated by this Agreement or attributable to the execution, performance or announcement of this Agreement or the transactions contemplated hereby or (vi) any negligence, intentional misconduct or bad faith of the Lessee or its Representatives.

“Modification” means deleting, dispensing with or changing the dimensions, character, quantity, quality, description, location or position of any part of the LMM Airport Facility or making other changes to the LMM Airport Facility; provided, however, that no Modification may require the Lessee to do or omit any act that could reasonably be expected to violate any applicable Law or cause the Lessee to fail to be in compliance with this Agreement.

“Named Windstorm” is a storm or weather disturbance that is named by the National Oceanic and Atmospheric Administration’s National Hurricane Center or similar body until sustained wind speeds drop below the parameter for naming storms.

“New Agreement” has the meaning ascribed thereto in Section 18.5(a).

“New P.R. Revenue Code” means the “Internal Revenue Code for a New Puerto Rico”, Act No. 1 of the Legislative Assembly of Puerto Rico, enacted on January 31, 2011, as amended.

“Notice Period” has the meaning ascribed thereto in Section 12.1(d).

“Notifying Party” has the meaning ascribed thereto in Section 3.14.

“Officer’s Certificate” means a certificate duly executed by an officer of the Lessee if required by the terms of this Agreement certifying to the relevant facts and circumstances as required hereunder.

“Offsets” has the meaning ascribed thereto in Section 12.5(a).

“Operating Agreement” means any material agreement, contract or commitment to which the Lessee is a party relating to the LMM Airport Facility Operations as in force from time to time (including the Assigned LMM Airport Facility Contracts and any warranties or guaranties assigned), but excluding any Leasehold Mortgage and financing documents related thereto.

“Operating Standards” (attached hereto as Schedule 12, and as modified from time to time in accordance with Article 6 and with Section 3.4 of the Use Agreement) means the standards, specifications, policies, procedures and processes that apply to the operation, maintenance, construction and rehabilitation of and capital improvements to, the LMM Airport Facility set forth on Schedule A to the Use Agreement, including any plans submitted by the Lessee to the Authority as required therein.  For the avoidance of doubt, the Operating Standards shall survive the termination or expiration of the Use Agreement.

“Opex Reserve Requirement” has the meaning ascribed thereto in Section 3.8.

“Ordinary Storm” means a storm that is comparable to any storm in length or severity of its effect on the LMM Airport Facility that has occurred on or around the LMM Airport Facility within 10 years prior to the Bid Date; provided that in no event shall a Named Windstorm or tornado be deemed an Ordinary Storm.

“Outside Closing Date” has the meaning ascribed thereto in Section 2.2(a).

“Part 139 Airport Certification Manual” means an airport certification manual authorized and approved by the FAA pursuant to 14 C.F.R. Part 139 with respect to the Part 139 Airport Operating Certificate.

“Part 139 Airport Operating Certificate” means an airport operating certificate issued by the FAA pursuant to 14 C.F.R. Part 139 authorizing the Lessee to operate the LMM Airport Facility.

“Party” means a party to this Agreement and “Parties” means all of the parties to this Agreement.

“Permitted Authority Encumbrance” means, with respect to the LMM Airport Facility: (i) the rights and interests of the Lessee under this Agreement and the Use Agreement; (ii) any Encumbrance that is being contested, or being caused to be contested, by the Authority in accordance with Section 3.5(b) (but only for so long as such contestation effectively postpones enforcement of any such Encumbrance); (iii) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, carriers’ or warehousemen’s liens or other like Encumbrances arising in the ordinary course of business of the LMM Airport Facility or the Authority’s performance of any of its rights or obligations hereunder, and in respect of obligations that are either (A) not delinquent or (B) being contested, or being caused to be contested, by the Authority in accordance with Section 3.5(b) (but only for so long as such contestation effectively postpones enforcement of any such Encumbrance); (iv) any easement, covenant, condition, right-of-way, servitude or any zoning, building, environmental, health or safety Law (including any Engineering or Institutional Control implemented thereunder) relating to the development, use or operation of the LMM Airport Facility (or other similar reservation, right or restriction) or other defects and irregularities in the title to the LMM Airport Facility that do not materially (individually or in the aggregate) interfere with the LMM Airport Facility Operations (in whole or in part) or the rights and benefits of the Lessee under this Agreement or materially impair the value of the Lessee Interest; (v) any right reserved to or vested in any Governmental Authority (other than the Authority) by any statutory provision or under common law (it being understood and agreed that nothing in this clause (v) shall limit or otherwise affect the Authority’s obligations or the Lessee’s rights hereunder); (vi) any Encumbrances created, incurred, assumed or suffered to exist by the Lessee or any Person claiming through it; (vii) any rights reserved to or vested in the Authority by any statutory and/or regulatory provision or under common law (it being understood and agreed that nothing in this clause (vii) shall limit or otherwise affect the Authority’s obligations or the Lessee’s rights hereunder) and (viii) any amendment, extension, renewal or replacement of any of the foregoing Permitted Authority Encumbrances on substantially similar terms as such Permitted Authority Encumbrances.

“Permitted Lessee Encumbrance” means, with respect to the LMM Airport Facility: (i) the rights and interests of the Lessee under this Agreement and the Use Agreement; (ii)  any Encumbrance that is being contested, or being caused to be contested, in accordance with Section 3.5(a) (but only for so long as such contestation effectively postpones enforcement of any such Encumbrance); (iii) any (A) lien or security interest for obligations not yet due and payable to a Contractor or other Person (including in respect of Taxes not yet due and payable), (B) any statutory lien, deposit or other non-service lien or (C) lien, deposit or pledge to secure mandatory statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature, any of which are incurred in the ordinary course of business of the LMM Airport Facility Operations and in respect of obligations that are either (1) not delinquent or (2) being contested, or being caused to be contested, by the Lessee in accordance with Section 3.5(a) (but only for so long as such contestation effectively postpones enforcement of any such Encumbrance); (iv) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, carriers’ or warehousemen’s liens, or other like Encumbrances arising in the ordinary course of business of the LMM Airport Facility or the Lessee’s performance of any of its rights or obligations hereunder, and in respect of obligations that are either (A) not delinquent or (B) being contested, or being caused to be contested, by the Lessee in accordance with Section 3.5(a) (but only for so long as such contestation effectively postpones enforcement of any such Encumbrance); (v) any right reserved to or vested in any Governmental Authority by any statutory and/or regulatory provision or under common law; (vi) any other Encumbrance permitted hereunder (including any Leasehold Mortgage (and financing statements relating thereto including purchase money liens) and any Encumbrance created in connection with any financing permitted hereunder) and any Encumbrance created in favor of an Airline pursuant to its respective Use Agreement; (vii) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other governmental rules and that do not in the aggregate materially impair the use, value or operation of the LMM Airport Facility; (viii) any Encumbrances for Taxes not yet due and owing or being contested in good faith; (ix) any Encumbrances created, incurred, assumed or suffered to exist by the Authority or any other Governmental Authority or any Person claiming through it except to the extent caused by an act or omission of the Lessee; (x) any (A) right to build, (B) surface rights or (C) lease, use, concession or similar rights or agreements granted by the Lessee, in each case with Approval of the Authority, in connection with the Lessee’s conduct of LMM Airport Facility Operations and (xi) any amendment, extension, renewal or replacement of any of the foregoing.  Notwithstanding anything to the contrary contained herein, no Permitted Lessee Encumbrance shall be permitted to attach to the fee simple interest in the LMM Airport Facility.

“Persistent Breach Month” has the meaning ascribed thereto in Section 16.1(a)(iv).

“Person” means any individual (including the heirs, beneficiaries, executors, legal representatives or administrators thereof), corporation, partnership, joint venture, trust, limited liability company, limited partnership, joint stock company, unincorporated association or other entity or a Governmental Authority.

“PFC” means the passenger facility charge as authorized under 49 U.S.C. § 40117, or any predecessor or successor Law, and as approved by the FAA from time to time with respect to the LMM Airport Facility.

“PIC-Termination Damages” has the meaning ascribed thereto in Section 16.6(c).

“Plans” has the meaning ascribed thereto in Section 3.15.

“PRANG” has the meaning ascribed thereto in Section 3.21.

“PRANG Contract” has the meaning ascribed thereto in Section 3.21.

“PRANG Property” has the meaning ascribed thereto in Section 3.21.

“P.R. Mortgage and Property Registry Law” means Act No. 198 of the Legislative Assembly of Puerto Rico, enacted on August 8, 1979, 30 P.R. Laws Ann. § 2001 et seq., as of the date hereof.

“P.R. Penal Code” means the Penal Code of the Commonwealth.

“P.R. Revenue Code” means the Puerto Rico Internal Revenue Code of 1994, 13 P.R. Laws Ann. § 8001 et seq., as amended.

“President” means the President of the United States of America.

“Pre-Existing Hazardous Substance” has the meaning ascribed thereto in Section 3.2(c)(vii).

“Public Integrity Crime” means any crime described in Section 5(p) of the Code of Ethics, Section 5(ñ) of Act No. 237 of the Legislative Assembly of Puerto Rico enacted on August 31, 2004, as amended, or in other sections of such Laws.

“Public-Private Partnerships Authority’s Ethical Guidelines” means the “Public-Private Partnerships Authority’s Guidelines for the Evaluation of Conflicts of Interest and Unfair Advantages in the Procurement of Public-Private Partnership Contracts”, promulgated by the Public-Private Partnerships Authority and dated as of December 19, 2009.

“Qualified Debt” means any senior or subordinated bona fide debt not otherwise constituting Leasehold Mortgage Debt that is incurred at any time to finance or refinance, directly or indirectly, the Leasehold Fee payable hereunder or is otherwise expected to be paid exclusively from the revenues generated at the LMM Airport Facility, including: (i) principal (including accreted principal included in interest rate hedges or bonds); (ii) accrued interest (including capitalized interest and interest pursuant to an original issue discount); (iii) customary and reasonable lender or financial insurer, agent and trustee fees, costs, premiums, expenses and reimbursement obligations with respect thereto; (iv) all payment obligations under interest rate hedging agreements with respect thereto (including accreting interest rate hedging agreements); (v) reimbursement obligations with respect thereto to any financial insurer and (vi) an assignment in connection with a securitization transaction; provided that, in each case, the Lessee, promptly after the incurrence of any such debt, notifies the Authority of such debt and the material terms thereof.  For the purposes of determining LMM Airport Facility Leasehold Value, Qualified Debt shall not include (A) debt from any Equity Participant or its Affiliate or (B) debt the holders of which have the benefit of a guaranty or payment from an Affiliate of the Lessee, unless, in each case, such debt is debt on terms consistent with terms that would reasonably be expected from a non-Affiliate lender acting in good faith, provided that the Lessee may request at any time during the Term that the Authority confirm in writing, and the Authority shall so confirm within a reasonable time following such request, whether any such debt is on terms consistent with terms that would reasonably be expected from a non-Affiliate lender acting in good faith. Notwithstanding anything herein to the contrary, except with respect to any such senior or subordinated bona fide debt incurred or committed on or prior to the Closing Date, all of which incurred or committed debt shall be deemed to be Qualified Debt (except to the extent excluded from Qualified Debt pursuant to clauses (A) or (B) above), Qualified Debt shall not include any new debt incurred or committed following the Closing Date (it being understood and agreed by the Parties that any capitalization of interest or accretion of principal or other committed increases on any debt incurred or committed on or prior to the Closing Date or any refinancing of any debt that has previously qualified as Qualified Debt up to the original principal amount thereof shall not constitute such new debt) that (together with the aggregate amount of Leasehold Mortgage Debt and any Qualified Debt after giving effect to the incurrence or commitment of any such new debt) exceeds 80% of the fair market value of the Lessee Interest set forth in an appraisal; provided that, in order for such new debt to qualify as Qualified Debt, such appraisal shall (x) be prepared at the Lessee’s expense by an independent third party appraiser described under “LMM Airport Facility Leasehold Value” and delivered to the Authority prior to the incurrence or commitment of such new debt, (y) be a written appraisal of the fair market value of the Lessee Interest as of the time of the incurrence or commitment of such new debt and (z) identify the extent to which such new debt (together with the aggregate amount of Leasehold Mortgage Debt and any Qualified Debt after giving effect to the incurrence or commitment of any such new debt) exceeds 80% of the fair market value of the Lessee Interest set forth in such appraisal at the time of incurrence or commitment of such new debt; provided that any capitalization of interest or accretion of principal or other committed increases on any debt set forth in such appraisal shall constitute Qualified Debt to the extent such debt constitutes Qualified Debt on the date such appraisal is given; and provided further that the Parties agree that notwithstanding the requirements of the foregoing sub-clauses (x), (y) and (z), the amount of the Leasehold Fee paid at the Closing shall be deemed to constitute the fair market value of the Lessee Interest for a period of 12 months after the Closing Date and, as such, no appraisal shall be required within such 12-month period.  The appraisal requirement in the preceding sentence shall not apply to any protective advances made by any provider of Qualified Debt or advances made by any provider of Qualified Debt to cure Lessee defaults under the agreements evidencing such Qualified Debt (regardless of whether entered into on or after the Closing Date) or other financing documents of such Qualified Debt.

“Qualified Employees” has the meaning ascribed thereto in Section 2.5(k)(ii).

“Qualifying Account Instrument” means either (i) an Account LC or (ii) a revolving working capital or liquidity facility that is available for drawing by the Lessee at any time, and from time to time, to pay operating expenses or debt service (as applicable) as it becomes due; provided that (A) the maturity of such revolving working capital or liquidity facility shall in no event be less than 12 months from the date of determination of the Opex Reserve Requirement or

Debt Service Reserve Requirement (as applicable), (B) such revolving working capital or liquidity facility shall have no conditions precedent to drawing other than (1) the non-occurrence of a payment default in respect of any Leasehold Mortgage Debt, (2) the non-acceleration of any Leasehold Mortgage Debt as a result of an event of default with respect thereto, (3) the non-occurrence of any of the events set forth in Sections 16.1(a)(v) or (vi) of this Agreement with respect to the Lessee or (4) other customary conditions precedent for a liquidity facility and (C) such revolving working capital or liquidity facility shall be provided by one or more financial institutions whose long-term senior unsecured indebtedness has obtained a rating of “BBB+” or better by Standard & Poor’s Ratings Services and an equivalent credit rating by another Rating Agency (or an equivalent credit rating from at least two nationally recognized Rating Agencies if the named Rating Agency ceases to publish ratings).

“Rating Agency” means any of Standard & Poor’s Rating Services, Moody’s Investors Service, Inc. or Fitch Investors Service, Inc. or any similar entity or any of their respective successors.

“Reasonable Efforts” means the taking of those commercially reasonable steps in the power of the relevant Person that are capable of producing the desired result, being steps which a reasonable person desiring to achieve such result would take; provided that, subject to the relevant Person’s other express obligations under this Agreement, the relevant Person shall not be required to expend any funds other than those funds (i) necessary to meet the reasonable costs reasonably incidental or ancillary to the steps to be taken by the relevant Person and (ii) the expenditure of which is not the obligation of another Person hereunder.

“Recitals” means the recitals of this Agreement.

“Release” means any unlawful spilling, leaking, emitting, discharging, disposing, depositing, leaching, escaping, dumping, pumping, emptying, injecting, pouring, or migration into or through the Environment.

“Replacement Letter of Credit” has the meaning ascribed thereto in Section 16.3(c).

“Reporting Year” means each calendar year during the Term, except that unless the Closing Date is the first day of January, the first Reporting Year shall be a partial year commencing on the Closing Date and ending on December 31st of such calendar year and the last Reporting Year shall be a partial Reporting Year commencing January 1st of such Reporting Year and ending on the End Date.

“Representative” means, with respect to any Person, any director, officer, employee, official, lender (or any agent or trustee acting on its behalf), partner, member, owner, agent, lawyer, accountant, auditor, professional advisor, consultant, engineer, Contractor, other Person for whom such Person is responsible at law or other representative of such Person and any professional advisor, consultant or engineer designated by such Person as its “Representative.”

“Required Coverages” has the meaning ascribed thereto in Section 13.1.

“Required Modification” has the meaning ascribed thereto in Section 5.2(a).

“Restoration”, “Restore”, or “Restoring” means, with respect to any casualty loss, destruction or damage of the LMM Airport Facility, to repair or rebuild the affected portions of the LMM Airport Facility in accordance with all Laws applicable at the time of the repair or rebuilding to restore them to at least the same condition in which they were before the occurrence of such casualty loss, destruction or damage.

“Restoration Funds” has the meaning ascribed thereto in Section 13.3(a).

“Re-Tender Costs” means any costs, expenses (including legal fees), Taxes, fees, charges, disbursements and other Losses that are incurred by the Authority (or to the best of the Authority’s knowledge after due inquiry, are expected to be paid or incurred by the Authority) in connection with any Re-Tender of the LMM Airport Facility.

“Re-Tender of the LMM Airport Facility” means (a) any process by which the Authority (i) requests tenders from any Person interested in entering into a concession, lease or other transaction in respect of the LMM Airport Facility, (ii) evaluates any response to such request from such Person or (iii) grants or enters into such concession, lease or other transaction with such Person, or (b) any financing, bonding or similar transaction undertaken by the Authority in respect of the LMM Airport Facility.

“Reversion Date” means the day immediately following the End Date.

“Secretary” means the U.S. Secretary of Transportation.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Signatory Airlines” has the meaning ascribed thereto in the Use Agreement.

“State” means any state in the United States of America or any possession or territory thereof.

“Statement of Estimated Liabilities” means a statement by the Authority setting forth (i) the relevant Lessee Default or other circumstances giving rise to its right to terminate this Agreement, (ii) all amounts that (A) are estimated to be due and payable by the Lessee to the Authority under this Agreement as of the date of such statement or (B) to the best of the Authority’s knowledge after due inquiry, are expected to become due and payable by the Lessee under this Agreement on or prior to the date that is 30 days after the date of such statement, (iii) to the extent not included in clause (ii) above, all other obligations of the Lessee under this Agreement known to the Authority that should have been, but have not been, performed as of the date of such statement and (iv) to the extent not included in clauses (ii) or (iii) above, all costs and expenses (including legal fees), Taxes, fees, charges and disbursements estimated to be paid or incurred by the Authority in connection with any Lessee Default, the termination of this Agreement, the recovery of possession from the Lessee, and the preparation, execution and delivery of the New Agreement and related agreements and the Statement of Estimated Liabilities that (A) are estimated to have been paid or incurred by the Authority as of the date of such statement or (B) to the best of the Authority’s knowledge after due inquiry, are expected to be paid or incurred by the Authority on or prior to the date that is 30 days after the date of such statement.

“Sworn Statement” means the sworn statement required by Act No. 458 of the Legislative Assembly of Puerto Rico enacted on December 29, 2000, as amended.

“Sworn Statement for Closing” means the sworn statement in the form of Schedule 8.

“Tax” means any federal, Commonwealth, State, municipal, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, permit fees, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, parking, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, levy, impost, duty, fee, withholding or similar imposition of any kind payable, levied, collected, withheld or assessed at any time, including any interest, surcharge, penalty or addition thereto, whether disputed or not.

“Term” means the term of the Lease referred to in Section 2.1.

“Term Year” means (i) if the Closing Date occurs on the first day of a calendar month, the 12-month period beginning on the Closing Date or (ii) if the Closing Date does not occur on the first day of a calendar month, the period from the Closing Date through the 12-month anniversary of the end of the calendar month in which the Closing Date occurred and, in either case of clause (i) or (ii), each succeeding 12-month period and in any case ending on the End Date.

“Termination Damages” means AA-Termination Damages, AD-Termination Damages or PIC-Termination Damages.

“Third Party Claim” means any Claim asserted against an Indemnified Party by any Person who is not a Party or an Affiliate of such a Party.

“Time of Closing” means 10:00 a.m. on the Closing Date or such other time on such date as the Authority and the Lessee may agree to in writing.

“Transaction” has the meaning ascribed thereto in Section 2.1.

“Transfer” means to sell, convey, assign, lease, sublease, mortgage, encumber, transfer or otherwise dispose of.

“Transferee” has the meaning ascribed thereto in Section 17.1(a).

“TSA” means the Transportation Security Administration created under the Aviation and Transportation Security Act, 49 U.S.C. § 40101 et seq., or any successor agency thereto.

“TSA-approved Airport Security Program” means the airport security program approved by TSA under 49 C.F.R. Part 1542 with respect to the LMM Airport Facility.

“Unamortized Leasehold Fee” means, as of the End Date, the amount equal to:

(i) the product of (A) the Leasehold Fee, multiplied by (B) the difference of (1) one less (2) the quotient of (I) the number of days elapsed from the Closing Date through and including the

End Date, divided by (II) 14,610 (plus such number of days as may be added to the Term in the event of an extension of the Term); plus

(ii) for each Annual Authority Payment actually paid by the Lessee, the product of (A) each such Annual Authority Payment actually paid by the Lessee, multiplied by (B) the difference of (1) one less (2) the quotient of (I) the number of days elapsed from the date that each such Annual Authority Payment was paid by the Lessee through and including the End Date, divided by (II) the difference of (x) 14,610 (plus such number of days as may be added to the Term in the event of an extension of the Term) less (y) the number of days that elapsed between the Closing Date through and including the date that each such Annual Authority Payment was paid by the Lessee; plus

(iii) if the Lessee paid the Authority compensation in connection with the Hotel Property pursuant to Section 3.19, the product of (A) such compensation paid by the Lessee to the Authority in accordance with Section 3.19 upon consummation of such transaction, multiplied by (B) the difference of (1) one less (2) the quotient of (I) the number of days elapsed from the date on which the notice of resolution of litigation was given by the Authority to the Lessee in accordance with Section 3.19(c) through and including the End Date, divided by (II) the number of days that would elapse from the date on which such notice was given through and including the 40th anniversary of the Closing Date (plus such number of days as may be added to the Term in the event of an extension of the Term); plus

(iv) if the Lessee paid the Authority compensation in connection with the Cargo Facility pursuant to Section 3.20, the product of (A) such compensation paid by the Lessee to the Authority in accordance with Section 3.20 upon consummation of such transaction, multiplied by (B) the difference of (1) one less (2) the quotient of (I) the number of days elapsed from the date on which the notice of resolution of litigation was given by the Authority to the Lessee in accordance with Section 3.20(c) through and including the End Date, divided by (II) the number of days that would elapse from the date on which such notice was given through and including the 40th anniversary of the Closing Date (plus such number of days as may be added to the Term in the event of an extension of the Term); plus

(v) if the Lessee paid the Authority compensation for the inclusion of the PRANG Property pursuant to Section 3.21, the product of (A) such compensation paid by the Lessee to the Authority for the inclusion of the PRANG Property upon consummation of such transaction (excluding any payments made periodically to the Authority after the consummation of the transaction with respect to the PRANG Property), multiplied by (B) the difference of (1) one less (2) the quotient of (I) the number of days elapsed from the date on which the transaction for the inclusion of the PRANG Property was consummated through and including the End Date, divided by (II) the number of days that would elapse from the date on which the transaction for the inclusion of the PRANG Property was consummated through and including the 40th anniversary of the Closing Date (plus such number of days as may be added to the Term in the event of an extension of the Term).

“U.S. Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Use Agreement” means the airport use agreement substantially in the form attached hereto as Schedule 3 (the “Use Agreement”) and any successor airport use agreement.

“Utility Systems” means gas, electricity, light, heat, power, telephone, water and other utilities and services used in the LMM Airport Facility Operations or supplied to the LMM Airport Facility during the Term.

Section 1.2                                             Number and Gender.  In this Agreement, terms defined in the singular have the corresponding plural meaning when used in the plural and vice versa and words in one gender include all genders.

Section 1.3                                             Headings.  The division of this Agreement into articles, sections and other subdivisions is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this Agreement.

Section 1.4                                             References to this Agreement.  The words “herein”, “hereby”, “hereof”, “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular portion of it.  The words “Article”, “Section”, “paragraph”, “sentence”, “clause” and “Schedule” mean and refer to the specified article, section, paragraph, sentence, clause or schedule of, or to, this Agreement.

Section 1.5                                             References to Agreements and Other Documents.  Unless specified otherwise, a reference to an agreement or other document is considered to be a reference to such agreement or other document (including any schedules or exhibits thereto) as it may be amended, modified or supplemented from time to time.

Section 1.6                                             References to Any Person.  A reference in this Agreement to any Person at any time refers to such Person’s permitted successors and assigns.

Section 1.7                                             Meaning of Including.  In this Agreement, the words “include”, “includes” or “including” mean “include without limitation”, “includes without limitation”, “including without limitation” and “including but not limited to”, respectively, and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

Section 1.8                                             Meaning of Discretion.  In this Agreement, unless otherwise qualified or limited, the word “discretion” with respect to any Person means the sole and absolute discretion of such Person.

Section 1.9                                             Meaning of Notice.  In this Agreement, the word “notice” means “written notice” unless specified otherwise.

Section 1.10                                      Meaning of Promptly.  In this Agreement, the word “promptly” means as soon as reasonably practicable in light of then-prevailing circumstances.

Section 1.11                                      Consents and Approvals.  Wherever the provisions of this Agreement require or provide for or permit an approval or consent by either Party, such approval or consent, and any request therefor, must be in writing (unless waived in writing by the other Party).

Section 1.12                                      Trade Meanings.  Unless otherwise defined herein, words or abbreviations that have well-known trade meanings are used herein in accordance with those meanings.

Section 1.13                                      Laws.  Unless specified otherwise, a reference to a Law is considered to be a reference to (a) such Law as it may be amended, modified or supplemented from time to time, (b) all regulations and rules pertaining to or promulgated pursuant to such Law, (c) the successor to the Law resulting from recodification or similar reorganizing of Laws and (d) all future Laws pertaining to the same or similar subject matter.  Nothing in this Agreement shall fetter or otherwise interfere with the right and authority of any Governmental Authority to enact, administer, apply and enforce any Law.  Except for Adverse Actions or if compensation or other relief is otherwise available or provided for pursuant to applicable Law or this Agreement, the Lessee shall not be entitled to claim or receive any compensation or other relief whatsoever as a result of the enactment, administration, application or enforcement of any Law by any Governmental Authority.

Section 1.14                                      Currency.  Unless specified otherwise, all statements of or references to dollar amounts or money in this Agreement are to the lawful currency of the United States of America.

Section 1.15                                      Accounting Principles.  All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with then generally accepted accounting principles in the United States of America, consistently applied.

Section 1.16                                      Time.

(a)                                 References to Specific Time.  Unless specified otherwise, all statements of or references to a specific time in this Agreement are to Atlantic Standard Time.

(b)                                 Period of Days.  For purposes of this Agreement, a period of days shall be deemed to begin on the first day after the event that began the period and to end at 5:00 p.m. on the last day of the period.  If, however, the last day of the period does not fall on a Business Day, the period shall be deemed to end at 5:00 p.m. on the next Business Day.

Section 1.17                                      Approvals, Consents and Performance by the Authority.

(a)                                 Procedures.  Wherever the provisions of this Agreement require or provide for or permit an approval or consent by the Authority of or to any action, Person, Document or other matter contemplated by this Agreement, the following provisions shall apply, as applicable: (i) such request for approval or consent must (A) contain or be accompanied by any documentation or information required for such approval or consent in reasonably sufficient detail, (B) clearly set forth the matter in respect of which such approval or consent is being sought, (C) form the sole subject matter of the correspondence containing such request for approval or consent and (D) state clearly that such approval or consent is being sought; (ii) such approval or consent shall not be unreasonably or arbitrarily withheld, conditioned or delayed (unless such provision provides that such approval or consent may be unreasonably or arbitrarily withheld, conditioned or delayed or that it may be given or provided at the discretion of the Authority); (iii) the Authority shall, within such time period set forth herein (or (A) if no time period is provided, within 45 days, subject to the Authority’s right to extend such period once for an additional 15 days or (B) in the event of an Airport Emergency, as promptly and reasonably practicable under the circumstances) after the giving of a notice by the Lessee requesting an approval or consent, advise the Lessee by notice either that it consents or approves or that it withholds its consent or approval, in which latter case it shall (unless such provision provides that such approval or consent may be unreasonably or arbitrarily withheld, conditioned or delayed or is subject to the discretion of the Authority) set forth, in reasonable detail, its reasons for withholding its consent or approval, which reasons may include the insufficiency, as determined by the Authority acting reasonably, of the information or documentation provided; (iv) if the responding notice mentioned in clause (iii) of this Section 1.17(a) indicates that the Authority does not approve or consent, the Lessee may take whatever steps may be necessary to satisfy the objections of the Authority set out in the responding notice and, thereupon, may submit a revised request for approval or consent from time to time and the provisions of this Section 1.17 shall again apply until such time as the approval or consent of the Authority is finally obtained; (v) if the disapproval or withholding of consent mentioned in clause (iv) of this Section 1.17(a) is subsequently determined pursuant to Article 19 to have been improperly withheld, conditioned or delayed by the Authority, such approval or consent shall, unless otherwise determined pursuant to Article 19, be deemed to have been given on the date on which such approval or consent was originally required; and (vi) for the avoidance of doubt, any dispute as to whether or not a consent or approval has been unreasonably withheld, conditioned or delayed shall be resolved in accordance with the provisions of Article 19.

(b)                                 Approved Documents.  Subject to the other provisions hereof, wherever in this Agreement an approval or consent is required with respect to any document, proposal, certificate, plan, drawing, specification, contract, agreement, budget, schedule, report or other written instrument whatsoever (a “Document”), following such Approval such Document shall not be amended, supplemented, replaced, revised, modified, altered or changed in any material respect without first obtaining a further Approval in accordance with the provisions of this Section 1.17.

ARTICLE 2
THE TRANSACTION; CLOSING; CONDITIONS PRECEDENT; COVENANTS

Section 2.1                                             Grant of Lease; Right to Sublease; Intent of the Parties; Allocation of the Leasehold Fee.

(a)                                 Upon the terms and subject to the conditions of this Agreement, effective at the Time of Closing, (i) the Lessee (A) shall pay the Authority the exact amount of $615,000,000 in cash (the “Leasehold Fee”), (B) agrees to pay the Annual Authority Payment described in Section 2.1(b) and (C) agrees to pay the Annual Authority Revenue Share described in Section 2.1(c) and (ii) the Authority shall and does hereby (A) grant the Lessee a lease free and clear of Encumbrances other than Permitted Authority Encumbrances, for and during the term (the “Term”) commencing as of the Time of Closing and expiring at 11:59 p.m. on the 40th anniversary of the Closing Date, unless terminated earlier or extended in accordance with the terms of this

Agreement, to operate, manage, maintain, improve, enhance, develop and rehabilitate the LMM Airport Facility for Airport Purposes and otherwise in accordance with and pursuant to this Agreement and (B) grant the Lessee the right to collect and retain all fees, charges and revenues in respect of the LMM Airport Facility, the LMM Airport Facility Assets and the LMM Airport Facility Contracts, including PFCs and Government Grants-in-Aid (the “Lease”).  In addition to the Lease granted hereby to the Lessee, the Authority hereby assigns, transfers and otherwise conveys to the Lessee each (and all) of the LMM Airport Facility Assets (provided that no cash received prior to the Time of Closing shall be assigned, transferred or otherwise conveyed to the Lessee, except for cash tendered as security deposits under the Assigned LMM Airport Facility Contracts and cash or cash equivalents on deposit or required to be deposited in the accounts holding the PFCs collected prior to the Closing Date in respect of PFC eligible projects) and the Assigned LMM Airport Facility Contracts (including any security deposits tendered to the Authority by the counterparties thereto), and the Lessee shall accept each such grant, assignment, transfer and conveyance (collectively, including the Lease, the “Transaction”).

(b)                                 On or before the last day of each of the first five full Reporting Years, the Lessee shall pay to the Authority, in cash, the exact amount of $2,500,000 (the “Annual Authority Payment”).  In the event that this Agreement is terminated prior to the end of the fifth full Reporting Year, the Annual Authority Payment in respect of the Reporting Year in which such termination occurs shall be pro-rated for the number of days elapsed in such Reporting Year prior to such termination and shall be due and shall be paid by the Lessee on the Reversion Date.  The payment of the Annual Authority Payment shall be senior and prior to the payment of any debt of the Lessee.

(c)                                  The Lessee shall pay to the Authority, in cash, an amount (the “Annual Authority Revenue Share”) equal to (i) for the sixth full Reporting Year through and including the thirtieth full Reporting Year, 5% of the gross Airport Revenues earned by the Lessee in such Reporting Year or (ii) for the thirty-first full Reporting Year and each succeeding Reporting Year, 10% of the gross Airport Revenues earned by the Lessee in such Reporting Year.  The Annual Authority Revenue Share for each Reporting Year is due and shall be paid by the Lessee within 30 days after the delivery of the audited annual financial report for such Reporting Year as required by Section 8.1(c)(ii).  Any Annual Authority Revenue Share in respect of the final Reporting Year shall be due and shall be paid by the Lessee within 90 days after the Reversion Date.  The payment of the Annual Authority Revenue Share shall be senior and prior to the payment of any debt of the Lessee.

(d)                                 As part of the Lease, the Authority grants the Lessee the right to sublease the non-aeronautical areas of the LMM Airport Facility as provided in this Agreement and collect and retain all fees, charges, payments and revenues in respect of such subleased facilities.  Pursuant to this right to sublease, the Authority, by the Time of Closing, shall cause all those LMM Airport Facility Contracts that are lease or concession agreements to include the Lessee as a party thereof or shall assign such LMM Airport Facility Contracts to the Lessee in order for the Lessee to have the right to collect and retain all fees, charges, payments and revenues in respect of such LMM Airport Facility Contracts.

(e)                                  It is the intent of the Parties that the Lessee shall have the right to use the LMM Airport Facility as provided in this Agreement as lessee and that the Authority in no way is assigning, transferring or otherwise conveying title of the LMM Airport Facility to the Lessee.

(f)                                   Prior to the Closing, the Leasehold Fee as allocated among the rights and interests described in Section 2.1(a), shall be set forth on an agreed Schedule to this Agreement.  For the avoidance of doubt, to the extent that an Assigned LMM Airport Facility Contract includes services to be provided to the Authority in connection with other facilities or assets of the Authority not being conveyed to the Lessee as part of the Lease, the Authority may partially assign such Assigned LMM Airport Facility Contract to the Lessee, and the Lessee shall accept such partial assignment, in accordance with the foregoing.

Section 2.2                                             Closing.

(a)                                 The closing of the Transaction (the “Closing”) shall take place on a Business Day not later than 180 days after the Bid Date (unless otherwise agreed in writing by the Authority and the Lessee with notice to the Signatory Airlines) (the “Outside Closing Date”) that is specified by the Lessee in a notice to the Authority and the Signatory Airlines not less than 10 Business Days prior to such Business Day; provided that the Closing shall not take place prior to the later of (i) the first Business Day that is 90 days after the Date of this Agreement and (ii) the date on which all Closing conditions shall have been satisfied or waived by the Party or Parties for the benefit of which such conditions are applicable (the “Closing Date”).  The Closing shall be held at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, or such other place agreed to in writing by the Authority and the Lessee, with notice to the Signatory Airlines.  At the Time of Closing, the Lessee shall deliver or cause to be delivered to the Authority same-day funds by wire transfer in the amount of the Leasehold Fee (less the amount of any Cash Deposit and any interest thereon withdrawn by the Authority pursuant to Section 2.3(c)) in full payment for the Lessee Interest, and upon receipt of such payment the Transaction shall be effective.  Upon receipt of the funds described in the preceding sentence, the Authority shall immediately cancel and return the Closing LOC in accordance with the Lessee’s instructions.

(b)                                 The Authority shall be entitled to all revenues with respect to the LMM Airport Facility and shall be responsible for all charges, costs and expenses with respect to Assumed Liabilities that shall have accrued as of 11:59 p.m. on the day immediately preceding the Closing Date.  If the Authority and the Lessee are unable to determine if any revenues or charges, costs and expenses with respect to the Assumed Liabilities actually accrued as of 11:59 p.m. on the day immediately preceding the Closing Date, such revenues, charges, costs and expenses shall be prorated between the Authority and the Lessee as of 11:59 p.m. on the day immediately preceding the Closing Date based upon the actual number of days in the month and a 365-day year.  Any amounts payable to or owed by the Authority pursuant to this Section 2.2(b) shall be added to or subtracted from the Leasehold Fee accordingly.  If final amounts cannot be determined at the Closing for any items contemplated by this Section 2.2(b), then the Authority and the Lessee shall allocate such items on a fair and equitable basis as soon as revenue statements, invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing Date.  The Authority and the Lessee shall have reasonable access to, and the right to inspect and audit, the other’s books to confirm such final determinations, subject to the terms and conditions set forth in Article 8 and Article 19.  Payment of any amount due under the final adjustment will be paid by the Lessee to the Authority or by the Authority to the Lessee (as applicable) within 30 days of agreement by the Authority and the Lessee of the final adjustment.  It is understood and agreed that the Authority shall, up to and including 11:59 p.m. on the day immediately preceding the Closing Date, be entitled to all of the cash or cash equivalents in or generated by the LMM Airport Facility (other than cash or cash equivalents on deposit or required to be deposited in the accounts holding the PFCs collected prior to the Closing Date in respect of PFC eligible projects and any security deposit under any Assigned LMM Airport Facility Contract).

Section 2.3                                             Deposit.

(a)                                 The Authority acknowledges receipt from the Lessee of cash (a “Cash Deposit”) or one or more Letters of Credit with a term of at least 180 days from the Date of this Agreement (the Closing LOC”), or a combination of the foregoing, in an aggregate amount equal to 5% of the Leasehold Fee as of the date hereof, to be held by the Authority for the sole purpose described in Section 2.3(b).  The Authority shall deposit any Cash Deposit with a Depositary, which shall invest such amount in Eligible Investments pending Closing. The Lessee may provide a combination of a Cash Deposit and Closing LOC to comply with the requirements of this Section 2.3(a), in which case the relevant provisions of this Agreement related to a Cash Deposit and to a Closing LOC, including the rights of the Parties related thereto, shall be construed to apply to both forms of security.

(b)                                 If the Authority terminates this Agreement pursuant to Section 2.4(d)(iv) because a condition set forth in Section 2.4(b) remains unsatisfied (unless such Section 2.4(b) condition remains unsatisfied solely because a condition set forth in Section 2.4(a) or Section 2.4(c) remains unsatisfied), then the Authority shall be entitled to (i) retain any Cash Deposit and all interest earned thereon and/or (ii) draw immediately without notice to the Lessee, the full amount of the Closing LOC upon presentation of a sight draft and a certificate confirming that the Authority has the right to draw under the Closing LOC in the amount of such sight draft, and the Authority shall be entitled to retain all of the proceeds of the Closing LOC, in either case, as the sole and exclusive remedy or right of the Authority against the Lessee hereunder for any cause of action arising under or relating to this Agreement or any document executed in connection herewith.  If this Agreement is terminated for any other reason, the Authority shall, within five days, return any Cash Deposit and all interest earned thereon and return the Closing LOC, if any, to the Lessee marked cancelled.  The right of the Authority to retain any Cash Deposit and all interest earned thereon or to draw the Closing LOC is intended to be, and shall constitute, liquidated damages and the exclusive remedy to compensate the Authority for the cost of foregoing alternative opportunities and for other costs incurred by the Authority in reliance on the Lessee’s agreement to enter into the transaction contemplated hereunder, and full retention of any Cash Deposit and all interest earned thereon and full payment of the entire draw on the Closing LOC to the Authority shall terminate all other rights and remedies of the Authority with respect to the Lessee.  The Parties acknowledge that the damages suffered by the Authority as a result of such termination would be impossible to ascertain and that the combined amount of any Cash Deposit and all interest earned thereon and the Closing LOC is a reasonable estimate thereof and is not intended as a penalty.

(c)                                  At Closing, upon satisfaction of the conditions set forth in Sections 2.4(a), (b) and (c), the Authority shall withdraw the Cash Deposit and all interest earned thereon as a credit against the Leasehold Fee.

Section 2.4                                             Conditions Precedent; Termination.

(a)                                 Conditions for the Benefit of the Lessee. The Lessee shall be obligated to consummate the Closing in accordance with the terms hereof only if each of the following conditions has been satisfied in full at or before the Time of Closing, unless waived in writing by the Lessee:

(i)                                     the representations and warranties of the Authority set forth in Section 9.1 shall be true and correct on and as of the Date of this Agreement and at and as of the Time of Closing with the same force and effect as if made at and as of such time and date except for (A) such representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date, and (B) failures of representations and warranties (other than the representation and warranty set forth in Section 9.1(o)) to be true or correct that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect (it being understood that, for purposes of determining whether such failures have not had and are not reasonably likely to have a Material Adverse Effect, all materiality qualifications and references to a Material Adverse Effect contained in such representations and warranties shall be disregarded);

(ii)                                  the Authority shall not be in material breach of any covenant on its part contained in this Agreement that is to be performed or complied with by the Authority at or prior to the Time of Closing, and the GDB shall not be in material breach of any covenant on its part contained in the GDB Payment Guaranty that is to be performed or complied with by the GDB at or prior to the Time of Closing; provided that the Authority or the GDB, as the case may be, shall have been given prompt notice of such breach and given a reasonable opportunity to cure such breach prior to the Closing Date (it being understood that the opportunity to cure such breach prior to the Closing Date may not extend beyond the Outside Closing Date);

(iii)                               the Authority shall have arranged for the deposit of funds from the Leasehold Fee or from other sources sufficient to provide for the payment, in full, of all obligations of the Authority payable from and secured in whole or in part by the LMM Airport Facility, the LMM Airport Facility Operations, the LMM Airport Facility Assets or the revenues generated at the LMM Airport Facility and outstanding at the Time of Closing in such a manner that such obligations shall be legally retired as of the Closing Date and no longer treated as outstanding under the documents under which such obligations were issued and are secured, and at the Closing, the Authority shall deliver to the Lessee a certificate executed by the Executive Director of the Authority certifying that any and all security interests and collateral securing any such obligations will be released in full as of the Time of Closing; and concurrently with such deposit, all such security interests and collateral shall have been released;

(iv)                              the Authority shall have delivered to the Lessee a legal opinion of (A) the Authority’s General Counsel, substantially in the form attached hereto as Schedule 9A and

(B) the GDB’s General Counsel, substantially in the form attached hereto as Schedule 9B, together with all factual certificates delivered with respect thereto;

(v)                                 the Authority shall have executed and delivered to the Lessee (A) the estoppel certificate contemplated by Section 10.2(b) and (B) the consent agreement contemplated by Section 18.1(l);

(vi)                              neither the Authority nor the Commonwealth nor any other Governmental Authority established under the Laws of the Commonwealth shall have enacted any legislation or ordinance or promulgated any rule or regulation or taken any action that would constitute an Adverse Action hereunder were such action to take place during the Term or that has resulted or (in the case of any pending review or proceeding, if adversely determined) could reasonably be expected to result in such Governmental Authority conditioning, restricting or prohibiting the consummation of the Transaction in a manner that would impose a material impairment on the Transaction or the rights of the Lessee hereunder or make the consummation of the Transaction illegal;

(vii)                           the Authority shall have duly filed this Agreement with the Office of the Comptroller of the Commonwealth pursuant to Act No. 18 of the Legislative Assembly of Puerto Rico enacted on October 30, 1975, as amended;

(viii)                        the Authority shall have duly filed the Partnership Committee Report with respect to this Agreement pursuant to Article 9(g)(ii) and (iii) of the Act;

(ix)                              the GDB shall have delivered on the Date of this Agreement the GDB Payment Guaranty in substantially the form attached hereto as Schedule 15 (the “GDB Payment Guaranty”);

(x)                                 all necessary Authorization, approvals and certifications with respect to the execution, delivery and performance by the Authority of the Agreement or the consummation of the Transaction shall have been obtained from the Board of Directors of the Authority and the Puerto Rico Public-Private Partnerships Authority and the Governor of the Commonwealth;

(xi)                              the Department of Treasury of the Commonwealth shall have delivered the closing agreement (the “Closing Agreement”) in substantially the form attached hereto as Schedule 11;

(xii)                           the Authority shall have disclosed to the Lessee any Excluded Liabilities arising under Environmental Laws (as described in Section 3.2(c)(vii)) of which the Authority has become aware since delivering the Phase I Environmental Site Assessment of the Airport to the Lessee;

(xiii)                        the Lessee shall have obtained: (A) a license to operate the parking facilities at the LMM Airport Facility from the Department of Consumer Affairs of Puerto Rico (“DACO”) and (B) an exemption for the duration of the Term from the application of DACO Regulation 6753 with respect to the maximum fees chargeable at the LMM Airport Facility’s parking facilities, pursuant to Section 8(E) of DACO Regulation 6753; and

(xiv)                       the Authority shall have delivered to the Lessee a certificate confirming that each of the conditions set forth in Sections 2.4(a)(i) through (xiii) has been satisfied in full by the Authority or the GDB, as the case may be, (except for any such condition that has been waived in writing by the Lessee) at or before the Time of Closing.

(b)                                 Conditions for the Benefit of the Authority. The Authority shall be obligated to consummate the Closing in accordance with the terms hereof only if each of the following conditions precedent has been satisfied in full at or before the Time of Closing, unless waived by the Authority:

(i)                                     the representations and warranties of the Lessee in Section 9.2 shall be true and correct on and as of the Date of this Agreement at and as of the Time of Closing with the same force and effect as if made at and as of such time and date except for (A) such representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date, and (B) failures of representations and warranties to be true or correct that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the ability of the Lessee to consummate the transactions contemplated hereby or perform its obligations hereunder (it being understood that, for purposes of determining whether such failures have not had and are not reasonably likely to have a material adverse effect on the ability of the Lessee to consummate the transactions contemplated hereby or perform its obligations hereunder, all materiality qualifications and references to a material adverse effect contained in such representations and warranties shall be disregarded);

(ii)                                  the Lessee shall not be in material breach of any covenant on its part contained in this Agreement that is to be performed or complied with by the Lessee at or prior to the Time of Closing; provided that the Lessee shall have been given prompt notice of such breach and given a reasonable opportunity to cure such breach prior to the Closing Date (it being understood that the opportunity to cure such breach prior to the Closing Date may not extend beyond the Outside Closing Date);

(iii)                               the Lessee shall have delivered to the Authority a legal opinion of counsel to the Lessee, substantially in the form attached hereto as Schedule 10;

(iv)                              the Lessee shall have delivered to the Authority (A) the evidence of insurance policies (which may be in the form of certificates of insurance) required to be delivered by the last sentence of Section 2.5(e), (B) an Officer’s Certificate certifying that the Lessee has a capitalization as of the Closing Date that includes equity that is equal to at least 20% of the Leasehold Fee and (C) Sworn Statement for Closing (duly notarized as of the Closing Date); and

(v)                                 the Lessee shall have delivered to the Authority a certificate confirming that each of the conditions set forth in Section 2.4(b)(i) through (iv) has been satisfied in full by the Lessee (except for any such condition that has been waived in writing by the Authority) at or before the Time of the Closing.

(c)                                  Conditions for the Benefit of Each of the Parties. The Authority and the Lessee shall each be obligated to consummate the Closing in accordance with the terms hereof only if each of the following conditions precedent has been satisfied in full at or before the Time of Closing, unless waived by each of the Authority and the Lessee, or otherwise required by Law:

(i)                                     there shall be no preliminary or permanent injunction or temporary restraining order or other order issued by a Governmental Authority of competent jurisdiction (provided that the Authority may not claim the benefit of this condition if such injunction or restraining order has been issued by the Authority or any agency thereof) or other legal restraint or prohibition enjoining or preventing the Transaction or preventing Airlines from serving the LMM Airport Facility;

(ii)                                  there shall be no action taken (including the pendency of any review or proceeding), or any Law enacted, entered, enforced or deemed applicable to the Transaction by any Governmental Authority of competent jurisdiction (provided that the Authority may not claim the benefit of this condition if such injunction or restraining order has been issued by the Authority or any Governmental Authority under the direction of the Authority) that, in any such case, has resulted or (in the case of any pending review or proceeding, if adversely determined) could reasonably be expected to result in such Governmental Authority conditioning or restricting the consummation of the Transaction in a manner that would impose a material impairment on the Transaction or make the consummation of the Transaction illegal;

(iii)                               all necessary material Authorizations, approvals and certifications with respect to this Agreement and the Transaction and the operation by the Lessee of the LMM Airport Facility in the manner contemplated hereby shall have been obtained from all relevant Governmental Authorities (other than as described in Section 2.4(a)(x)), including:

(A)                               all necessary approvals and exemptions by the FAA (which may be subject to or contingent upon the transfer of the leasehold interest to the Lessee and the deposit of operating funds by the Lessee) under the airport privatization pilot program pursuant to 49 U.S.C. § 47134 for the Lessee to receive all fees and revenues generated at the LMM Airport Facility, to charge fees as set forth in the Use Agreement, to receive and apply PFCs and Government Grants-In-Aid (including approvals of any amendments filed by the Authority with respect to existing FAA approvals necessary to permit the Lessee to charge and collect PFCs previously approved by the FAA (and not representing new PFC authority) in amounts sufficient to pay debt service on approximately $90,000,000 of indebtedness to be incurred by the Lessee to finance a portion of the Leasehold Fee contemplated to be applied by the Authority to retire an equivalent principal amount of previously approved PFC-supported debt issued to fund approved PFC-eligible projects), to transfer and assign all existing Government Grants-In-Aid and PFC approvals to the Lessee and for the Authority’s receipt and use for general Authority purposes of the Leasehold Fee, the Annual Authority Payment and the Annual Authority Revenue Share; and no objections shall have been raised in writing or at the public hearing held by the FAA that, in the judgment of either party, create a material possibility of a non-frivolous appeal from the final FAA order under 49 U.S.C. § 47134;

(B)                               the receipt by the Lessee from the FAA of a Part 139 Airport Operating Certificate and a Part 139 Airport Certification Manual;

(C)                               the approval by TSA of an Airport Security Program reflecting the Lessee as the airport operator having such TSA-approved Airport Security Program; and

(D)                               if the Authority has determined that the Transaction may result in control of LMM Airport Facility by foreign interests, the Lessee and the Authority shall have submitted a “Voluntary Notice of Transaction” under Section 721 of Title VII of the Defense Production Act of 1950, as amended (the “Exon-Florio Act”) and any of the following shall have occurred: (1) the Authority shall have received notice that a review has been completed and that either the Transaction is not a covered transaction under the Exon-Florio Act or there are no unresolved national security concerns; (2) the President or his designee shall have commenced an investigation and the Authority shall have received notice that such investigation has been completed and that either the Transaction is not a covered transaction under the Exon-Florio Act or there are no unresolved national security concerns; (3) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Transaction; or (4) the President or his designee shall have indicated that a mitigation agreement shall be required in order to resolve national security concerns and the Lessee and the Authority, after good faith efforts (including as required by Section 2.5(a)), are able to reach agreement with the President or his designee on the terms of a mitigation agreement acceptable to the Lessee and the Authority;

(iv)                              the prescription period specified in the Act for the commencement of any action challenging the validity of this Agreement shall have expired and no such action shall be pending;

(v)                                 the Parties shall have executed such documents as are necessary to enable the Lessee to record this Agreement in the Commonwealth Registry of Property;

(vi)                              the Use Agreement between the Authority, the Lessee and any Airline that is a subsidiary of AMR Corporation shall have been authorized to be executed and delivered by such Airline in accordance with all applicable Law and with the approval of the appropriate U.S. federal court having jurisdiction over such bankruptcy matters;

(vii)                           the Use Agreements (which, prior to the Bid Date, shall have been delivered into escrow by those Airlines that have previously executed a Use Agreement) shall have been duly executed and delivered by the Authority and the Lessee, and shall have become effective as of the Closing Date, and such agreements shall be sufficient in number to satisfy the condition set forth in Section 2.4(c)(iii)(A); and

(viii)                        those certain Transaction Implementation Agreements shall have been duly executed and delivered by, and shall remain in effect up to the Closing Date among the Authority and Signatory Airlines.

(d)                                 Termination. This Agreement may be terminated at any time prior to the Closing:

(i)                                     by the consent of both the Authority and the Lessee in a written instrument;

(ii)                                  by either the Authority or the Lessee, upon notice to the other Party, if (A) any Governmental Authority of competent jurisdiction (other than, with respect to the Authority, the Authority or any Governmental Authority under the direction of the Authority) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transaction or which would materially impair the Transaction or make the consummation of the Transaction illegal, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 2.4(d)(ii)(A) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, any order, decree, ruling or other action being imposed or becoming final and nonappealable, (B) any condition set forth in Section 2.4(c)(iii) remains unsatisfied as of the Time of Closing; provided, however, that the right to terminate this Agreement under this Section 2.4(d)(ii) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of such condition or conditions to be satisfied or (C) the Closing shall not have occurred as of 11:59 p.m. on the Outside Closing Date, unless such date is extended by mutual written agreement of the Lessee and the Authority (provided that the right to terminate this Agreement under this Section 2.4(d)(ii)(C) shall not be available to any Party whose actions or failure to act caused the Closing not to occur);

(iii)                               by the Lessee, upon notice to the Authority, if any condition set forth in Section 2.4(a) or Section 2.4(c) remains unsatisfied as of the Outside Closing Date; provided, however, that the Lessee shall not have the right to terminate this Agreement under this Section 2.4(d)(iii) if the Lessee’s failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of such condition or conditions to be satisfied;

(iv)                              by the Authority, upon notice to the Lessee, if any condition set forth in Section 2.4(b) or Section 2.4(c) remains unsatisfied as of the Outside Closing Date; provided, however, that the Authority shall not have the right to terminate this Agreement under this Section 2.4(d)(iv) if the Authority’s failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of such condition or conditions to be satisfied; or

(v)                                 by the Authority, upon notice to the Lessee, if any material casualty loss, destruction of or damage to any part of the LMM Airport Facility has occurred and such casualty loss, destruction or damage would permit the Lessee, before giving effect to Section 2.5(i)(iii)(A), to reduce the Leasehold Fee to an amount that is less than 85% of the Leasehold Fee specified in Section 2.1(a)(i)(A).

(e)                                  Effect of Termination.

(i)                                     In the event of termination of this Agreement by either the Authority or the Lessee as provided in Section 2.4(d), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Authority or the Lessee or their respective Representatives, except as set forth in Section 2.3(b), this Section 2.4(e) and Article 12 and subject to and in accordance with Article 19 and Article 20 and except that no Party shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement (subject to Section 2.3(b) in connection with the Authority’s termination of this Agreement pursuant to Section 2.4(d)(iv)).

(ii)                                  In the event that the Lessee terminates this Agreement pursuant to Section 2.4(d)(iii) because a condition set forth in Section 2.4(a) remains unsatisfied or pursuant to Section 2.4(d)(v), the Authority will compensate the Lessee for up to $8,000,000 of the actual documented and reasonable out-of-pocket costs and expenses incurred by the Lessee (or any Affiliate thereof) in connection with the transactions contemplated by this Agreement after the date on which the Authority publicly announced the selection of the Lessee as the winning bidder with respect to such transactions and in connection with its due diligence and preparation of a proposal to act as the Lessee under this Agreement but excluding the costs associated with the unwinding of any hedging arrangement entered into in connection with the prospective financing of the Leasehold Fee.

(iii)                               Any Cash Deposit and all interest earned thereon shall be retained or returned, and the Closing LOC shall be drawn upon or returned cancelled under the circumstances described in and in accordance with Section 2.3. In the event of termination other than by the Authority as described in Section 2.3, the Authority shall promptly return to the Lessee any Closing LOC marked “canceled” and any Cash Deposit and any interest earned thereon.

(f)                                   Change in Interest Rate. Using the 10-year, mid-market LIBOR swap rate in the “Money & Investing, Borrowing Benchmarks” section of The Wall Street Journal, from the close of business on the Business Day immediately prior to the Bid Date (as published on the Bid Date) through the close of business two Business Days prior to the Closing Date (as published on the Business Day immediately prior to the Closing Date), the amount of the Leasehold Fee will either be (i) decreased by 1/20 of 1% for every one basis point increase (above the first 25 basis points increase) in the 10-year, mid-market LIBOR swap rate or (ii) increased by 1/20 of 1% for every one basis point decrease (below the first 25 basis points decrease) in the 10-year, mid-market LIBOR swap rate.

Section 2.5                                             Covenants.

(a)                                 Cooperation. The Parties shall cooperate with each other in good faith in order to permit the Closing to be consummated on the Closing Date as described in this Section 2.5.

(b)                                 Reasonable Efforts. Each Party shall use all Reasonable Efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all requirements of Law that may be imposed on such Party to consummate the Transaction promptly and (ii) to obtain or transfer (and to cooperate with the other Party to obtain or transfer) any Consent or Authorization of any Governmental Authority or any other public or private third-party that is required to be obtained or made by such Party in connection with the consummation of the Transaction, including all Consents and Authorizations from the FAA and TSA with respect to the airport privatization process of the LMM Airport Facility pursuant to 49 U.S.C. § 47134 (including (y) the execution of all necessary approvals and exemptions for the Lessee to receive all revenues generated at the LMM Airport Facility and charge fees as set forth in the Use Agreement and for the Authority’s receipt and use for general Authority purposes of the Leasehold Fee, the Annual Authority Payments and the Annual Authority Revenue Share and (z) the receipt by the Lessee of a Part 139 Airport Operating Certificate and a TSA-approved Airport Security Program). The Parties shall promptly cooperate with and furnish information to the other Party at such other Party’s reasonable request in connection with any such efforts by, or requirement imposed upon, any of them in connection with the foregoing.

(c)                                  Injunctions. If any Governmental Authority of competent jurisdiction (other than the Authority) issues a preliminary or permanent injunction or temporary restraining order or other order before the Time of Closing that would prohibit or materially restrict, hinder or adversely affect the Closing, each Party shall use all Reasonable Efforts (unless the Authority or the Lessee terminates this Agreement pursuant to Section 2.4(d)(ii)) to have such injunction, decree or restraining order or other order dissolved or otherwise eliminated or to eliminate the condition that formed the basis for such injunction or order, in each case promptly and, in any event, prior to the Time of Closing. Subject to Section 2.4(e), any and all costs incurred by any Party pursuant to any action taken in accordance with this Section 2.5(c) shall be borne by the Party against whom such injunction, restraining order or other order has been entered or whose alleged action or inaction in violation of applicable Law is the basis for issuance of such injunction, restraining order or other order (except to the extent that such injunction or other order resulting from, in whole or in part, the actions, direction or instrument of the other Party, in which case such costs shall be borne by such other Party).

(d)                                 Operation of the LMM Airport Facility. From the Date of this Agreement up to the Time of Closing, the Authority shall (i) cause the LMM Airport Facility to be operated in the ordinary course in a manner consistent with past practice, (ii) use all Reasonable Efforts to preserve the goodwill of the LMM Airport Facility and to maintain good business relationships with the Airlines and others having business dealings with the Authority in connection with the LMM Airport Facility, (iii) maintain the LMM Airport Facility Assets in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted) and not dispose of or acquire the LMM Airport Facility Assets other than in the ordinary course of business, (iv) perform (or cause to be performed) in all material respects all of the Authority’s obligations under the LMM Airport Facility Contracts, (v) not enter into any material contracts relating to the LMM Airport Facility or the LMM Airport Facility Operations unless such contracts are terminable by the Lessee on the Closing Date (at no cost to the Lessee) or are approved or consented to in writing by the Lessee prior to the execution thereof, (vi) not incur any Encumbrances on the LMM Airport Facility (other than Permitted Authority Encumbrances) that are not satisfied by the Closing Date or retained by the Authority as an Excluded Liability after the Closing Date and (vii) cause the LMM Airport Facility to be operated in all material respects in accordance with all applicable Laws (except to the extent any non-compliance is being contested in good faith by appropriate proceedings), all with the purpose that the LMM Airport Facility as a going concern shall be unimpaired and leased to the Lessee at the Closing in a condition substantially similar to the condition as of the Date of this Agreement. Without limiting the foregoing, the Authority shall not terminate, assign, amend, modify or agree to a waiver of the terms of any material Assigned LMM Airport Facility Contract or any material Authorization related to the LMM Airport Facility after the Date of this Agreement and before the Time of Closing (or in the case of any material Assigned LMM Airport Facility Contract that has not been assigned or transferred to the Lessee as contemplated herein, before such assignment or transfer is completed) and shall not enter into any new contracts of a similar nature, in each case without the Lessee’s consent.

(e)                                  Policies of Insurance. The Authority shall cause all applicable policies of insurance maintained in respect of the LMM Airport Facility to be continued in full force and effect from the Date of this Agreement up to the Time of Closing. During the Term, the Lessee shall be responsible for maintaining insurance for the LMM Airport Facility in accordance with the terms of this Agreement.

(f)                                   Disclosure of Changes.

(i)                                     From the Date of this Agreement up to the Time of Closing, each Party shall promptly disclose to the other Party any matter which becomes known to it which is inconsistent in any material respect with any of such Party’s representations or warranties contained in Article 9. From the Date of this Agreement up to the Time of Closing, each Party shall use good faith efforts to promptly disclose to the other Party any matter which becomes known to it which is inconsistent in any material respect with the representations or warranties of the other Party contained in Article 9; provided that the failure of a Party to so notify the other Party shall not operate to foreclose any remedy otherwise available to the Party in accordance with this Agreement with respect to such inconsistency. No such disclosure shall be deemed to change any representation or warranty or cure any breach thereof or affect any inability to make such a representation or warranty for purposes of Section 2.4(a) or for any other purpose.

(ii)                                  From the Date of this Agreement up to the Time of Closing, the Authority may supplement or amend any schedule hereto, including one or more supplements or amendments to correct any matter that would constitute a breach of any representation or warranty contained herein. No such supplement or amendment shall be deemed to change any representation and warranty, cure any breach thereof or affect any inability to make such a representation and warranty for purposes of Section 2.4(a) or for any other purpose.

(g)                                  Access to Information. From the Date of this Agreement up to the Time of Closing, the Authority shall (i) give the Lessee and its Representatives reasonable access during normal business hours and on reasonable notice to (A) the LMM Airport Facility, subject to the Authority’s policies and regulations regarding safety and security and any other reasonable conditions imposed by the Authority and (B) employees and management personnel of the LMM Airport Facility, (ii) permit the Lessee and its Representatives to make such inspections of the LMM Airport Facility and such related documents and information as they may reasonably request and (iii) furnish the Lessee and its Representatives with such financial and operating data and other information (including, subject to satisfying the requirements of TSA in 49 C.F.R. Part 1520 and other applicable Governmental Authorities, sensitive security information) that is available with respect to the LMM Airport Facility as they may from time to time reasonably request. The Authority’s obligations in the preceding sentence are subject to all confidentiality obligations binding on the Authority with respect to any Person; provided that the Authority has disclosed to the Lessee the applicable agreement or other document in which such confidentiality obligations are set out in order to enable the Lessee to evaluate the materiality and significance of not disclosing the information that is subject to such confidentiality obligations. From the Date of this Agreement until the Closing Date, the Lessee shall hold and will cause its Representatives to hold in strict confidence all documents and information concerning the LMM Airport Facility to the extent and in accordance with the terms and conditions of the confidentiality agreement entered into prior to the Date of this Agreement governing the Authority and the Lessee as if such terms and conditions were fully restated herein; provided that to the extent that the terms and conditions of such confidentiality agreement conflict with the terms of this Agreement, the terms of this Agreement shall prevail (with terms and conditions of such confidentiality agreement becoming null and void at any time following the Closing Date). From the Closing Date and until the End Date, the Authority shall hold and will cause its Representatives to hold in strict confidence all documents and information concerning the LMM Airport Facility to the extent and in accordance with Section 8.2(b). After the Closing Date, the Lessee shall, at the request of the Authority, provide reasonable assistance with respect to claims or actions brought by third parties against the Authority or by the Authority against third parties based upon events or circumstances concerning the LMM Airport Facility and in that regard the Lessee shall (A) provide reasonable assistance in the collection of information or documents and (B) make the Lessee’s employees available when reasonably requested by the Authority.

(h)                                 Transition. From the Date of this Agreement up to the Time of Closing, the Parties shall cooperate with each other and with the Airlines to ensure the orderly transition of control, custody, operation, management, maintenance, improvement, enhancement, development and rehabilitation of the LMM Airport Facility at the Time of Closing. The Authority shall cooperate with and provide the Lessee with reasonable assistance in carrying out the Transition Plan (as defined in the Use Agreement). At the request of the Lessee, the Authority shall provide the Lessee, for up to six months following the Closing Date (which six-month period can be extended by the Lessee for up to an additional six months upon reasonable notice to the Authority), the services of the Authority Employees who do not become employees of the Lessee and remain employed by the Authority and the services of employees of the Authority who are assigned for such purpose. The Authority shall also provide, for up to 18 months following the Closing Date (which 18-month period may be extended by the Lessee for up to an additional six months upon reasonable notice to the Authority), administrative or operational informational technology systems and services (including relevant hardware, software, personnel and all operating manuals, guidelines and instructions) related to the operation of the LMM Airport Facility that were provided prior to the Closing Date by the Authority employees who were not LMM Airport Facility employees. The Lessee shall compensate the Authority for the provision of all such services in an amount equal to the Authority’s reasonable cost therefor, including pro rata employment costs and related reasonable expenses allocable to such employees, for the relevant period of time for services being rendered to the Lessee, which amount shall be billed to the Lessee as soon as reasonably practicable following the end of each month and shall be payable by the Lessee within 30 days of receipt of any such billing statement. Such services shall be provided upon such other reasonable terms and conditions as the Authority and the Lessee shall agree.

(i)                                     Casualty Loss Prior to Closing.

(i)                                     Restoration. If, following the Bid Date and prior to the Time of Closing, there has occurred any material casualty loss, destruction or damage to any part of the LMM Airport Facility and this Agreement has not been terminated under Section 2.4(d), then the Authority shall promptly and diligently Restore the affected portion of the LMM Airport Facility; provided that if the affected portion of the LMM Airport Facility cannot be Restored prior to the Closing Date, then the Authority shall make or cause to be made such Restoration as can reasonably be completed prior to the Closing Date (in a good and workmanlike manner, in accordance with any applicable Operating Standards and using Reasonable Efforts to minimize interference with the LMM Airport Facility Operations and further damage to the LMM Airport Facility) and assign all warranties and guarantees in respect of such Restoration to the Lessee on the Closing Date and, at the option of the Lessee, either (A) the Authority, prior to the Closing Date, shall provide to the Lessee a plan for the completion of such Restoration efforts by the Authority or its agents following the Time of Closing at the Authority’s sole expense and subject to the Lessee’s reasonable approval and shall then complete such Restoration in substantial accordance with such plan; provided that the Lessee may choose in its discretion to undertake such Restoration pursuant to such approved plan at the Authority’s sole cost and expense or (B) the Lessee shall Restore the remaining affected portion of the LMM Airport Facility in accordance with its own plan for the completion of such Restoration. Notwithstanding whether the Authority is required to complete the Restoration or the Lessee shall have elected to complete the Restoration as contemplated above, the Authority shall provide Leasehold Compensation to the Lessee during the period from the Closing Date until the Restoration is complete (which Leasehold Compensation, for the avoidance of doubt, may be provided by extending the Term in accordance with Section 15.1(c)(i)).

(ii)                                  Compensation. If the Lessee exercises its option to Restore the remaining affected portion of the LMM Airport Facility as described in Section 2.5(i)(i)(B), then (A) the Authority shall assign to the Lessee all available insurance and other proceeds payable by third-party insurers or other third parties to the Authority in respect of such casualty loss, destruction or damage and enforce (with the cooperation of the Lessee) all of its rights, remedies and privileges under any applicable insurance policies with third-party insurers any rights to recovery it may have against other third parties, whether at law, pursuant to contract or otherwise and (B) the Lessee shall have the right to reduce the Leasehold Fee to be paid at Closing by any expected deficiency between the amount of such insurance and the cost to the Lessee of Restoring the affected portion of the LMM Airport Facility, in each case as estimated by the Lessee.

(iii)                               Adjustments.

(A)                               In no event shall the Leasehold Fee be reduced in accordance with Section 2.5(i)(ii)(B) to an amount that is less than 85% of the Leasehold Fee specified in Section 2.1(a)(i)(A).

(B)                               In the event that the cost of Restoring the affected portion of the LMM Airport Facility pursuant to Section 2.5(i)(i)(B) is greater than the net amount of insurance proceeds received by the Lessee from the Authority therefor plus the amount deducted from the Leasehold Fee in accordance with Section 2.5(i)(ii), such event shall be a Compensation Event, and the Authority shall pay Leasehold Compensation to the Lessee in accordance with Section 15.1(b) with respect to any Restoration required to be undertaken pursuant to this Section 2.5(i).

(C)                               In the event that the cost of Restoring the affected portion of the LMM Airport Facility pursuant to Section 2.5(i)(i)(B) is less than the net amount of insurance proceeds received by the Lessee from the Authority therefor plus the amount deducted from the Leasehold Fee in accordance with Section 2.5(i)(ii), such excess shall be the property of the Authority and shall be paid by the Lessee to the Authority upon the Restoration of the affected portion of the LMM Airport Facility.

(j)                                    Airport Security Program.  The Lessee acknowledges and agrees that it is obligated under 49 C.F.R. Part 1542 to develop and have in effect the TSA-approved Airport Security Program as of the Closing Date.  The Lessee understands and agrees that the implementation, maintenance and operation of the LMM Airport Facility pursuant to the requirements of a TSA-approved Airport Security Program that complies with TSA’s security regulations is essential to the operation of the LMM Airport Facility.  The Authority shall cooperate with the Lessee and TSA (including by making relevant Authority personnel available) in connection with the preparation and approval process relating to the TSA-approved Airport Security Program.

(k)                                 Airport Employees.

(i)                                     Within 20 days after the Date of this Agreement, the Authority shall provide the Lessee with a list of the Authority Employees.  Prior to the Time of Closing, the Lessee shall use its Reasonable Efforts to interview all Authority Employees who apply to the Lessee for employment and to offer, on terms and conditions designated by the Lessee taking into account applicable Law, employment to commence following the Closing Date to such Authority Employees who, as determined by the Lessee, meet the Lessee’s stated requirements for employment; provided, however, that the Lessee shall have no obligation to offer employment to any such Authority Employee.  On the Closing Date, the Lessee shall deliver to the Authority a list of all Authority Employees hired by the Lessee or its affiliates as of the Time of Closing.

(ii)                                  With respect to any Authority Employee hired by the Lessee who, on the Closing Date, has 10 years or more of accumulated service under the Commonwealth Employee Retirement System (the “Commonwealth Retirement System”) and elects to continue participating in the Commonwealth Retirement System (each such Authority Employee, a “Qualified Employee”), the Lessee agrees to make the employer contributions that government employers are required to make pursuant to Sections 2-116, 3-105 and 4-113 of Act No. 447, approved by the Legislative Assembly of Puerto Rico on May 15, 1951, as amended, that would become due and payable after the Closing Date for all Qualified Employees hired by the Lessee.

(l)                                     Noticed Required by the Act.  The Authority shall have sent all notices required under the Act in sufficient time to have allowed the prescription period specified in the Act for the commencement of any action challenging the validity of this Agreement to have expired by the Time of Closing.

Section 2.6                                             Recordation of Lease.  At the Time of Closing, the Parties shall execute such documents as are necessary to enable the Lessee, at its expense, to record this Agreement in the appropriate Commonwealth Registry of Property (including a deed of elevation of this Agreement).  To the extent that changes are made to this Agreement with respect to the Term or other material matters, the Parties shall execute, deliver and record, at the Lessee’s expense, an amendment to the recorded Agreement reflecting such changes.  For the sole purposes of determining the fee payable in connection with the deed of elevation and the recordation of the Agreement pursuant to Article 2 of the P.R. Mortgage and Property Registry Law, the Parties agree that the Leasehold Fee, the Annual Authority Payments and the Annual Authority Revenue Share will be allocated to each year of the Term in the manner set forth in Schedule 16.

Section 2.7                                             Closing Deliveries.  At the Time of Closing, each Party shall execute and deliver all assets, agreements, bills of sale, assignments, endorsements, instruments, affidavits and documents as are reasonably necessary in the opinion of the other Party to effect the Transaction (and in form and substance that are reasonably satisfactory to such other Party).

Section 2.8                                             Intended Treatment for Federal Income Tax Purposes.  This Agreement is intended for United States federal income Tax purposes to be (a) with respect to the transfer of the LMM Airport Facility and the LMM Airport Facility Assets, (i) a sale to the Lessee of those portions of the LMM Airport Facility and the LMM Airport Facility Assets that are tangible property having useful lives of 40 years or less and (ii) a lease to the Lessee of the portions of the LMM Airport Facility and those LMM Airport Facility Assets that are tangible property having useful lives materially greater than 40 years and (b) with respect to the Lease, the acquisition by the Lessee of one or more Section 197 intangibles within the meaning of Section 197(d) of the U.S. Revenue Code.  The Parties agree, in the absence of a change of Law or final adverse determination by the Internal Revenue Service, to report the transactions contemplated herein consistently with the intentions expressed in this Section 2.8 for U.S. federal income tax purposes, to treat the Agreement consistently with such intentions and not to take any positions inconsistent with such treatment.

Section 2.9                                             Intended Treatment for Commonwealth Income Tax Purposes.  This Agreement is intended for Commonwealth income tax purposes to be considered an intangible asset acquired by purchase by the Lessee consisting of an exclusive lease and a contrato de alianza granting the right to administer and operate the LMM Airport Facility during the Term pursuant to the Act and amortizable under the provisions of Section 1033.07(a)(1)(D) of the New P.R. Revenue Code.  It is the intention that the Lessee shall be subject to the provisions of Article 12 of the Act and the Closing Agreement.

ARTICLE 3
TERMS OF THE LEASE

Section 3.1                                             Right to Operate; Present Condition.

(a)                                 Right to Operate.  The Authority agrees that, so long as no Lessee Default has occurred and is continuing hereunder, the Lessee shall, at all times during the Term, be entitled to and shall have the exclusive right to conduct LMM Airport Facility Operations and the rights and privileges granted to the Lessee hereunder, subject to the provisions contained in this Agreement.  The Authority and the Lessee acknowledge that the Lessee’s rights to use and operate the LMM Airport Facility as a public airport are subject to the right of the Authority, in accordance with the terms of this Agreement, to monitor compliance with this Agreement to ensure that the LMM Airport Facility is used and operated as required by this Agreement and Law.  The Authority shall, at its sole cost and expense and at all times during the Term, defend its title to the LMM Airport Facility and the rights granted to the Lessee hereunder, or any portion thereof, against any Person claiming any interest adverse to the Authority or the Lessee in the LMM Airport Facility, or any portion thereof, except where such adverse interest arises as a result of the act, omission, negligence, willful misconduct or violation of Law of the Lessee, its Affiliates or their respective Representatives.

(b)                                 Present Condition.  Subject to Section 2.5(i) and Section 3.2(c) and except as specifically set forth in Section 9.1, the Lessee understands, agrees and acknowledges that the Lessee (i) by the execution of this Agreement, agrees to accept the LMM Airport Facility “AS IS” at the Time of Closing (subject to the “Excluded Liabilities” and subject to the Authority’s obligation for Restoration under Section 2.5(i)) and (ii) has inspected the LMM Airport Facility and is aware of its condition and acknowledges that the Authority neither has made nor is making any representation or warranty, express or implied, regarding the condition of the LMM Airport Facility (or any part thereof) or its suitability for the Lessee’s proposed use.

Section 3.2                                             LMM Airport Facility Operations.

(a)                                 Use.  The Lessee and the Authority agree that a primary purpose and essential consideration of this Agreement is for the Authority to operate a public use airport in a safe and secure manner.  Except as otherwise specifically provided herein, the Lessee shall, at all times during the Term, (i) be responsible for all aspects of the LMM Airport Facility Operations and (ii) cause the LMM Airport Facility Operations to be performed in accordance with the provisions of this Agreement (including the Operating Standards), the Use Agreement and applicable Law (including maintaining compliance with 14 C.F.R. Part 139, 49 C.F.R. Parts 1520, 1540 and 1542 and 49 U.S.C. § 47134).  The LMM Airport Facility Operations will not be interrupted in the event that the Lessee becomes insolvent or seeks or becomes subject to any federal, Commonwealth or State bankruptcy, reorganization, insolvency, liquidation, or dissolution proceeding or any petition or similar law seeking the dissolution or reorganization of the Lessee or the appointment of a receiver, trustee, custodian, or liquidator for the Lessee or a substantial part of the Lessee’s property, assets, or business.

(b)                                 Costs and Expenses.  Except as otherwise specifically provided herein, the Lessee shall, at all times during the Term, pay or cause to be paid all costs and expenses relating to the LMM Airport Facility Operations as and when the same are due and payable; provided, however, that the Lessee shall not be responsible, and shall not be required to reimburse the Authority, for costs and expenses incurred by the Authority in connection with LMM Airport Facility Operations following the Closing, except as otherwise specifically provided herein.

(c)                                  Assumed Liabilities.  The Lessee agrees to assume and discharge or perform when due, all debts, liabilities and obligations whatsoever relating to the LMM Airport Facility or the LMM Airport Facility Operations to the extent arising out of or relating to, or based on actions occurring during the Term, but only to the extent such debts, liabilities or obligations do not arise from or relate to any breach by the Authority of any covenant, representation or warranty set forth in this Agreement (collectively, the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall not include, and the Authority shall perform or cause to be performed and discharge or cause to be discharged as and when due, any debts, liabilities and obligations, whether such debts, liabilities or obligations are initially charged to the Authority, the Lessee or any other Person, (i) with respect to the Authority’s obligations under this Agreement; (ii) arising out of the satisfaction of the conditions precedent set forth in Section 2.4(a) of this Agreement; (iii) arising out of LMM Airport Facility Operations prior to the Time of Closing (including any debts, liabilities or obligations in existence at the Time of Closing that are required to be paid or performed upon the consummation of the transactions contemplated hereby to occur at the Time of Closing); (iv) with respect to the employment of any Authority Employee hired by the Lessee if such debts, liabilities and obligations arise under employment or labor Law or under any contracts or arrangements with or regarding such Employee and relate to, or were otherwise incurred or accrued during, the time period prior to or at the Time of Closing (including obligations in respect of benefits that had accrued but had not vested in favor of such Employee prior to the Time of Closing), including any unfunded compensation or other benefits or any pension or retirement fund liabilities at the Time of Closing; (v) with respect to any claim made by any Authority Employee not hired by the Lessee arising under employment or labor Law (except if such claim arises from the act or omission of the Lessee); (vi) with respect to any LMM Airport Facility Contracts that are not assigned to the Lessee; (vii) under any Environmental Law arising out of or relating to (A) any Additional Lands required by any Required Modifications, (B) any Additional Lands required by any Agreed Modifications in accordance with the terms thereof or (C) the ownership, operation or condition of the LMM Airport Facility (including the LMM Airport Facility Assets) at any time prior to the Time of Closing, including any noncompliance with Environmental Law that existed at or prior to the Time of Closing and continued after the Time of Closing, or (D) any Hazardous Substance or other contaminant that was present or Released on or migrated or escaped from or was Released from the LMM Airport Facility (including the LMM Airport Facility Assets) or otherwise existed at any time prior to the Time of Closing (a “Pre-Existing Hazardous Substance”), to the extent the Release or condition is not exacerbated as a result of the Lessee’s negligent, unlawful or willful acts or omissions, including and subject to the preceding conditions:  (1) the full extent of any Release that began prior to the Time of Closing and continued after the Time of Closing, (2) any Release that occurs after the Time of Closing as a result of any Capital Project undertaken by the Lessee and (3) the proper disposal of any such Pre-Existing Hazardous Substances required as a result of any Capital Project undertaken by the Lessee, and including any environmental conditions existing prior to the Time of Closing, whether or not the manifestation of which occurs at or following the Time of Closing, in each case whether or not known by the Authority or the Lessee at the Time of Closing (including the conditions identified as recognized environmental conditions in the Phase I ESA Report of URS Caribe, LLP dated April 2012); (viii) arising out of the PRANG Property until such time, if ever, as the PRANG Property is included in the LMM Airport Facility in accordance with Section 3.21; (ix) arising out of the Hotel Property until such time, if ever, as the payment in respect of the Hotel Property is made by the Lessee as described in Section 3.19; (x) arising out of the Cargo Facility until such time, if ever, as the payment in respect of the Cargo Facility is made by the Lessee as described in Section 3.20; and (xi) arising prior to the Time of Closing out of (A) work in connection with any Airline Capital Improvement Project and (B) any contract assigned to the Lessee pursuant to Section 4.5 (collectively, the “Excluded Liabilities”).  Notwithstanding the foregoing, the Assumed Liabilities shall include any liabilities and obligations arising due to the Lessee’s failure to comply with established Engineering or Institutional Controls for such environmental conditions on the LMM Airport Facility; provided that, prior to having any obligation to comply therewith, the Lessee shall have (i) received written notice of such Engineering or Institutional Controls from the Authority and (ii) a reasonable period of time in which to implement such controls (which period shall not exceed 60 days unless such implementation reasonably requires a longer period, and the Lessee has demonstrated to the satisfaction of the Authority, acting reasonably, that it is proceeding with all due diligence during such period to implement such compliance); and provided further that the Lessee may submit any dispute with respect to such obligation to dispute resolution in accordance with Article 19.

(d)                                 Operating Agreements.  The Lessee may not enter into any Operating Agreement that extends beyond the Term unless (i) such agreement is assignable to the Authority and subject to a right by the Authority to terminate such agreement without penalty within three Business Days’ notice or (ii) the Authority consents to such Operating Agreement.

(e)                                  Business Plan.  The Lessee shall endeavor in good faith to implement its initial business plan, a copy of which is attached hereto as Schedule 14, subject to alterations thereto in light of changing conditions and the ongoing business judgment of the Lessee.  To the extent that the implementation of any part of the Lessee’s initial business plan (including as modified to reflect the alterations contemplated above) constitutes a Modification, the Authority and the Lessee shall be considered to have agreed to and approved such Modification, as if in accordance with Section 5.1, without further action (it being understood, however, that (x) the implementation of such Modification shall be subject to approval by the Airlines as required under and in accordance with Section 8.8 of the Use Agreement and (y) to the extent that any alterations to the initial business plan constitute Modifications, any such Modifications that are not consistent with the types of Modifications originally contemplated in the initial business plan and that are material shall be subject to Section 5.1.

Section 3.3                                             Lessee Responsibility.

(a)                                 The Lessee shall, at all times during the Term, (i) remain solely responsible for compliance with the Part 139 Airport Operating Certificate and (ii) be the sole holder of the Part 139 Airport Certification Manual.

(b)                                 The Lessee shall, at all times during the Term, be responsible for the LMM Airport Facility Operations in a manner consistent with the Operating Standards, the Use Agreement and all applicable requirements of Law, including the Part 139 Airport Operating Certificate, Part 139 Airport Certification Manual and the TSA-approved Airport Security Program.  The Lessee may, consistent with the operations plan under the Operating Standards and the provisions of the Part 139 Airport Operating Certificate and the TSA-approved Airport Security Program, enter into contracts or agreements with other parties (which may include Affiliates of the Lessee) to provide services in connection with the LMM Airport Facility Operations.  No contract or agreement of any kind between the Lessee and any other Person shall relieve the Lessee of its responsibility and liability for the performance of all of its obligations under this Agreement, the Part 139 Airport Operating Certificate and the TSA-approved Airport Security Program.  Further, no agreement or contract of any kind between the Lessee and any other Person shall affect the right of the Authority to exercise any remedies provided hereunder, including any right of access to the LMM Airport Facility in connection therewith, for the failure by the Lessee to carry out any of its obligations under this Agreement.

Section 3.4                                             FAA Airport Privatization Pilot Program.

(a)                                 FAA Airport Privatization Pilot Program.  The Lessee shall, at all times during the Term and (except as otherwise set forth herein or in the Use Agreement) at its sole cost and expense, observe and comply with, in all material respects, and cause the LMM Airport Facility Operations to comply with, in all material respects, all applicable Laws now existing or later in effect that are applicable to it or the LMM Airport Facility Operations with respect to the

FAA’s Airport Privatization Pilot Program pursuant to 49 U.S.C. § 47134, including by ensuring that:

(i)                                     the LMM Airport Facility will continue to be available for public use on reasonable terms and conditions and without unjust discrimination;

(ii)                                  the LMM Airport Facility Operations will not be interrupted in the event that the Lessee becomes insolvent or seeks or becomes subject to any federal, Commonwealth or State bankruptcy, reorganization, insolvency, liquidation, or dissolution proceeding or any petition or similar Law seeking the dissolution or reorganization of the Lessee or the appointment of a receiver, trustee, custodian, or liquidator for the Lessee or a substantial part of the Lessee’s property, assets, or business;

(iii)                               the Lessee will maintain, improve, and modernize the LMM Airport Facility through capital investments and will submit to the Secretary a plan for carrying out such maintenance, improvements, and modernization;

(iv)                              every fee of the LMM Airport Facility imposed on an air carrier on the day before the Closing will not increase faster than the rate of inflation unless a higher amount is approved by at least 65% of the Airlines serving the LMM Airport Facility and by Airlines whose aircraft landing at the LMM Airport Facility during the preceding calendar year had a total landed weight during the preceding calendar year of at least 65% of the total landed weight of all aircraft landing at the LMM Airport Facility during such year;

(v)                                 the percentage increase in fees imposed on general aviation aircraft at the LMM Airport Facility will not exceed the percentage increase in fees imposed on air carriers at the airport;

(vi)                              safety and security at the LMM Airport Facility will be maintained at the highest possible levels;

(vii)                           the adverse effects of noise from LMM Airport Facility Operations will be mitigated to the same extent as at a public airport;

(viii)                        any adverse effects on the Environment from LMM Airport Facility Operations will be mitigated to the same extent as at a public airport; and

(ix)                              any collective bargaining agreement that covers employees of the LMM Airport Facility and is in effect on the Date of this Agreement will not be abrogated by this Agreement.

The Lessee shall promptly notify the FAA, the Authority and the Airlines after receiving notice from a Governmental Authority that the Lessee may have violated any of the above. The Lessee shall promptly notify TSA after receiving notice from a Governmental Authority that the Lessee may have violated any Law relating to safety and security at the LMM Airport Facility. This Section 3.4(a) shall not be construed to allow the imposition of new or increased fees in excess of those provided under the Use Agreement.

(b)                                 Grant Agreements.  The Lessee hereby confirms its acceptance of all Grant Agreements, including the assurances contained therein.  The Lessee and the Authority agree that the Grant Agreements and the assurances required for the granting by the FAA of exemptions under 49 U.S.C. § 47134 create third-party beneficiary rights of the Secretary and the FAA and the Secretary of Homeland Security and TSA in this Agreement with respect to the LMM Airport Facility enforceable by the Secretary and the FAA in administrative or judicial legal proceedings.  Notwithstanding any other provision of this Agreement, and in accordance with the statutory objectives of 49 U.S.C. § 47134 and the regulations promulgated thereunder, the Secretary and the FAA are hereby granted all right, title and interest in, to and under this Agreement as third-party beneficiaries of the Lessee’s obligations with respect to those items set forth in Section 3.4(a) and the Grant Agreements in order to ensure that the statutory objectives of 49 U.S.C. § 47134 are satisfied.  The Authority agrees that it will carry out the terms of all Grant Agreements relating to property or activities that are not part of the LMM Airport Facility.

(c)                                  Authorizations.  The Lessee shall obtain, comply with, promptly renew and maintain in good standing all Authorizations necessary to perform its obligations hereunder; provided, however, that if (i) the Lessee is, at any time during the Term, required to obtain any Authorization from a Governmental Authority that the Authority was not required to obtain in connection with its operation of the LMM Airport Facility prior to the Time of Closing or (ii) any such Authorization can be obtained only by the Authority or some other Governmental Authority, then the Authority shall (x) use its Reasonable Efforts to assist the Lessee in obtaining such Authorization and (y) subject to Law, promptly deliver to the Lessee a copy of any notice, summons, letter or other communication in respect of any Authorization obtained, renewed or maintained in the Authority’s name following the Authority’s receipt thereof.  Nothing in this Agreement, including Section 2.1, shall be deemed to waive or modify any Authorization required to be obtained by the Lessee or any other Person in connection with the LMM Airport Facility, the LMM Airport Facility Operations or any activities generating revenues at the LMM Airport Facility.

(d)                                 Prohibition Against Exclusive Rights.  Nothing in this Agreement shall be construed to authorize the Lessee to grant an Airline the exclusive right to conduct an Air Transportation Business, and the Lessee shall have the right to grant to airlines other than the Signatory Airlines the privileges and right of conducting any or all activities of an aeronautical nature.

(e)                                  Subordination.  The Parties covenant and agree that this Agreement and any Leasehold Mortgage shall be subordinated to the provisions of any existing or future agreement or assurances between the Lessee and the United States federal government (including any such agreement or assurance between the Authority and the United States federal government that are assumed by the Lessee), the execution of which has been or will be required as a condition precedent to the granting of federal funds or the approval to impose or use PFCs for the development of the LMM Airport Facility.  The Authority further agrees that it shall not cause the Lessee to violate any assurances made by the Lessee to the federal government in connection with the granting of such federal funds or approvals.

(f)                                   Qualifications.  The Lessee shall, at all times during the Term, maintain in full force and effect its existence and all qualifications necessary to carry on its business pertaining to the LMM Airport Facility (including the Part 139 Airport Operating Certificate and TSA-approved Airport Security Program), the LMM Airport Facility Operations or any activities generating revenues at the LMM Airport Facility, including all rights, franchises, licenses, privileges and qualifications required in connection with the LMM Airport Facility Operations.  Nothing contained in the foregoing shall be deemed to prohibit or limit the Lessee from changing its organizational form or status (for example, a change from a limited liability company to a corporation or a limited partnership), subject to the terms of Section 17.1(a).

Section 3.5                                             No Encumbrances.

(a)                                 By the Lessee.  The Lessee shall not do any act or thing that will create any Encumbrance (other than a Permitted Lessee Encumbrance) against the LMM Airport Facility and shall promptly remove any such Encumbrance (other than a Permitted Lessee Encumbrance) against the LMM Airport Facility unless any such Encumbrance comes into existence as a result of an act or omission by the Authority, any other Governmental Authority or any Person claiming through the Authority or any other Governmental Authority, which in turn was not caused by an act or omission of the Lessee.  The Lessee shall not be deemed to be in default hereunder if the Lessee continuously, diligently and in good faith contests any such Encumbrance, or the validity thereof (or causes such contest), by appropriate legal proceedings that shall operate to prevent the foreclosure of any such Encumbrance; provided that the Lessee (i) has given advance notification to the Authority that it is the intent of the Lessee to contest the validity or collection thereof or cause such contest and (ii) has given a reasonably satisfactory indemnity to the Authority or has deposited with the Authority a Letter of Credit, surety bond consistent (as to form and credit quality of issuer) with the requirements set forth herein for Letters of Credit, cash or Eligible Investment reasonably satisfactory to the Authority in an amount equal to the amount of the claim or Encumbrance, plus such interest and penalties, court costs or other charges as the Authority may reasonably estimate to be payable by the Lessee at the conclusion of such contest or as is required to provide insurance over any potential Encumbrance; provided, however, that in the event such Letter of Credit, surety bond, cash or Eligible Investment shall be so deposited, the same shall be held until such claim or other Encumbrance shall have been released and discharged and shall thereupon be returned to the Lessee, less any amounts expended by the Authority, if any, to procure such release or discharge, or any loss, cost, damage, reasonable attorneys’ fees or expense incurred by the Authority, if any, by virtue of the contest of such Encumbrance.

(b)                                 By the Authority.  Neither the Authority nor any Governmental Authority of or in the Commonwealth shall do any act or thing that will create or permit to exist any Encumbrance (other than a Permitted Authority Encumbrance) against the LMM Airport Facility and shall promptly remove any Encumbrance (other than a Permitted Authority Encumbrance) against the LMM Airport Facility that came into existence as a result of an act of or omission by the Authority or a Person claiming through the Authority.  The Authority shall not be deemed to be in default hereunder if the Authority continuously, diligently and in good faith contests any such Encumbrance, or the validity thereof (or causes such contest), by appropriate legal proceedings that shall operate to prevent the foreclosure of any such Encumbrance; provided that the Authority (i) has given advance notification to the Lessee that it is the intent of the Authority to contest the validity or collection thereof or cause such contest and (ii) has given a reasonably satisfactory indemnity to the Lessee or has deposited with the Lessee a Letter of Credit, surety bond consistent (as to form and credit quality of issuer) with the requirements set forth herein for

Letters of Credit, cash or Eligible Investment reasonably satisfactory to the Lessee in an amount equal to the amount of the claim or Encumbrance, plus such interest and penalties, court costs or other charges as the Lessee may reasonably estimate to be payable by the Authority at the conclusion of such contest or as is required to provide insurance over any potential Encumbrance; provided, however, that in the event such Letter of Credit, surety bond, cash or Eligible Investment shall be so deposited, the same shall be held until such claim or other Encumbrance shall have been released and discharged and shall thereupon be returned to the Authority, less any amounts expended by the Lessee, if any, to procure such release or discharge, or any loss, cost, damage, reasonable attorneys’ fees or expense incurred by the Lessee, if any, by virtue of the contest of such Encumbrance.

(c)                                  Removal.  Each Party, at the reasonable request of the other Party, shall use its Reasonable Efforts to assist such other Party in attempting to remove any Encumbrance that has come into existence as a result of an act of or omission by such other Party (excluding Encumbrances permitted by Section 3.5(a) or (b)); provided that nothing herein shall obligate the Authority to waive, modify or otherwise limit or affect the enforcement by the Authority of any applicable Law with respect to the LMM Airport Facility or any activities generating revenues at the LMM Airport Facility and provided further that the costs and expenses incurred by any Party in connection with such efforts shall be borne by the Party whose act or omission has given rise to such Encumbrance.

Section 3.6                                             Single Purpose Covenants.  The Lessee shall, at all times during the Term, (a) be formed and organized solely for the purpose of owning the Lessee Interest and using, possessing, leasing, operating and otherwise dealing with the LMM Airport Facility (and carrying out any activities permitted pursuant to this Agreement (and any activities reasonably incidental thereto, including the financing thereof and of the Transaction)), (b) not engage in any business unrelated to clause (a) above, (c) not have any assets other than those related to its activities in accordance with clauses (a) and (b) above, (d) maintain its own separate books and records and its own accounts, in each case that are separate and apart from the books and records and accounts of any other Person; provided, however, that the Lessee’s assets may be included in a consolidated financial statement of a direct or indirect shareholder or other owner of a beneficial interest of the Lessee if inclusion on such consolidated financial statement is required to comply with the requirement of generally accepted accounting principles of the relevant jurisdiction, but only if (i) such consolidated financial statement shall be appropriately footnoted to the effect that the Lessee’s assets are owned by the Lessee and that they are being included on the consolidated financial statement of such shareholder or other owner of a beneficial interest only to comply with the requirements of generally accepted accounting principles of the relevant jurisdiction and (ii) such assets shall be listed on the Lessee’s own separate balance sheet, (e) hold itself out as being a Person, separate and apart from any other Person, (f) not commingle its funds or assets with those of any other Person, (g) conduct its own business in its own name independently and through its own authorized officers and agents, (h) except as noted in clause (d) above, maintain separate financial statements and file its own Tax returns (to the extent required by applicable Law), (i) pay its own debts and liabilities when they become due out of its own funds, (j) observe all corporate, limited partnership or limited liability company, as applicable, formalities and do all things necessary to preserve its existence, (k) have sufficient officers and personnel to run its business operations and to supervise its Contractors pursuant to one or more contractual arrangements, (l) pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations, (m) not guarantee or otherwise obligate itself with respect to the debts or obligations of any other Person, or hold out its credit as being available to satisfy the debts or obligations of any other Person, (n) not acquire obligations of or securities issued by its shareholders, partners or members, as applicable, (o) use separate stationery, invoices and checks bearing its own name, (p) except as expressly permitted hereby or by any Leasehold Mortgage or in connection with the ordinary course of business of the LMM Airport Facility, not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person, (q) correct any known misunderstanding regarding its separate identity, (r) maintain adequate capital in light of its contemplated business operations, (s) observe all customary organizational and operational formalities, including taking and maintaining of complete minutes of all member, manager, shareholder, board or similar meetings, (t)  maintain an arm’s length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis and pursuant to enforceable agreements and (u) have organizational documents which do not conflict with the requirements set forth in this Section 3.6.

Section 3.7                                             Rights of the Authority to Access and Perform Work at the LMM Airport Facility.

(a)                                 Reservation of Rights. The Authority (for itself and any of its Representatives and any other Governmental Authority of competent jurisdiction, as well as grantees, tenants, mortgagees, licensees and others claiming or acting by, through or under the Authority (each, an “Authority Related Entity”)) reserves the right and shall, at all times during the Term, have the right to enter the LMM Airport Facility and each and every part thereof in response to any event, circumstance or purpose described in this Section 3.7(a), subject to applicable Law and the Airport Security Program:

(i)                                     to inspect the LMM Airport Facility or determine whether or not the Lessee is in compliance with its obligations under this Agreement pursuant to Section 8.3;

(ii)                                  if a Lessee Default then exists, to make any necessary repairs to the LMM Airport Facility and perform any work therein and take any reasonable actions in connection therewith pursuant to Section 16.1(b)(v);

(iii)                               in the event of an actual or reported emergency, danger, threat, circumstance or event that is reasonably believed by the Authority or its designee (including relevant police, fire, emergency services, armed forces and any other security or emergency personnel in accordance with Section 3.17) to have caused (or to present the imminent potential to cause) injury to individuals, damage to property, or harm to the Environment or to public safety, to take, at such times as the Authority determines necessary in its discretion (or as directed by the FAA, TSA or other affected federal agency) and with notice to the Lessee if practicable under the circumstances, such actions as the Authority or such designee reasonably determines necessary (or as directed by the FAA, TSA or other affected federal agency) to respond to or to rectify such emergency, danger, threat, circumstance or event;

(iv)                              in the event of any circumstance or event that is reasonably believed by the Authority to have caused a material impairment to the continuous operation of the LMM Airport Facility as a public airport (and the Authority shall provide written notice to the Lessee of such event or circumstance as soon as is reasonably practicable after first becoming aware of such event or circumstance), and if the Authority in its discretion (or as directed by the FAA, TSA or other affected federal agency) reasonably determines that the Lessee is not then taking all necessary steps to respond to or to rectify such circumstance or event, to take, at such times as the Authority determines necessary in its discretion (or as directed by the FAA, TSA or other affected federal agency) and with notice to the Lessee if practicable under the circumstances, such actions as the Authority determines may be reasonably necessary (or as directed by the FAA, TSA or other affected federal agency) to respond to or to rectify such circumstance or event or to restore the operation of the LMM Airport Facility;

(v)                                 at its own cost and expense, to design, construct, operate, service, manage, maintain, repair, rehabilitate or replace any Affected Property;

(vi)                              at its own cost and expense, to use the LMM Airport Facility for all purposes not inconsistent with the rights granted to the Lessee in this Agreement;

(vii)                           at its own cost and expense, to (A) install, design, manage, maintain, inspect, repair and rehabilitate any existing or future utilities or similar services or safety measures related to such utilities or services (whether provided by the Authority or third parties) in, on, under, across, over or through the LMM Airport Facility (including water and sewer lines, power transmission lines, fiber optic cable, surveillance equipment and other communications and other equipment) (provided that the Authority shall not be required to compensate the Lessee with respect to the use of the LMM Airport Facility for such utilities, services or measurers unless they materially impair the Lessee’s use of the LMM Airport Facility for the LMM Airport Facility Operations and such impairment results in Losses or reduced revenues), (B) grant easements and rights on, over, under or within the LMM Airport Facility for the benefit of suppliers or owners of any such utilities, services or measures and (C) use the LMM Airport Facility in connection with any such installation, design, management, maintenance, repair or rehabilitation (provided that notwithstanding the foregoing clauses (A), (B) and (C), the Lessee shall have the right, but not the obligation, at all times during the Term, and subject to applicable Law, to install, design, manage, maintain, repair and rehabilitate utilities or other services for its own account (and, except as contemplated by the Use Agreement, not for lease, resale or service to third parties) to the extent that the said utilities or services are necessary or desirable for the LMM Airport Facility Operations);

(viii)                        at its own cost and expense, for the purposes described in Section 14 of Act No. 83 of the Legislative Assembly of Puerto Rico, enacted on May 2, 1941, as amended; and

(ix)                              at its own cost and expense (except as otherwise expressly set out in this Agreement) and solely in accordance with the terms hereof, to do any other act or thing that the Authority or any Authority Related Entity may be obligated to do or have a right to do under this Agreement and/or the Use Agreement.

In connection with any entry made pursuant to (x) Section 3.7(a)(i) and (ii), such right to be exercised at all reasonable times upon reasonable prior notice to the Lessee; (y) Section 3.7(a)(iii) and (iv), such right to be exercised at all reasonable time with notice to be provided as set forth in such subclauses (iii) and (iv), respectively; and (z) Section 3.7(a)(v) through (vii) and Section 3.7(a)(ix), such right to be exercised at all reasonable times with the Authority to request, with reasonable prior written notice, the Lessee’s consent to the exercise of such right.

In connection with any entry made pursuant to this Section 3.7(a), (aa) such right to enter the LMM Airport Facility shall not include any of the private business offices of the Lessee that may be located at the LMM Airport Facility; (bb) notwithstanding Sections 3.7(a)(v) through (ix), any cost or expense related to any exercise by the Authority of its rights under Section 3.7(a)(ii) shall be borne by the Parties according to Section 16.1(b)(v); (cc) the Authority (A) shall conduct all activities in connection therewith consistent with the TSA-approved Airport Security Program, (B) shall consult with TSA, as appropriate, if such entry is reasonably expected to adversely impact transportation security at the LMM Airport Facility (provided that if the Authority deems in its reasonable discretion that the emergency nature of the situation requiring such entry precludes it from consulting with TSA in advance, it will notify TSA as soon as reasonably practicable following such entry), (C) shall, and shall use its Reasonable Efforts to cause any Authority Related Entity effecting such entry or action to, use Reasonable Efforts to minimize interference with the LMM Airport Facility Operations (including security) and damage to the LMM Airport Facility in connection with any entry on the LMM Airport Facility and (D) pay to the Lessee the Leasehold Compensation, upon demand by the Lessee, resulting from any entry or action on the LMM Airport Facility that qualifies as a Compensation Event pursuant to the definition thereof or as a result of any liability or obligation of or to the Lessee under any Environmental Law directly caused by an entry or action with respect to the LMM Airport Facility or LMM Airport Facility Operations pursuant to this Section 3.7(a).

(b)                                 Access Rights.  The Authority, its Representatives and any Governmental Authority of or in the Commonwealth, during the progress of any work referred to in this Section 3.7, at no additional cost to the Authority, its Representatives or any Governmental Authority of or in the Commonwealth, shall have all necessary or appropriate access rights and may keep and store at the LMM Airport Facility all necessary or appropriate materials, tools, supplies, equipment, shed, mobile trailers and other vehicles, in a reasonably neat and orderly fashion, in material compliance with all Laws (including Environmental Laws) and the Operating Standards; provided that such access and storage shall not unreasonably interfere with the Lessee’s conduct of the LMM Airport Facility Operations.  The Lessee shall not have any liability for theft of or damage to such material and other items or with respect to any acts or omissions of the Authority, its Representatives or any Governmental Authority of or in the Commonwealth or any Person acting on behalf of any of them.  To the extent that the Authority or any Governmental Authority of or in the Commonwealth of any other Person on the Authority’s behalf undertakes works or repairs under this Section 3.7 or any other provision of this Agreement, such work or repairs shall be commenced and diligently completed in a good and workmanlike manner, in accordance with any applicable Operating Standards and in such a manner as not to materially interfere with the Lessee’s conduct of business in or use of such space to the extent reasonably possible without incurring any additional cost.

(c)                                  Effect of Reservation.  Any exercise or reservation of a right by the Authority and any of its Representatives to enter the LMM Airport Facility and to make or perform any repairs, alterations, Restoration or other work in, to or about the LMM Airport Facility that is the Lessee’s obligation pursuant to this Agreement, shall not be deemed to (i) impose any obligation on the Authority to do so, (ii) render the Authority liable to the Lessee or any other Person for the failure to do so or (iii) relieve the Lessee from any obligation to indemnify the Authority as otherwise provided in this Agreement.  Nothing in this Agreement shall impose any duty upon the part of the Authority to do any work required to be performed by the Lessee hereunder and performance of any such work by the Authority and any of its Representatives shall not constitute a waiver of the Lessee’s default in failing to perform the same.

Section 3.8                                             LMM Airport Facility Cash Reserves.  In accordance with and subject to any Leasehold Mortgage, the Lessee shall (subject to the penultimate sentence of this Section 3.8) at all times during the Term maintain reserves in an amount equal to at least (on any date of determination) (a) the total amount of debt payable (other than any principal amount of any debt payable within 12 months of the final maturity date of such debt) with respect to the LMM Airport Facility in the then-current Term Year (the “Debt Service Reserve Requirement”) and (b) 25% of the projected operating expenses for the LMM Airport Facility (excluding, for the avoidance of doubt, Annual Authority Revenue Share payments) for the then-current Term Year, as determined as of the commencement of such current Term Year (the “Opex Reserve Requirement”); provided that, if, at any time during the Term Year, changes to the Lessee’s projected operating expenses result in the Lessee maintaining an Opex Reserve Requirement that is 10% more than the amount of the Opex Reserve Requirement that would be required taking into account such changes, then the Lessee may adjust (the “Interim Adjustment”) the amount in reserve to conform to the Lessee’s then-current forecast; provided, further, that in no event will the Lessee be entitled to make more than two Interim Adjustments during any Term Year.  Such cash reserves may not be satisfied with accounts consisting of PFC collection.  The Debt Service Reserve Requirement and the Opex Reserve Requirement may be satisfied by cash (or cash equivalents or Eligible Investments) held by the Lessee for such purpose or by the undrawn available amount of any Qualifying Account Instrument.  The Lessee shall be entitled to use funds on deposit or available in respect of the cash reserves contemplated in this Section 3.8 for the purpose of funding any shortfalls in operating expenses or debt service, as applicable. Following the use of any such funds in the cash reserve for operating expenses, the Lessee shall be obligated to replenish the amount so utilized by the later of (i) the date on which it is required to deliver the compliance certificate noted in the immediately succeeding sentence and (ii) 60 days following any such utilization; and following the use of any such funds in the cash reserve for debt service, the Lessee shall be obligated to replenish the amount so utilized by the date that is six months following any such utilization.  To the extent that the Leasehold Mortgagee requires account reserves substantially similar to the Debt Service Reserve Requirement and Opex Reserve Requirement, such that the Debt Service Reserve Requirement and Opex Reserve Requirement are satisfied in all material respects by compliance with such Leasehold Mortgagee account reserve requirements, the Lessee shall be in compliance with the requirements of this Section 3.8 for so long as the Lessee continues to satisfy such Leasehold Mortgagee account reserve requirements.  The Lessee shall deliver to the Authority on the first Business Day of each quarter of each Term Year (or at such times as may be required by the Leasehold Mortgagee; provided that such Leasehold Mortgagee’s requirement is a quarterly requirement), and as otherwise requested by the Authority from time to time, an Officer’s Certificate in which the Lessee represents and warrants that it is in compliance with the requirements contemplated in this Section 3.8.

Section 3.9                                             Coordination.

(a)                                 Utility Coordination.  Subject to Section 3.7(a)(vii) and Section 3.9(c), the Lessee shall be responsible for coordinating or ensuring the coordination of all LMM Airport Facility Operations with utilities and Persons having service lines, pipelines, transmission lines and other equipment, cables, systems and other apparatus in, on, under, over or adjacent to the LMM Airport Facility.  The Lessee shall cause provision to be made for the removal or temporary or permanent relocation and restoration of utilities and other services and any lines, equipment, cables, systems and other apparatus that intersect, interfere with, interface with or otherwise affect the LMM Airport Facility Operations and shall arrange for temporary rights of entry and access to utilities and other services to be made available that are necessary in connection with the LMM Airport Facility Operations or as may exist under this Agreement or applicable Law, in each case at the sole cost and expense of such utilities or other Persons or the Lessee.  The Authority shall cooperate with the Lessee with respect to its obligations under this Section 3.9.

(b)                                 Affected Property Coordination.  The Lessee shall be responsible for coordinating or ensuring the coordination of all LMM Airport Facility Operations with Affected Property, but shall have no responsibility for such Affected Property.  The Authority shall cooperate with the Lessee with respect to its obligations under this Section 3.9(b).

(c)                                  No Interference.  The Parties understand and agree that (i) nothing in the foregoing Sections 3.9(a) and (b) is in any way intended to interfere with LMM Airport Facility Operations and (ii) the Authority shall cooperate with the Lessee in minimizing any effect that the obligations of the Lessee under this Section 3.9 may have on the LMM Airport Facility Operations and the revenues of the LMM Airport Facility.

Section 3.10                                      No Entry on Authority Property.  Except in the case of an emergency (and then only to the extent necessary to avoid injury or death to individuals or damage to property) and except for limited access necessary for the Lessee’s performance of its obligations hereunder or its compliance with applicable Laws that does not interfere with the Authority’s use or operation of such other properties in any material respect or otherwise except to the extent available for public use, the Lessee shall not enter upon any property of the Authority adjacent to, above, under or within the boundaries of the LMM Airport Facility, in connection with the LMM Airport Facility Operations without the prior Approval of the Authority.

Section 3.11                                      Payment of Taxes.

(a)                                 Payment of Taxes.  Except as otherwise provided herein, the Lessee shall pay when due all Taxes that are or become payable by the Lessee or that are required to be collected by the Lessee from other Persons in respect of periods during the Term in respect of the operations at, occupancy of or conduct of business, in each case of (or by) the Lessee, in or from the LMM Airport Facility and fixtures or personal property included in the LMM Airport Facility, other than as set forth below.  The Authority reserves the right, without being obligated to do so, to pay the amount of any such Taxes not timely paid by the Lessee, and the amount so paid by the Authority shall be due and payable by the Lessee promptly upon demand by the Authority.  The Lessee shall have the right to contest in good faith the validity or amount of any Taxes which it is responsible to pay under this Section 3.11; provided that (i) the Lessee has given prior notice to the Authority of each such contest, (ii) no contest by the Lessee may involve a reasonable possibility of forfeiture or sale of the LMM Airport Facility and (iii) upon the final determination of any contest by the Lessee, if the Lessee has not already done so, the Lessee shall pay the amount found to be due, if any, together with any costs, penalties and interest applicable thereto (if any).  If the Lessee is contesting in good faith the validity or amount of any Taxes in accordance with the immediately preceding sentence, the Authority shall not have the right to pay the amount of such Taxes until there is a final determination of such contest.

(b)                                 Exemption from Taxes.  The Authority covenants that during the Term the Lessee shall not be responsible for, and the Lessee and the LMM Airport Facility shall not be subject to, (i) any real property Tax imposed on or measured by the value of the LMM Airport Facility (including any LMM Airport Facility Assets deemed to be real property constituting part of the LMM Airport Facility) that is imposed by the Authority or any other Governmental Authority of the Commonwealth or that is imposed on the “owner” of the LMM Airport Facility (including relating to future expenditures for real property) or, (ii) sales and use tax imposed by the Commonwealth on the Leasehold Fee or any passenger charges (it being recognized that such a tax is not permitted by federal Law as of the Date of this Agreement), (iii) any personal property tax on personal property owned by the Authority and used by the Lessee exclusively in the LMM Airport Facility or in the operations conducted therein that is imposed by the Authority or any Governmental Authority of the Commonwealth. The Authority shall provide Leasehold Compensation to the Lessee resulting from any breach of the covenant set forth in this Section 3.11(b).

Section 3.12                                      Utilities.  The Lessee shall pay, or cause to be paid, when due all charges (including all applicable Taxes and fees) for the Utility Systems; provided that, in the event that the Lessee is unable to source utilities from third-party providers at a rate classification that is at least as favorable as that enjoyed by the Authority at other airports operated by the Authority in the Commonwealth, the Lessee shall have the right to receive Leasehold Compensation from the Authority in respect thereof.  Upon the reasonable request of the Authority, the Lessee shall forward to the Authority, within 30 days following the respective due dates, official receipts, photocopies thereof, or other evidence satisfactory to the Authority, acting reasonably, of the payment required to be made by the Lessee in accordance with this Section 3.12.  The Authority does not warrant that any utility services will be free from interruptions caused by war, insurrection, civil commotion, riots, acts of God, government action, terrorism, repairs, renewals, improvements, alterations, strikes, lockouts, picketing, whether legal or illegal, accidents, inability to obtain fuel or supplies or any other causes, and any such interruption of utility services shall never be deemed an Adverse Action or an eviction or disturbance of the Lessee’s use and possession of the LMM Airport Facility or any part thereof unless in such case caused by the Authority, or render the Authority liable to the Lessee for damages or, unless the same constitutes a Delay Event, relieve the Lessee from performance of the Lessee’s obligations under this Agreement.  The Authority shall maintain and preserve, for the length of the Term, all legal rights and easements in its possession related to utility services to the extent necessary for the Lessee to operate the LMM Airport Facility.

Section 3.13                                      Negotiations with Governmental Authorities.

(a)                                 Prior to entering into any agreement with any Governmental Authority in connection with the LMM Airport Facility Operations (a “Government Agreement”), the Lessee shall submit such Government Agreement for Approval by the Authority, which Approval may be withheld, delayed or otherwise conditioned in the discretion of the Authority in the case of Government Agreements that extend or could extend beyond the Term (unless such agreement is assignable and subject to a right by the Authority to terminate such agreement without penalty upon three Business Days’ notice or less, effective upon such extension) or pursuant to which the Authority may incur any liability whatsoever.  Notwithstanding the foregoing, if the absence of such Government Agreement may cause the Lessee or LMM Airport Facility Operations to fail to be in compliance with applicable Law or the terms of this Agreement, the Lessee may enter into such Government Agreement upon notice to the Authority; provided that the Lessee indemnifies the Authority for any Losses relating thereto.  If the Lessee wishes the Authority to be a party to a Government Agreement, in the place and stead of, or in addition to, the Lessee, then the Lessee must provide notice of the proposed terms of such Government Agreement to the Authority for the Authority’s Approval, which Approval will be in the Authority’s discretion, and all costs and expenses incurred by the Authority in connection with or related to such Government Agreement shall be borne by the Lessee.

(b)                                 The Authority shall use its Reasonable Efforts to cooperate with the Lessee in any negotiations with any Governmental Authority regarding any Government Agreements.  All reasonable out-of-pocket costs and expenses incurred by the Authority in connection with or related to such negotiations shall be borne by the Lessee.

Section 3.14                                      Notices of Defaults and Claims.  The Lessee or the Authority (the “Notifying Party”) shall promptly give notice to the other Party (a) if the Notifying Party becomes aware that it is in default of its obligations under this Agreement (including the Operating Standards), the Use Agreement, any material Assigned LMM Airport Facility Contract or any other Operating Agreement and (b) of all material claims, proceedings, disputes (including labor disputes) or litigation pertaining to the LMM Airport Facility, the LMM Airport Facility Operations or the Notifying Party (whether or not such claim, proceeding or litigation is covered by insurance) of which the Notifying Party has actual knowledge.  The Notifying Party’s notice shall provide all reasonable information requested by the Authority or the Lessee, as applicable, from time to time concerning the status of such default, claims, proceedings or litigation.  A copy of the notices provided pursuant to this Section 3.14 shall be given to each of the Leasehold Mortgagee, FAA Associate Administrator of Airports and TSA.

Section 3.15                                      Assignment of Operating Agreements and Plans.  At the request of the Authority, the Lessee shall collaterally assign, to the extent reasonably practicable, to the Authority, in form and substance satisfactory to the Authority, acting reasonably, all of the right, title and interest of the Lessee in, to and under all or any of the Operating Agreements and all present and future specifications, plans, software (including source code) to the extent that such software is subject to a non-exclusive license permitting collateral assignment, drawings, information and documentation in relation to the LMM Airport Facility Operations except to the extent that any of the foregoing involve proprietary information (the “Plans”) as collateral security to the Authority for the observance and performance by the Lessee of its covenants and obligations under this Agreement, to the extent so requested by the Authority and subject to the rights of the Leasehold Mortgagee.  The Lessee covenants that it shall use all Reasonable Efforts to cause all of the right, title and interest of the Lessee in, to and under all Operating Agreements and the Plans entered into or created after the Time of Closing to be collaterally assignable to the Authority for the purposes of this Section 3.15.  The Authority acknowledges that the Operating Agreements and the Plans may also be assigned as security to a Leasehold Mortgagee and that each of the Authority and such Leasehold Mortgagee shall be entitled to use the Operating Agreements or the Plans in enforcing their respective security as hereinafter provided.  The Authority agrees that it shall exercise any amendments or take any other actions necessary for the Lessee to exercise all of the Authority’s rights under the Operating Agreements, and the Authority shall transfer to the Lessee all security under any such Operating Agreements.  Without limiting the generality of the foregoing, but subject to the Authority’s assumption of liabilities under the Operating Agreements accruing after such time as the Authority exercises its rights under this Section 3.15 subject to Article 18, the Authority shall be entitled to use the Operating Agreements and the Plans in each of the following events: (a) if the Authority terminates this Agreement without a lease agreement being granted to the Leasehold Mortgagee or nominee thereof pursuant to the provisions of Article 18 and (b) if the Authority elects to use the Operating Agreements or the Plans to remedy a Lessee Default under this Agreement.  Notwithstanding the foregoing, in the event that the Leasehold Mortgagee has entered into possession or is diligently enforcing and continues to diligently enforce its security, whether by way of exercising the Lessee’s rights under this Agreement, the appointment of a receiver or receiver and manager, foreclosure or power of sale in accordance with Article 18, or otherwise, and is using or reasonably expects to be using the Operating Agreements or the Plans in respect of the LMM Airport Facility Operations, the Authority shall not be entitled to use the Operating Agreements or the Plans in enforcing its security, it being acknowledged that any assignment of the Operating Agreement or the Plans to a Leasehold Mortgagee shall have priority over any assignment of the Operating Agreements or the Plans to the Authority and the Authority shall cooperate with the Lessee and the Leasehold Mortgagee in connection with ensuring such priority, including that the Authority shall execute and deliver to the Leasehold Mortgagee an intercreditor and subordination agreement in form and substance satisfactory to such Leasehold Mortgagee, acting reasonably, acknowledging such priority.  The Lessee shall promptly deliver to the Authority, at the sole cost and expense of the Lessee, forthwith after completion or execution and delivery, a copy of each item of the Operating Agreements and the Plans.

Section 3.16                                      Name.

(a)                                 The name designated for the LMM Airport Facility is “Luis Muñoz Marín International Airport.”  The Lessee shall not have the right to (i) sell or lease any naming rights for the LMM Airport Facility, or any portion of the LMM Airport Facility, to any third-party or (ii) change the name of the LMM Airport Facility or to sell or lease naming rights for the LMM Airport Facility or any portion thereof without the prior Approval of the Authority, which Approval may be withheld, delayed or otherwise conditioned in the discretion of the Authority.

(b)                                 The Authority, in its discretion, shall have the right to change the name of the LMM Airport Facility, or any portion of the LMM Airport Facility (and to cause the Lessee to change, at the Authority’s expense, any signage on or at the LMM Airport Facility in connection therewith), at any time during the Term upon 90 days’ prior notice to the Lessee; provided, however, that the Authority shall grant a license of the name together with all related logos and marks to the Lessee upon terms substantially similar to those contained in Section 3.16(c); provided further that any change in the name of the LMM Airport Facility by the Authority in accordance with this Section 3.16 shall not result in a name of the LMM Airport Facility, or any portion of the LMM Airport Facility, being odious or offensive or otherwise likely to result in a negative association by the public.  The exercise of such right by the Authority shall not constitute an Adverse Action.  The Authority shall have the right to all proceeds and other consideration received in connection with any such name change and shall reimburse the Lessee for all out-of-pocket and documented costs and expenses reasonably incurred by the Lessee in connection with any such name change.

(c)                                  The Authority grants to the Lessee a non-exclusive, non-transferable (except pursuant to a Transfer permitted under Section 17.1), royalty-free license during the Term to use the name “Luis Muñoz Marín International Airport” together with all existing and future developed logos and marks (not including the Authority seal) used in connection with the LMM Airport Facility Operations, solely in connection with the performance of the Lessee’s obligations and exercise of rights under this Agreement.  The Lessee may grant sublicenses of the same to Contractors.

Section 3.17                                      Police, Fire and Emergency Services; Access Rights.

(a)                                 At all times during the Term, the Authority shall cause the LMM Airport Facility to be serviced by adequate police, perimeter security and firefighting, including law enforcement officer (LEO) support as required by federal security requirements (including increases required by the TSA or other federal agencies) and armed perimeter security and other law enforcement services, in each case at a level that satisfies the TSA-approved Airport Security Program.  The Lessee shall be obligated to utilize all such services and shall not take any actions that would in any way inhibit or restrict the Authority’s ability to provide such services.  Without limiting the generality of the foregoing, at all times during the Term, the Lessee shall be responsible for providing (or causing the provision of) all remaining security and emergency functions at the LMM Airport Facility in compliance with the TSA-approved Airport Security Program, including interior auxiliary security and access control functions.  For the avoidance of doubt, services of the type that are, as of the Bid Date, provided to the Authority by (i) St. James Security Services, Inc. pursuant to that certain Agreement, AP-09-10-5-041, dated as of August 14, 2009, and (ii) Kristal Ambulance Corp. pursuant to that certain Agreement, AP-11-12-5-029, dated as of September 1, 2011, are functions for which the Lessee has responsibility during the Term.  The Lessee acknowledges that the Authority’s personnel that provide police, perimeter security and/or firefighting to the LMM Airport Facility may provide other police, perimeter security and/or firefighting in the general vicinity of the LMM Airport Facility; provided that such other services do not unreasonably interfere with the level of police, perimeter security and/or fire fighting to be provided at the LMM Airport Facility.  Notwithstanding any other provision of this Agreement, and subject to all applicable FAA, TSA and other Governmental Authority requirements, the Lessee shall have the right to contract with the Commonwealth Police Department and private security and emergency service providers for enhanced levels of service.

(b)                                 Subject to Section 3.17(c), the Lessee shall reimburse the Authority for all costs and expenses reasonably incurred by the Authority during the Term related to the provision of all such police, perimeter security and firefighting (including employment costs and related overhead expenses allocable thereto, as reasonably determined by the Authority based on the time expended by the employees who render such services to the extent that such costs and expenses are not reimbursed to the Authority from a source other than the Lessee; provided that any such allocation of costs (direct and indirect) and related overhead expenses shall be in compliance with DOT/FAA “Policy and Procedures Concerning the Use of Airport Revenue”), including in the event of a fundamental change to the security conditions related to the LMM Airport Facility that requires the Authority in its reasonable discretion to increase the levels of such services at the LMM Airport Facility on an ongoing basis.  All expenses directly related to the provision of services by the Authority pursuant to Section 3.17(a) shall be the responsibility of the Lessee in accordance with the Use Agreement and subject to Section 3.17(c).  The Authority shall use its Reasonable Efforts to seek reimbursement for the costs and expenses of providing of such police, firefighting and perimeter security services that may be available from the TSA or another Governmental Authority.  The Lessee shall provide the Authority with all reasonable assistance as may be requested by the Authority in connection with the application for and administration of any reimbursement program referred to in the previous sentence.

(c)                                  Not less than 60 days prior to the beginning of each Term Year, the Lessee and the Authority shall agree on an annual budget for the police, perimeter security and/or firefighting to be provided with respect to the LMM Airport Facility for that upcoming Term Year, which will specify the level of services to be provided and the cost of such services (and any additional services that may be requested by the Lessee as contemplated herein).  The Authority’s costs and expenses for such services for the first Term Year, which shall be reimbursed by the Lessee, shall be $2,800,000.  If by the first day of any Term Year the Authority and the Lessee have been unable to reach agreement concerning such annual budget, then the annual budget in effect for the immediately prior Term Year, Adjusted for Inflation, shall continue to be in effect until such time as the Authority and the Lessee reach such agreement.  For the avoidance of doubt, if the Lessee pays any provider of such services (which are caused to be provided by the Authority in accordance with the Authority’s obligations hereunder) directly on behalf of the Authority, such amount shall be considered to have been reimbursed to the Authority for the purpose of this Section 3.17(c).

(d)                                 Notwithstanding any other provision of this Agreement, at all times during the Term and without notice or compensation to the Lessee (i) any police, perimeter security and fire and any other security or emergency personnel retained by or on behalf of the Authority (including the Commonwealth Police Department and Authority’s fire/rescue personnel) shall have access, as required by such services or personnel, to the LMM Airport Facility for the performance of their duties; (ii) the Authority shall have access to the LMM Airport Facility as necessary for the protection of public safety; and (iii) any Governmental Authority (including the TSA and the armed forces) with jurisdiction over the LMM Airport Facility shall have access to the LMM Airport Facility as necessary for emergency management and homeland security purposes, including the prevention of, practice drills for, or response to, a public safety emergency.  The Lessee shall cooperate with police, fire and emergency services and any other security or emergency personnel, including the armed forces, in respect of such emergency management and homeland security purposes.

(e)                                  Consistent with its responsibility to satisfy all applicable FAA and TSA requirements (including maintaining compliance with 14 C.F.R. Part 139 and the TSA-approved

Airport Security Program), the Lessee shall, at all times during the Term, on a 24-hour basis at the LMM Airport Facility maintain sufficient personnel who shall be qualified to respond to emergencies.  If, at any time during the Term, the Authority, in its discretion, determines that the Lessee is not satisfying its obligations under this Section 3.17(e), then the Authority may, at the cost of the Lessee, provide sufficient personnel at the LMM Airport Facility, in addition to those otherwise provided by the Authority and other Governmental Authorities hereunder, to respond to emergencies.  The Lessee shall be responsible for, and shall pay the costs of, any additional security measures implemented at the LMM Airport Facility at the request of any Governmental Authority pursuant to any adopted rule, regulation, standard, recommended practice or procedure.

Section 3.18                                      Other Actions by Governmental Authorities.  In the event that any Governmental Authority (other than the Authority or the Commonwealth (or any subdivision or agency of any of the foregoing)) proposes to take any action at any time during the Term (including or enacting any Law) and the effect of such action is reasonably expected (i) to be principally borne by the Lessee or private operators of Comparable Public Airports or Contratantes and (ii) to have a material adverse effect on the fair market value of the Lessee Interest, except where such action is in response to any act or omission on the part of the Lessee that is illegal (other than an act or omission rendered illegal by virtue of an Adverse Action or such action by any such other Governmental Authority), then at the request of the Lessee, the Authority shall use its Reasonable Efforts to oppose and challenge such action by any such other Governmental Authority; provided, however, that all reasonable out-of-pocket costs and expenses incurred by the Authority in connection with such opposition or challenge shall be borne by the Lessee and provided further that, except as expressly provided in Article 14, the Authority shall have no liability to the Lessee on account of the taking of any action by a Governmental Authority described in this Section 3.18.

Section 3.19                                      Hotel Operations and Litigation Pending Resolution.

(a)                                 From and after the Closing Date, the Authority shall retain responsibility for the litigation, ongoing as of the Closing Date, between the Authority and Hotel Airport, Inc. (the “Hotel Operator”) in connection with that certain Contract for Lease, dated as of March 27, 2003, as amended, by and between them for that certain property (the “Hotel Property”).

(b)                                 Until the final, unappealable resolution of such litigation and the making of the additional up-front payment by the Lessee in accordance with this Section 3.19, the Authority shall be responsible for costs and obligations of the Hotel Property and such Contract for Lease, shall retain the right to use or operate the Hotel Property (without paying compensation to the Lessee) and shall retain all revenues under such Contract for Lease or otherwise derived from the use of the Hotel Property.

(c)                                  Upon the final, unappealable resolution of the litigation between the Authority and the Hotel Operator, the result of which permits use of the Hotel Property by the Lessee, the Authority shall provide the Lessee with notice of the final, unappealable resolution of such litigation.  Within 60 days after receiving such notice, at the option of the Lessee, either (i) the Lessee shall make an additional up-front payment to the Authority, the amount of which shall be equal to the value of the availability of the Hotel Property for use by the Lessee for the then-remaining Term (as determined by mutual agreement of the Parties or, absent such agreement, in accordance with Section 3.19(d) or, if the Lessee elects, Article 19) or (ii) the Authority shall retain the right to use the Hotel Property, pursuant to which right the Authority shall pay no compensation to the Lessee, shall assume the costs and obligations of the Hotel Property, shall be entitled to retain all revenues from operations at and use of the Hotel Property and may contract with a third party to operate and use the Hotel Property; provided that use of the Hotel Property by the Authority or a third-party operator shall not materially interfere with the LMM Airport Facility Operations.  Any failure by the Authority to comply with its obligations under this Section 3.19(c) shall constitute a Compensation Event.

(d)                                 If the Parties are unable to agree upon the amount of additional up-front payment for the purposes described in Section 3.19(c), and the Lessee does not elect to determine the value in accordance with Article 19, the Lessee may (within the 60-day period described in Section 3.19(c)) offer to the Authority an amount of additional up-front payment for use of the Hotel Property by the Lessee for the then-remaining Term.

(i)                                     If the Lessee does not make such an offer, the Authority shall retain responsibility for the Hotel Property in accordance with Section 3.19(b) and may solicit bona fide offers from third parties for the use or operation of the Hotel Property, which the Authority may freely accept (and upon consummation of the transaction with such third party, the Authority and the third party, acting as agent of the Authority, shall retain responsibility for the Hotel Property in accordance with Section 3.19(b)).

(ii)                                  If the Lessee makes such an offer, the Authority shall either accept or reject such offer within 30 days of receipt thereof.  If the Authority rejects the Lessee’s offer, the Authority may solicit bona fide offers from third parties for the use or operation of the Hotel Property, which the Authority may accept (and upon consummation of the transaction with such third party, the Authority and the third party, acting as agent of the Authority, shall retain responsibility for the Hotel Property in accordance with Section 3.19(b)); provided that the Authority, before accepting such third-party offer, shall notify the Lessee of the third-party offer and provide the Lessee with an opportunity to match the third-party offer within 15 days of providing notice thereof, and the Authority shall accept the Lessee’s offer, if made, on the same terms as the third-party offer.  If the Authority does not receive a bona fide offer from a third party within 120 days after rejecting the Lessee’s offer, the Lessee shall renew its rejected offer, which the Authority shall accept.

Section 3.20                                      CAF Operations and Litigation Pending Resolution.

(a)                                 From and after the Closing Date, the Authority shall retain responsibility for the litigation, ongoing as of the Closing Date, between the Authority and Caribbean Airport Facilities, Inc. (“CAF”) in connection with that certain agreement, dated as of October 24, 1988, as amended, by and between them for that certain property (the “Cargo Facility”).

(b)                                 Until the final, unappealable resolution of such litigation or the receipt of unencumbered title to the Cargo Facility by the Authority and the making of the additional up-front payment by the Lessee in accordance with this Section 3.20, the Authority shall be responsible for costs and obligations of the Cargo Facility and such Contract for Lease, shall retain the right to use or operate the Cargo Facility (without paying compensation to the Lessee) and shall retain all revenues under such Contract for Lease or otherwise derived from the use of the Cargo Facility.

(c)                                  Upon the final, unappealable resolution of the litigation between the Authority and CAF or the receipt of unencumbered title to the Cargo Facility by the Authority, the result of which permits use of the Cargo Facility by the Lessee, the Authority shall provide the Lessee with notice of the final, unappealable resolution of such litigation.  Within 60 days after receiving such notice, at the option of the Lessee, either (i) the Lessee shall make an additional up-front payment to the Authority, the amount of which shall be equal to the value of the availability of the Cargo Facility for use by the Lessee for the then-remaining Term (as determined by mutual agreement of the Parties or, absent such agreement, in accordance with Section 3.20(d) or, if the Lessee elects, Article 19) or (ii) the Authority shall retain the right to use the Cargo Facility, pursuant to which right the Authority shall pay no compensation to the Lessee, shall assume the costs and obligations of the Cargo Facility, shall be entitled to retain all revenues from operations at and use of the Cargo Facility and may contract with a third party to operate and use the Cargo Facility; provided that use of the Cargo Facility by the Authority or a third-party operator shall not materially interfere with the LMM Airport Facility Operations.  Any failure by the Authority to comply with its obligations under this Section 3.20(c) shall constitute a Compensation Event.

(d)                                 If the Parties are unable to agree upon the amount of additional up-front payment for the purposes described in Section 3.20(c), and the Lessee does not elect to determine the value in accordance with Article 19, the Lessee may (within the 60-day period described in Section 3.20(c)) offer to the Authority an amount of additional up-front payment for use of the Cargo Facility by the Lessee for the then-remaining Term.

(i)                                     If the Lessee does not make such an offer, the Authority shall retain responsibility for the Cargo Facility in accordance with Section 3.20(b) and may solicit bona fide offers from third parties for the use or operation of the Cargo Facility, which the Authority may freely accept (and upon consummation of the transaction with such third party, the Authority and the third party, acting as agent of the Authority, shall retain responsibility for the Cargo Facility in accordance with Section 3.20(b)).

(ii)                                  If the Lessee makes such an offer, the Authority shall either accept or reject such offer within 30 days of receipt thereof.  If the Authority rejects the Lessee’s offer, the Authority may solicit bona fide offers from third parties for the use or operation of the Cargo Facility, which the Authority may accept (and upon consummation of the transaction with such third party, the Authority and the third party, acting as agent of the Authority, shall retain responsibility for the Cargo Facility in accordance with Section 3.20(b)); provided that the Authority, before accepting such third-party offer, shall notify the Lessee of the third-party offer and provide the Lessee with an opportunity to match the third-party offer within 15 days of providing notice thereof, and the Authority shall accept the Lessee’s offer, if made, on the same terms as the third-party offer.  If the Authority does not receive a bona fide offer from a third party within 120 days after rejecting the Lessee’s offer, the Lessee shall renew its rejected offer, which the Authority shall accept.

Section 3.21                                      Puerto Rico Air National Guard Property Option.  As of the Closing Date, the property (the “PRANG Property”) utilized by the Puerto Rico Air National Guard

(“PRANG”) pursuant to that certain Joint Use Agreement by and between the Authority and PRANG, dated as of December 11, 2002, as amended (the “PRANG Contract”), is excluded from the LMM Airport Facility.  At any time during the Term, the Authority may elect to enter into to negotiations with PRANG with respect to the relocation of PRANG to alternate facilities; it being understood that any relocation of PRANG to alternate facilities shall be subject to the consent of PRANG in accordance with the PRANG Contract.  The Authority shall give notice to the Lessee of such election, and the Lessee, at its option, may participate in such negotiations with the Authority and PRANG.  To the extent that PRANG is relocated to alternate facilities, the Lessee shall have the right to include the PRANG Property in the LMM Airport Facility in accordance with the terms of this Section 3.21.

(a)                                 The Authority shall provide the Lessee with notice of any agreement between PRANG and the Authority to relocate PRANG to alternate facilities.

(b)                                 The Lessee may, within 90 days following the Lessee’s receipt of notice from the Authority with respect to the PRANG Property, provide an offer to the Authority to include the PRANG Property in the LMM Airport Facility.  Such offer from the Lessee to the Authority shall include the amount of any compensation that the Lessee is prepared to pay to the Authority in respect of the inclusion of the PRANG Property and any other material terms and conditions related thereto.

(c)                                  Within 30 days after the Authority’s receipt of the offer from the Lessee pursuant to Section 3.21(b), the Authority shall either accept or reject the offer.

(i)                                     If the Authority accepts the Lessee’s offer, the parties shall cooperate with each other to consummate the transaction (and take all actions reasonably necessary to effect the same) within 30 days of such acceptance (or such other time period as the parties shall agree).

(ii)                                  If the Authority rejects the Lessee’s offer, the Authority may solicit other offers for a lease or concession for the PRANG Property from third parties.  If the Authority receives such a bona fide offer from a third party that the Authority is prepared to accept, and if such offer would provide less compensation to the Authority than the offer of the Lessee that was rejected by the Authority, then prior to the Authority accepting such offer, (i) the Authority shall notify the Lessee of the terms and conditions of such bona fide offer and (ii) the Lessee may, within 15 days following the Lessee receipt of such notice, elect to include the PRANG Property in the LMM Airport Facility (by notice to the Authority) at the same price and on the same terms and conditions as such bona fide offer.  If the Lessee so elects in accordance with the foregoing, the parties shall cooperate with each other to consummate the transaction (and take all actions reasonably necessary to effect the same) within 30 days of such election (or such other time period as the parties shall agree).

(d)                                 If the Lessee does not make an offer pursuant to Section 3.21(b) within the time allowed, the Authority may thereafter freely negotiate a lease or concession for the PRANG Property with third parties.

(e)                                  For the avoidance of doubt, (i) at the time the transaction for the inclusion of the PRANG Property in the LMM Airport Facility is consummated, the PRANG Property will be so included free and clear of all Encumbrances except for Permitted Authority Encumbrances and (ii) in the event that a transaction by which the PRANG Property is included in the LMM Airport Facility is not consummated in accordance with the foregoing, the Authority shall have the right to use the PRANG Property as the Authority may determine in its discretion; provided that such use (including as a result of a new third-party operator) shall not materially interfere with the LMM Airport Facility Operations.  Any failure by the Authority to comply with its obligations under this Section 3.21(e) shall constitute a Compensation Event.

Section 3.22                                      Other Aviation Services.  The Authority shall be required to provide Leasehold Compensation to the Lessee in accordance with Section 15.1 to the extent that the Authority or any other Governmental Authority established under the Laws of the Commonwealth or any other Person that is authorized by the Authority or any other Governmental Authority established under the Laws of the Commonwealth (including under any concession, lease or other similar arrangement) obtains an airport operating certificate under 14 C.F.R. Part 139 (or any successor regulation) that would authorize scheduled passenger commercial service at any airport located within the Commonwealth that did not as of the Date of this Agreement have such a 14 C.F.R. Part 139 Certificate (whether or not such airport existed as of the Date of this Agreement) (a) prior to the 20th anniversary of the Date of this Agreement at any airport located within the jurisdiction of the municipality of Ceiba or (b) prior to the 15th anniversary of the Date of this Agreement at any airport located in the Commonwealth outside the jurisdiction of the municipality of Ceiba.  Any such Leasehold Compensation shall be provided only to the extent that the Lessee reasonably demonstrates a decrease in net income as a result of such commercial scheduled passenger service subsequent to the issuance of the Part 139 operating certificate.  Scheduled passenger commercial service shall be defined to include services offered or operated by a U.S. or foreign air carrier that constitute a “scheduled operation” or a “public charter” as such terms are defined by 14 C.F.R. Sections 110.2 and 380.2 or in the relevant foreign equivalent regulations.  For the avoidance of doubt, no Leasehold Compensation shall be required under this Section 3.22 in respect of commercial aviation services to the extent that such services (i) represent an expansion of scheduled operations as defined by 14 C.F.R.  Section 110.2 at an airport that has a Part 139 certificate as of the date of this Agreement or (ii) consist of cargo aviation services.  Any Leasehold Compensation required under this Section 3.22 shall be paid by the Authority from revenues that do not include revenues from any airport other than the LMM Airport Facility.

ARTICLE 4
CAPITAL PROJECTS

Section 4.1                                             Lessee Responsibility for Capital Projects.  The Lessee’s capital improvement obligations shall comprise the capital improvement projects set forth on Schedule 13 (the “General Accelerated Upgrades”), the capital improvement projects required to be completed by the Lessee during the Term in accordance with the terms of this Agreement (including the Operating Standards) and the capital improvement projects required to be completed by the Lessee in accordance with the Use Agreement (including Section 6.1 of the Use Agreement).  The Lessee, with reasonable diligence, and at its sole cost and expense (except as other provided herein or in the Use Agreement), shall complete or cause the completion of all such capital improvement projects in a good and workmanlike manner in accordance with the terms of this Agreement and the Use Agreement.  Each General Accelerated Upgrade set forth on Schedule 13 shall be substantially completed by the Lessee on or before the deadline for completion set forth on Schedule 13.  The Authority at its option may cancel or postpone the commencement of any General Accelerated Upgrade by giving prior notice to the Lessee; provided that (i) to the extent that any notice of cancellation shall have been provided to the Lessee following the date on which the Lessee shall have incurred any liabilities or commitments with respect to such project, the Authority shall be required to provide Leasehold Compensation to the Lessee upon demand, the calculation of which shall, for the avoidance of doubt, take into account the Lessee’s out-of-pocket costs in connection therewith and any cost savings to the Lessee as a result of the cancellation of such project and (ii) the Authority shall provide Leasehold Compensation to the Lessee in connection with the cancellation or postponement of any such project.  The Authority shall consult with the Lessee prior to the postponement of any such projects concerning revised timing and scheduling for implementation and shall use its Reasonable Efforts to ensure that the revised schedule does not unduly interfere with the LMM Airport Facility Operations.  The Lessee shall not be in breach of this Section 4.1 for failure to substantially complete any General Accelerated Upgrade by the deadline for completion thereof as set forth on Schedule 13 if such failure is caused directly by (i) the postponement or cancellation of such project by the Authority in accordance with this Section 4.1 (unless such postponement, cancellation or failure is the result of a Lessee Default), (ii) the discovery of protected plant or animal species, human remains, archaeological, paleontological or cultural resources at or about the site of the lands required by any General Accelerated Upgrade or (iii) any action or omission of the Authority or the Commonwealth or any agency or instrumentality thereof.

Section 4.2                                             Authorizations Related to General Accelerated Upgrades.  The Lessee’s obligation to perform the General Accelerated Upgrades shall be subject to the terms and conditions of this Agreement and the Use Agreement and the timely issuance by the Authority or any other applicable Governmental Authority of any and all Authorizations with respect thereto without extraordinary expenses or conditions, and the Authority agrees not to withhold, condition or delay unreasonably the issuance of any such Authorizations issued by the Authority.  The Authority shall use its Reasonable Efforts to assist the Lessee in obtaining Authorizations from other applicable Governmental Authorities.  For the avoidance of doubt, the Authority hereby acknowledges that all Authorizations of the Authority otherwise required of the Authority for the Initial Capital Projects (as defined in the Use Agreement) and the General Accelerated Upgrades have been given by the Authority.

Section 4.3                                             Authority Responsibility for Affected Property.  The Authority shall maintain, repair and rehabilitate any existing or future roads, streets, sidewalks or bridges constituting any Affected Property under the jurisdiction of the Authority that provide direct access to or from the LMM Airport Facility in such a manner as to maintain reasonable public access to and from the LMM Airport Facility, in each case in a good and workmanlike manner, in accordance with any applicable Operating Standards and in such a manner as could not reasonably be expected to interfere with the LMM Airport Facility Operations.

Section 4.4                                             Condition of the LMM Airport Facility During Work.  The Authority acknowledges that the Lessee shall not be in default under the terms of this Agreement, including for failure to comply with the Operating Standards, in relation to the condition of portions of the LMM Airport Facility that are subject to the General Accelerated Upgrades or other capital improvement projects required to be completed by the Lessee in accordance with the terms of this Agreement and the Use Agreement, at any time during which work on any such project and the planning for such project is being undertaken by the Lessee; provided that (a) with respect to the General Accelerated Upgrades, the Lessee shall comply with the requirements of Schedule 13, (b) with respect to all projects, the Lessee shall comply with all obligations under the Operating Standards related to such projects, including the scope of work and construction documents Approved by the Authority for such projects and (c) the Lessee shall comply with all other terms of this Agreement and the Use Agreement, including the Lessee’s general maintenance obligations under the Operating Standards, related to the portions of the LMM Airport Facility subject to a General Accelerated Upgrade or other capital improvement project prior to the commencement of work on any such portion of the LMM Airport Facility.

Section 4.5                                             Airline Capital Improvement Contracts.  The Authority has entered into certain contracts with Airlines identified on Schedule 17 (the “Airline Capital Improvement Contracts”), which contracts obligate the Authority to undertake capital improvements as described therein (the “Airline Capital Improvement Projects”).  To the extent that the Authority has not completed any Airline Capital Improvement Project as the Time of Closing, the Lessee shall complete, as soon as practicable following the Closing Date, such uncompleted Airline Capital Improvement Projects.  To the extent that, as of the Time of Closing, the Authority has entered into any third-party contracts in respect of any uncompleted Airline Capital Improvement Projects, the Authority shall assign such third-party contracts to the Lessee.  As between the Parties, the Authority shall be responsible for any and all costs incurred by the Lessee in connection with the completion of any such uncompleted Airline Capital Improvement Projects (notwithstanding any agreements or terms set forth in the underlying applicable Airline Capital Improvement Contract).

ARTICLE 5
MODIFICATIONS

Section 5.1                                             Agreed Modifications.

(a)                                 Either the Authority or the Lessee may propose a Modification.  Promptly after any proposal of a Modification by the Authority or the Lessee, the Lessee shall prepare and deliver to the Authority a written statement setting forth (i) a description of the Modification and any services, obligations, rights or work related to the Modification, (ii) if applicable, a schedule for the implementation of the Modification, (iii) if applicable, a firm price for implementing the Modification and (iv) the impact the Modification would have on (A) LMM Airport Facility Operations, (B) related changes to the Operating Standards, if any, and increases or decreases to the forecasted cost of operation and maintenance of the LMM Airport Facility following completion of the Modification, (C) any requirement to acquire Additional Lands and (D) any other obligations of either Party under this Agreement related to the proposed Modification.  The costs of preparing such written statement shall be borne by the Party proposing the Modification.

(b)                                 If the Lessee proposes a Modification (i) for which the Lessee will bear the cost, (ii) that does not require (A) Additional Lands, (B) any contribution from the Authority or any other Governmental Authority established under the Laws of the Commonwealth or (C) any related changes to the Authority’s obligations under this Agreement and (iii) that does not produce revenue not otherwise permitted under applicable Law as of the Date of this Agreement, then, upon receipt by the Authority of the Lessee’s written statement of the Modification, the Lessee shall be entitled to implement the Modification, subject to the rights of the Airlines under the Use Agreement.

(c)                                  For all Modifications proposed by the Lessee not subject to Section 5.1(b), upon receipt by the Authority of the Lessee’s written statement of the Modification, and for all Modifications proposed by the Authority, the Authority and the Lessee will negotiate in good faith to determine the following, while having no obligation to agree with respect thereto: (i) the final scope of the Modification and any work related to the Modification, (ii) if applicable, the contribution to the cost of implementing the Modification to be made by each of the Authority and the Lessee, (iii) if applicable, the schedule for implementing the Modification, (iv) if applicable with respect to Modifications proposed by the Authority, the compensation for any decrease in fees, charges or revenues from the LMM Airport Facility projected to be incurred during the implementation of the Modification to be paid to the Lessee by the Authority, (v) any additional consideration or share of additional revenues (to the extent the Modification relates to revenues not otherwise permitted under applicable Law as of the Date of this Agreement) to be paid to the Authority following implementation of the Modification, (vi) related changes to the Operating Standards, if any, (vii) any requirement for the Authority to acquire Additional Lands and (viii) any other related changes in the Parties’ obligations under this Agreement (including any obligation to pay monies with respect to such Modification or any of the matters contemplated in this Section 5.1).

(d)                                 If the Parties agree on the terms of the Modification in accordance with Section 5.1(c), they shall memorialize their agreements in a written document (an “Agreed Modification”) that shall take effect when executed by the Parties or as otherwise agreed to by the Parties.  To the extent applicable, an Agreed Modification shall provide for the receipt of all necessary Authorizations by the Lessee and the acquisition of Additional Lands by the Authority as a condition precedent to the commencement of any such Modification.

Section 5.2                                             Required Modifications.

(a)                                 If the Authority and the Lessee cannot agree on the terms of a Modification proposed pursuant to Section 5.1, then the Authority shall have the right to require the Lessee to implement the Modification under terms set forth by the Authority, and the Authority shall provide the Lessee with Leasehold Compensation related thereto pursuant to Section 15.1(b) (a “Required Modification”); provided that the Lessee shall not be required to commence any work related to the Required Modification, until (i) the Authority has obtained the GDB’s consent to such Required Modification, (ii) the Authority has provided to the Lessee evidence reasonably satisfactory to the Lessee of the Authority’s ability to finance such Required Modification and, if the Lessee has requested the Authority to advance funds necessary to implement the Required Modification, the Lessee has received such funds from the Authority, (iii) the Lessee has obtained all Authorizations and the Authority has acquired all Additional Lands required to begin work on the Required Modification and the Lessee has no reason to believe that other required Authorizations that cannot be obtained until a later date will not be obtained when needed and (iii) the Lessee and the Authority have agreed to the terms of the Required Modification (including, as applicable, the amount of Leasehold Compensation payable pursuant to this Section 5.2(a) and any additional consideration or share of additional revenues to be paid to the Authority following implementation of such Required Modification), or if not, the terms of the Required Modification and the amount of such Leasehold Compensation payable pursuant to this Section 5.2(a) (or additional Leasehold Fee, Annual Authority Revenue Share or other share of additional revenues to be paid to the Authority) have been resolved pursuant to Article 19.  Any Leasehold Compensation provided pursuant to this Section 5.2 shall include any costs incurred by the Lessee in connection with the preparation of the written statement described in Section 5.1 and shall be payable pursuant to Section 15.1(b).

(b)                                 If a Compensation Event necessitates a Modification, the Parties shall first proceed under this Article 5 to attempt in good faith to negotiate an Agreed Modification that resolves the effects of the Compensation Event.  If the Parties are unable to agree on an Agreed Modification within 60 days (or such longer period of time as the Parties may agree) the Lessee shall be entitled to complete the necessary Modification and receive Leasehold Compensation and shall not be required to pay additional consideration or to provide any other compensation related thereto.

(c)                                  The Parties acknowledge that no Required Modification shall in any way interfere or prevent the Lessee from performing its duties and responsibilities as FAA sponsor at the LMM Airport Facility and from complying with the Part 139 Airport Operating Certificate.

Section 5.3                                             Implementation of Modifications.  The Lessee shall (a) ensure that any work or construction performed in connection with a Modification is performed in a good and workmanlike manner, (b) ensure the terms of an Agreed Modification or a Required Modification are diligently complied with and implemented in such manner that the costs and delays relating to a Modification are minimized and (c) conduct a competitive process, which shall be determined by the Lessee in its discretion, for the services of any Contractor to be engaged in connection with a Modification based on commercially reasonable criteria for contract award (including such Contractor’s technical qualifications, bid price and relevant experience).  Without limiting the generality of the foregoing, the Lessee shall comply with applicable Law, applicable codes, good industry practice and, to the extent not superseded by the terms of the relevant Agreed Modification or Required Modification, the provisions of the Operating Standards with respect to the manner in which Modifications are implemented.

Section 5.4                                             Acquisition or Condemnation by Authority of Additional Lands.

(a)                                 Pursuant to an Agreed Modification.  In the case of an Agreed Modification requiring acquisition of Additional Lands, the Authority shall take such actions as may be reasonably necessary to initiate and diligently pursue to completion the proceedings necessary for the acquisition or condemnation of such Additional Lands.  In such event, the costs and expenses, including all judgments and settlements in condemnation, all awards of compensation, costs and litigation expenses, all awards of damages, all costs incurred in prosecuting the condemnation action, including the cost of all legal and support services and the fees of all witnesses, shall be borne as provided in the related Agreed Modification; provided, however, that any payment by the Lessee of any of the costs or expenses in relation to such acquisition shall not, by itself, entitle the Lessee to any real property interest in the Additional Lands so acquired except as provided in Section 5.1(c).

(b)                                 Pursuant to a Required Modification.  In the case of a Required Modification pursuant to Section 5.2, the Authority shall take such actions as may be reasonably necessary to initiate and diligently pursue to completion the proceedings necessary for the acquisition or condemnation of Additional Lands for such Required Modification.  The Lessee’s obligation to implement any such Required Modification shall be subject to the prior completion of the proceedings described in the preceding sentence.  In such event, all costs and expenses in respect of such acquisition or condemnation of Additional Lands for such Required Modification, including all judgments and settlements in condemnation, all awards of compensation, costs and litigation expenses, all awards of damages, all costs incurred in prosecuting the condemnation action, including the cost of all legal and support services and the fees of all witnesses, shall be borne by the Authority.

(c)                                  Transfer.  Any lands acquired pursuant to this Section 5.4 shall be deemed to be part of the LMM Airport Facility subject to this Agreement.  In connection with the foregoing, the Lessee shall, and shall cause any Leasehold Mortgagee to, execute such instruments as may be reasonably requested or required by the Authority to give effect to the foregoing.  The applicable costs and expenses with respect to Additional Lands contemplated in this Section 5.4 shall be borne as provided in the related Agreed Modification and the applicable costs and expenses with respect to Additional Lands contemplated by Section 5.4(b) shall be borne by the Authority.

(d)                                 Pre-existing Environmental Conditions.  If a Party proposes a Modification that requires the acquisition of Additional Lands, that Party (or in the case of Required Modifications, the Authority) shall assume and discharge any liabilities and obligations whatsoever arising under any Environmental Law relating to the ownership, operation or condition of the Additional Lands and shall be responsible for any environmental conditions existing prior to the time of acquisition, whether or not the manifestation of which occurs following acquisition (including any Hazardous Substance or contaminant that was present or Released or migrated or escaped from or was Released from Additional Lands or otherwise existed at any time prior to the time of acquisition).  Notwithstanding the foregoing, in all circumstances, the Lessee shall comply with Engineering or Institutional Controls associated with such Additional Lands; provided that, prior to having any obligation to comply therewith, the Lessee shall have (i) received written notice of such Engineering or Institutional Controls from the Authority and (ii) a reasonable period of time in which to implement such controls (which period shall not exceed 60 days unless such implementation reasonably requires a longer period and the Lessee has demonstrated to the satisfaction of the Authority, acting reasonably, that it is proceeding with all due diligence during such period to implement such compliance); provided further that in the case of environmental conditions for which the Authority is responsible pursuant to the preceding sentence, prior to having any obligation to comply therewith, the Lessee shall have received notice of such Engineering or Institutional Controls from the Authority; and provided further that the Lessee may submit any dispute with respect to such obligation to dispute resolution in accordance with Article 19.  Notwithstanding any obligation to assume and discharge any liabilities arising under any Environmental Laws contained in this Section 5.4(d), to the extent the Lessee is obligated to assume such liabilities, the Lessee shall not acquire or be entitled to any real property interest in the Additional Lands associated with such liabilities, except as provided in Section 5.4(c).

(e)                                  NEPA and FAA Review.  It is acknowledged and agreed that the acquisition or condemnation of Additional Lands and the inclusion of Additional Lands in the LMM Airport Facility may be subject to review or approval in accordance with applicable Law, including the National Environmental Policy Act (42 U.S.C. § 4321 et seq.) and the policies and regulations of the FAA with respect to the Airport’s airport layout plan, and that the Parties’ obligations under this Section 5.4 are subject to such review and approval process.

ARTICLE 6
OPERATING STANDARDS

Section 6.1                                             Compliance with Operating Standards.  The Lessee shall, and shall cause the LMM Airport Facility Operations to, comply with and implement the Operating Standards in all material respects at all times during the Term (including any changes or modifications to the Operating Standards made pursuant to the terms of this Agreement or the Use Agreement); provided that the Lessee shall have a reasonable period of time (a) following the Closing Date to carry out changes to the operations of the LMM Airport Facility in order to cause the LMM Airport Facility to comply with the Operating Standards in effect as of the Closing Date, to the extent the LMM Airport Facility is not in compliance therewith as of the Closing Date (which period of time shall not exceed 180 days; provided that such 180-day period will be extended for a reasonable period of time for the Lessee to cure such noncompliance (i) if such noncompliance cannot be cured within 180 days, (ii) if such noncompliance is susceptible to a cure and (iii) for long as the Lessee is proceeding with diligence and in good faith to cure such noncompliance), and (b) from time to time to comply with the introduction of changes or modifications to the Operating Standards that are made in accordance with the terms of this Agreement and the Use Agreement (which period of time shall not exceed 90 days, except as otherwise may be provided in the revised Operating Standards; provided that such 90-day period will be extended for a reasonable period of time for the Lessee to cure such noncompliance (i) if such noncompliance cannot be cured within 90 days, (ii) if such noncompliance is susceptible to a cure and (iii) for long as the Lessee is proceeding with diligence and in good faith to cure such noncompliance).  The Authority and the Lessee acknowledge and agree that the Operating Standards shall be construed flexibly in light of their objectives.  The Lessee shall have in place procedures that are reasonably designed to achieve compliance with the Operating Standards.  The Operating Standards shall not be deemed to be violated by occasional, isolated acts or omissions, including any occasional, isolated failure to comply with specific requirements set forth therein.  Without limiting the generality of the foregoing, any non-recurring failure to meet specific time limits, durations or frequencies set forth in the Operating Standards shall not constitute a violation; provided that the Lessee is not deliberately violating or failing to comply with such requirements; and provided further that any such violation or failure is not inconsistent with procedures and immediate affirmative corrective steps that are reasonably designed to achieve, through the Lessee’s best efforts, compliance with the requirements set forth in the Operating Standards.  Except as specifically set forth in this Agreement or the Use Agreement (including the Operating Standards), the Lessee shall perform all work required to comply with and implement the Operating Standards (including the capital improvements described therein) as part of the LMM Airport Facility Operations and at its sole cost and expense.  To the extent that any term or provision of the Operating Standards conflicts with any term or provision otherwise specified in this Agreement, then such term or provision of this Agreement shall govern and shall supersede any such conflicting term or provision in the Operating Standards.  To the extent that any term or provision of the Operating Standards conflicts with any term or provision otherwise specified in either the Part 139 Airport Certification Manual (including any subsequently-issued amendments thereto as issued by the FAA) or the TSA-approved Airport Security Program (including any subsequently-issued requirements thereunder as issued by TSA), then such term or provision of the Part 139 Airport Certification Manual or the TSA-approved Airport Security Program, as applicable, shall govern and shall supersede any such conflicting term or provision in the Operating Standards.

Section 6.2                                             Modified Operating Standards.

(a)                                 The Authority shall have the right, at any time during the Term, to modify or change the Operating Standards upon reasonable notice to the Lessee to comply with any new Law or FAA or TSA directive or requirement applicable to the LMM Airport Facility, so long as such Law does not constitute an Adverse Action and such modification or change is permitted under the Use Agreement.  In the event that the Authority modifies or changes the Operating Standards in accordance with the immediately preceding sentence, the Lessee, at its cost and expense, shall perform all work required to implement such modification or changes and shall comply with all such modifications or changes and in no event shall the Lessee be excused from compliance with any such modification or change.  For the avoidance of doubt, the Lessee will have the right to challenge any modified Operating Standard pursuant to Article 19 on the basis that it does not meet the requirement set forth above.

(b)                                 The Authority shall have the right, at any time during the Term, to propose a change to the Operating Standards upon reasonable notice to the Lessee to conform the Operating Standards to standards or practices generally adopted at Comparable Public Airports.  Promptly upon receipt of such proposed change, the Lessee shall in good faith engage the Authority to determine whether such proposed change is necessary to satisfy the requirement set forth above.  If the Lessee does not agree that such proposed change is necessary to satisfy the requirement set forth above, the Lessee shall provide prompt written notice of such disagreement to the Authority.  Following the receipt by the Authority of such notice from the Lessee, the parties shall work together in good faith to resolve such disagreement, including by discussing alternative changes to the Operating Standards and examining the standards or practices generally adopted at Comparable Public Airports.  If the Lessee and the Authority are unable to resolve such disagreement, the matter may be submitted to dispute resolution under the provisions of Article 19.

(c)                                  If, during the Term, the Authority is of the opinion that a modification or change to the Operating Standards is necessary or desirable but such modification or change is not subject to Sections 6.2(a) or 6.2(b), the Authority may upon reasonable notice to the Lessee modify or change the Operating Standards, subject to obtaining prior authorization from the GDB; provided, however, that the Authority shall pay the Leasehold Compensation, if any, to the Lessee with respect thereto at the time such modification or change is implemented.  The Lessee shall perform all work required to implement and shall comply with all such modifications and changes, and in no event shall the Lessee be excused from compliance with any such modification or change.  The Authority shall have the right to undertake the work necessary to ensure implementation of and compliance with any modification or change to the Operating Standards if the Lessee fails to do so within a reasonable period of time; provided, however, that to the extent that such work is undertaken by the Authority, the Lessee shall pay to the Authority within 10 Business Days following demand therefor, or the Authority may offset from amounts owing to the Lessee in connection with such modification or change, the costs of the portion of the work performed in order to comply with the Operating Standards existing immediately prior to such modification or change, and the Authority shall be responsible only for the incremental costs of the additional work required in order to implement such proposed modification or change to the Operating Standards and, without duplication with the foregoing, the Leasehold Compensation with respect to such modification or change.

(d)                                 If the Lessee, at its cost and expense, wishes to modify the Operating Standards, the Lessee must obtain the Approval of the Authority and the approval of the Signatory Airlines in accordance with Section 3.4(d) of the Use Agreement (or the equivalent provision in any successor use agreement) in accordance with the following:

(i)                                     The Lessee shall submit the proposed modifications to the Authority for Approval and to the Signatory Airlines for approval in accordance with Section 3.4(d) of the Use Agreement (or the equivalent provision in any successor use agreement), together with an explanation of the Lessee’s rationale for making its proposal and all relevant supporting information, certificates, reports, studies, investigations and other materials as are necessary to demonstrate that the Lessee’s proposed modifications are reasonably designed to achieve the objectives of the applicable Operating Standards.  The Authority or a Signatory Airline may request any additional supporting information, certificates, reports, studies, investigations and other materials as are reasonably required to determine if the Lessee’s proposed modifications are reasonably designed to achieve the objectives of the applicable Operating Standards.

(ii)                                  Approval of the Lessee’s proposed modifications may be withheld, delayed or conditioned only if there is a reasonable basis to determine that the Lessee’s proposed operating standards are not reasonably designed to achieve the objectives of the applicable Operating Standards.  Until the modifications are approved by the Authority and the requisite number of Signatory Airlines in accordance with Section 3.4(d) of the Use Agreement (or the equivalent provision in any successor use agreement), the Lessee shall not implement the proposed modifications.  The Lessee’s proposed modifications shall be deemed incorporated into the Operating Standards upon approval by the Authority and the Signatory Airlines in accordance with the terms hereof.  If the Authority or the requisite number of Signatory Airlines refuses to approve any proposed modifications and the Lessee disagrees with such refusal, the Lessee may submit the matter to dispute resolution under the provisions of Article 11 of the Use Agreement (or the equivalent provision in any successor use agreement).

(iii)                               Notwithstanding anything to the contrary, neither the Authority nor a Signatory Airline may withhold, delay or condition the approval of any proposed modification to the Operating Standards if the Lessee reasonably believes that such proposed modification is necessary to comply with the Part 139 Airport Operating Certificate, the TSA-approved Airport Security Program or any other requirements of Law or FAA or TSA directive or requirement; provided that the Authority and the Signatory Airlines each reserves the right to contest any such proposed modification, including by seeking FAA or TSA guidance or interpretation to the extent that the Authority or Signatory Airline reasonably believes that such proposed modification is not reasonably designed to achieve the objective of compliance with either the Part 139 Airport

Operating Certificate, the TSA-approved Airport Security Program or other requirement of Law.  Any such contest shall be asserted by the Authority or the Signatory Airline, as appropriate, by giving the Lessee prompt notice thereof in accordance with Section 3.4(d) of the Use Agreement (or the equivalent provision in any successor use agreement).  Following the receipt by the Lessee of such notice, the Lessee and the Authority or Signatory Airline, as appropriate, shall work together in good faith to resolve such contest, including by working with the FAA or the TSA, as appropriate.  If the Lessee and the Authority or Signatory Airline, as appropriate, are unable to resolve such contest, the matter may be submitted to dispute resolution under the provisions of Article 11 of the Use Agreement (or the equivalent provision in any successor use agreement).  The Lessee may implement (and continue to implement) any proposed modification to the Operating Standards that it reasonably believes is necessary to comply with the Part 139 Airport Operating Certificate, the TSA-approved Airport Security Program or other requirement of Law while it works in good faith with the Authority or Signatory Airline, as appropriate, to resolve any contest regarding the implementation of such modification.

ARTICLE 7
AIRPORT FEES AND REVENUES

Section 7.1                                             Generally.  The Lessee shall, at all times during the Term, have the right to establish, collect, retain and enforce payment of all fees, rents, tariffs, revenues and any other type of charge for use of or in connection with the LMM Airport Facility to the fullest extent permitted by Section 10(c) of the Act, subject to all applicable requirements of Law and the terms and conditions of any applicable use agreement or Assigned LMM Airport Facility Contract.

Section 7.2                                             Specific Authorizations.                                               Without limiting Section 7.1, the Lessee shall have the sole and specific right to charge, assess, collect, seek and apply the following fees, charges, revenues and grants:

(a)                                 PFCs.               The Lessee shall have the right to charge, assess, collect, seek, and apply such PFCs that may have in the past or in the future been authorized under 49 U.S.C. § 40117, or any predecessor or successor Law, and as approved by the FAA from time to time with respect to the LMM Airport Facility.  PFCs collected for the LMM Airport Facility may not be used to finance projects at any other airport facility.

(b)                                 Government Grants-in-Aid.                                             The Lessee shall have the right to apply for and receive Government Grants-in-Aid, including grants authorized under 49 U.S.C § 47101, et seq., and 49 U.S.C § 44923, or any predecessor or successor Law, and as approved by the appropriate Governmental Authority from time to time with respect to the LMM Airport Facility.

(c)                                  For the avoidance of doubt, during the Term, the Authority shall not apply for any PFCs or Government Grants-in-Aid with respect to the LMM Airport Facility.

(d)                                 Ground Transportation Private Access and Use Fees.  The Lessee shall have the right, subject to applicable Law, to collect any private access and/or use fees for ground transportation at the LMM Airport Facility.

ARTICLE 8
REPORTING; AUDITS; INSPECTIONS

Section 8.1                                             Reports.

(a)                                 Incident Management and Notifications.  The Lessee shall promptly notify the Authority of all material emergencies upon receiving knowledge thereof, promptly notify the Authority of all material accidents and airfield incidents occurring on or at the LMM Airport Facility within 24 hours of receiving knowledge of the occurrence of such material accident or incident and promptly notify the Authority of all material claims made by or against the Lessee of which the Lessee has knowledge, or potential material claims that the Lessee reasonably expects to make against, or to be made against it by, third parties.

(b)                                 Environmental Incident Management and Notifications.  Upon receiving knowledge thereof, the Lessee shall promptly report to the Authority, on a per occurrence basis, the discharge, dumping, spilling (accidental or otherwise) of any reportable quantity, as defined under applicable Environmental Law, of Hazardous Substances and the location at which the incident has occurred, the time, the agencies involved, the damage that has occurred and the remedial action taken or to be taken.  Notice of any such incident, if initially delivered orally, shall be delivered in writing promptly following the Lessee’s knowledge of such incident.  This reporting obligation shall be in addition to any other reporting obligation under Environmental Laws.

(c)                                  Financial Reports.  Until the End Date, the Lessee, at its sole cost and expense, shall deliver to the Authority (i) within 60 days after the end of each six-month period following the first day of each Reporting Year, a copy of the unaudited balance sheets of the Lessee at the end of each such six-month period and the related unaudited statements of income, changes in equity and cash flows for such six-month period, in a manner and containing information consistent with the Lessee’s current practices and (ii) within 120 days after the end of each Reporting Year a copy of the audited balance sheets of the Lessee at the end of each such Reporting Year, and the related audited statements of income, changes in equity and cash flows for such Reporting Year, including in each case the notes thereto, in each case prepared in accordance with generally accepted accounting principles consistently applied in the United States and certified by the Lessee’s chief financial officer that such financial statements fairly present, in all material respects, the financial condition and the results of operations, changes in equity and cash flows of the Lessee as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles in the United States consistently applied; provided that any interim financial statements shall be subject to year-end adjustments.  Such financial statements shall reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  In addition to the foregoing, together with the financial statements identified in clause (ii) of this Section 8.1(c), the Lessee shall provide an opinion thereon of an independent public accountant of national stature in the United States of America engaged by the Lessee.  In lieu of the foregoing, the Lessee may comply with this Section 8.1(c) by providing to the Authority a copy of the financial statements pertaining to the LMM Airport Facility that the Lessee files with the FAA on an annual basis as part of its compliance with its Part 139 Airport Operating Certificate.

(d)                                 Reports Required By Use Agreement.  Promptly upon receipt thereof, and in any event within five Business Days of the receipt thereof, the Lessee shall provide the Authority with copies of all reports required to be delivered to the Lessee by the Airlines in accordance with the Use Agreement, including traffic forecasts, traffic results and environmental reports.

Section 8.2                                             Information.

(a)                                 Information; Inspection.  At the request of the Authority or any other Governmental Authority of competent jurisdiction (each, an “Authorized Auditor”), the Lessee shall (at the sole cost and expense of the Lessee and at all reasonable times during the Term) (i) make available or cause to be made available (and, if requested by such Authorized Auditor, furnish or cause to be furnished) to such Authorized Auditor all Information related to this Agreement or the LMM Airport Facility as may be specified in such request and as shall be in the possession or control of the Lessee or its Representatives and (ii) permit such Authorized Auditor, after having provided 10 Business Days’ prior notice to the Lessee (which notice shall identify the persons such Authorized Auditor requests to be present for an interview and describe with reasonable specificity the subject matter to be raised in the interview) (except in the case of investigations of possible criminal conduct, violations of regulations promulgated by the Authority or violations of the general aviation regulations promulgated by a Governmental Authority, in which case no prior notice shall be required by such Authorized Auditor), to discuss the obligations of the Lessee under this Agreement with any of the directors, chief executive officer and chief financial officer of the Lessee and its Representatives, for the purpose of enabling such Authorized Auditor to determine whether the Lessee is in compliance with this Agreement and applicable Law.

(b)                                 Confidentiality.  Unless disclosure is required by applicable Law, the Authority shall keep confidential any Information obtained from the Lessee or its Representatives that (i) constitutes trade secrets or commercial or financial information (A) where the trade secret or commercial or financial information are proprietary, privileged or confidential or (B) where the disclosure of the trade secrets or commercial or financial information may cause competitive harm and (ii) is designated as confidential by the Lessee in writing to the Authority.  In the event that the Lessee requests the Authority to defend an action seeking the disclosure of Information that the Authority determines to be confidential pursuant to this Section 8.2(b), the Lessee shall reimburse the Authority for the reasonable costs and expenses incurred by the Authority in defending such action.  This Section 8.2(b) shall not apply to any Information that (w) is already in the possession of the Authority; provided that such information is not known by the Authority to be subject to another confidentiality agreement with or other obligation of secrecy to the Lessee or another party; (x) becomes generally available to the public other than as a result of a disclosure by the Authority or their Representatives in violation of the terms of this Section 8.2(b); (y) becomes available to the Authority on a non-confidential basis from a source other than the Lessee or its advisors, provided that such source is not known by the Authority to be bound by a confidentiality agreement with or other obligation of secrecy to the Lessee or another party or (z) is independently developed by the Authority or its Representatives.

Section 8.3                                             Inspection, Audit and Review Rights of the Authority.

(a)                                 Audit Right.  In addition to the rights set out in Section 8.2, any Authorized Auditor may, at all reasonable times, upon 48 hours’ prior notice, or may cause a Representative designated by it to, carry out subject to Section 8.2(b) (i) an Audit of the Information required to be maintained or delivered by the Lessee under this Agreement in connection with the performance of the LMM Airport Facility Operations for the purpose of verifying the information contained therein; and (ii) any Audit required by the Act.  The Lessee, at the cost and expense of the Lessee, shall, at reasonable times, make available or cause to be made available to such Authorized Auditor or its designated Representative such reasonable information and material as may reasonably be required by such Authorized Auditor or its designated Representative for purposes of such Audit and otherwise provide such cooperation as may reasonably be required by such Authorized Auditor in connection with the same.  Such Authorized Auditor shall be entitled to make copies of the Information related to the conduct of such Audit and to take extracts therefrom at such Authorized Auditor’s expense.

(b)                                 Inspection Right.  Each Authorized Auditor and its Representatives shall, at all times, have access to the LMM Airport Facility and every part thereof and the Lessee, at the reasonable cost and expense of the Lessee, shall, and shall cause its Representatives to, furnish each Authorized Auditor with every reasonable assistance for inspecting the LMM Airport Facility and the LMM Airport Facility Operations for the purpose of Auditing the Information or ascertaining compliance with this Agreement.

(c)                                  Tests.  Any Authorized Auditor and its Representatives shall, with the prior consent of the Lessee be entitled, at the sole cost and expense of such Authorized Auditor, and at any time and from time to time, to perform or cause to be performed any test, study or investigation in connection with the LMM Airport Facility or the LMM Airport Facility Operations as such Authorized Auditor may determine to be reasonably necessary in the circumstances; and the Lessee, at the cost and expense of the Lessee, shall, and shall cause its Representatives to, furnish such Authorized Auditor or its Representatives with every reasonable assistance in connection with the carrying out of such tests, procedures, studies and investigations.  In connection with the foregoing, such Authorized Auditor and its Representatives shall, with the prior consent of the Lessee, be entitled to install machines, equipment, systems, monitors, counters and other devices in, on, under, over or adjacent to the LMM Airport Facility to permit and facilitate any test, study, monitor, review or investigation of or relating to the LMM Airport Facility Operations to the extent that the same foes not materially interfere with the LMM Airport Facility Operations or damage the LMM Airport Facility.

(d)                                 No Waiver.  Failure by any Authorized Auditor or any of its Representatives to inspect, review or Audit the Lessee’s responsibilities under this Agreement or any part thereof or the Information, shall not constitute a waiver of any of the rights of any Authorized Auditor hereunder or any of the obligations or liabilities of the Lessee hereunder.  Inspection, review or Audit not followed by a notice of Lessee Default shall not constitute a waiver of any Lessee Default or constitute an acknowledgement that there has been or will be compliance with this Agreement and applicable Law.

(e)                                  No Undue Interference.  In the course of performing its inspections, reviews and Audits hereunder, each Authorized Auditor shall use its Reasonable Efforts, except as necessary in the case of the Authority when performing investigations of possible criminal conduct, to avoid (and to cause any auditor appointed pursuant to Sections 8.2(a) or 8.3(a) to avoid) any disruption to the LMM Airport Facility Operations or the Lessee’s rights or responsibilities under this Agreement, having regard to the nature of the inspections, reviews and Audits being performed.

Section 8.4                                             Audits, Assistance, Inspections and Approvals.  Wherever in this Agreement reference is made to any Authorized Auditor or its Representatives providing assistance, services, Approvals or Consents to or on behalf of the Lessee or its Representatives or to any Authorized Auditor or its Representatives performing an Audit or inspecting, reviewing or examining the LMM Airport Facility, the LMM Airport Facility Operations or any part thereof or the books, records, documents, budgets, proposals, requests, procedures, certificates, plans, drawings, specifications, contracts, agreements, schedules, reports, lists or other instruments of the Lessee or its Representatives, such undertaking by such Authorized Auditor or its Representatives shall not relieve or exempt the Lessee from, or represent a waiver of, any requirement, liability, Lessee Default, covenant, agreement or obligation under this Agreement or at law or in equity and shall not create or impose any requirement, liability, covenant, agreement or obligation (including an obligation to provide other assistance, services or Approvals) on any Authorized Auditor or its Representatives not otherwise created or imposed pursuant to the express provisions of this Agreement.

Section 8.5                                             Reimbursement of Costs.  Except as otherwise provided herein, the Lessee shall reimburse each Authorized Auditor for all documented costs and expenses reasonably incurred by such Authorized Auditor during the Term (including employment costs and related overhead expenses allocable thereto, as reasonably determined by such Authorized Auditor based on the time expensed by the employees who tender such services to the Authorized Auditor) in monitoring the LMM Airport Facility Operations and the Lessee’s compliance with its obligations and duties hereunder (including any Audits, tests, reviews or exams of the LMM Airport Facility, the LMM Airport Facility Operations (or any part thereof), any information or the proposals, requests, procedures, certificates, plans, drawings, specifications, contracts, agreements, schedules, reports, lists or other instruments of the Lessee or its Representatives required or permitted to be provided or undertaken hereunder); provided, however, that the aggregate amount payable by the Lessee pursuant to this Section 8.5 and any other provision set forth in this Agreement that requires the Lessee to reimburse such Authorized Auditor for costs and expenses incurred in connection with the matters set forth in this Agreement (including Section 8.3(b), but excluding payments described in Section 3.7(a)(ii) and (iii), Section 3.17, and Section 8.2(b)) shall not exceed $250,000 per calendar year, Adjusted for Inflation.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

Section 9.1                                             Representations and Warranties of the Authority.  The Authority makes the following representations and warranties to the Lessee, and the Authority acknowledges that the Lessee and its Representatives are relying upon such representations and warranties in entering into this Agreement:

(a)                                 Organization.  The Authority is an instrumentality of the Commonwealth.

(b)                                 Power and Authority.  The Authority has the power and authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents as are required hereunder to be done, observed or performed by it in accordance with the terms hereof.

(c)                                  Enforceability.  This Agreement has been duly authorized, executed and delivered by the Authority and constitutes a valid and legally binding obligation of the Authority, enforceable against the Authority in accordance with the terms hereof, subject only to (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar requirements of Law and judicial decisions now or hereafter in effect generally affecting the enforcement of creditors’ rights and remedies and (ii) the effect of requirements of Law governing equitable remedies and defenses and the discretion of any court of competent jurisdiction in awarding equitable remedies.

(d)                                 Title.  The Authority has good and sufficient title to and/or sufficient rights to grant to the Lessee the rights described in Section 2.1 with respect to the LMM Airport Facility and the LMM Airport Facility Assets, subject only to Permitted Authority Encumbrances, Permitted Lessee Encumbrances created, incurred, assumed or suffered to exist by the Lessee or any Person claiming through it (other than the Permitted Lessee Encumbrances specified in clause (ix) of the definition of the term “Permitted Lessee Encumbrances”) and any recorded or unrecorded restrictions, exceptions, easements, rights-of-way, reservations, limitations and interests that do not have a material adverse effect on the Lessee’s ability to operate the LMM Airport Facility.  Subject to any and all Permitted Authority Encumbrances, Permitted Lessee Encumbrances created, incurred, assumed or suffered to exist by the Lessee or any Person claiming through it (other than the Permitted Lessee Encumbrances specified in clause (ix) of the definition of the term “Permitted Lessee Encumbrances”) and any recorded or unrecorded restrictions, exceptions, easements, rights-of-way, reservations, limitations and interests that do not have a material adverse effect on the Lessee’s ability to operate the LMM Airport Facility existing at the Time of Closing, there is no recorded or unrecorded agreement, contract, option, commitment, right, privilege or other right of another binding upon, or which at any time in the future may become binding upon, the Authority to sell, transfer, convey, subject to lien, charge, grant a security interest in, or in any other way dispose of or materially encumber the LMM Airport Facility or the LMM Airport Facility Assets or any material portion thereof.  The recorded or unrecorded restrictions, exceptions, easements, rights-of-way, reservations, limitations, interests and other matters that affect title to the LMM Airport Facility and the LMM Airport Facility Assets (or any portion thereof) do not materially adversely affect the Lessee’s ability to operate the LMM Airport Facility in accordance with the terms hereof.  Following the Authority’s satisfaction of the condition set forth in Section 2.4(a)(iii), no obligation of the Authority or other Governmental Authority of the Commonwealth will be secured by any interest in the LMM Airport Facility (or any revenues generated therefrom) or the LMM Airport Facility Assets and no Person will have any claim or right to, or interest in, any income, profits, grants, rents or revenue derived from or generated with respect to the LMM Airport Facility (other than the Lessee under this Agreement and any claims, rights or interests granted by or otherwise relating to the Lessee).

(e)                                  No Conflicts.  The execution and delivery of this Agreement by the Authority, the consummation of the transactions contemplated hereby (including the operation of the LMM Airport Facility in accordance with the terms of this Agreement) and the performance by the Authority of the terms, conditions and provisions hereof do not and/or will not contravene or violate or result in a breach of (with or without the giving of notice or lapse of time, or both) or acceleration of any material obligations of the Authority or give rise to a right of termination, cancellation or augmentation of any obligation or loss of a material benefit under or result in the creation of any material Encumbrance (other than a Permitted Authority Encumbrance) under (i) any applicable Law or (ii) any agreement, instrument or document to which the Authority is a party or by which the Authority is bound.

(f)                                   Consents.  No Consent is required to be obtained by the Authority from, and no notice (other than the prescription period notice required to be delivered pursuant to Section 2.5(l)) or filing (other than the filing required pursuant to Section 2.4(a)(vii)) is required to be given by the Authority to or made by the Authority with, any Person (including any Governmental Authority) in connection with the execution, delivery and performance by the Authority of this Agreement or the consummation of the transactions contemplated hereby.

(g)                                  Compliance with Law; Litigation.  The Authority has operated and is operating the LMM Airport Facility in compliance, in all material respects, with all applicable Laws and the Authority is not in material breach of any applicable Law.  Except for those matters referred to in Section 3.19 and Section 3.20 or disclosed on Schedule 4, there is no action, suit or proceeding, at law or in equity, or before or by any Governmental Authority, pending nor, to the best of the Authority’s knowledge, threatened against the LMM Airport Facility, the LMM Airport Facility Assets or the Authority or any agency thereof in respect of the LMM Airport Facility prior to or at the Time of Closing, which (i) would reasonably be expected to have a Material Adverse Effect on the operations of the LMM Airport Facility or (ii) would affect the power of the Authority to enter into this Agreement or the validity or enforceability of this Agreement or the transactions contemplated hereby.  The Authority has complied with all applicable Laws related to the negotiation, authorization and execution of this Agreement.

(h)                                 Environmental Matters.  The Authority has made available to the Lessee true, correct and complete copies of all environmental assessments, audits, investigations, studies or other reports performed at the Authority’s direction since 2000 and all notices of violations, administrative orders and enforcement actions received by the Authority since 2000 and in its possession or control relating to the LMM Airport Facility (“Environmental Reports”), and to the best of the Authority’s knowledge, except as disclosed in the Environmental Reports, there have been no material Releases of Hazardous Substances in, on, under, about or emanating from the LMM Airport Facility.

(i)                                     LMM Airport Facility Contracts.

(i)                                     Each LMM Airport Facility Contract has been made available for review by the Lessee and, to the extent not constituting an Assigned LMM Airport Facility Contract, has been terminated on or prior to the Closing Date.  As of the Date of this Agreement, each LMM Airport Facility Contract is valid and is in full force and effect, and as of the Closing Date, each Assigned LMM Airport Facility Contract is valid and in full force and effect, and any consent required to assign such Assigned LMM Airport Facility contract has been obtained.  The Authority is not, and as a result of the transactions contemplated by this Agreement will not be, in material breach of any of its obligations under any LMM Airport Facility Contract, and no act or event has occurred which, with notice or lapse of time, or both, would constitute a material breach thereof, and, except as disclosed on Schedule 4, to the knowledge of the Authority no other party to any LMM Airport Facility Contract will be, nor as a result of the transactions contemplated by this Agreement will be, in material breach of its obligations under any LMM Airport Facility Contract, and no act or event has occurred with respect to any such party, which with notice or lapse of time, or both, would constitute a material breach thereof.  The LMM Airport Facility Contracts are all of the material contracts and agreements (A) to which the Authority is a party that relate to the LMM Airport Facility Operations, (B) that bind the LMM Airport Facility in any material respect or (C) that are necessary for provision of utilities or other third-party services for the continued operation of the LMM Airport Facility by the Lessee immediately following the Time of Closing, except that the LMM Airport Facility Contracts do not include those contracts referenced in Section 3.19, Section 3.20, Section 3.21 or Section 4.5 as well as those immaterial contracts and agreements which do not constitute Assumed Liabilities and to which the Authority is a party involving the provision of goods and services in the ordinary course of business that are used in connection with the LMM Airport Facility as well as by various other Authority departments, none of which will be applicable or binding on the Lessee, and all of which will be terminated at or prior to the Closing Date (at least as they relate to the LMM Airport Facility).  Notwithstanding the foregoing, none of the representations and warranties set forth in this Section 9.1(i)(i) shall apply to those LMM Airport Facility Contracts listed in Part A of Schedule 5, except that the Authority represents and warrants that the LMM Airport Facility Contracts listed in Part B of Schedule 5 are, as of the Date of this Agreement and as of the Closing Date, valid and in full force and effect.

(ii)                                  The Authority has provided true and complete copies of each of the LMM Airport Facility Contracts listed on Part A of Schedule 5, each of which shall be an Assigned LMM Airport Facility Contract.  As of the Date of this Agreement, there are no contracts pursuant to which a counterparty to such contract is claiming exclusivity rights with respect to Terminal A, except for those contracts set forth in Part A of Schedule 5.  From and after the Bid Date, unless otherwise agreed to or consented by the Lessee, the Authority has not entered into any amendments, supplements, side agreements or other understandings with the counterparties to those LMM Airport Facility Contracts listed on Part A of Schedule 5.

(j)                                    Insurance Policies.  All insurance policies in effect as of the Bid Date are in full force and effect and shall continue in full force and effect until the Time of Closing.

(k)                                 Brokers.  Except for Credit Suisse Securities (USA) LLC, whose fees will be paid by the Authority, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Authority who might be entitled to any fee or commission from the Authority in connection with the transactions contemplated by this Agreement.

(l)                                     Accuracy of Information.  To the knowledge of the Authority, the factual and past historical information regarding the LMM Airport Facility, the LMM Airport Facility Operations and the LMM Airport Facility Assets that the Authority provided to the Lessee in the virtual data room for this transaction at https://www.imprimarooms.net was complete and accurate in all material respects at the time such information was provided.  As of the Time of Closing, the Authority does not have actual knowledge of any material misstatement in respect of any such information as of the time such information was provided.  The Authority makes no additional representation or warranty with respect to such information.

(m)                             Operation of the LMM Airport Facility.  Since the Bid Date, the Authority (i) has caused the LMM Airport Facility to be operated in the ordinary course in a manner consistent with past practice, (ii) has used all Reasonable Efforts to preserve the goodwill of the LMM Airport Facility and to maintain good business relationships with the Airlines and others having business dealings with the Authority in connection with the LMM Airport Facility, (iii) has maintained the LMM Airport Facility Assets in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted) and has not disposed of the LMM Airport Facility Assets other than in the ordinary course of business, (iv) has performed (or caused to be performed) in all material respects all of the Authority’s obligations under the LMM Airport Facility Contracts, (v) has not entered into any material contracts relating to the LMM Airport Facility or the LMM Airport Facility Operations unless such contracts are terminable by the Lessee on the Closing Date (at no cost to the Lessee) or have been approved or consented to in writing by the Lessee prior to the execution thereof and (vi) has caused the LMM Airport Facility to be operated in all material respects in accordance with all applicable Laws (except to the extent any non-compliance is being contested in good faith by appropriate proceedings), all with the purpose that the LMM Airport Facility as a going concern shall be unimpaired at the Closing in a condition substantially similar to the condition as of the Bid Date.

(n)                                 Public Private Partnerships Act.  The Legislative Assembly of Puerto Rico has duly enacted into law the Act, which remains in full force and effect.  The Act (i) authorizes the Authority to enter into this Agreement and grant the Lease, (ii) authorizes the exemption from Taxes contemplated by Section 3.11(b)(i) and (ii) and (iii) provides that the Lessee shall have the authority to establish charges and fees in connection with the LMM Airport Facility, pursuant to this Agreement.  This Agreement is a “Partnership Contract” under the Act and a recordable lease under the P.R. Mortgage and Property Registry Law.

(o)                                 Material Adverse Effect.  Since June 30, 2011, through and including the Closing Date, no transaction or occurrence has taken place that has resulted or is reasonably likely to result in a Material Adverse Effect.

(p)                                 Financial Statements.  The audited financial statements of the Authority, dated as of June 30, 2011, 2010 and 2009, fairly present in all material respects the financial position and results of operations of the Authority as of the date and for the periods stated in such financial statements in accordance with generally accepted accounting principles, as applied to governmental units.

(q)                                 PFC Commitments.  As of the Date of this Agreement, the information shown on Schedule K to the Use Agreement regarding PFC commitments is complete and accurate in all material respects.

(r)                                    Airport Security Program.  The revisions to the Airport Security Program with respect to the Authority’s operation of the LMM Airport Facility, which are expected to become effective following the Bid Date and prior to the Closing Date, will not cause a material increase in security-related operational costs for the LMM Airport Facility as compared to the security-related operational costs associated with the Airport Security Program for the LMM Airport Facility in effect as of the Bid Date.

Section 9.2                                             Representations and Warranties of the Lessee.  The Lessee makes the following representations and warranties to the Authority, and the Lessee acknowledges that the Authority and its Representatives are relying upon such representations and warranties in entering into this Agreement:

(a)                                 Organization.  The Lessee is duly organized, validly existing and in good standing under the laws of the state of its organization and is duly qualified to conduct business in the Commonwealth. Except as disclosed in the written certification that the Lessee delivered to the Authority prior to the Bid Date (or, to the extent changes in ownership of the Lessee are made prior to Closing that would be permitted under the definition of “Change in Control”, the Closing Date), no Person owns, directly or indirectly, 10% or more of the capital stock, units, partnership or membership interests and other equity interests or securities of the Lessee (including options, warrants and other rights to acquire any such equity interests).

(b)                                 Power and Authority.  The Lessee has the power and authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents as are required hereunder to be done, observed or performed by it in accordance with the terms hereof.

(c)                                  Enforceability.  This Agreement has been duly authorized, executed and delivered by the Lessee and constitutes a valid and legally binding obligation of the Lessee, enforceable against it in accordance with the terms hereof, subject only to (i) the effect of bankruptcy, reorganization, moratorium or other similar requirements of Law and judicial decisions now or hereafter in effect generally affecting the enforcement of creditors’ rights and remedies and (ii) the effect of requirements of Law governing equitable remedies and defenses and the discretion of any court of competent jurisdiction in awarding equitable remedies.

(d)                                 No Conflicts.  The execution and delivery of this Agreement by the Lessee, the consummation of the transactions contemplated hereby and the performance by the Lessee of the terms, conditions and provisions hereof has not and will not contravene or violate or result in a material breach of (with or without the giving of notice or lapse of time, or both) or acceleration of any material obligations of the Lessee under (i) any applicable Law, (ii) any material agreement, instrument or document to which the Lessee or any Equity Participant is a party or by which it is bound or (iii) the articles, bylaws or governing documents of the Lessee and each of the Equity Participants.

(e)                                  Consents; Authorizations.  Except as set forth in Section 2.4(c), no Consent or Authorization is required to be obtained by the Lessee or any Equity Participant from, and no notice or filing is required to be given by the Lessee or any Equity Participant to or made by the Lessee or any Equity Participant with, any Person (including any Governmental Authority) in connection with the execution and delivery by the Lessee of this Agreement or the consummation of the transactions contemplated hereby, except for such consents that have been obtained and notices of filings that have been given as of the Date of this Agreement or such other Consents that are not required to be obtained as at the Date of this Agreement and are expected to be obtainable following the Date of this Agreement.

(f)                                   Compliance with Law; Litigation.  The Lessee is not in breach of any applicable Law that could have a material adverse effect on the ability of the Lessee to comply with its obligations under this Agreement.  Neither the Lessee nor any other Affiliate of the Lessee is listed on any of the following lists maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, the Bureau of Industry and Security of the United States Department of Commerce or their successors: the Specially Designated Nationals List, the Denied Persons List, the Unverified List, the Entity List or the Debarred List, or any other list of Persons with which the Authority may not do business under applicable Law.  There is no action, suit or proceeding, at law or in equity, or before or by any Governmental Authority, pending nor, to the best of the Lessee’s knowledge, threatened against the Lessee or any Equity Participant that (i) would have a material adverse effect on the transactions contemplated by this Agreement or the Lessee’s ability to operate the LMM Airport Facility or (ii) would affect the validity or enforceability of this Agreement.

(g)                                  Accuracy of Information.  All of the information relating to the Lessee or any Equity Participant delivered by or on behalf of the Lessee to the Authority in connection with the execution of this Agreement was true, accurate and correct in all material respects when delivered.

(h)                                 Brokers.  Except for any broker or advisor whose fees will be paid by the Lessee, any Equity Participant or any of their respective Affiliates, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Lessee, any Equity Participant or any of their respective Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(i)                                     Foreign Corrupt Practices Act.  To the Lessee’s knowledge, (i) no Governmental Authority in the United States has notified the Lessee in writing of any actual or alleged violation or breach by the Lessee of the Foreign Corrupt Practices Act, (ii) the Lessee has not undergone nor is undergoing any audit, review, inspection, investigation, survey or examination of records relating to compliance with the Foreign Corrupt Practices Act, (iii) the Lessee has not been and is not now under any administrative, civil or criminal investigation or indictment and is not party to any litigation involving alleged false statements, false claims or other improprieties relating to the Lessee’s compliance with the Foreign Corrupt Practices Act, nor is there any basis for such an investigation or indictment and (iv) there are no situations with respect to the business of the Lessee that involved or involves (w) the illegal use of any corporate funds or unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (x) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful unrecorded funds to be used for such purposes, (y) the violation of any of the provisions of the Foreign Corrupt Practices Act (or any rules or regulations promulgated thereunder) that apply to the Lessee or (z) the receipt of any illegal discounts or rebates or any other violation of United States antitrust laws.

(j)                                    Code of Ethics. The Lessee acknowledges, represents and warrants that no official or employee of the Authority has a direct or indirect economic interest in the Lessee’s rights under this Agreement in accordance with the provisions of Act No. 84 of the Legislative Assembly of Puerto Rico enacted on June 18, 2002, as amended, also known as the Code of Ethics for Contractors (the “Code of Ethics”), which Code of Ethics the Lessee herein certifies it has received a copy of, read, understood and complied with at all times previous to the execution of this Agreement and will subsequently comply with it in its entirety.

(k)                                 Criminal Proceedings.

(i)                                     The Lessee warrants and certifies that as of the Date of this Agreement and for the preceding 20 years, (i) neither it, nor any of its president, vice presidents, executive director, directors, members of its board of directors (or any person that holds a position with the Lessee functionally equivalent to any of the foregoing), nor any of its subsidiaries (each a “Covered Party”), nor any of its Equity Participants, has been convicted, has entered a plea of guilty or nolo contendere or has been indicted in any criminal procedure in any State, Commonwealth or federal court or in any foreign country for criminal charges related to acts of corruption, the public treasury, the public trust, a public function, or charges involving public funds or property, or for the felonies or misdemeanors mentioned in Act No. 458 of the Legislative Assembly of Puerto Rico, enacted on December 29, 2000, as amended, and (ii) each Covered Party is complying and shall continue to comply at all times with laws that prohibit corruption and regulate criminal acts involving public functions or public funds applicable to the Lessee under State, Commonwealth or federal Law, including the Foreign Corrupt Practices Act.  If a Covered Party after the Date of this Agreement becomes indicted or convicted in a criminal procedure for any type of offense described in this Section 9.2(k), the Lessee shall immediately notify the Authority thereof in writing as required by Act No. 458 of the Legislative Assembly of Puerto Rico, enacted on December 29, 2000, as amended.

(ii)                                  Neither the Lessee nor, to the knowledge of the Lessee, any of its officers, directors or Equity Participants has been convicted of offenses against public integrity, as defined in the P.R. Penal Code, or of embezzlement of public funds, and neither the Lessee nor any of its officers, directors or Equity Participants has been found guilty of any such type of offense in the Courts of the Commonwealth of Puerto Rico, the federal courts or any court of any jurisdiction of the United States of America.

Section 9.3                                             Tax Filings.

(a)                                 The Lessee for itself and each of its Equity Participants (if the Lessee is a partnership under the New P.R. Revenue Code) represents that as of the Date of this Agreement (i) neither it nor any of its Equity Participants has any outstanding debts for unemployment insurance, temporary disability (workmen’s compensation), chauffeur’s social security with the Department of Labor and Human Resources of the Commonwealth, income taxes with the Department of Treasury of the Commonwealth or real or personal property taxes with the Municipal Revenues Collection Center or (ii) it or its Equity Participants have a payment plan in place with respect to any outstanding debt for the foregoing items and have complied therewith.

(b)                                 The Lessee acknowledges and agrees that it shall obtain and deliver to the Authority, in each case dated not earlier than 60 days prior to the Closing Date, the following:

(i)                                     A certification of filing of income tax returns, issued by the Internal Revenue Division of the Department of Treasury of the Commonwealth or a certification by the Lessee and each of its Equity Participants (if the Lessee is a partnership under the New P.R. Revenue Code) that as of the Date of this Agreement it does not have and has not had to submit income tax returns and pay taxes in the Commonwealth during the past five years.

(ii)                                  A “no taxes debt due” certificate, or payment plan and compliance therewith, issued by the Internal Revenue Division of the Department of Treasury of the Commonwealth.

(iii)                               A certificate of no debt, or payment plan and compliance therewith, with respect to real and personal property taxes issued by the Municipal Revenues Collection Center.

(iv)                              A certificate of no debt, or payment plan and compliance therewith, for unemployment insurance, temporary disability (workmen’s compensation) and chauffeur’s social security issued by the Department of Labor and Human Resources of the Commonwealth.

Section 9.4                                             Non-Waiver.  No investigations made by or on behalf of any Party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other Party in this Agreement or pursuant to this Agreement.  No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

Section 9.5                                             Survival.

(a)                                 Authority’s Representations and Warranties.  The representations and warranties of the Authority contained in Section 9.1 shall survive and continue in full force and effect for the benefit of the Lessee as follows: (i) as to the representations and warranties contained in Sections 9.1(a) through 9.1(h), inclusive, and Section 9.1(n) without time limit and (ii) as to all other matters, for a period of 24 months following the Closing Date unless a bona fide notice of a Claim under Section 12.2 shall have been given, in writing in accordance with Section 20.1, prior to the expiry of such period, in which case the representation and warranty to which such notice applies shall survive in respect of that Claim until the final determination or settlement of that Claim; provided such determination or settlement is being pursued diligently and in good faith by the applicable Party.

(b)                                 Lessee’s Representations and Warranties.  The representations and warranties of the Lessee contained in Section 9.2 shall survive and continue in full force and effect for the benefit of the Authority as follows: (i) as to the representations and warranties contained in Sections 9.2(a) through 9.2(f), inclusive, without time limit and (ii) as to all other matters, for a period of 24 months following the Closing Date unless a bona fide notice of a Claim under Section 12.2 shall have been given, in writing in accordance with Section 20.1, prior to the expiry of such period, in which case the representation and warranty to which such notice applies shall survive in respect of that Claim until the final determination or settlement of that Claim; provided such determination or settlement is being pursued diligently and in good faith by the applicable Party.

ARTICLE 10
FINANCE OBLIGATIONS

Section 10.1                                      Lessee’s Obligations.  Except in those instances in which the Authority is required to provide the funding of costs and expenses under Section 2.5(i) or related to Required Modifications as contemplated by Sections 5.2, the Lessee shall be responsible for obtaining any financing for the performance of its obligations under this Agreement, which financing shall comply with all requirements of this Agreement.

Section 10.2                                      Authority’s Obligations.

(a)                                 The Authority shall, to the extent consistent with applicable Law and at the sole cost and expense of the Lessee, cooperate with the Lessee with respect to documentation reasonably necessary to obtain, maintain, syndicate and replace financing (including refinancings) for the performance of the obligations of the Lessee hereunder.  The Authority’s cooperation may include reviewing, approving and executing documents which substantiate the terms of this Agreement (including any consents and agreements necessary to confirm that the debt evidenced by the relevant financing constitutes Leasehold Mortgage Debt) and responding to reasonable requests for available information and material to furnish to any proposed Leasehold Mortgagee to facilitate financing to the extent permitted by applicable Law and contractual obligations with third-parties; provided, however, that nothing herein shall obligate the Authority to consent to service of process, to become subject to any legal process in any jurisdiction other than in the Commonwealth, or to enter into any agreement not governed by the Laws of the Commonwealth.  Any agreement entered into under this Section 10.2(a) shall be subject to review for form and legality by the General Counsel of the Authority.  If requested to do so by the Lessee, the Authority shall, at the sole cost and expense of the Lessee, use its Reasonable Efforts to cause the Authority’s independent public accountants to consent to the use and inclusion of certain financial information regarding the LMM Airport Facility in connection with the Lessee’s public or private offering of securities, as the case may be.

(b)                                 The Authority shall, promptly upon the request of the Lessee or any Leasehold Mortgagee, execute, acknowledge and deliver to the Lessee, or any of the parties specified by the Lessee, standard consents and estoppel certificates with respect to this Agreement (including consents with respect to Operating Agreements and Plans assigned to any Leasehold Mortgagee) that may be qualified to the best of the knowledge and belief of a designated representative of the Authority.  Nothing herein shall require the Authority to incur any additional obligations or liabilities (unless the Authority shall have received indemnification, as determined in the Authority’s discretion, with respect thereto) or to take any action, give any consent or enter into any document inconsistent with or in violation of any applicable Law or the provisions of this Agreement.

(c)                                  The Authority, upon the request of the Lessee, shall use Reasonable Efforts to cooperate in the Lessee’s efforts to obtain debt financing assistance through the issuance of bonds or from other financing programs for which the Lessee may be eligible; provided that the Lessee shall reimburse the Authority for all costs and expenses incurred by the Authority in connection therewith.  Nothing in this Section 10.2(c) shall obligate the Authority (i) to advocate or recommend the enactment or adoption of any federal or Commonwealth legislation or regulations, (ii) to make or recommend an allocation of the Authority’s private activity bond authorization under Section 146 of the U.S. Revenue Code or any similar provision, including authorizations related to other forms of private activity bonds or of tax credit bonds or (iii) to cooperate with the Lessee in connection with obtaining any such debt financing if the Authority (A) has, or reasonably expects to have, a competing application for such financing, (B) is required to commit to the expenditure or allocation of Authority funds in connection with such request or (C) such finance would have a material adverse effect on the credit rating of the Authority.

(d)                                 The Authority, upon the request of the Lessee, shall also use Reasonable Efforts to cooperate in any other respects in the Lessee’s efforts to obtain debt financing; provided that the Lessee shall reimburse the Authority for all costs and expenses incurred by the Authority in connection therewith.

Section 10.3                                      Lessee’s Obligation for Estoppel Certificates.  The Lessee shall, promptly upon the request of the Authority, execute and deliver to the Authority, or any of the parties specified by the Authority, standard consents and estoppel certificates with respect to this Agreement which may be qualified to the best of the knowledge and belief of a designated representative of the Lessee.  Nothing herein shall require the Lessee to incur any additional obligations or liabilities or to take any action, give any consent or enter into any document inconsistent with applicable Law and the provisions of this Agreement.

Section 10.4                                      Prohibited Tax Shelter Transactions.  The Lessee covenants and agrees that it shall not enter into any lease, sublease, concession, management agreement, operating agreement or other similar arrangement or other transaction that would cause the Authority to become a party to a “prohibited tax shelter transaction” within the meaning of section 4965 of the U.S. Revenue Code (it being agreed that, for purposes of this Section 10.4, the Authority shall not be treated as having become a party to such transaction solely by virtue of the execution of this Agreement or any future or ancillary agreements between the Authority and the Lessee relating to this Agreement).  A violation of this Section 10.4 by the Lessee shall entitle the Authority to (a) recover from the Lessee, to the extent permitted by applicable Law, the amount of any Tax liability to which the Authority and/or any Authority official is subject as a result of any agreement contemplated by this Section 10.4 and (b) require the Lessee, at the Lessee’s expense, to prepare timely all statements and returns, and to maintain all lists and similar information that the Authority becomes obligated to disclose, file or maintain with any taxing authority or participant or otherwise as a result of such transaction.

ARTICLE 11
COMPLIANCE WITH LAWS

Section 11.1                                      Compliance with Laws.  The Lessee shall, at all times and at its own cost and expense, observe and comply with, in all material respects, and cause the LMM Airport Facility Operations to observe and comply with, in all material respects, all applicable Laws now existing or later in effect that are applicable to it or such LMM Airport Facility Operations, including those Laws expressly enumerated in this Article 11, and those that may in any manner apply with respect to the performance of the Lessee’s obligations under this Agreement; provided that nothing in this Section 11.1 shall be interpreted to limit the rights of the Lessee under Article 14.  It is expressly acknowledged and agreed that the obligations of the Lessee to comply with the provisions of this Article 11 shall be subject to applicable Law, for so long as such Law remains in effect and only to the extent required thereunder as the same may be amended from time to time.  The Lessee shall notify the Authority within seven days after receiving notice from a Governmental Authority that the Lessee may have violated any of the above.

Section 11.2                                      Non-Discrimination Laws.

(a)                                 The Lessee shall comply with all applicable Commonwealth and federal Laws regarding non-discrimination, including: (i) the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq. (1981); (ii) the Civil Rights Act of 1991, P.L. 102-166; (iii) Executive Order Number 11246, 30 Fed. Reg. 12,319 (1965), reprinted in 42 U.S.C. § 2000(e) note, as amended by Executive Order Number 11375, 32 Fed. Reg. 14,303 (1967) and by Executive Order Number 12086, 43 Fed. Reg. 46,501 (1978); (iv) the Age Discrimination Act, 42 U.S.C. §§ 6101-6106 (1981); (v) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-34 (1967); (vi) the Rehabilitation Act of 1973, 29 U.S.C. §§ 793-794 (1981); (vii) the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. (1990); (viii) Act No. 100 of the Legislative Assembly of Puerto Rico, enacted on June 30, 1959, 29 P.R. Laws Ann. § 146 et seq., as amended; (ix) Act No. 17 of the Legislative Assembly of Puerto Rico, enacted on April 22, 1988, 29 P.R. Laws Ann. § 155 et seq., as amended; and (x) Act No. 69 of the Legislative Assembly of Puerto Rico, enacted on June 6, 1985, 29 P.R. Laws Ann. § 1321 et seq., as amended.

(b)                                 Pursuant to federal regulations promulgated under the authority of The Americans With Disabilities Act, 28 C.F.R. § 35.101 et seq., the Lessee understands and agrees that it shall not cause any individual with a disability to be excluded from participation in this Agreement or from activities provided for under this Agreement on the basis of the disability.  The Lessee agrees to comply with the “General Prohibitions Against Discrimination,” 28 C.F.R. § 35.130, and all other regulations promulgated under Title II of the Americans With Disabilities Act which are applicable to all benefits, services, programs, and activities provided by the Authority through contracts with outside contractors.  The Lessee shall be responsible for and agrees to indemnify and hold harmless the Authority from all losses, damages, expenses, claims, demands, suits, and actions brought by any party against the Authority as a result of the Lessee’s failure to comply with the provisions of this Section 11.2(b).

Section 11.3                                      Commonwealth Non-Discrimination/Sexual Harassment Clause.  Pursuant to Act No. 100 of the Legislative Assembly of Puerto Rico, enacted on June 30, 1959, 29 P.R. Laws Ann. § 146 et seq., as amended (Non-Discrimination Act), Act No. 17 of the Legislative Assembly of Puerto Rico, enacted on April 22, 1988, 29 P.R. Laws Ann. § 155 et seq., as amended (Sexual Harassment Act), and Act No. 69 of the Legislative Assembly of Puerto Rico, enacted on June 6, 1985, 29 P.R. Laws Ann. § 1321 et seq., as amended (Sexual Discrimination Act), the Lessee agrees as follows during the Term:

(a)                                 In the hiring of any employees for the manufacture of supplies, performance of work, or any other activity required under this Agreement or any subcontract, the Lessee, any Contractor or any Person acting on behalf of the Lessee or a Contractor shall not by reason of gender, race, creed, or color discriminate against any person who is qualified and available to perform the work to which the employment relates.

(b)                                 Neither the Lessee nor any Contractor nor any Person on their behalf shall in any manner discriminate against or intimidate any employee involved in the manufacture of supplies, the performance of work or any other activity required under this Agreement on account of gender, race, creed, or color.

(c)                                  The Lessee and all Contractors shall establish and maintain a written sexual harassment policy and shall inform their employees of the policy.  The policy must contain a notice that sexual harassment will not be tolerated and employees who practice it will be disciplined.

(d)                                 The Lessee shall not discriminate by reason of gender, race, creed, or color against any Contractor or supplier who is qualified to perform the work to which the contract relates.

(e)                                  The Lessee shall include the provisions of this Section 11.3 in every subcontract so that such provisions will be binding upon each Contractor.

(f)                                   In the event that any Lessee Default results from a violation of the terms and conditions of this Section 11.3, the Authority may cancel or terminate this Agreement in accordance with Section 16.1(b)(iii) (for the avoidance of doubt, subject to the cure periods set forth in Section 16.1(a)(i) and Section 16.1(b)(iii)).  In addition, the Authority may proceed with debarment or suspension and may place the Lessee in any contractor responsibility file maintained by the Authority in accordance with the Authority’s normal practice in matters of suspension and debarment.

Section 11.4                                      Non-Collusion and Acceptance.  The Lessee attests, subject to the penalties for perjury, that no Representative of the Lessee, directly or indirectly, to the best of the Lessee’s knowledge, entered into or offered to enter into any combination, conspiracy, collusion or agreement to receive or pay any sum of money or other consideration for the execution of this Agreement other than that which is expressly set forth in this Agreement.

Section 11.5         Local Goods and Services.  As required by Article 10 of Act No. 14 of the Legislative Assembly of Puerto Rico, enacted on January 8, 2004, 3 P.R. Laws Ann. § 930 et seq., the Lessee shall use, to the extent available and applicable to the services provided hereunder, and to the extent permitted by applicable Law, goods extracted, produced, assembled, packaged, bottled or distributed in the Commonwealth by businesses operating in the Commonwealth or distributed by agents established in the Commonwealth.

Section 11.6                                      Lessee Integrity.

(a)                                 The Lessee shall maintain the highest standards of integrity in the performance of this Agreement and shall take no action in violation of Commonwealth or federal Laws, regulations, or other requirements that govern contracting with the Authority. The Lessee certifies that it does not represent particular interests in cases or matters that would imply a conflict of interest or public policy between the Authority and the interests it represents.

(b)                                 The Lessee shall not disclose to others any confidential information gained by virtue of this Agreement in violation of the confidentiality agreement described in Section 2.5(g).

(c)                                  The Lessee shall not, in connection with this Agreement or any other agreement with the Authority, directly, or indirectly, offer, confer or agree to confer any pecuniary benefit on anyone as consideration for the decision, opinion, recommendation, vote, other exercise of discretion or violation of a known legal duty by any officer or employee of the Authority.

(d)           The Lessee shall not, in connection with this Agreement or any other agreement with the Authority, directly or indirectly, offer, give or agree or promise to give to anyone any gratuity for the benefit of or at the direction or request of any officer or employee of the Authority.

(e)           The Lessee shall not accept or agree to accept from, or give or agree to give to, any Representative of the Authority, any gratuity from any person in connection with this Agreement that is intended by the provider thereof to be a material inducement to enter into this Agreement or any other agreement.

(f)            The Lessee, upon being informed that any violation of the provisions of this Section 11.6 has occurred or may occur, shall immediately notify the Authority in writing.

(g)           The Lessee, by execution of this Agreement and any request for compensation pursuant hereto, certifies and represents that it has not violated any of the provisions of this Section 11.6.

(h)           The Lessee, upon the inquiry or request of the Comptroller of the Commonwealth or any of that official’s agents or representatives, shall provide, or if appropriate, make promptly available for inspection or copying, any information of any type or form deemed relevant by the Comptroller of the Commonwealth.  Such information may include the Lessee’s business or financial records, documents or files of any type or form that refers to or concerns this Agreement.  Such information shall be retained by the Lessee for a period of five years unless otherwise provided by Law.

(i)            In the event that any Lessee Default results from a violation of any of the provisions of this Section 11.6, the Authority may terminate this Agreement in accordance with Section 16.1(b)(iii) (for avoidance of doubt, subject to the cure periods set forth in Section 16.1(a)(i) and Section 16.1(b)(iii)) and any other agreement with the Lessee, and debar and suspend the Lessee from doing business with the Authority.  These rights and remedies are cumulative, and the use or nonuse of any one shall not preclude the use of all or any other.  These rights and remedies are in addition to those the Authority may have under Law, statute, regulation, or otherwise.

(j)            For purposes of this Section 11.6 only, the words “confidential information,” “consent,” “Lessee” and “gratuity” shall have the following definitions:

(i)            “confidential information” means information that is not public knowledge, or available to the public on request, disclosure of which would give an unfair, unethical, or illegal advantage to another desiring to contract with the Authority;

(ii)           “consent” means written permission signed by a duly authorized officer or employee of the Authority; provided that where the material facts have been disclosed, in writing, by prequalification, bid, proposal or contractual terms, the Authority shall be deemed to have consented by virtue of execution of this Agreement;

(iii)          “Lessee” means the entity that has entered into this Agreement with the Authority; and

(iv)          “gratuity” means any payment of more than nominal monetary value in the form of cash, travel, entertainment, gifts, meals, lodging, loans, subscriptions, advances, deposits of money, services, employment or contracts of any kind.

Section 11.7             Commonwealth Tax Liabilities.  The Lessee shall inform the Authority if, at any time during the Term, it becomes delinquent in the payment of Taxes imposed by any Governmental Authority of the Commonwealth (other than Commonwealth Tax liabilities for which the Lessee is not responsible under Section 3.11(b)).

Section 11.8             Contractor and Supplier Contracts.  To the extent permitted by applicable law, the Lessee shall include the provisions of this Article 11 and Section 9.3 in every subcontract and supply contract so that they shall be binding on each Contractor.

Section 11.9             Practice of Engineering, Architecture and Other Professions in the Commonwealth.  To the extent that performance of the LMM Airport Facility Operations involves performance of architectural, engineering, land surveying, and landscape architecture services governed by Act No. 173 of the Legislative Assembly of Puerto Rico, enacted on August 12, 1988, 20 P.R. Laws Ann. § 711 et seq., as amended, then (a) the Lessee shall comply (and shall require its subcontractors or agents, if any, to comply) with such Act No. 173 and (b) the Lessee shall monitor compliance by its subcontractors and agents with such Act No. 173.

Section 11.10          Governmental Contractor Code of Ethics.  Lessee shall comply with the requirements of the Code of Ethics.

Section 11.11          Certifications Required by Commonwealth Contractor Requirements.  The Lessee has (i) certified that it has complied and is in compliance with the provisions of the Public-Private Partnerships Authority’s Ethical Guidelines and (ii) delivered the Sworn Statement herewith.

Section 11.12          Duty to Inform of Criminal Investigations.  The Lessee shall inform the Authority if, at any time during the Term, it becomes subject to investigation in connection with criminal charges related to acts of corruption, the public treasury, the public trust, a public function, or charges involving public funds or property.

Section 11.13          Disadvantaged Business Enterprise Program.  To the extent the Lessee receives federal financial assistance from the DOT with respect to the LMM Airport Facility pursuant to 49 U.S.C. § 47101 et seq., the Lessee shall establish a Disadvantaged Business Enterprise (“DBE”) program in accordance with regulations of the DOT, 49 C.F.R. Part 26.

(a)           General Requirements.  The Lessee shall provide for the participation of DBEs, as defined in 49 C.F.R. Part 26, in its LMM Airport Facility Operations.  To this end, the Lessee shall establish a policy for the utilization of DBEs, goals for the annual utilization of DBEs, and a reporting procedure agreeable to the Lessee and the Authority.

(b)           Policy.  The following statement shall represent the Lessee’s policy regarding a DBE program:  The Lessee is committed to ensuring that DBEs, as defined in 49 C.F.R. Part 26, have an equal opportunity to receive and participate in DOT-assisted contracts.

(c)           Liaison.  To ensure compliance and the successful management of the Lessee’s DBE program, the Lessee shall establish a DBE liaison for the LMM Airport Facility with the DOT.

Section 11.14          Airport Concession Disadvantaged Business Enterprise Program.  To the extent the Lessee receives federal financial assistance from the DOT with respect to the LMM Airport Facility, the Lessee shall establish an Airport Concession Disadvantaged Business Enterprise (“ACDBE”) program in accordance with regulations of the DOT, 49 C.F.R. Part 23.  The Lessee shall provide for the participation of ACDBEs, as defined in 49 C.F.R. Part 23, with respect to all concession services provided at the LMM Airport Facility.

ARTICLE 12
INDEMNIFICATION

Section 12.1             Indemnification with Regard to Third Party Claims.

(a)           Indemnification by the Lessee.  To the fullest extent permitted by Law, the Lessee shall indemnify and hold harmless the Authority and each of its Representatives from and against any Losses actually suffered or incurred by the Authority or any such Representative as a result of any Third Party Claims arising from (i) any Assumed Liabilities or (ii) any tax or mortgage recording charge attributable to any Transfer of the Lessee Interest or any part thereof; provided, however, that such Third Party Claims are made in writing within a period of three years from the expiration of the Term or earlier termination of this Agreement or within such shorter period as may be prescribed by the applicable statute of limitations.

(b)           Indemnification by the Authority.  To the fullest extent permitted by Law, the Authority shall indemnify and hold harmless the Lessee and each of its Representatives from and against any Losses actually suffered or incurred by the Lessee or any such Representative as a result of any Third Party Claims arising from (i) any Excluded Liabilities or (ii) pre-existing environmental conditions on Additional Lands described in Section 5.4 to the extent that the Authority requires the acquisition of Additional Lands under Section 5.2; provided, however, that such Third Party Claims are made in writing within a period of three years following the expiration of the Term or earlier termination of this Agreement or within such shorter period as may be prescribed by the applicable statute of limitations.

(c)           Notice of Third Party Claim.  If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt notice thereof, but in any event no later than 30 days after receipt of such notice of such Third Party Claim.  Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail (and include a copy of any complaint or related documents) and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.

(d)           Defense of Third Party Claim.  The Indemnifier may participate in or assume the defense of any Third Party Claim by giving notice to that effect to the Indemnified Party not later than 30 days after receiving notice of that Third Party Claim (the “Notice Period”); provided, however, that the Indemnifier shall not be permitted to assume the defense of such Third

Party Claim to the extent such assumption would adversely impact any defense asserted by the Indemnified Party.  The Indemnifier’s right to do so shall be subject to the rights of any insurer or other Party who has potential responsibility with respect of that Third Party Claim.  The Indemnifier agrees to pay all of its own expenses of participating in or assuming each defense.  The Indemnified Party shall cooperate in good faith in the defense of each Third Party Claim, even if the defense has been assumed by the Indemnifier and may participate in such defense assisted by counsel of its own choice at its own expense.  If the Indemnified Party has not received notice within the Notice Period that the Indemnifier has elected to assume the defense of such Third Party Claim, the Indemnified Party may assume such defense, assisted by counsel of its own choosing and the Indemnifier shall be responsible for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim.

(e)           Assistance for Third Party Claims.  The Indemnifier and the Indemnified Party will use all Reasonable Efforts to make available to the Party which is undertaking and controlling the defense of any Third Party Claim (the “Defending Party”) (i) those employees whose assistance, testimony and presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim and (ii) to the extent permitted by Law, all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim, and shall otherwise cooperate with the Defending Party.  The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall not exceed the actual cost to the Indemnified Party associated with such employees.

(f)            Settlement of Third Party Claims.  If an Indemnifier elects to assume the defense of any Third Party Claim in accordance with Section 12.1(d), the Indemnifier shall not be responsible for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim.  However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving notice from the Indemnified Party that the Indemnified Party believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defense of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be responsible for all reasonable costs and expenses paid or incurred in connection therewith.  The Indemnified Party shall not settle or compromise any Third Party Claim without obtaining the prior written consent of the Indemnifier unless such settlement or compromise is made without any responsibility to, and does not require any action on the part of, the Indemnifier and does not in any way adversely affect the Indemnifier.

Section 12.2             Indemnification with Regard to Breaches of Covenants, Representations or Warranties.

(a)           Indemnification by the Lessee.  The Lessee shall indemnify and hold harmless the Authority and each of its Representatives from and against any Losses actually suffered or incurred by the Authority or any such Representative arising from (i) any failure by the Lessee, its Affiliates or their respective Representatives to comply with, observe or perform any of the covenants, obligations, agreements, terms or conditions in this Agreement or (ii) any breach by the Lessee of its representations or warranties set forth in Section 9.2; provided, however, that such representations and warranties continue to survive at such time as provided in Section 9.5(b) and a notice of a Claim shall have been given, in writing in accordance with Article 20, prior to the expiry of such survival period as provided in Section 9.5(b).

(b)           Indemnification by the Authority.

(i)            The Authority shall indemnify and hold harmless the Lessee and each of its Representatives from and against any Losses actually suffered or incurred by the Lessee or any such Representative arising from (A) any failure by the Authority or its Representatives to comply with, observe or perform any of the covenants, obligations, agreements, terms or conditions in this Agreement or (B) any breach by the Authority of its representations or warranties set forth in Article 9; provided, however, that such representations and warranties continue to survive at such time as provided in Section 9.5(a) and a notice of a Claim shall have been given, in writing in accordance with Article 20, prior to the expiry of such survival period as provided in Section 9.5(a).

(ii)           No Claim may be made by the Lessee or the Lessee’s Representatives against the Authority under Section 12.2(b)(i) for the breach of any representation or warranty made or given by the Authority in Article 9 unless (A) the Loss suffered or incurred by the Lessee or its Representatives in connection with such breach is in excess of $250,000 and (B) the aggregate of all Losses suffered or incurred by the Lessee or its Representatives exceeds $5,000,000, in which event the amount of all such Losses in excess of such amount may be recovered by the Lessee or its Representatives; provided, however, that the maximum aggregate liability of the Authority to the Lessee or its Representatives in respect of such Losses in connection with breaches of the Authority’s representations and warranties in Article 9 shall not exceed 30% of the Leasehold Fee; and provided further that this Section 12.2(b)(ii) shall not apply to Claims for a breach of representation or warranties in Sections 9.1(a), (b), (c), (d), (e), (f), (g) or (n) or to claims for fraud, intentional misrepresentation or intentional breach of the representations or warranties in Article 9.

(iii)          In addition to any other right of the Lessee contemplated in this Section 12.2(b) and elsewhere in this Agreement, and without prejudice to (or diminishment of) any of the Lessee’s other rights and entitlements under this Agreement, the Authority shall indemnify and hold harmless the Lessee and each of its Representatives from and against any Losses actually suffered or incurred by the Lessee or any such Representative arising from any of the litigation, administrative proceedings, disputes, matters or other processes related to or contemplated by clause 4 of Schedule 4 hereto.  It is agreed and understood by the Parties that the Authority’s indemnity obligations pursuant to this Section 12.2(b)(iii) shall not be subject to any of the monetary thresholds or maximum limitations set forth in Section 12.2(b)(ii) above.

Section 12.3             Losses Net of Insurance; Reductions and Subrogation.

(a)           For purposes of this Article 12, the amount of any Losses for which indemnification is provided hereunder shall be reduced by any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses, it being understood that the obligations of the Indemnifier hereunder shall not be so reduced to the extent that any such recovery results in an increase in the Indemnified Party’s insurance premiums, or results in any other additional cost or expense to any such Indemnified Party.

(b)           If the amount of any Loss incurred by an Indemnified Party at any time subsequent to the making of a payment required under this Article 12 on account of such Losses (an “Indemnity Payment”) is reduced by any subsequent recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses (including Taxes) or premiums incurred or increased in connection therewith), together with interest thereon from the date of such recovery, settlement or reduction at the Bank Rate, shall promptly be repaid by the Indemnified Party to the Indemnifier.

(c)           Upon making a full Indemnity Payment, the Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the Indemnity Payment relates.  Until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnified Party’s rights against such third party.

Section 12.4             Payment and Interest.  All amounts to be paid by an Indemnifier hereunder shall bear interest at a rate per annum equal to the Bank Rate, calculated annually and payable monthly, both before and after judgment, from the date that the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss or expense in respect of a Loss for which the Indemnifier is responsible to make payment pursuant to this Article 12, to the date of payment by the Indemnifier to the Indemnified Party.

Section 12.5             Offset Rights; Limitations on Certain Damages.

(a)           Any other provision herein notwithstanding, each Party’s obligations under this Agreement are subject to, and each Party shall have the benefit of, all defenses, counterclaims, rights of offset or recoupment or other claims and rights, including the right to deduct payments due to the other Party hereunder (collectively, “Offsets”) which such Party may have at any time against such other Party (or any of their respective successors and assigns) or any transferee or assignee of any such other Party’s rights hereunder (to the extent permitted hereunder) as against such Party or any part thereof or interest therein, whether the claim or right of such Party relied upon for such purpose is matured or unmatured, contingent or otherwise, and no transfer or assignment of this Agreement or any other obligation of such other Party, or of any rights in respect thereof, pursuant to any plan of reorganization or liquidation or otherwise shall affect or impair the availability to each Party of the Offsets; provided that in no event shall any Party’s right to Offsets permit such Party to exercise such right in a manner that would reduce the LMM Airport Facility Leasehold Value to an amount that is less than the Leasehold Mortgage Debt.

(b)           In no event shall any Party be responsible to the other Party under this Agreement for consequential, indirect, exemplary or punitive damages (except for claims by the Authority against the Lessee for fraud or for intentional misrepresentation or intentional breach), nor shall a Party be obligated to indemnify any other Party or any other Person with respect to any Losses or damages caused by the fraud of such other Party or Person.  The Parties agree that (i)

payment for lost revenues generated at the LMM Airport Facility as part of Leasehold Compensation or the LMM Airport Facility Leasehold Value shall not constitute consequential, indirect, exemplary or punitive damages under the Act or otherwise and (ii) payments made by a Party to any third party shall always constitute indemnifiable losses hereunder notwithstanding whether such amounts represent consequential, indirect, exemplary or punitive damages for such third party.

(c)           Except (i) in the event of a termination of this Agreement pursuant to Section 2.4(d), Section 14.2 or Section 16.2, (ii) in cases involving fraud or intentional misrepresentation subject to all of the terms and conditions hereof or (iii) with respect to any Compensation Event, the provisions of this Article 12 shall constitute the sole and exclusive right and remedy available to any Party hereto for any Third Party Claim or for any actual or threatened breach of any representation, warranty, covenant or agreement contained herein.

Section 12.6             Survival.  This Article 12 shall remain in full force and effect in accordance with its terms and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or by any termination or rescission of this Agreement by any Party.

Section 12.7             Agency for Representatives.  Each of the Authority and the Lessee agrees that it accepts each indemnity under the terms of this Agreement in favor of any of its Representatives, as applicable, as agent and trustee of such Representative, as applicable, and agrees that each of the Authority and the Lessee may enforce any such indemnity in favor of its Representatives, as applicable, on behalf of such Representative.

ARTICLE 13
INSURANCE

Section 13.1             Insurance Coverage Required.  The Lessee shall provide and maintain at the Lessee’s own expense, or cause to be maintained, during the Term and during any time period following expiration during which the Lessee is required to return and perform any additional work, the insurance coverages and requirements specified below, insuring the LMM Airport Facility and all LMM Airport Facility Operations (the “Required Coverages”).

(a)           Employment Practices Liability.  The Lessee shall maintain employment practices liability in a limit of not less than $5,000,000 per occurrence.  Any retroactive date on the policy shall be on or before the Effective Date.  Policies written on a claims-made basis shall remain in force for at least three years beyond the date this Agreement terminates, through extended coverage, purchase of a tail or otherwise.

(b)           Workers Compensation Insurance.  The Lessee shall maintain the required workers compensation insurance with the Corporación del Fondo del Seguro del Estado.

(c)           Commercial General Liability (Primary and Excess).  The Lessee shall provide commercial general liability insurance or equivalent with limits of not less than $200,000,000 per occurrence and $400,000,000 aggregate for bodily injury (including death) and property damage liability.  Coverage shall include the following:  all premises and operations, products liability, host liquor liability, completed operations, explosion, collapse, underground, separation of insureds, defense, independent contractors, terrorism war liability, excess auto liability, hanger keepers liability, contingent control tower liability, baggage liability, cargo liability, non-owned aircraft liability, mobile equipment, contractual liability, personal injury and advertising injury with limits of not less that $1,000,000 per occurrence and aggregate, incidental medical malpractice with limits of not less that $1,000,000 per occurrence and aggregate and excess employers liability with limits of not less than $1,000,000 per occurrence and aggregate.  The Authority is to be named as an additional insured on a primary, non-contributory basis for any liability arising directly or indirectly under or in connection with this Agreement.

(d)           Automobile Liability (Primary and Excess).  The Lessee shall provide or cause to be provided automobile liability insurance with limits of not less than $1,000,000 per occurrence and $5,000,000 aggregate for bodily injury and property damage for any owned, non-owned or hired autos/motor vehicles.  The Authority is to be named as an additional insured on a primary, non-contributory basis.

(e)           Builder’s Risk.  When the Lessee undertakes any construction, maintenance or repairs to the LMM Airport Facility, including improvements and betterments pursuant to this Agreement, the Lessee shall provide or cause to be provided, all risk builder’s risk insurance at replacement cost for materials, supplies, equipment, machinery and fixtures that are or will be part of the LMM Airport Facility.  Customary sublimits and aggregated sublimits for perils including flood and earthquake are permitted in amounts consistent with market practice at Comparable Public Airports.  Coverage shall include the following: right to partial occupancy, boiler and machinery, earth movement, flood, water (including overflow), leakage, sewer backup, utility services, debris removal, testing, mechanical-electrical breakdown, resulting damage arising out of faulty or defective workmanship or material, business income (where an exposure exists and where the Authority has an insurable interest in such exposure), valuable papers and other consequential loss, when applicable.  The Authority is to be named as an additional insured and, subject to the claims of any Leasehold Mortgagee, as a loss payee with respect to the property proceeds.

(f)            Professional Liability.  When any architects, engineers, project managers, construction managers or other professional consultants perform work in connection with this Agreement, professional liability insurance covering acts, errors or omissions shall be maintained with limits of not less than $5,000,000 per occurrence and $5,000,000 aggregate; provided, however, that design and construction architects and engineers performing work with respect to any construction project undertaken by the Lessee pursuant to this Agreement must maintain limits of not less than the completion cost of the construction project undertaken.  When policies are renewed or replaced, the policy retroactive date shall coincide with, or precede, start of work in connection with this Agreement.  A claims-made policy that is not renewed or replaced shall have an extended reporting period of two years.

(g)           Property.  The Lessee shall obtain all risk property insurance coverage cost on a full replacement basis (no margin clause is to be included), covering all loss, damage or destruction to the LMM Airport Facility, including improvements and betterments.  Occurrence limit of liability endorsement or equivalent, if included on property policy, must be amended to delete any limitation to stated property values.  Coverage may not be limited to the statement of values provided to the insurance company.  Coverage shall include the following: (i) such risks as may now or in the future be included under an all risk policy form of real property insurance (subject to standard policy terms, conditions and exclusions) as may now or in the future be prescribed by the Commonwealth as of the effective date of the policy under which such insurance is provided and (ii) fire, smoke, windstorm, cyclone, tornado, hail, explosion, riot, civil commotion, equipment breakdown, flood, earth movement, collapse, water including overflow, leakage, sewer backup or seepage, utility interruption, debris removal, business ordinance or law for increased cost of construction, extra expense, boiler and machinery, valuable papers ingress and egress, civil and military authority and, if available, terrorism.  Customary sublimits and aggregated sublimits for perils including flood and earthquake are permitted in amounts consistent with market practice at Comparable Public Airports.  Coverage shall also include blanket business income coverage.  In addition, the Lessee shall, during the Term, procure at its own expense comprehensive fire, theft and property damage all risk insurance for, and keep insured to the extent of the full replacement value thereof (if replaceable; otherwise, the value thereof), all personal property of the Authority in the care, custody and control of the Lessee, including materials, fixtures/contents, equipment, tools, supplies and art work.  The Lessee shall be responsible for all loss or damage to personal property (including materials, fixtures/contents, equipment, tools, supplies and art work) of the Lessee unless caused by the Authority or its Representatives.  The Authority is to be named as an additional insured on all property insurance policies.  Subject to the claims of any Leasehold Mortgagee, the Authority and the Depositary are to be named as loss payees.  The Lessee shall be responsible for any loss or damage to Authority property at full replacement cost.

(h)           Pollution Legal Liability.  Pollution legal liability insurance shall be provided covering third-party bodily injury, property damage and other losses caused by pollution occurrences during the Term with limits of not less than $5,000,000 per occurrence and $25,000,000 aggregate.  Coverage shall include environmental cleanup, remediation, transportation and disposal.  When policies are renewed or replaced, the policy retroactive date shall, if practicable, coincide with or precede, start of work in connection with this Agreement.  A claims-made policy which is not renewed or replaced shall have an extended reporting period of two years.  The Authority is to be named as an additional insured.

(i)            Business Interruption Insurance.  The Lessee shall obtain business insurance against interruption or loss of projected Revenues for at least six months from the occurrence of the risk, resulting from physical damage to the Airport; provided, that the limits of such coverage may be based on a maximum foreseeable loss analysis, subject to the Authority’s approval of such maximum foreseeable loss analysis by an independent third party that is reasonably acceptable to the Authority, with such approval of the Authority not to be unreasonably withheld; and provided further, that the Authority and each Dependent Business shall be named as additional insureds thereunder.

(j)            Owners’ Contractors Protective Liability Insurance.  The Lessee shall obtain owners’ contractors protective liability insurance or equivalent coverage with a limit of not less than $2,000,000 per occurrence.  Such insurance shall include coverage against any negligent acts or omissions of independent contractors or subcontractors of the Concessionaire, whether resulting in bodily injury or injury to property of third parties.

(k)                                 Boiler & Machinery Insurance.  The Lessee shall maintain comprehensive boiler and machinery coverage or equipment breakdown coverage for completed structures housing pressure vessels, machinery, equipment and electrical systems with a total replacement value of $25,000 or more.  Such insurance shall (i) include a limit at least equal to the total replacement cost of the equipment, plus 10%; (ii) include business interruption insurance in an amount reasonably acceptable to the Authority; (iii) include the Authority as an insured and (iv) include law and ordinance coverage.

(l)                                     Fiduciary Liability.  The Concessionaire shall maintain fiduciary liability in a limit of not less than $3,000,000 per occurrence.  Any retroactive date on the policy shall be on or before the Effective Date.  Policies written on a claims-made basis shall remain in force for at least three years beyond the date this Agreement terminates, through extended coverage, purchase of a tail or otherwise.

Section 13.2                                      Additional Requirements.

(a)                                 Evidence of Insurance.  The Lessee shall deliver or cause to be delivered to the Authority original certificates of insurance on the Authority’s insurance certificate form or equivalent evidencing the Required Coverages on or before the Closing Date, and shall provide or cause to be provided, renewal certificates of insurance, or such similar evidence, if such coverages have an expiration or renewal date occurring during the Term.  The receipt of any certificate does not constitute agreement by the Authority that the insurance requirements in this Agreement have been fully met or that the insurance policies indicated on the certificate are in compliance with all requirements of this Agreement.  The failure of the Authority to obtain certificates or other insurance evidence from the Lessee shall not be deemed to be a waiver by the Authority.  Non-conforming insurance shall not relieve the Lessee of the obligation to provide insurance as specified herein.  Except as otherwise expressly set forth herein, each Required Coverage may be reviewed by the Authority for compliance with the terms of this Agreement.  Each Required Coverage shall be signed by the insurer responsible for the risks insured against or by the insurer’s authorized representative.  All Required Coverages shall be placed with insurers that, at a minimum, have a rating of A(VII) or better by A.M. Best Company or an equivalent rating by another Rating Agency (unless the Authority consents to waive this requirement, which consent shall be subject to Section 13.2(o)).

(b)                                 Notice of Cancellation, Material Change or Violation.  All Required Coverages shall provide for 30 days’ (or in the case of cancellation for non-payment of premiums, 10 days’) prior notice to be given to the Authority by the insurer in the event coverage is substantially changed, canceled or non-renewed.  The Authority shall be permitted (but not obligated) to pay any delinquent premiums before the cancellation date specified by the insurer in any notice of cancellation for non-payment of premium in order to maintain such coverage in full force and effect and the Lessee shall reimburse the Authority for any delinquent premiums paid by the Authority on demand without any days of grace and without prejudice to any other rights and remedies of the Authority hereunder.  The Lessee shall not cancel, terminate, materially change to the detriment of the Authority or replace any Required Coverage.

(c)                                  Deductibles.  All Required Coverages may contain deductibles or self-insured retentions not to exceed amounts consistent with market practice at Comparable Public

Airports.  Any and all deductibles or self-insured retentions on Required Coverages shall be borne by the Lessee or its Contractors.

(d)                                 Inflation Adjustment.  The amounts of coverage required by Section 13.1 shall be Adjusted for Inflation each succeeding fifth anniversary of the Closing Date.

(e)                                  Waiver of Subrogation by Insurers.  Each of the Required Coverages shall include a waiver by the insurer of its rights of subrogation against the Authority, its employees, elected officials, agents or representatives.

(f)                                   Authority’s Right to Insure.  If the Lessee fails to obtain and maintain or cause to be obtained and maintained the insurance required by this Article 13, the Authority shall have the right (without any obligation to do so), upon two Business Days’ notice to the Lessee in a non-emergency situation or forthwith in an emergency situation and without assuming any obligation in connection therewith, to effect such insurance and all costs and expenses of the Authority in connection therewith shall be payable by the Lessee to the Authority on demand without any days of grace and without prejudice to any other rights and remedies of the Authority hereunder.  Such insurance taken out by the Authority shall not relieve the Lessee of its obligations to insure hereunder and the Authority shall not be liable for any loss or damage suffered by the Lessee in connection therewith.

(g)                                  No Limitation as to Lessee Liabilities.  The Lessee expressly understands and agrees that any coverages and limits furnished by the Lessee shall in no way limit the Lessee’s liabilities and responsibilities specified within this Agreement or by Law.

(h)                                 No Contribution by Authority.  The Lessee expressly understands and agrees that any insurance or self-insurance programs maintained by the Authority shall not contribute with insurance provided by the Lessee under this Agreement.

(i)                                     Insurance Not Limited by Indemnification.  The required insurance shall not be limited by any limitations expressed in the indemnification language herein or any limitation placed on the indemnity therein given as a matter of Law.

(j)                                    Insurance Requirements of Contractors and Subtenants.  The Lessee shall require in each contract with any Contractor or subtenant (where such Contractor or subtenant is not covered by the Required Coverages) that such Contractor or subtenant obtain coverages reasonably comparable to the Required Coverages that are reasonably appropriate in their limits and other terms and conditions to the nature of the contract with the Contractor or subtenant.  Such coverages shall insure the interests of the Authority, its employees, elected officials, agents and representatives, the Lessee and any other Contractors or subtenants in respect of the applicable work being performed and shall be subject to the same (or comparable) coverage and administrative requirements as are imposed on the Lessee pursuant to this Agreement.  When requested to do so by the Authority, the Lessee shall provide or cause to be provided to the Authority certificates of insurance with respect to such insurance coverages or such other evidence of insurance, reasonably acceptable in form and content to the Authority.  The provisions of this Section 13.2(j) shall not apply to any Airline that is a party to the Use Agreement (or any subsequent use agreement with respect to the LMM Airport Facility), the obligations of which to obtain and maintain insurance shall be governed solely by the Use Agreement, or such subsequent amendment, modification or replacement thereof.

(k)                                 Joint Venture and Limited Liability Company Policies.  If the Lessee or any Contractor required to obtain an insurance policy hereunder is a joint venture or limited liability company, all insurance policies required to be obtained by the Lessee or such Contractor shall specifically name the joint venture or limited liability company as a named insured.

(l)                                     Other Insurance Obtained by Lessee.  If the Lessee or its Contractors or subtenants desire coverages in addition to the Required Coverages, the Lessee and each Contractor or subtenant shall be responsible for the acquisition and cost of such additional coverages.  If the Lessee or its Contractors or subtenants obtain any property, liability or other insurance coverages in addition to the Required Coverages (“Additional Coverages”), then the Lessee or its Contractors shall (i) notify the Authority as to such Additional Coverages, (ii) provide the Authority with any documentation relating to the Additional Coverages, including certificates of insurance, that the Authority reasonably requests and (iii) at the Authority’s election, cause the Authority elected or appointed officials, agents and representatives to be named as additional insureds under such Additional Coverages.

(m)                             Cooperation.  The Authority and the Lessee shall do all acts, matters and things as may be reasonably necessary or required to expedite the adjustment of any loss or damage covered by insurance hereunder so as to expedite the release and dedication of proceeds of such insurance in the manner and for the purposes herein contemplated.

(n)                                 Authority’s Right to Modify.  The Authority shall have the right to modify, delete, alter or change insurance coverage requirements set forth in Section 13.1 and this Section 13.2 to reflect known material changes in insurance coverages for Comparable Public Airports or known material changes in insurance exposures associated with the LMM Airport Facility and the Lessee shall promptly comply therewith and shall not have any obligation to procure or maintain at its cost any additional insurance unless an independent insurance consultant shall have delivered to the Lessee its opinion to the effect that the additional coverages are required pursuant to the above-stated criteria and such additional coverages are commercially available at reasonable rates.

(o)                                 Commercial Availability.  Notwithstanding anything to the contrary herein, if any insurance (including the limits or deductibles thereof) required to be maintained under this Agreement shall not be available at commercially reasonable rates, the Lessee shall have the right to request that the Authority consent to waive such requirement. Any such waiver shall be effective only so long as such insurance shall not be available at commercially reasonable rates; provided that during the period of such waiver, the Lessee maintains the maximum amount of such insurance otherwise available at commercially reasonable rates.  The Authority shall reasonably consider a request by the Lessee for a waiver under this Section 13.2(o) if the request is supported by a determination by an internationally recognized independent insurance consultant (i) that such insurance is not available at commercially reasonable rates and (ii) of the amount of such insurance which is available at commercially reasonable rates.  The Authority shall consult with the Signatory Airlines prior to granting any such waiver.

Section 13.3                                      Damage and Destruction.

(a)                                 Obligations of Lessee.  If all or any part of the LMM Airport Facility shall be destroyed or damaged during the Term in whole or in part by fire or other casualty of any kind or nature (including any casualty for which insurance was not obtained or obtainable), ordinary or extraordinary, foreseen or unforeseen, the Lessee shall: (i) give the Authority notice thereof promptly after the Lessee receives actual notice of such casualty; (ii) at its sole cost and expense, whether or not insurance proceeds, if any, shall be equal to the estimated cost of repairs, alterations, restorations, replacement and rebuilding (the “Casualty Cost”), proceed diligently to Restore the same and (iii) deposit all insurance proceeds received by the Lessee in connection with any Restoration with a Depositary; provided, however, that if at any time the Casualty Cost exceeds the net insurance proceeds deposited with the Depository or reasonably anticipated to be actually deposited with the Depositary, then the Lessee shall also deposit with the Depository such cash as is sufficient to cover the difference between the Casualty Cost and the net insurance proceeds (such net insurance proceeds and such additional cash, together with any interest earned thereon, the “Restoration Funds”); provided further that the procedures of this clause (iii) of this Section 13.3(a) shall only apply to casualty events in which the cost of Restoration exceeds $5,000,000, as Adjusted for Inflation.

(b)                                 Rights of Authority.  If (i) the Lessee shall fail or neglect to commence the diligent Restoration of the LMM Airport Facility or the portion thereof so damaged or destroyed, (ii) having so commenced such Restoration, the Lessee shall fail to diligently complete the same in accordance with the terms of this Agreement or (iii) prior to the completion of any such Restoration by the Lessee, this Agreement shall expire or be terminated in accordance with the terms of this Agreement, the Authority may, but shall not be required to, complete such Restoration at the Lessee’s expense and shall be entitled to be paid out of the Restoration Funds for the relevant Restoration costs incurred by the Authority.  In any case where this Agreement shall expire or be terminated prior to the completion of the Restoration, the Lessee shall (A) account to the Authority for all amounts spent in connection with any Restoration which was undertaken, (B) immediately pay over or cause the Depositary to pay over to the Authority the remainder, if any, of the Restoration Funds received by the Lessee prior to such termination or cancellation and (C) pay over or cause the Depositary to pay over to the Authority, within 30 days after receipt thereof, any Restoration Funds received by the Lessee or the Depositary subsequent to such termination or cancellation.  The Lessee’s obligations under this Section 13.3(b) shall survive the expiration or termination of this Agreement.  To the extent the Authority is a loss payee with respect to any such insurance proceeds or otherwise receives insurance proceeds with respect to the destroyed or damaged portions of the LMM Airport Facility, the Authority shall deposit (or cause to be deposited) all such insurance proceeds with the Depositary for application pursuant to this Agreement.

(c)                                  Payment of Restoration Funds to Lessee.  Subject to the satisfaction by the Lessee of all of the terms and conditions of this Section 13.3 and the requirements of the Leasehold Mortgagee, the Depositary shall pay to the Lessee from time to time any Restoration Funds, but not more than the amount actually collected by the Depositary upon the loss, together with any interest earned thereon, after reimbursing itself therefrom, as well as the Authority, to the extent, if any, of the reasonable expenses paid or incurred by the Depositary and the Authority in the collection of such monies, to be utilized by the Lessee solely for the Restoration, such payments to be made as follows:

(i)                                     prior to commencing any Restoration, the Lessee shall furnish to the Authority for its Approval the estimated cost, estimated schedule and detailed plan for the completion of the Restoration, each prepared by an architect or engineer;

(ii)                                  the Restoration Funds shall be paid to the Lessee in installments as the Restoration progresses, subject to Section 13.3(c)(iii), based upon requisitions to be submitted by the Lessee to the Depositary and the Authority in compliance with Section 13.3(d), showing the cost of labor and materials purchased for incorporation in the Restoration, or incorporated therein since the previous requisition, and due and payable or paid by the Lessee; provided, however, that if any lien, other than any Permitted Lessee Encumbrance, is filed against the LMM Airport Facility or any part thereof in connection with the Restoration, the Lessee shall not be entitled to receive any further installment until such lien is satisfied or discharged (by bonding or otherwise); provided further that notwithstanding the foregoing, but subject to the provisions of Section 13.3(c)(iii), the existence of any such lien shall not preclude the Lessee from receiving any installment of Restoration Funds so long as such lien will be discharged with funds from such installment and at the time the Lessee receives such installment the Lessee delivers to the Authority and the Depositary a release of such lien executed by the lienor and in recordable form;

(iii)                               the amount of each installment to be paid to the Lessee shall be the aggregate amount of Casualty Costs theretofor incurred by the Lessee minus the aggregate amount of Restoration Funds theretofor paid to the Lessee in connection therewith, less 10% of such amount as a retainage (which 10% retainage shall be released to the Lessee upon completion of the Restoration work), except that such retainage shall not include any amounts for architects’ or engineers’ fees or permitting or other governmental fees in connection with the Restoration or with respect to each Contractor upon the final completion of each such Contractor’s respective work, provided that the unapplied portion of the funds held by the Depositary is sufficient to complete the Restoration; provided, however, that all disbursements to the Lessee shall be made based upon an architect’s or engineer’s certificate for payment in accordance with industry standards, and disbursements may be made for advance deposits for material and Contractors to the extent that such disbursements are customary in the industry and provided that the unapplied portion of the funds held by the Depositary is sufficient to complete the Restoration; and

(iv)                              except as provided in Section 13.3(b), upon completion of and payment for the Restoration by the Lessee, subject to the rights of any Leasehold Mortgagee, the Depositary shall pay the balance of the Restoration Funds, if any, to the Lessee; provided, however, that if the insurance proceeds are insufficient to pay for the Restoration (or if there shall be no insurance proceeds), the Lessee shall nevertheless be required to make the Restoration and provide the deficiency in funds necessary to complete the Restoration as provided in Section 13.3(a)(iii).

(d)                                 Conditions of Payment.  The following shall be conditions precedent to each payment made to the Lessee as provided in Section 13.3(c):

(i)                                     the Lessee shall have furnished the Authority with estimates of costs and schedule and a detailed plan for the completion of the Restoration, as provided for in Section 13.3(c)(i);

(ii)                                  at the time of making such payment, no Lessee Default exists;

(iii)                               the Restoration shall be carried out under the supervision of the relevant architect or engineer (which has been Approved by the Authority), and there shall be submitted to the Depositary and the Authority the certificate of such architect or engineer stating that (A) the materials and other items which are the subject of the requisition have been delivered to the LMM Airport Facility (except with respect to requisitions for advance deposits permitted under Section 13.3(c)(iii)), free and clear of all Encumbrances, other than Permitted Lessee Encumbrances, and no unsatisfied or unbonded mechanic’s or other liens have been claimed, except for any mechanic’s lien for claims that will be discharged, by bonding or otherwise, with funds to be received pursuant to such requisition (provided that a release of such lien is delivered to the Depositary in accordance with Section 13.3(c)(ii)), (B) the sum then requested to be withdrawn either has been paid by the Lessee or is due and payable to Contractors, engineers, architects or other Persons (whose names and addresses shall be stated), who have rendered or furnished services or materials for the work and giving a brief description of such services and materials and the principal subdivisions or categories thereof and the several amounts so paid or due to each of such Persons in respect thereof, and stating in reasonable detail the progress of the work up to the date of such certificate, (C) no part of such expenditures has been made the basis, in any previous requisition (whether paid or pending), for the withdrawal of Restoration Funds or has been made out of the Restoration Funds received by the Lessee, (D) the sum then requested does not exceed the value of the services and materials described in the certificate, (E) the work relating to such requisition has been performed in accordance with this Agreement, (F) the balance of the Restoration Funds held by the Depositary or available from other sources will be sufficient upon completion of the Restoration to pay for the same in full, and stating in reasonable detail an estimate of the cost of such completion and (G) in the case of the final payment to the Lessee, the Restoration has been completed in accordance with this Agreement.

(e)                                  Payment and Performance Bonds.  If the Lessee obtains payment or performance bonds related to a Restoration (which the Lessee may or may not obtain in its discretion), the Lessee shall name the Authority and the Lessee and the Leasehold Mortgagee, as their interests may appear, as additional obligees, and shall deliver copies of any such bonds to the Authority promptly upon obtaining them.

(f)                                   Benefit of Authority.  The requirements of this Section 13.3 are for the benefit only of the Authority, and no Contractor or other Person shall have or acquire any claim against the Authority as a result of any failure of the Authority actually to undertake or complete any Restoration as provided in this Section 13.3 or to obtain the evidence, certifications and other documentation provided for herein.

(g)                                  Investment of Restoration Funds.  Restoration Funds deposited with a Depositary shall be invested and reinvested in Eligible Investments at the direction of the Lessee, and all interest earned on such investments shall be added to the Restoration Funds.

(h)                                 Rights of Leasehold Mortgagee.  The provisions of Section 13.3 are subject to the rights of any Leasehold Mortgagee under the documents relating to any Leasehold Mortgage Debt.  The Authority acknowledges and agrees that any Restoration Funds prior to the applicable to a Restoration or not applied to a Restoration as provided in this Section 13.3 shall be subject to the lien or liens of any Leasehold Mortgage and the rights and requirements of the Leasehold Mortgagee.

ARTICLE 14
ADVERSE ACTIONS

Section 14.1                                      Adverse Action.

(a)                                 An “Adverse Action” shall occur if the Authority or any other Governmental Authority established under the Laws of the Commonwealth takes action or actions at any time during the Term (including enacting any Law) and the effect of such action or actions, individually or in the aggregate, is reasonably expected (i) to be principally borne by the Lessee or private operators of Comparable Public Airports or Contratantes and (ii) to have a material adverse effect on the fair market value of the Lessee Interest, except where (A) such action is in response to any act or omission on the part of the Lessee that (1) is illegal (before taking into account the applicable government action) or (2) constitutes nonperformance by the Lessee or (B) such action is otherwise permitted under this Agreement; provided, however, that none of the following shall be an Adverse Action: (x) the exercise of law enforcement, subpoena or investigatory powers of the Authority or any Governmental Authority as permitted under this Agreement or applicable Law; (y) the imposition of a Tax or an increase in Taxes of general application, including parking Taxes of general application imposed on users or operators of parking facilities or Contratantes or (z) the development, redevelopment, construction, maintenance, modification or change in the operation of any existing mode of transportation that results in the reduction of any revenues generated at the LMM Airport Facility or in the number of users using the LMM Airport Facility.

(b)                                 If an Adverse Action occurs, the Lessee shall have the right to receive Leasehold Compensation from the Authority with respect thereto (such Leasehold Compensation, the “AA-Compensation”); provided, however, that if the Adverse Action constitutes an expropriation, sequestration or requisition of all or a material part of the LMM Airport Facility, the LMM Airport Facility Assets, the Use Agreement, and the Lessee Interest (or any of them) or materially impedes, substantially frustrates or renders impossible the Lessee’s ability to perform its obligations hereunder continuously for 90 days, then the Lessee shall have the right either (i) to be paid the AA-Compensation with respect thereto or (ii) to terminate this Agreement and be paid by the Authority any AA-Termination Damages, in each case by giving notice in the manner described in Section 14.1(c).

(c)                                  Within 90 days following the date on which the Lessee first became aware of the Adverse Action, the Lessee shall give notice (the “AA-Preliminary Notice”) to the Authority stating that an Adverse Action has occurred.  Within 180 days following the date of delivery of the AA-Preliminary Notice, the Lessee shall give the Authority another notice (the “AA-Notice”) setting forth (i) details of such Adverse Action, (ii) details of the material adverse effect of such Adverse Action on the fair market value of the Lessee Interest, (iii) a statement as to which right referred to in Section 14.1(b) the Lessee elects to exercise, and (iv) if the Lessee elects to exercise the right to Leasehold Compensation under Section 14.1(b), the amount claimed as AA-Compensation and details of the calculation thereof.  The Authority shall, after receipt of the AA-Notice, be entitled by notice to require the Lessee to provide such further supporting particulars as the Authority may reasonably consider necessary.  If the Authority or the GDB, as the case may be, wishes to dispute the occurrence of an Adverse Action or the amount of AA-Compensation, if any, claimed in the AA-Notice, it shall give notice of dispute (the “AA-Dispute Notice”) to the Lessee within 30 days following the date of receipt by it of the AA-Notice stating in reasonable detail the grounds for such dispute.  If neither the AA-Notice nor the AA-Dispute Notice has been withdrawn within 30 days following the date of receipt of the AA-Dispute Notice by the Lessee, the matter shall be submitted to the dispute resolution procedure in Article 19.

(d)                                 If the Lessee has elected to exercise its right to AA-Compensation, the Authority shall pay the amount of Leasehold Compensation claimed by the Lessee within 60 days following the date of receipt of the AA-Notice, or if a AA-Dispute Notice has been given, then not later than 60 days following the date of determination of the AA-Compensation (together with interest at the rate set forth in Section 20.9 from the date of receipt of the AA-Dispute Notice to the date on which payment is made); provided that the Authority shall provide the AA-Compensation in accordance with Section 15.1(b) as if the related AA-Notice were a CE-Notice; and provided further that, subject to the right of the Lessee to receive interest at the rate set forth in Section 20.9 on the payment owed by the Authority from the date of receipt of the AA-Dispute Notice to the date on which payment is made, the Authority may defer any such payment for an additional 120 days if the Authority determines, in its discretion, that such additional period is necessary in order to obtain financing or otherwise to obtain the necessary funds to make such a payment.

Section 14.2                                      Termination.

(a)                                 If the Lessee has the right to terminate this Agreement in connection with an Adverse Action pursuant to Section 14.1, and the Lessee has exercised such right, this Agreement, subject to Section 14.3, shall terminate 120 days following the date of receipt of the AA-Notice by the Authority, and on the Reversion Date the Authority shall pay an amount (which amount shall be paid from general Authority funds and not from LMM Airport Facility revenues) equal to the aggregate, without duplication, of (i) the LMM Airport Facility Leasehold Value as of the date of termination (which shall be determined as if no Adverse Action has occurred), plus (ii)  the reasonable out-of-pocket and documented costs and expenses incurred by the Lessee as a direct result of such termination, plus (iii)  the Leasehold Compensation calculated for the period between the date of the Adverse Action and the Reversion Date, less (iv) any insurance or condemnation proceeds payable to the Lessee (or that should have been payable to the Lessee but for (x) the insurer’s inability to pay, (y) the breach by the Lessee of an obligation to take out or maintain insurance under this Agreement or (z) the invalidity or breach of any insurance policy caused by the Lessee under which such policy proceeds would have been paid) with respect to all or any portion of the LMM Airport Facility as a result of the occurrence of such Adverse Action (collectively, the “AA-Termination Damages”) to the Lessee on the Reversion Date or, if the AA-Termination Damages are determined on a date subsequent to the Reversion Date, then not later than 60 days following the date of determination of the AA-Termination Damages (together with interest at the rate set forth in Section 20.9 from the Reversion Date to the date on which payment is made); provided that, subject to the right of the Lessee to receive interest at the rate set forth in Section 20.9  on the payment owed by the Authority from the Reversion Date to the date on which payment is made, the Authority may defer any such payment for an additional 120 days if the Authority reasonably determines that such additional period is necessary to obtain financing or required approvals to make such a payment; provided, however, that any amounts received by the Lessee or any Leasehold Mortgagee from any insurance policies payable as a result of damage or destruction to the LMM Airport Facility that has not been remedied prior to the Reversion Date, shall, to the extent not used to remedy such effects, be deducted from the amount payable by the Authority to the Lessee so long as the Authority has not received any such amounts pursuant to Article 13.

(b)                                 Any dispute arising out of the determination of the AA-Termination Damages shall be submitted to the dispute resolution procedure in Article 19.

(c)                                  No AA-Notice given by the Lessee to the Authority in which the Lessee states that it elects to exercise its right of termination of this Agreement shall be valid for any purpose unless, if any Leasehold Mortgage Debt remains outstanding and if and to the extent required by the terms of any Leasehold Mortgage, the Lessee has first obtained and delivered to the Authority the written consent of the Leasehold Mortgagee to such AA-Notice.

(d)                                 Payment of the entire sum of AA-Termination Damages or the AA-Compensation, as the case may be, by the Authority to the Lessee, shall constitute full and final satisfaction of all amounts that may be claimed by the Lessee for and with respect to the occurrence of the Adverse Action and, upon such payment, the Authority shall be released and forever discharged by the Lessee from any and all liability with respect to such Adverse Action.

Section 14.3                                      Right of Authority to Remedy an Adverse Action.  If the Authority wishes to remedy the occurrence of an Adverse Action, the Authority shall give notice thereof to the Lessee within 30 days following the date of receipt of the AA-Notice.  If the Authority gives such notice, it must remedy the Adverse Action within 180 days following the date of receipt of the AA-Notice or, if a AA-Dispute Notice has been given, within 180 days following the final award pursuant to Article 19 to the effect that an Adverse Action occurred or, in either case, within such longer period as may be agreed to by the Lessee.  If the Authority remedies the occurrence of an Adverse Action within the applicable period of time, the right of the Lessee shall be limited to a claim for AA-Compensation with respect to such Adverse Action.

ARTICLE 15
LEASEHOLD COMPENSATION; DELAY EVENTS

Section 15.1                                      Payment of Leasehold Compensation.

(a)                                 Notice.  Except as otherwise provided herein, if a Compensation Event occurs, the Lessee shall give notice (the “CE-Preliminary Notice”) to the Authority within 90 days following the date on which the Lessee first became aware of the Compensation Event stating that a Compensation Event has occurred.  Within 30 days following the date of delivery of the CE-Preliminary Notice, the Lessee shall give the Authority another notice (the “CE-Notice”) setting forth (i) details of the Compensation Event, including a specific explanation of the reasons that the event constitutes a Compensation Event under the terms of this Agreement and (ii) the amount claimed as Leasehold Compensation and details of the calculation thereof.  If the Authority or the GDB, as the case may be, wishes to dispute the occurrence of a Compensation Event or the amount of the Leasehold Compensation claimed in the CE-Notice, it shall give notice of dispute (the “CE-Dispute Notice”) to the Lessee within 60 days following the date of receipt by it of the CE-Notice stating the grounds for such dispute.  If neither the CE-Notice nor the CE-Dispute Notice has been withdrawn within 30 days following the date of receipt of the CE-Dispute Notice by the Lessee, the matter shall be submitted to the dispute resolution procedure in Article 19.

(b)                                 Payment.  Within 60 days following the date of receipt of a CE-Notice, or if a CE-Dispute Notice has been given as provided in Section 15.1(a) and not withdrawn (and the CE-Notice is not otherwise withdrawn by the Lessee), then not later than 60 days following the date of determination of the related Leasehold Compensation (the later of such dates being referred to herein as a “Compensation Date”), the Authority (except to the extent the Authority elects to provide the related Leasehold Compensation in accordance with Section 15.1(c)), shall pay the related Leasehold Compensation in cash, which Leasehold Compensation shall be then due and payable to the Lessee (except as otherwise provided in Section 15.1(e) and together with interest at the rate set forth in Section 20.9 from the date of receipt of the CE-Dispute Notice to the date on which payment is made); provided that, subject to the right of the Lessee to receive interest at the rate set forth in Section 20.9 on the Leasehold Compensation owed by the Authority from the date of receipt of the CE-Dispute Notice to the date on which payment is made, the Authority may defer the provision of any such Leasehold Compensation for an additional 120 days if the Authority reasonably determines that such additional period is necessary to obtain financing or required approvals to provide such Leasehold Compensation to the Lessee.  Notwithstanding the foregoing and except as provided in Section 15.1(e), in the event of a dispute regarding the amount of Leasehold Compensation, the Authority shall pay to the Lessee any undisputed portion of such Leasehold Compensation and any portion of such Leasehold Compensation that is subsequently agreed between the Parties, in each case not later than 60 days following the date that the Parties have agreed to such portion (together with interest at the rate set forth in Section 20.9 from the date of receipt of the CE-Dispute Notice to the date on which payment is made) (even if a dispute regarding a portion of the amount claimed by the Lessee is still pending); provided that the Authority shall have the right to defer providing such Leasehold Compensation for an additional 120 days under the terms set forth in the preceding sentence.

(c)                                  Term Option.

(i)                                     Notwithstanding anything to the contrary in this Agreement, and to the extent such Leasehold Compensation is not payable as part of Termination Damages and is not otherwise paid pursuant to Section 15.1(b), the Authority may elect (subject to Section 15.1(c)(ii) and (iii) and to the extent permitted by applicable Law) to provide any Leasehold Compensation due to the Lessee hereunder by extending the Term for a period of time that would be sufficient to restore the Lessee to the same economic position in which it would have been had such Compensation Event not occurred (subject to the prior receipt of any approval or Authorization necessary to extend the Term under the Act and otherwise in compliance with applicable Law). The Authority shall make such election by notice delivered to the Lessee not later than the related Compensation Date, which notice shall specify the amount of Leasehold Compensation to be provided pursuant to this Section 15.1(c).

(ii)                                  Notwithstanding Section 15.1(c)(i), the Authority may not provide Lessee Compensation pursuant to Section 15.1(c)(i) in an amount that (A) cumulatively with all other amounts of Leasehold Compensation previously provided pursuant to Section 15.1(c)(i) would exceed $25,000,000 during the Term, (B) cumulatively with all other amounts of Leasehold Compensation previously provided pursuant to Section 15.1(c)(i) would exceed $10,000,000 prior to the fifth anniversary of the Closing or (C) in any year after the fifth anniversary of the Closing, cumulatively with all other amounts of Leasehold Compensation previously provided in such year pursuant to Section 15.1(c)(i) would exceed $1,000,000 in such year; provided that each of the foregoing dollar amounts shall be Adjusted for Inflation on each anniversary of the Closing during the Term; provided further that this Section 15.1(c)(ii) and its limitations do not apply to Leasehold Compensation due pursuant to a Delay Event Remedy.

(iii)                               Notwithstanding Section 15.1(c)(i), the Authority may not provide Leasehold Compensation pursuant to Section 15.1(c)(i) in respect of the Compensation Events contemplated by Section 2.5(i)(iii)(B) or Section 5.2(a).

(d)                                 Calculation.  Leasehold Compensation shall be sufficient to compensate the Lessee for (i) all documented Losses (including increased operating, financing and capital and maintenance costs, but excluding any costs and expenses that the Lessee would otherwise expend or incur in order to comply with this Agreement or in the ordinary course of the performance of the LMM Airport Facility Operations or the carrying on of business in the ordinary course) that are reasonably attributable to such Compensation Event and (ii) any documented Losses of the Lessee’s present and future revenues generated at the LMM Airport Facility that are reasonably attributable to such Compensation Event, after taking into account any insurance proceeds payable to the Lessee (or that should have been payable but for (A) the insurer’s inability to pay, (B) the breach of an obligation by the Lessee to take out or maintain insurance under this Agreement or (C) the invalidity or breach of any insurance policy caused by the Lessee under which policy such proceeds would have been paid) in connection with the Compensation Event, if applicable; provided, however, that unless otherwise specified in this Agreement, notice of any claim for Leasehold Compensation shall be made in writing to the Authority within 120 days of the date that the Lessee first became aware of such Compensation Event.  If the Lessee is required to expend its own funds (whether from operating cash flows or the proceeds of any debt or equity financing or otherwise) with respect to any Compensation Event prior to receipt or financing of the corresponding Leasehold Compensation or if the payment of Leasehold Compensation is deferred under Section 15.1(b), then the determination of Leasehold Compensation shall, in addition to the components described above, include such additional amounts as may be necessary to permit the Lessee to earn an after-Tax rate of return thereon at the then-applicable market-based rate of return to be agreed by the Lessee and the Authority.

(e)                                  Future Losses.  Any Leasehold Compensation payable pursuant to Section 15.1(b) with respect to Losses or lost revenues generated at the LMM Airport Facility or documented Losses (including increased operation, financing and capital and maintenance costs) that will not occur until the future shall be due solely when such losses would otherwise become due or are actually incurred or suffered or promptly thereafter.  If the Authority elects, notwithstanding the foregoing, to pay Leasehold Compensation with respect to Losses or lost revenues generated at the LMM Airport Facility that will occur in the future as a lump sum payment, the amount of such lump sum payment shall be based on a determination of the net present value of the impact of such Compensation Event over the remainder of the Term utilizing a discount factor that is reasonably determined by the Lessee (subject to the confirmation as to its reasonableness by the Authority).

(f)                                   Minimum Claim.  Notwithstanding the foregoing provisions of this Section 15.1, the Lessee may not make a claim for Leasehold Compensation unless the amount of such claim exceeds $25,000.

Section 15.2                                      Delay Events.

(a)                                 Notice.  If a Party is affected by a Delay Event, it shall give notice as soon as practicable and in no event later than 10 Business Days following the date on which it first obtains knowledge of such Delay Event to the other Party (provided that in the case of the same Delay Event being a continuing cause of delay, only one notice shall be necessary), which notice shall include (i) a statement of which Delay Event the claim is based upon, (ii) details of the circumstances from which the delay arises and (iii) an estimate of the delay in the performance of obligations under this Agreement attributable to such Delay Event and information in support thereof, if known at that time.  The Party receiving notice of a Delay Event shall, after receipt of such notice, be entitled by notice to require the Party affected by the Delay Event to provide such further supporting information or details as the Party receiving notice of the Delay Event may reasonably consider necessary.  The Party affected by the Delay Event shall notify the other Party as soon as practicable and in no event later than 10 Business Days following the date on which the Party affected by the Delay Event first became aware that a Delay Event has ceased.

(b)                                 Excused.  Subject to the Party affected by the Delay Event giving the notice required in Section 15.2(a), a Delay Event shall excuse the Party affected by the Delay Event from whatever performance is prevented by the Delay Event referred to in such notice for such appropriate number of days as the Authority and the Lessee jointly determine, each acting reasonably.  If the Authority and the Lessee cannot agree upon the period of delay, then either Party shall be entitled to refer the matter to the dispute resolution procedure in Article 19.  This Section 15.2(b) shall neither (i) excuse the Lessee from the performance and observance under this Agreement of any obligations and covenants not affected by the Delay Event nor (ii) prevent any of the Authority or its Representatives (or their respective designee) from exercising its rights under Section 3.7.  Notwithstanding the occurrence of a Delay Event, the Party affected by the Delay Event shall continue its performance and observance under this Agreement of all of its obligations and covenants to the extent that it is reasonably able to do so and shall use its Reasonable Efforts to minimize the effect and duration of the Delay Event.  Except as contemplated in the definition of Delay Event, nothing herein shall permit or excuse noncompliance with a change to applicable Laws.

(c)                                  Compensation.  If a Delay Event occurs that has the effect of causing physical damage or destruction to the LMM Airport Facility that results in the LMM Airport Facility being substantially unavailable for Airport Purposes or suspending airport fee collection at the LMM Airport Facility and such effect continues for a period in excess of 120 consecutive days and has a material adverse effect on the fair market value of the Lessee Interest, and insurance proceeds payable (or that should have been payable but for the breach of an obligation to take out and maintain such insurance policy by the Lessee) or condemnation or other similar proceeds are insufficient to restore the Lessee to the same economic position as it would have been in the absence of such event, then the Delay Event shall be a Compensation Event for which the Lessee (without in any way limiting its obligations pursuant to Section 13.3) shall be entitled to Leasehold Compensation (a “Delay Event Remedy”).

(d)                                 Delay Event Notice.  If the Lessee elects to exercise the right to the Delay Event Remedy, the Lessee shall give notice (“Delay Event Notice”) to the Authority within 30 days following the date on which the Lessee first became aware of its right to the Delay Event Remedy setting forth (i) the details of the Delay Event and its effect on either causing physical damage or destruction to the LMM Airport Facility that results in the LMM Airport Facility being substantially unavailable for Airport Purposes or suspending airport fee collection at the LMM Airport Facility and (ii) the amount claimed as compensation to restore the Lessee to the same economic position in which it would have been had such Delay Event not occurred (including the details of the calculation thereof).  The Authority shall, after receipt of the Delay Event Notice, be entitled by notice to require the Lessee to provide such further supporting information as the Authority may reasonably consider necessary.  If the Authority wishes to dispute the occurrence of a Delay Event or the Delay Event Remedy claimed in the Delay Event Notice, the Authority shall give notice of dispute (the “Delay Event Dispute Notice”) to the Lessee within 30 days following the date of receipt of the Delay Event Notice stating the grounds for such dispute, and if neither the Delay Event Notice nor the Delay Event Dispute Notice has been withdrawn within 30 days following the date of receipt of the Delay Event Dispute Notice by the Lessee, the matter shall be submitted to the dispute resolution procedure in Article 19.

ARTICLE 16
DEFAULTS; LETTERS OF CREDIT

Section 16.1                                      Default by the Lessee.

(a)                                 Events of Default.  The occurrence of any one or more of the following events during the Term shall constitute a “Lessee Default” under this Agreement:

(i)                                     other than as described in Section 16.1(a)(ii), (iii), (iv) or (v), if the Lessee fails to comply with, perform or observe (A) any material obligation, covenant, agreement, term or condition in this Agreement (including, for the avoidance of doubt, the Operating Standards (with the exception of any requirement pursuant to the Operating Standards to undertake a capital improvement that is not otherwise required by Law and is not approved by the Airlines pursuant to Section 6.3 of the Use Agreement (or the equivalent provision in any successor use agreement))) or (B) the requirements or directives of a final award in a matter submitted to dispute resolution in accordance with Article 19, and such failure continues unremedied for a period of 90 days following notice thereof (giving particulars of the failure in reasonable detail) from the Authority to the Lessee; provided, however, that such failure shall not constitute a Lessee Default if the Lessee (x) within 90 days following such initial notice, has demonstrated to the satisfaction of the Authority, acting reasonably, that (1) the Lessee is proceeding, and will proceed, with all due diligence to cure or cause to be cured such failure and (2) the Lessee’s actions can be reasonably expected to cure or cause to be cured such failure within a reasonable period of time acceptable to the Authority, acting reasonably, and (y) such failure is in fact cured within such period of time;

(ii)                                  if the Lessee fails to comply with, perform or observe any material obligation, covenant, agreement, term or condition in this Agreement (including, for the avoidance of doubt, the Operating Standards (with the exception of any requirement pursuant to the Operating Standards to undertake a capital improvement that is not otherwise required by Law and is not approved by the Airlines pursuant to Section 6.3 of the Use Agreement (or the equivalent provision in any successor use agreement))) or the requirements or directives of a final award in a matter submitted to dispute resolution in accordance with Article 19, which failure creates a material danger to the safety of LMM Airport Facility Operations or a material impairment to the LMM Airport Facility or to the continuing use of the LMM Airport Facility for Airport Purposes, or fails to pay amounts owed to the Authority when due (including the Annual Authority Payment or the Annual Authority Revenue Share) and, in either case, such failure remains unremedied for a period of 10 Business Days following initial notice thereof (giving particulars of the failure in reasonable detail) from the Authority to the Lessee;

(iii)                               if the Lessee fails to comply in any material respect with a work plan approved by the Authority in accordance with Section 16.1(b)(iii);

(iv)                              if (A) the Lessee fails to comply with any specified performance requirements set forth in the Operating Standards (with the exception of any requirement pursuant to the Operating Standards to undertake a capital improvement that is not otherwise required by Law and is not approved by the Airlines pursuant to Section 6.3 of the Use Agreement (or the equivalent provision in any successor use agreement)) three or more times within any calendar month, (B) notwithstanding the cure periods provided in Section 16.1(a)(i), any three such failures continue unremedied for a period of 30 days (or such longer period as may be reasonably necessary to cure such failure to the extent that the Lessee is diligently pursuing such cure) following notice thereof (giving particulars of the failure in reasonable detail) from the Authority to the Lessee and the Lessee has not provided to the Authority a remediation plan therefor reasonably acceptable to the Authority (each calendar month during which such three failures shall have continued unremedied or unaddressed by a remediation plan, as aforesaid, a “Persistent Breach Month”), and (C) 12 Persistent Breach Months shall have occurred during any period of 24 calendar months; provided that no Persistent Breach Month shall result from the failure by the Lessee to comply with such specified performance requirements if such failure occurs prior to the first anniversary of the Closing and provided further that, for the avoidance of doubt, any cure of any Lessee Default under this Section 16.1(a)(iv) shall require the cure of each failure that has occurred during any Persistent Breach Month;

(v)                                 if this Agreement or all or any portion of the Lessee Interest is Transferred in contravention of Article 17;

(vi)                              if the Lessee (A) admits, in writing, that it is unable to pay its debts as such become due, (B) makes an assignment for the benefit of creditors, (C) files a voluntary petition under Title 11 of the United States Code, or if the Lessee files any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future United States bankruptcy code or any other present or future applicable Law, or shall seek or consent to or acquiesce in or suffer the appointment of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of the Lessee, or of all or any substantial part of its properties or of the LMM Airport Facility or any material interest therein, or (D) takes any corporate action in furtherance of any action described in this Section 16.1(a)(v);

(vii)                           if within 90 days after the commencement of any proceeding against the Lessee seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future United States bankruptcy code or any other present or future applicable Law, such proceeding has not been dismissed, or if, within 90 days after the appointment, without the consent or acquiescence of the Lessee, of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of the Lessee or of all or any substantial part of its properties or of the LMM Airport Facility or any material interest therein, such appointment has not been vacated or stayed on appeal or otherwise, or if, within 90 days after the expiration of any such stay, such appointment has not been vacated; or

(viii)                        if a levy under execution or attachment has been made against all or any material portion of the LMM Airport Facility or any material interest therein as a result of any Encumbrance (other than a Permitted Lessee Encumbrance) created, incurred, assumed or suffered to exist by the Lessee or any Person claiming through it, and such execution or attachment has not been vacated, removed or stayed by court order, bonding or otherwise within 60 days after the Lessee becomes aware of such levy or attachment, unless such levy or attachment resulted from actions or omissions of the Authority, its Representatives or any Governmental Authority established under the Laws of the Commonwealth.

(b)                                 Remedies of the Authority Upon Lessee Default.  Upon the occurrence of and during the continuance of a Lessee Default, the Authority may, by notice to the Lessee with a copy to the Signatory Airlines, the FAA Associate Administrator of Airports, the TSA Federal Security Director for the LMM Airport Facility and the Leasehold Mortgagee in accordance with the terms hereof, declare the Lessee to be in default and may, subject to the rights of the Leasehold Mortgagee pursuant to Sections 18.3, 18.4 and 18.5 and the provisions set forth in Articles 18, 19 and 20, do any or all of the following as the Authority, in its discretion, shall determine:

(i)                                     upon the occurrence of a Lessee Default described in Section 16.1(a)(ii), the Authority is entitled to terminate this Agreement (without the need for any other action on behalf of the Authority) upon notice to the Lessee, which may be given immediately upon the expiration of the 10-Business-Day period described in Section 16.1(a)(ii) (for the avoidance of doubt, the entitlement of the Lessee to cure such Lessee Default by the delivery of an approved work plan, as described in Section 16.1(b)(iii), shall not apply thereto);

(ii)                                  upon the occurrence of a Lessee Default described in Section 16.1(a)(iii), the Authority is entitled to terminate this Agreement (without the need for any other action on behalf of the Authority) by giving 90 days’ prior notice to the Lessee (for the avoidance of doubt, the entitlement of the Lessee to cure such Lessee Default by the delivery of an approved work plan, as described in Section 16.1(b)(iii), shall not apply thereto);

(iii)                               upon the occurrence of a Lessee Default other than one described in Section 16.1(a)(ii) or 16.1(a)(iii), the Authority is entitled to terminate this Agreement (without the need for any other action on behalf of the Authority) by giving 90 days’ prior notice to the Lessee; provided, however, that the Lessee shall be entitled to cure such a curable Lessee Default by providing the Authority with a written work plan within such 90-day period, which work plan shall be Approved by the Authority, outlining the actions by which the Lessee will ensure future compliance with either the obligation, covenant, agreement, term or condition in this Agreement or the requirements or directives of the issued final award in accordance with Article 19 that the Lessee failed to perform or observe; provided further that the Authority shall not exercise the remedy provided in this Section 16.1(b)(iii) if the Lessee Default consists solely of a violation of any of the provisions of Article 11 unless such violation is systematic or persistent or the exercise of such remedy is required by Law (but any violation of such Article 11 shall nonetheless subject the Lessee to such fines or penalties otherwise applicable to such violation as they be imposed by the appropriate Governmental Authority or to the imposition of a requirement on the Lessee to demonstrate to the Authority that the Lessee has or will implement all actions considered necessary by the Authority (which may include a remedial plan) to ensure that such violations do not become systematic or persistent); provided further that the remedies for rescission or termination of this Agreement required by Act No. 458 of the Legislative Assembly of Puerto Rico enacted on December 29, 2000, as amended, Act No. 237 of the Legislative Assembly of Puerto Rico enacted on August 31, 2004, as amended, and Act No. 84 of the Legislative Assembly of Puerto Rico enacted on June 18, 2002, as amended, shall be exclusively as provided in Section 16.6.

(iv)                              if the Lessee Default is by reason of the failure to pay any monies, the Authority is entitled to (without obligation to do so) make payment on behalf of the Lessee of such monies, and any amount so paid by the Authority shall be payable by the Lessee to the Authority within three Business Days after written demand therefor;

(v)                                 subject to the cure rights of the Leasehold Mortgagee set forth in Section 18.3, the Authority is entitled to cure the Lessee Default (but this shall not obligate the Authority to cure or attempt to cure a Lessee Default or, after having commenced to cure or attempted to cure a Lessee Default, to continue to do so), and all costs and expenses reasonably incurred by the Authority in curing or attempting to cure the Lessee Default, together with an administrative fee equal to 15% of such costs and expenses, shall be payable by the Lessee to the Authority within three Business Days following written demand therefor; provided, however, that (A) the Authority shall not incur any liability to the Lessee for any act or omission of the Authority or any other Person in the course of remedying or attempting to remedy any Lessee Default (other than as a result of gross negligence or willful misconduct) and (B) the Authority’s cure of any Lessee Default shall not affect the Authority’s rights against the Lessee by reason of the Lessee Default;

(vi)                              the Authority is entitled to seek specific performance, injunction or other equitable remedies, it being acknowledged that damages are an inadequate remedy for a Lessee Default;

(vii)                           the Authority is entitled to seek to recover its Losses arising from such Lessee Default and any amounts due and payable under this Agreement and, in connection therewith, exercise any recourse available to any Person who is owed damages or a debt under applicable Law;

(viii)                        the Authority is entitled to, subject to applicable Law, distrain against any of the Lessee’s goods situated at the LMM Airport Facility and the Lessee waives any statutory protections and exemptions in connection therewith;

(ix)                              the Lessee may be debarred or suspended for 10 years in accordance with Section 10(a)(xv)(C) of the Act; and

(x)                                 the Authority is entitled to exercise any of its other rights and remedies provided for hereunder or at law or in equity.

Section 16.2                                      Defaults by the Authority.

(a)                                 Events of Default.  The occurrence of any one or more of the following events during the Term shall constitute a “Authority Default” under this Agreement:

(i)                                     other than as described in Section 16.2(a)(ii) or (v), if the Authority fails to comply with, perform or observe any material obligation, covenant, agreement, term or condition in this Agreement (other than an Adverse Action) or the requirements or directives of a final award in a matter submitted to dispute resolution in accordance with Article 19, and such failure or breach continues unremedied for a period of 90 days following notice thereof (giving particulars of the failure in reasonable detail) from the Lessee to the Authority; provided, however, that such failure shall not constitute an Authority Default if the Authority (A) within 90 days following such initial notice, has demonstrated to the satisfaction of the Lessee, acting reasonably, that (1) the Authority is proceeding, and will proceed, with all due diligence to cure or cause to be cured such failure and (2) the Authority’s actions can be reasonably expected to cure or cause to be cured such failure within a reasonable period of time acceptable to the Lessee, acting reasonably, and (B) such failure is in fact cured within such period of time;

(ii)                                  if the Authority fails to comply in any material respect with a work plan approved by the Lessee in accordance with Section 16.2(b)(iii);

(iii)                               if a levy under execution or attachment has been made against all or any material portion of the LMM Airport Facility or the Lessee Interest as a result of any Encumbrance (other than a Permitted Authority Encumbrance) created, incurred, assumed or suffered to exist by the Authority or any Person claiming through it, and such execution or attachment has not been vacated, removed or stayed by court order, bonding or otherwise within 60 days after the Authority becomes aware of such levy or attachment, unless such levy or attachment resulted from actions or omissions of the Lessee or its Representatives or if all or any material portion of the LMM Airport Facility shall be subject to a condemnation or similar taking by the Authority or any Governmental Authority; or

(iv)                              the Authority Transfers any or all of its interest in the LMM Airport Facility or this Agreement other than in compliance with Section 17.4.

(b)                                 Remedies of Lessee Upon Authority Default.  Upon the occurrence and during the continuance of an Authority Default, the Lessee may by notice to the Authority with a copy to the Signatory Airlines, the FAA Associate Administrator of Airports and the TSA Federal Security Director for the LMM Airport Facility in accordance with the terms hereof, declare the

Authority to be in default and may, subject to the provisions of Article 19, do any or all of the following as the Lessee, in its discretion, shall determine:

(i)                                     the Lessee is entitled to be paid by the Authority the Leasehold Compensation with respect thereto;

(ii)                                  upon the occurrence of an Authority Default described in Section 16.2(a)(ii), the Lessee is entitled to terminate this Agreement (without the need for any other action on behalf of the Lessee) by giving 90 days’ prior notice to the Authority (the “Initial Termination Notice”) (for the avoidance of doubt, the entitlement of the Authority to cure such Authority Default by the delivery of an approved work plan, as described in Section 16.2(b)(iii), shall not apply thereto); and upon such termination the Authority shall be obligated to pay to the Lessee an amount (which amount shall be paid from general Authority funds and not from LMM Airport Facility revenues) calculated in accordance with Section 16.2(c);

(iii)                               upon the occurrence of an Authority Default other than one described in Section 16.2(a)(ii), the Lessee is entitled to terminate this Agreement (without the need for any other action on behalf of the Lessee) by giving 90 days’ prior notice to the Authority (like the notice described in Section 16.2(b)(ii), also the “Initial Termination Notice”); provided, however, that the Authority shall be entitled to cure an Authority Default pursuant to Section 16.2(a)(i) by providing the Lessee with a written work plan within such 90-day period, which work plan shall be approved by the Lessee (which approval shall not be unreasonably withheld, delayed or conditioned), outlining the actions by which the Authority will ensure future compliance with either the obligation, covenant, agreement, term or condition in this Agreement or the requirement or directive of the final award in accordance with Article 19 that the Authority failed to perform or observe; and upon such termination the Authority shall be obligated to pay to the Lessee an amount (which amount shall be paid from general Authority funds and not from LMM Airport Facility revenues) calculated in accordance with Section 16.2(c);

(iv)                              the Lessee is entitled to seek to recover its Losses arising from such Authority Default and any amounts due and payable under this Agreement and, in connection therewith, exercise any recourse available to any Person who is owed damages or a debt under applicable Law; and

(v)                                 the Lessee is entitled to exercise any of its other rights and remedies provided for hereunder or at law or in equity.

(c)                                  Calculation of Termination Damages.  Upon termination in accordance with Section 16.2(b)(ii) or Section 16.2(b)(iii), the Authority shall be obligated to pay on the Reversion Date to the Lessee an amount (which amount shall be paid from general Authority funds and not from LMM Airport Facility revenues) equal to the aggregate, without duplication, of (i) the LMM Airport Facility Leasehold Value as of the date of termination, plus (ii) the reasonable out-of-pocket and documented costs and expenses incurred by the Lessee as a direct result of such termination, plus (iii) the Leasehold Compensation calculated for the period between the date of the Authority Default and the date of termination, less (iv) any insurance or condemnation proceeds payable to the Lessee (or that should have been payable to the Lessee but for (x) the insurer’s inability to pay, (y) the breach by the Lessee of an obligation to take out or maintain insurance under this Agreement or (z) the invalidity or breach of any insurance policy caused by the Lessee under which such policy proceeds would have been paid) with respect to all or any portion of the LMM Airport Facility as a result of the occurrence of such Authority Default (collectively, the “AD-Termination Damages”) to the Lessee or, if the AD-Termination Damages are determined on a date subsequent to the Reversion Date, then not later than 60 days following the date of determination (which determination shall not be unreasonably delayed) of the AD-Termination Damages (together with interest at the rate set forth in Section 20.9 from the Reversion Date to the date on which payment is made); provided that, subject to the right of the Lessee to receive interest at the rate set forth in Section 20.9 on the payment owed by the Authority from the Reversion Date to the date on which payment is made, the Authority may defer any such payment for an additional 120 days if the Authority reasonably determines that such additional period is necessary to obtain financing to make such a payment; provided further that, subject to (A) the right of the Lessee to receive interest at the rate set forth in Section 20.9 on the payment owed by the Authority from the Reversion Date (or, if earlier, the 60th day after the giving of the Initial Termination Notice) to the date on which payment is made and (B) the Authority providing written notice of such deferral (a “Deferral Notice”) to the Lessee no later than 30 days after the date on which the Lessee gives the Initial Termination Notice, the Authority may defer any such payment for an additional 120 days if the Authority reasonably determines (which determination shall be certified to in the Deferral Notice) that such additional period is necessary to obtain financing to make such a payment (it being agreed by the Authority and the Lessee that if the Authority gives a Deferral Notice, then the Lessee shall have the option (by giving written notice thereof to the Authority) to postpone the termination of this Agreement from the date of termination set forth in the Initial Termination Notice to any date that is on or prior to the expiration of such additional 120-day period and such postponement shall not further defer the date on which any such payment is required to be made by the Authority); provided, however, that any amounts received by the Lessee or any Leasehold Mortgagee from any insurance policies payable as a result of damage or destruction to the LMM Airport Facility that has not been remedied prior to the Reversion Date, shall, to the extent not used to remedy such effects, be deducted from the amount payable by the Authority to the Lessee so long as the Authority has not received any such amounts pursuant to Article 13.

(d)                                 Any dispute arising out of the determination of the AD-Termination Damages shall be submitted to the dispute resolution procedure in Article 19.

(e)                                  No notice given by the Lessee to the Authority in which the Lessee states that it elects to exercise its right of termination of this Agreement shall be valid for any purpose unless, if any Leasehold Mortgage Debt remains outstanding and if and to the extent required by the terms of any Leasehold Mortgage, the Lessee has first obtained and delivered to the Authority the written consent of the Leasehold Mortgagee to such notice.

Section 16.3                                      Letters of Credit; Capital Costs Reserve.

(a)                                 The Lessee shall deliver no later than the first day of the Term Year that is five years prior to the final Term Year of the Term, a Letter of Credit in the amount that the Independent Engineer reasonably determines is appropriate to cover all costs of capital improvements for the remainder of the Term as set forth in the capital improvement requirements included in the Operating Standards.

(b)                                 Subject to Section 16.3(c), such Letter of Credit shall be replaced on every anniversary of such Term Year until the date that is three years after the later of (i) the expiration of the Term and (ii) such time as there is no unresolved dispute with respect to the Lessee’s compliance with or performance or observation of any obligation, covenant, agreement, term or condition in this Agreement with a Replacement Letter of Credit in the amount of the undrawn balance of such Letter of Credit plus the amount of interest that would have been earned on such balance if invested for the next 12-month period at the Bank Rate.  The required amount of any Letter of Credit may be adjusted from time to time (at intervals that may be shorter than one Term Year) by the amount that the Independent Engineer reasonably determines is appropriate (taking into account progress by the Lessee made toward the completion of capital improvements and changes in costs of remaining capital improvements) such that the amount of the Letter of Credit after such adjustment remains sufficient to cover all costs of capital improvements for the remainder of the Term as required by the Operating Standards.  Upon the occurrence and continuance of a Lessee Default (or if there is a dispute as to the occurrence of a Lessee Default, upon a final decision pursuant to Article 19 that a Lessee Default has occurred), the Authority shall have the right (in addition to all other rights and remedies provided in this Agreement, but with the understanding that any other monetary damages that the Authority may recover will be reduced by the amount so drawn, and without the Authority’s exercise of such right being deemed a waiver or a cure of the Lessee’s failure to perform and whether or not this Agreement is thereby terminated), with three Business Days’ prior notice to the Lessee, to draw against such Letter of Credit or any replacement thereof, upon presentation of a sight draft and a certificate confirming that the Authority has the right to draw under such Letter of Credit in the amount of such sight draft, up to the amount due to the Authority with respect to such Lessee Default.

(c)                                  The Lessee shall replace each Letter of Credit with a replacement Letter of Credit (the “Replacement Letter of Credit”) at least 60 days prior to the expiry date of a Letter of Credit which is expiring.  If the Lessee does not deliver to the Authority a Replacement Letter of Credit within such time period, the Authority shall have the right (in addition to all other rights and remedies provided in this Agreement and without the Authority’s exercise of such right being deemed a waiver or a cure of the Lessee’s failure to perform and whether or not this Agreement is thereby terminated) to draw immediately the full amount of the Letter of Credit upon presentation of a sight draft and a certificate confirming that the Authority has the right to draw under such Letter of Credit in the amount of such sight draft; provided that any drawings under such Letter of Credit must be used by the Authority solely for the purposes of covering the cost of capital improvements for the remainder of the Term as required by the Operating Standards.  After the Lessee delivers to the Authority a Replacement Letter of Credit complying with the provisions of this Agreement, the Authority shall deliver in accordance with the Lessee’s reasonable instructions the Letter of Credit being replaced (provided that at such time no sight draft under such Letter of Credit is outstanding and unpaid) and, if applicable, shall return to the Lessee any proceeds of any drawings under such Letter of Credit pursuant to the preceding sentence.  Any Replacement Letter of Credit shall be upon the same terms and conditions as the Letter of Credit replaced and satisfy the requirements for a Letter of Credit, but in any event (i) the amount of each Replacement Letter of Credit, except as provided in Section 16.3(b), shall equal or exceed the amount of the Letter of Credit being replaced at the time of replacement and (ii) the date of the Replacement Letter of Credit shall be its date of issuance.  The expiry date of the Replacement Letter of Credit, as referred to in the opening paragraph of such Replacement Letter of Credit, shall be not earlier than one year later than the expiry date of the Letter of Credit being replaced or such other shorter period acceptable to the Authority as required hereunder.

(d)                                 If this Agreement is terminated by the Authority prior to the expiration of the Term as a result of a Lessee Default in accordance with the terms hereof, the Authority shall have the right, but without duplication to Section 16.3(b) (in addition to all other rights and remedies provided in this Agreement, but with the understanding that any other monetary damages recoverable by the Authority may be reduced by the amount so drawn, and without the Authority’s exercise of such right being deemed a waiver or a cure of the Lessee’s failure to perform), with three Business Days’ prior notice to the Lessee, to draw against any Letter of Credit, upon presentation of a sight draft and a certificate confirming that the Authority has the right to draw under such Letter of Credit in the amount of such sight draft, up to the amount due to the Authority pursuant to the terms of this Agreement with respect to such Lessee Default.

(e)                                  The Authority will accept the Letters of Credit to be delivered pursuant to this Section 16.3 (and pursuant to Section 2.3) as security for the Lessee’s obligations under this Agreement, in place of a cash deposit in the same amount.  The Lessee’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under the Letter of Credit shall be the right to obtain from the Authority a refund of the amount of any sight draft the proceeds of which were drawn inappropriately or misapplied and the reasonable costs incurred by the Lessee as a result of such draw or misapplication (including, for the avoidance of doubt, interest thereupon); provided, however, that at the time of such refund, the Lessee increases the amount of the Letter of Credit to the amount (if any) then required under the applicable provisions of this Agreement. The Lessee acknowledges that the presentment of sight drafts drawn under the Letter of Credit could not under any circumstances cause the Lessee injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor.  The Lessee shall not request or instruct the issuer of the Letter of Credit to refrain from paying any sight draft drawn under a Letter of Credit.

(f)                                   If the Authority desires to assign its rights and obligations in accordance with Section 17.4 of this Agreement, the Lessee shall cooperate so that concurrently with the effectiveness of such assignment, either Replacement Letters of Credit as described in Section 16.3(c) for, or appropriate amendments to, the Letters of Credit then held by the Authority, in either case identifying as beneficiary the appropriate party after the assignment becomes effective, shall be delivered to the Authority, at no cost to the Lessee.

(g)                                  The Lessee shall obtain and furnish all Letters of Credit and Replacement Letters of Credit at its sole cost and expense (except as noted above) and shall pay all charges imposed in connection with the Authority’s presentation of appropriate sight drafts and drawing against the Letters of Credit or Replacement Letters of Credit.

(h)                                 In lieu of any Letter of Credit to be provided by the Lessee pursuant to the terms of this Section 16.3, whether in whole or in part, the Lessee shall, at the Lessee’s discretion, have the option:

(i)                                     to provide a surety bond or other similar form of security (in each case, consistent (including as to form and credit quality of issuer) with the requirements set forth herein for Letters of Credit) or to deposit with a Depositary for the benefit of the Authority, as collateral security, cash or Eligible Investments in an amount equal to the amount of such Letter of Credit, or relevant part thereof, at the time of such deposit, or

(ii)                                  to create and maintain a reserve account (the “Capital Costs Reserve”) in such amount as may be required by, and under the control of, the Leasehold Mortgagee for the purpose of providing for the payment, whether in whole or in part, of the costs of capital improvements required by the Operating Standards for the remainder of the Term; provided that the terms under which such Capital Costs Reserve is established and maintained under the applicable financing agreements will ensure its availability to the Authority in the case of a Lessee Default, subject only to the rights of the Leasehold Mortgagee.  In the event the Lessee opts to establish a deposit pursuant to Section 16.3(h)(i), the Depositary shall invest and reinvest such amounts in Eligible Investments at the direction of the Lessee and any earnings thereon shall be paid to the Lessee.  If, at any time during the Term, the Authority would have the right to draw any amount on a Letter of Credit for which the Lessee has substituted cash or Eligible Investments or the Capital Costs Reserve pursuant to this Section 16.3(h), the Lessee shall cause the Depositary to pay such amount to the Authority from such cash deposit or Eligible Investments or the Lessee shall cause the Leasehold Mortgagee to pay such amount to the Authority from the Capital Costs Reserve, as the case may be, in accordance with the terms of this Section 16.3, and all rights and remedies of the Authority and the Lessee with respect to such cash deposits or, Eligible Investments, if any, and Capital Costs Reserve (subject to the rights of the Leasehold Mortgagee in the Capital Costs Reserve) shall be the same as those provided in this Section 16.3 with respect to any Letter of Credit; provided, however, that the certification that would have been provided by the Authority with the sight draft had cash or Eligible Investments not been so substituted shall be made to the Depositary and delivered to the Depositary together with the Authority’s written demand for payment.

(i)                                     If Letters of Credit shall not in the future be available at commercially reasonable terms and rates or shall not be a commercially reasonable form of security in similar transactions, the Lessee shall furnish the Authority with comparable security instruments or Eligible Investments that then are commonly used in similar transactions and which are Approved by the Authority; and if no such security instruments shall be available, the Lessee shall deposit with the Authority cash as security.

(j)                                    In the event that the issuer of a Letter of Credit, a Replacement Letter of Credit, a surety bond or any other form of security delivered pursuant to Section 16.3(h) no longer meets the credit rating requirements for such issuer set forth in this Agreement, then the Lessee shall have the obligation to replace such Letter of Credit, Replacement Letter of Credit, surety bond or other security with an instrument that meets the requirements set forth in this Agreement.  If the Lessee shall not have replaced such Letter of Credit, Replacement Letter of Credit, surety bond or other security with an instrument that meets the requirements set forth in this Agreement within 30 days, the Authority shall have the right (in addition to all other rights and remedies provided for in this Agreement, without the Authority’s exercise of such right to be deemed a waiver or cure of the Lessee’s failure to perform and whether or not this Agreement is thereby terminated), with two Business Days’ prior notice to the Lessee, to draw against such Letter of Credit, Replacement Letter of Credit, surety bond or other security in accordance with its terms in the full amount available thereunder, but with the understanding that any other monetary damages that the Authority may recover will be reduced by the amount so drawn.

(k)                                 Any Letter of Credit, Replacement Letter of Credit, surety bond or other form of security delivered pursuant to Section 16.3(h) shall provide that the Authority may draw on such Letter of Credit, Replacement Letter of Credit, surety bond or other security in accordance with its terms in the circumstances set forth in Section 16.4(j).

Section 16.4                                      Consequences of Termination or Reversion.

(a)                                 Upon the termination of this Agreement and, in the event of termination pursuant to Section 14.1, Section 16.2(b)(ii), Section 16.2(b)(iii), Section 16.5 or Section 16.6, concurrently with the payment to the Lessee of all Termination Damages due as a result of such termination (notwithstanding any claims the Parties may have against each other and subject to Section 16.2(b)(iv) and Article 18), the following provisions shall apply: the Lessee shall, without any action whatsoever being necessary on the part of the Authority, well and truly surrender and deliver to the Authority the LMM Airport Facility (including all improvements to the LMM Airport Facility), the LMM Airport Facility Assets and all tangible and intangible personal property (including inventories) located at the LMM Airport Facility or used in connection with the LMM Airport Facility Operations (except in the case of a termination in the circumstances contemplated by Section 13.3(b)) in good order, condition and repair (reasonable wear and tear excepted), determined reasonably in accordance with the then applicable Operating Standards, free and clear of all Encumbrances created, incurred, assumed or suffered to exist by the Lessee or any Person claiming through it other than (i) Permitted Lessee Encumbrances set forth in clause (v), clause (viii) and clause (ix) as it pertains to clauses (v), (viii) and clause (ix) of the definition of that term, (ii) Permitted Authority Encumbrances, (iii) those created by or suffered to exist or consented to by the Authority or any Person claiming through it and (iv) with respect to any property added to the LMM Airport Facility after the Time of Closing, title defects affecting such property in existence on the date such property is added to the LMM Airport Facility;

(b)                                 the Lessee hereby waives any notice now or hereafter required by Law with respect to vacating the LMM Airport Facility on the Reversion Date;

(c)                                  the Authority shall, as of the Reversion Date, assume full responsibility for the LMM Airport Facility Operations (including with respect to all of the Lessee’s obligations under the Use Agreement; provided that the Authority shall not be obligated to assume all or any portion of an amended or new use agreement that is entered into after the Closing Date unless the Authority has consented to such amended or new use agreement (which consent the Authority will not unreasonably withhold, delay or condition), in which case the terms and conditions of the Use Agreement shall govern), and as of the Reversion Date, the Lessee shall have no liability or responsibility for LMM Airport Facility Operations occurring after such date and the Authority shall be responsible for satisfying all applicable FAA, TSA and other Governmental Authority requirements (including maintaining compliance with 14 C.F.R. Part 139 and obtaining TSA approval under 49 C.F.R. Part 1542 of an Airport Security Program);

(d)                                 the Lessee shall be liable for all costs, expenses and other amounts for which it is expressly liable or responsible hereunder incurred up to but not including the Reversion Date, and the Authority shall be liable for all costs, expenses and amounts incurred in connection with the LMM Airport Facility Operations on and after the Reversion Date;

(e)                                  the Authority shall have the option by providing notice to the Lessee of requiring that the Lessee assign (to the extent assignable), without warranty or recourse to the Lessee, all of its right, title and interest in, to and under all or any of the Operating Agreements then in effect and all Authorizations to the Authority or its nominee for the remainder of their respective terms (and the Lessee during the Term shall require and ensure that all Operating Agreements contain appropriate assignment provisions that will allow the Lessee and the other party thereto to effectuate the foregoing); provided, however, that if the Authority exercises such option, the right, title and interest of the Lessee in, to and under such Operating Agreements and Authorizations shall be assigned to the Authority or its designee as of the Reversion Date and the Lessee shall surrender the LMM Airport Facility to the Authority and shall cause all Persons claiming under or through the Lessee to do likewise, and the Authority shall assume in writing, pursuant to an assumption agreement reasonably satisfactory to the Lessee, the Lessee’s obligations under the Operating Agreements that arise in respect of, or relate to, any period of time falling on and after the Reversion Date; provided further that if the Authority does not exercise such option, the Lessee shall, unless the Authority has granted to a Leasehold Mortgagee or its nominee, a new lease agreement containing the same provisions as are contained in this Agreement, take such steps as are necessary to terminate the Operating Agreements;

(f)                                   all plans, drawings, specifications and models prepared in connection with construction at the LMM Airport Facility and in the Lessee’s possession and all “as-built” drawings shall become the sole and absolute property of the Authority, and the Lessee shall promptly deliver to the Authority all such plans, drawings, specifications and models and all such as-built drawings (but may keep copies of those plans, drawings, specifications and models that were developed by the Lessee or its Representatives);

(g)                                  the Lessee, at its sole cost and expense, shall promptly deliver to the Authority copies of all records and other documents relating to the revenues generated at the LMM Airport Facility that are in the possession of the Lessee or its Representatives and all other then existing records and information relating to the LMM Airport Facility as the Authority, acting reasonably, may request;

(h)                                 the Lessee shall execute and deliver to the Authority a release or other instrument reasonably required by the Authority to evidence such expiration or termination;

(i)                                     the Lessee shall assist the Authority in such manner as the Authority may reasonably require to ensure the orderly transition of control, operation, management, improvement, enhancements, development, maintenance and rehabilitation of the LMM Airport Facility, and shall, if appropriate and if requested by the Authority, take all steps as may be necessary to enforce the provisions of the Operating Agreements pertaining to the surrender of the LMM Airport Facility;

(j)                                    the Authority and the Lessee shall make appropriate adjustments, including adjustments relating to any Operating Agreements assigned to the Authority, fees and other similar charges collected on and after the Reversion Date that are incurred prior to the Reversion Date, and utilities, and any adjustments and payment therefor shall be made by the appropriate Party on the Reversion Date, but shall be subject to readjustment if necessary because of error in matters such as information, calculation, payments and omissions that are identified within the period of 180 days following the Reversion Date; provided, however, that the Authority and the Lessee acknowledge that certain adjustments or readjustments may have to be made when a third-party provides to the Authority or the Lessee a final adjustment amount in respect of a matter, and for such matters the adjustment and readjustment date shall each be correspondingly extended;

(k)                                 in the event that, at the time of expiration of the Term (but not the earlier termination in accordance with the terms of this Agreement), the Lessee had constructed, or commenced construction on, any capital improvement projects required to be completed in accordance with the terms of this Agreement or the Use Agreement (including in respect of the Operating Standards), other than the General Accelerated Upgrades, for which reimbursement (in the form of PFCs, Government Grants-In-Aid, increased Airline charges to the extent permitted by the Use Agreement, or otherwise) was anticipated by the Lessee, but for which the Lessee had not received, as of the date of such expiration of the Term, such anticipated reimbursement for the amounts incurred by the Lessee on such capital improvement projects, the Authority shall provide reimbursement to the Lessee on the Reversion Date in an amount equal to the amount of the anticipated reimbursements not yet received by the Lessee as of the Reversion Date; provided that, with respect to any project that is commenced after the last day of the Term Year that is ten years prior to the final Term Year of the Term, this provision shall be applicable only to the extent that (i) such project is a Government-Mandated Capital Project (as such term is defined in the Use Agreement), (ii) such project has been approved by the Airlines pursuant to Section 6.3 of the Use Agreement (or the equivalent provision in any successor use agreement) or (iii) the Authority has granted prior Approval for such project; and provided further that, subject to the right of the Lessee to receive interest at the rate set forth in Section 20.9 on the payment owed by the Authority from the Reversion Date to the date on which payment is made, the Authority may defer any such payment for an additional 120 days if the Authority reasonably determines that such additional period is necessary to obtain financing to make such a payment; and provided further, however, that, the Lessee shall use its Reasonable Efforts to cooperate with the Authority with respect to transferring (to the extent practicable) any Lessee financing in respect of such capital improvement projects secured by or payable from such PFC, Government Grants-In-Aid, increased Airline charges or other revenues or otherwise effectuating substitute financing for such Lessee financing secured by or payable from such PFC, increased Airline charges or other revenues;

(l)                                     if this Agreement is terminated as a result of an Adverse Action, the payment by the Authority to the Lessee of the amounts required under Article 14 or Article 19 shall constitute full and final settlement of any and all Claims the Lessee may have against the Authority for and in respect of the termination of this Agreement and upon such payment, the Lessee shall execute and deliver all such releases and discharges as the Authority may reasonably require to give effect to the foregoing;

(m)                             the Authority hereby covenants and agrees that in the event of any termination of this Agreement and reversion of the LMM Airport Facility to the Authority, or in the event the Lessee should abandon and cease to perform its obligations at any time prior to such termination, the Authority will take all reasonable actions, subject to all necessary approvals by the FAA and the TSA, to assume responsibility for the management of the LMM Airport Facility in order to permit its continued operation without interruption in accordance with the Operating Standards and all applicable Law; and

(n)                                 the Lessee shall make any final payment of the Annual Authority Payment or Annual Authority Revenue Share required in accordance with Section 2.1.

This Section 16.4 shall survive the expiration or any earlier termination of this Agreement.

Section 16.5                                      Termination Other Than Pursuant to Agreement.  If this Agreement is terminated by the Authority other than pursuant to Article 16 or is canceled, rescinded or voided by the Authority during the Term for any reason over the objection and without action by the Lessee, any Leasehold Mortgagee or their respective Affiliates (other than by reason of the application of Section 16.6), the Authority shall pay to the Lessee the AD-Termination Damages as of the date of termination in accordance with Section 16.2.  The Authority hereby acknowledges and agrees that it may only terminate this Agreement in accordance with the express terms hereof and shall not, in any event, have the right to terminate this Agreement for convenience.

Section 16.6                                      Termination Required by Act No. 458 and Public Integrity Crimes.

(a)                                 This Agreement shall automatically be rescinded by operation of Act No. 458 of the Legislative Assembly of Puerto Rico, enacted on December 29, 2000, 3 P.R. Laws Ann. § 928 et seq., as amended, if the Lessee or any subsidiary or alter ego thereof is convicted or enters a plea of guilty in respect of any Act No. 458 Crime, or if any other Covered Party, while in the employ of the Lessee, is convicted or enters a plea of guilty in respect of any Act No. 458 Crime.

(b)                                 This Agreement shall terminate as required by Act No. 237 of the Legislative Assembly of Puerto Rico, enacted on August 31, 2004, as amended, or the Code of Ethics, if the Lessee is convicted of a Public Integrity Crime that is not an Act No. 458 Crime.

(c)                                  If this Agreement is rescinded or terminated during the Term pursuant to Section 16.6(a) or (b) and, in the case of a rescission caused by the conviction or the entering of a plea of guilty for an Act No. 458 Crime, such crime was not committed in connection with the procurement of this Agreement, then the Authority shall be obligated to pay to the Lessee an amount equal to the lesser of (i) the LMM Airport Facility Leasehold Value and (ii) the Unamortized Leasehold Fee, in each case calculated as of the End Date (the “PIC-Termination Damages”); provided that, (x) subject to the right of the Lessee to receive interest at the rate set forth in Section 20.9 on the payment owed by the Authority from the End Date to the date on which payment is made, the Authority may defer any such payment for an additional 120 days if the Authority reasonably determines that such additional period is necessary to obtain financing or required approvals to make such payment and (y) if the amount of the PIC-Termination Damages is less than or equal to the sum of the Leasehold Mortgage Debt and any related Breakage Costs as of the End Date, then the Authority shall enter into a New Agreement with the Leasehold Mortgagee, or its designee or nominee, subject to and in accordance with Section 18.5 (and subject to clause (e) of this Section 16.6), and the Authority shall be released from any obligation to pay PIC-Termination Damages or any other compensation to the Lessee in connection with such rescission or termination.

(d)                                 If this Agreement is rescinded during the Term pursuant to Section 16.6(a) as a result of an Act No. 458 Crime committed in connection with the procurement of this Agreement, then the Authority shall enter into a New Agreement with the Leasehold Mortgagee, or its designee or nominee, subject to and in accordance with Section 18.5 (and subject to Section 16.6(e)), and the Lessee shall not be entitled to receive any PIC-Termination Damages or other compensation of any form or amount from the Authority in connection with such rescission.

(e)                                  Notwithstanding anything to the contrary herein, in the event the Authority is required to enter into any New Agreement pursuant to Section 16.6(c) or (d), the Authority may elect, in its sole option by notice to the Lessee at any time prior to the execution and delivery of such New Agreement, to pay to the Lessee a sum equal to the Leasehold Mortgage Debt and any related Breakage Costs, and upon such notice the Authority shall be (i) released from the obligation to enter into such New Agreement and (ii) obligated to pay such sum to the Lessee in cash; provided that, subject to the right of the Lessee to receive interest at the rate set forth in Section 20.9 on the payment owed by the Authority from the End Date to the date on which payment is made, the Authority may defer any such payment for an additional 120 days if the Authority reasonably determines that such additional period is necessary to obtain financing or required approvals to make such payment.

(f)                                   If this Agreement is rescinded or terminated during the Term pursuant to this Section 16.6, then the Authority shall recover from the Lessee all of the Authority’s reasonable out-of-pocket expenses and Financing Costs, if any, arising in connection with such rescission or termination, together with any reasonable Re-Tender Costs relating to any Re-Tender of the LMM Airport Facility following such rescission or termination.

(g)                                  Without limiting the obligation of the Lessee to make any payment in accordance with Section 16.6(f) or any other payment then expressly due under any other provision of this Agreement, the Authority and the Lessee acknowledge and agree that if this Agreement is rescinded or terminated pursuant to this Section 16.6, the Lessee shall not be liable as a result of such rescission or termination to return any revenues generated at the LMM Airport Facility or other amounts received by it in accordance with this Agreement during the Term. The provisions of this Section 16.6 shall survive the termination of this Agreement and shall continue in full force and effect thereafter to the same extent as if this Section 16.6 were a separate and independent contract made by the Authority with each of the Leasehold Mortgagee and the Lessee.

ARTICLE 17
RESTRICTIONS ON TRANSFERS

Section 17.1                                      Transfers by the Lessee.

(a)                                 The Lessee shall not Transfer, or otherwise permit the Transfer of, any or all of the Lessee Interest to or in favor of any Person (a “Transferee”), unless (i) the FAA and TSA have approved such proposed Transfer and Transferee, (ii) such proposed Transferee obtains all necessary approvals and exemptions from the FAA as required pursuant to 49 U.S.C. § 47134 (including an FAA exemption to earn compensation from the LMM Airport Facility Operations), (iii) the Authority has Approved (based upon a determination in accordance with Section 17.1(b) and in compliance with Section 8.2 of the Use Agreement (or any comparable provision of a successor use agreement)) such proposed Transferee (unless it is the Leasehold Mortgagee or its designee or nominee permitted under Article 18) and (iv) the proposed Transferee (unless it is the Leasehold Mortgagee or its designee or nominee permitted under Article 18) enters into an agreement with the Authority in form and substance reasonably satisfactory to the Authority wherein the Transferee acquires the rights and assumes the obligations of the Lessee and agrees to perform and observe all of the obligations and covenants of the Lessee under this Agreement and the Use Agreement, including the obligations to (y) comply in all material respects with all applicable Laws with respect to the LMM Airport Facility and (z) maintain in full force and effect all qualifications necessary to carry on its business pertaining to the LMM Airport Facility (including the Part 139 Airport Operating Certificate and a TSA-approved Airport Security Program).  Any Transfer made in violation of the foregoing provision shall be null and void ab initio and of no force and effect; provided that, while any Leasehold Mortgage is outstanding, the Authority shall not agree to any Transfer of any or all of the Lessee Interest to or in favor of any Person without the previous written confirmation from the Leasehold Mortgagee that such Transfer is permitted under all outstanding Leasehold Mortgages.

(b)                                 The Approval of the Authority of a proposed Transferee may be withheld only if the Authority reasonably determines that (i) the proposed Transfer is prohibited by or would result in a violation of applicable Law or (ii) such proposed Transferee is not capable of performing the obligations and covenants of the Lessee under this Agreement, which determination shall be based upon and take into account one or more of the following factors: (A) the financial strength and integrity of the proposed Transferee, its direct or indirect beneficial owners, any proposed managers or operating partners and each of their respective Affiliates; (B) the experience of the proposed Transferee or any proposed managers or operating partners to be engaged by the proposed Transferee in operating airports and performing other relevant projects; and (C) the background and reputation of the proposed Transferee, its direct or indirect beneficial owners, any proposed managers or operating partners, each of their respective officers, directors and employees and each of their respective Affiliates (including the absence of criminal, civil or regulatory claims or actions against any such Person and the quality of any such Person’s past or present performance on other projects).

(c)                                  No Transfer of all or any of the Lessee Interest (except a Transfer to a Leasehold Mortgagee or its nominee upon the Leasehold Mortgagee’s exercise of remedies under its Leasehold Mortgage provided in Article 18 and any subsequent Transfer to the Transferee of the Leasehold Mortgagee or its nominee that has been Approved under Section 17.1(b)) shall be made or have any force or effect if, at the time of such Transfer there has occurred and is continuing a Lessee Default that has not been remedied or an event that with the lapse of time, the giving of notice or otherwise would constitute a Lessee Default.

Section 17.2                                      Transfers of Equity Holder Interests or Other Change in Control Transactions.  Nothing contained in the foregoing shall be deemed to prohibit or limit, whether accomplished through a single transaction or a series of related or unrelated transactions and whether accomplished directly or indirectly, Transfers of direct or indirect ownership interests in the Lessee by any Equity Participant or its beneficial owner(s) to any Person; provided that if any such Transfer results in a Change in Control of the Lessee (other than a Change in Control occasioned by the exercise by any Leasehold Mortgagee of its remedies under any pledge of shares, limited liability company interests or partnership interests), the Approval of the Authority shall be required for any such Transfer in accordance with Section 17.1, including that the Transfer would not violate any applicable FAA, TSA or other Governmental Authority requirement.  Any other transaction that results in a Change in Control of the Lessee (other than a Change in Control occasioned by the exercise by any Leasehold Mortgagee of its remedies under any pledge of shares, limited liability company interests or partnership interests) shall also require the Approval of the Authority.  The Approval of the Authority under this Section 17.2 shall be in compliance with Section 8.2 of the Use Agreement (or any comparable provision of a successor use agreement) and otherwise may be withheld only if the Authority reasonably determines or is informed in writing by the FAA, TSA or other Governmental Authority that the proposed transaction (i) is prohibited by or would result in a violation of applicable Law (such as 14 C.F.R. Part 139 or 1542) or (ii) is likely to result in a material adverse change in the LMM Airport Facility Operations.

Section 17.3                                      Other Corporate Actions.

(a)                                 Nothing contained in the foregoing shall be deemed to prohibit or limit the Lessee from changing its organizational form or status (including a change from a limited liability company to a corporation or limited partnership); provided that such change in organizational form or status does not result in a Change in Control of the Lessee.

(b)                                 Neither (i) a change of ownership that is attributable to a lease, sublease, concession, management agreement, operating agreement or other similar arrangement that is subject and subordinate in all respects to the rights of the Authority under this Agreement, nor (ii) the creation of a trust or any other transaction or arrangement that is solely a transfer of all or part of the Lessee’s economic interest under this Agreement to another entity shall be deemed to be a Transfer of the Lessee Interest for purposes of Section 17.1(a).

Section 17.4                                      Assignment by the Authority.  During the Term, the Authority shall have the right to Transfer any or all of the Authority’s interest in the LMM Airport Facility and this Agreement; provided that (a) it shall be jointly and severally obligated with the Transferee (unless the Transferee is the Authority’s successor) for the performance and observance of the obligations and covenants of the Authority under this Agreement and any agreement entered into by the Authority under this Agreement (including agreeing directly with any Leasehold Mortgagee to be bound by the agreement entered into in accordance with Section 18.5), (b) any such Transfer by the Authority shall not materially limit or reduce any of the Lessee’s other rights, benefits, remedies or privileges under this Agreement or negatively affect the fair market value of the Lessee Interest, (c) any such Transfer is in compliance with applicable Law, and the Authority has obtained all necessary consents, including from the FAA, the TSA and any other Governmental Authorities and (d) the GDB Payment Guaranty remains in full force and effect after giving effect to such Transfer.  Without limiting the generality of the foregoing, the Lessee acknowledges and agrees that any action that may be taken under this Agreement by the Authority may be taken by the Authority or any other department, instrumentality or agency of the Commonwealth and that any action taken by the Authority or any other department, instrumentality or agency of the Commonwealth shall be deemed to have been taken by the Authority for purposes of this Agreement; provided that the Authority or any such other department, instrumentality or agency shall comply with the obligations of the Authority as set forth in this Agreement and under applicable Law.

ARTICLE 18
LENDER’S RIGHTS AND REMEDIES

Section 18.1                                      Leasehold Mortgages.  The Lessee shall have the right, at its sole cost and expense, to grant one or more (subject to Section 18.7) Leasehold Mortgages, if at the time any such Leasehold Mortgage is executed and delivered to the Leasehold Mortgagee, no Lessee Default exists unless any such Lessee Default will be cured pursuant to Section 18.3 in connection with entering into such Leasehold Mortgage, and upon and subject to the following terms and conditions:

(a)                                 the Lessee shall have provided the form of the Leasehold Mortgage to the Authority and the Authority shall have, after delivery of the form of Leasehold Mortgage to, and consultation with, the Signatory Airlines, determined that each such Leasehold Mortgage is in compliance with this Section 18.1 and the Use Agreement;

(b)                                 a Leasehold Mortgage may not cover any property of, or secure any debt issued or guaranteed by, any Person other than the Lessee (or a financial institution providing a financial guaranty or similar credit enhancement in respect of any debt of the Lessee); provided that it may cover shares or equity interests in the capital of the Lessee and any cash reserves or deposits held in the name of the Lessee;

(c)                                  no Person other than an Institutional Lender shall be entitled to the benefits and protections accorded to a Leasehold Mortgagee in this Agreement; provided, however, that lessors and lenders to the Lessee, including any financial insurers, shall be entitled to the benefits and protections accorded to a Leasehold Mortgagee in this Agreement so long as any Leasehold Mortgage securing the relevant debt or financial insurance provided by such Persons is held by an Institutional Lender acting as collateral agent or trustee with the customary powers given collateral agents or trustees in similar commercial financing transactions;

(d)                                 no Leasehold Mortgage or other instrument purporting to mortgage, pledge, encumber or create a lien, charge or security interest on or against any or all of the Lessee Interest shall extend to or affect the fee simple interest in the LMM Airport Facility, the Authority’s interest hereunder or its reversionary interest and estate in and to the LMM Airport Facility or any part thereof (other than a Permitted Lessee Encumbrance);

(e)                                  the Authority shall have no liability whatsoever for payment of the principal sum secured by any Leasehold Mortgage, or any interest accrued thereon or any other sum secured thereby or accruing thereunder, and, except for violation by the Authority of the express obligations to the Leasehold Mortgagee set forth in this Article 18 and for any remedies of the Leasehold Mortgagee provided by Law, the Leasehold Mortgagee shall not be entitled to seek any damages or other amounts against the Authority for any or all of the same;

(f)                                   the Authority shall have no obligation to any Leasehold Mortgagee in the enforcement of the Authority’s rights and remedies herein and by Law provided, except as expressly set forth in this Agreement and unless such Leasehold Mortgagee has provided the Authority with notice of its Leasehold Mortgage in accordance with the Leasehold Mortgagee Notice Requirements;

(g)                                  each Leasehold Mortgage shall provide that if an event of default under the Leasehold Mortgage has occurred and is continuing and the Leasehold Mortgagee gives notice of such event of default to the Lessee, then the Leasehold Mortgagee shall give notice of such default to the Authority (and the Authority shall be obligated to provide a copy of such notice to the Signatory Airlines);

(h)                                 subject to the terms of this Agreement and except as specified herein, all rights acquired by a Leasehold Mortgagee under any Leasehold Mortgage shall be subject and subordinate to all of the provisions of this Agreement and to all of the rights of the Authority hereunder and to all of the rights of the Signatory Airlines under this Article 18 and under the Use Agreement;

(i)                                     while any Leasehold Mortgage is outstanding, the Authority shall not agree to any amendment to or modification of this Agreement that could reasonably be expected to have a material adverse effect on the rights or interests of the Leasehold Mortgagee or agree to a voluntary surrender or termination of this Agreement by the Lessee without the consent of the Leasehold Mortgagee, which consent shall not be unreasonably withheld, delayed or conditioned;

(j)                                    notwithstanding any enforcement of the security of any Leasehold Mortgage, the Lessee shall remain liable to the Authority for the payment of all sums owing to the Authority under this Agreement and the performance and observance of all of the Lessee’s covenants and obligations under this Agreement, unless otherwise satisfied;

(k)                                 a Leasehold Mortgagee shall not, by virtue of its Leasehold Mortgage, acquire any greater rights or interest in the LMM Airport Facility than the Lessee has at any applicable time under this Agreement, other than such rights or interest as may be granted or acquired in accordance with Sections 18.2, 18.3, 18.4 or 18.5; and

(l)                                     each Leasehold Mortgagee, the Authority, the Lessee and the GDB shall enter into a consent agreement in a form acceptable to all parties whereby all parties consent to the assignment of this Agreement to an agent in connection with the financing of the Leasehold Mortgage; provided that such consent agreement shall be in a customary form and shall include only the rights and protections provided to the Leasehold Mortgagee in this Agreement (including those provided in Section 16.6 and this Article 18).  Nothing herein shall obligate the Authority to consent to service of process, become subject to any legal process in any jurisdiction other than in the Commonwealth, or enter into any agreement not governed by the Laws of the Commonwealth.

Section 18.2                                      Notices and Payments to Leasehold Mortgagees.  Whenever a Leasehold Mortgage exists as to which the Authority and the Signatory Airlines have been provided notice by the holder thereof in accordance with the Leasehold Mortgagee Notice Requirements, the Authority and the Signatory Airlines shall, simultaneously with providing the Lessee any required notice under this Agreement, provide a copy of such notice to such Leasehold Mortgagee, and no such notice to the Lessee shall be effective against the Leasehold Mortgagee until a copy thereof is duly provided to such Leasehold Mortgagee at its address specified in its notice given to the Authority and the Signatory Airlines in accordance with the Leasehold Mortgagee Notice Requirements (or any subsequent change of address notice given to the Authority and the Signatory Airlines pursuant to the requirements of Section 20.1).  With respect to a Leasehold Mortgage regarding which the Authority and the Signatory Airlines have been provided notice in accordance with the Leasehold Mortgagee Notice Requirements, unless the Leasehold Mortgagee recognized by the Authority pursuant to Section 18.7 has otherwise advised the Authority in writing, and solely to the extent so required pursuant to the terms of the financing secured by such Leasehold Mortgage, all payments to the Lessee to be made by the Authority under this Agreement shall be made to the Leasehold Mortgagee or to the institution acting as the collateral agent or depository under the financing provided by such Leasehold Mortgagee.

Section 18.3                                      Leasehold Mortgagee’s Right to Cure.  The Leasehold Mortgagee shall have a period of 180 days with respect to any Lessee Default beyond any cure period expressly provided to the Lessee herein, in which to cure or cause to be cured any such Lessee Default; provided, however, that such 180-day period shall be extended if the Lessee Default is nonmonetary, is not a Lessee Default described in Section 16.1(a)(v) or Section 16.1(a)(vi) and may be cured but cannot reasonably be cured within such period of 180 days, and the Leasehold Mortgagee begins to cure such default within such 180-day period (or if possession is necessary in order to effect such cure, the Leasehold Mortgagee, within such 180-day period, files the appropriate legal action to commence foreclosure on the liens of the Leasehold Mortgage) and thereafter proceeds with all due diligence to cure such Lessee Default (including by proceeding with all due diligence to effect such foreclosure and during such foreclosure action (to the extent practicable) and thereafter to effect such a cure) within a reasonable period of time acceptable to the Authority, acting reasonably; provided, further, that if any Leasehold Mortgagee is prohibited from curing any Lessee Default by any process, stay or injunction issued by any Governmental Authority or pursuant to any bankruptcy or insolvency proceeding involving the Lessee, then the time periods specified in this Section 18.3 for curing such Lessee Default shall be extended for the period of such prohibition.  If a Leasehold Mortgagee is acting to cure a Lessee Default in accordance with this Section 18.3 then the Authority shall not exercise its right to terminate this Agreement by reason of such Lessee Default; provided, however, that the Authority may exercise any of its other rights and remedies provided for hereunder at law or in equity so long as the exercise of such rights does not interfere with the Leasehold Mortgagee’s rights hereunder.  In furtherance of the foregoing, the Authority shall permit the Leasehold Mortgagee and its Representatives the same access to the LMM Airport Facility as is permitted to the Lessee hereunder and permit the Leasehold Mortgagee or its representatives to take all actions and exercise all rights of the Lessee under this Agreement (all at the Lessee’s sole cost and expense); provided that any actions taken by a Leasehold Mortgagee or its Representatives pursuant to this Section 18.3 shall be undertaken in accordance with the provisions of this Agreement that would be applicable to the Lessee were it taking such actions.  The Authority shall accept any such performance by a Leasehold Mortgagee or its nominee as though the same had been done or performed by the Lessee.  Any payment to be made or action to be taken by a Leasehold Mortgagee hereunder as a prerequisite to keeping this Agreement in effect shall be deemed properly to have been made or taken by the Leasehold Mortgagee if such payment is made or action is taken by a nominee, agent or assignee of the rights of such Leasehold Mortgagee.  Any exercise of the Leasehold Mortgagee’s rights to cure hereunder shall not result in the assumption by such Leasehold Mortgagee of the Lessee’s obligations hereunder.

Section 18.4                                      Rights of the Leasehold Mortgagee.

(a)                                 Subject to the provisions of this Agreement (including all necessary approvals and exemptions in accordance with Section 17.1(a)(i) and (ii)), a Leasehold Mortgagee may (i) enforce any Leasehold Mortgage in any lawful way, (ii) acquire the Lessee Interest in any lawful way or (iii) take possession of in any lawful way and manage the LMM Airport Facility.  Upon foreclosure of the Leasehold Mortgage (or without foreclosure upon exercise of any contractual or statutory power of sale under such Leasehold Mortgage or an assignment in lieu) and subject to the provisions of Article 17 (applied to the Leasehold Mortgagee as if it were the Lessee), a Leasehold Mortgagee may Transfer the Lessee Interest; provided, however, that no Transfer by a Leasehold Mortgagee shall be effective unless the Transfer is made in accordance with Article 17.  Any Person to whom the Leasehold Mortgagee Transfers the Lessee Interest (including such Leasehold Mortgagee) shall take the Lessee Interest subject to any of the Lessee’s obligations under this Agreement (including the obligations to (y) comply in all material respects with all applicable Laws with respect to the LMM Airport Facility and/or (z) maintain in full force and effect all qualifications necessary to carry on its business pertaining to the LMM Airport Facility (including the Part 139 Airport Operating Certificate and the TSA-approved Airport Security Program)).  The Leasehold Mortgagee is not permitted in connection with its enforcement of its lien to do anything that would materially and adversely affect the LMM Airport Facility, the LMM Airport Facility Operations or the rights of the Signatory Airlines under the Use Agreement, in each case that is inconsistent or otherwise not permitted by this Agreement.  Moreover, in the event that the Leasehold Mortgagee forecloses on the Leasehold Mortgage or otherwise exercises any rights in connection with any lien encumbering the LMM Airport Facility, the LMM Airport Facility Operations or the rights of the Signatory Airlines under the Use Agreement, the Leasehold Mortgagee acknowledges and agrees that the Use Agreement with respect to each Signatory Airline will remain in full force and effect and will be fully enforceable against the Leasehold Mortgagee in accordance with its respective terms.  The Authority agrees that if requested by a Leasehold Mortgagee that is exercising its rights under this Section 18.4, the Authority will, subject to the receipt of any necessary approvals by the FAA and TSA, assume the obligation to manage and operate the LMM Airport Facility by agreement with such Leasehold Mortgagee or with any Person to whom such Leasehold Mortgage may Transfer the Lessee Interest hereunder; provided that such agreement provides for the payment to the Authority of its reasonable costs of performing such obligation, including a reasonable administrative charge and provided further that, except with the consent of the Authority, the Leasehold Mortgagee shall use its best efforts to retain a qualified third-party to assume such obligation, and obtain any necessary approvals by the FAA and TSA for such assumption, as soon as reasonably practicable.

(b)                                 Except as provided in Section 18.3, unless and until a Leasehold Mortgagee (i) forecloses or has otherwise taken ownership of the Lessee Interest or (ii) has taken possession or control of the Lessee Interest, whether directly or by an agent as a mortgagee in possession or a receiver or receiver and manager has taken possession or control of the Lessee Interest by reference to the Leasehold Mortgage, the Leasehold Mortgagee shall not be liable for any of the Lessee’s obligations under this Agreement or be entitled to any of the Lessee’s rights and benefits contained in this Agreement, except by way of security.  During any period in which the Leasehold Mortgagee itself or by an agent or a receiver or a receiver and manager is the owner, or is in control or possession, of the Lessee Interest, it shall be bound by all liabilities and obligations of the Lessee accruing under this Agreement during such period (including the obligations set forth in Section

3.3).  Once the Leasehold Mortgagee goes out of possession or control of the Lessee Interest or Transfers the Lessee Interest to another Person in accordance with the provisions of this Agreement, the Leasehold Mortgagee shall cease to be liable for any of the Lessee’s obligations under this Agreement accruing thereafter, and to the extent assumed by any Transferee or any other Person acceptable to the Authority in accordance with this Agreement and the Use Agreement, for any of the Lessee’s obligations under this Agreement accrued during the period in which the Leasehold Mortgagee itself or by an agent or a receiver and manager was the owner, or was in control or possession, of the Lessee Interest, and shall cease to be entitled to any of the Lessee’s rights and benefits contained in this Agreement, except, if the Leasehold Mortgage remains outstanding, by way of security.

Section 18.5                                      Authority’s Termination of this Agreement; New Agreement.

(a)                                 Without prejudice to the rights of a Leasehold Mortgagee under Section 18.3 or the Signatory Airlines under the Use Agreement, if this Agreement is (i) terminated prior to the expiration of the Term due to a Lessee Default (in which case the Authority shall notify the Leasehold Mortgagee of such termination and deliver to the Leasehold Mortgagee, together with such notice, a Statement of Estimated Liabilities), (ii) rejected or disaffirmed pursuant to any bankruptcy Law or proceeding or other similar Law or proceedings affecting creditors’ rights generally with respect to a bankruptcy proceeding relating to the Lessee or otherwise or (iii) is rescinded or terminated pursuant to Section 16.6 as a result of a Public Integrity Crime or an Act No. 458 Crime in circumstances where the provisions of Section 16.6(c) or Section 16.6(d) are applicable, then the Authority agrees, if there are outstanding obligations to a Leasehold Mortgagee (subject to the receipt of all necessary approvals and exemptions in accordance with Section 17.1(a)(i) and (ii) and, in the case of circumstances described in Section 18.5(a)(iii), subject to Section 16.6(e)), upon the written request of the Leasehold Mortgagee, to enter into a new lease agreement of the LMM Airport Facility (the “New Agreement”) with the Leasehold Mortgagee (or its designee or nominee) and any ancillary documents or agreements as may be necessary or desirable to give full effect to the New Agreement; provided that such designee or nominee either is controlled by the Leasehold Mortgagee or is Approved by the Authority as Transferee under Section 17.1) for the remainder of the Term upon all of the covenants, agreements, terms, provisions and limitations of this Agreement, including Section 3.3, effective as of the date of such termination.

(b)                                 The Authority’s obligation to enter into a New Agreement pursuant to Section 18.5(a) is subject to the satisfaction of all of the following requirements and conditions:  (i) such Leasehold Mortgagee commits in writing to the Authority, in a notice delivered to the Authority, within 60 days after the Authority delivers the termination notice and Statement of Estimated Liabilities to the Leasehold Mortgagee (or, if later, upon the termination of any cure period granted to the Leasehold Mortgagee pursuant to Section 18.3) or within 10 Business Days after the effective date of such rejection or disaffirmance (referred to in Section 18.5(a)(ii)) or such rescission or termination (referred to in Section 18.5(a)(iii)), as the case may be, that the Leasehold Mortgagee (or its designee or nominee) will enter into the New Agreement, which notice is accompanied by a copy of such New Agreement, duly executed and acknowledged by the Leasehold Mortgagee (or its designee or nominee); (ii) reasonably in advance of the execution of any New Agreement pursuant to Section 18.5(a)(i), the Leasehold Mortgagee (or its designee or nominee) pays or causes to be paid to the Authority, at the time of the execution and delivery of such New Agreement, (A) all amounts set forth in the Statement of Estimated Liabilities which, at the time of the execution and delivery thereof, would have been past-due or due and payable in accordance with the provisions of this Agreement but for such termination and (B) all reasonable costs and expenses (including legal fees), Taxes, fees, charges and disbursements set forth in the Statement of Estimated Liabilities paid or incurred by the Authority in connection with such defaults and termination, the recovery of possession from the Lessee, and the preparation, execution and delivery of the New Agreement and related agreements; and (iii) in the case of any New Agreement pursuant to Section 18.5(a)(i), such Leasehold Mortgagee (or its designee or nominee), at the time of such written request, cures all Lessee Defaults under this Agreement (curable by the payment of money) of which the Leasehold Mortgagee has been notified by the Authority in writing that are existing immediately prior to the termination of this Agreement set forth in the Statement of Estimated Liabilities, or, if such defaults cannot be cured by the payment of money, such Leasehold Mortgagee (or its designee or nominee) commits to the Authority in the New Agreement to proceed both promptly and diligently, upon the execution of the New Agreement, to cure all such other Lessee Defaults (to the extent curable) set forth in the Statement of Estimated Liabilities and, if possession is necessary in order to cure such other Lessee Defaults, to proceed both promptly and diligently to obtain the possession required to cure any such other defaults to the extent curable (and such cure shall be a covenant of the Leasehold Mortgagee in the New Agreement).  The omission from a Statement of Estimated Liabilities of (x) any amounts payable to the Authority under the Agreement, (y) any unperformed obligations of the Lessee hereunder or (z) any other costs of the Authority shall not excuse the payment of such amounts or costs or the performance of such unperformed obligations.

(c)                                  Nothing contained in this Section 18.5 shall be deemed to limit or affect the Authority’s interest in and to such LMM Airport Facility upon the expiration of the Term of the New Agreement.  The provisions of this Section 18.5 shall survive the termination of this Agreement and shall continue in full force and effect thereafter to the same extent as if this Section 18.5 were a separate and independent contract made by the Authority, the Lessee and the Leasehold Mortgagee and, if the Leasehold Mortgagee satisfies the conditions to a New Agreement from the effective date of such termination of this Agreement to the date of execution and delivery of the New Agreement, the Leasehold Mortgagee may use and enjoy the leasehold created by this Agreement (and all other rights and benefits provided to the Lessee hereunder) without hindrance by the Authority, but only on and subject to the terms and provisions of this Agreement.

Section 18.6                                      Right to Dispute Resolution.  In each case specified in this Agreement in which resort to dispute resolution is authorized, the Leasehold Mortgagee shall have the right and privilege if an event of default under the Leasehold Mortgage then exists and notice has been given to the Authority as contemplated by Section 18.1(f), in the Lessee’s name, place and stead, to obtain and participate in such dispute resolution upon notice to the Authority in accordance with Article 19; provided that the Leasehold Mortgagee agrees to be bound by the outcome of the dispute resolution process.

Section 18.7                                      Recognition by the Authority of Leasehold Mortgagee.  Notwithstanding anything in this Agreement to the contrary, if there is more than one Leasehold Mortgagee, only that Leasehold Mortgagee, to the exclusion of all other Leasehold Mortgagees, whose notice was earliest received by the Authority pursuant to the Leasehold Mortgagee Notice

Requirements, shall have the rights as a Leasehold Mortgagee under this Article 18, or otherwise under this Agreement, unless such Leasehold Mortgagee has designated in writing another Leasehold Mortgagee to exercise such rights; provided, however, that such notice may name more than one Leasehold Mortgagee and the rights referred to in this Section 18.7 may extend to all Leasehold Mortgagees named therein if such notice is submitted by a representative of all such Leasehold Mortgagees (which representative may itself be a Leasehold Mortgagee).  Any references in this Agreement to the “Leasehold Mortgagee” shall be references to the Leasehold Mortgagee or representative of more than one Leasehold Mortgagee, acting on behalf of such Leasehold Mortgagees, whose notice was earliest received by the Authority pursuant to the Leasehold Mortgagee Notice Requirements unless the context otherwise requires.

Section 18.8                                      Authority’s Right to Purchase Leasehold Mortgage.

(a)                                 If (i) any event of default by the Lessee has occurred under a Leasehold Mortgage and is continuing and (ii) the Leasehold Mortgagee recognized by the Authority pursuant to Section 18.7 is entitled, pursuant to the intercreditor arrangements then in force and effect, to declare all or part of the indebtedness secured by a Leasehold Mortgage to be immediately due and payable (or, in the case of a Leasehold Mortgage that is a lease, to terminate the lease), then, for 30 days commencing on the date that is 10 days after the date on which such Leasehold Mortgagee shall serve notice upon the Authority with a copy to all other Leasehold Mortgagees (the “Leasehold Mortgagee’s Notice”) that such Leasehold Mortgagee intends and is entitled to, pursuant to the intercreditor arrangements then in force and effect, to commence proceedings to foreclose the Leasehold Mortgage (stating the calculation of the purchase price pursuant to Section 18.8(c)) during such 30-day period, the Authority shall have the right and option (the “Authority’s Option”) to purchase from all Leasehold Mortgagees their Leasehold Mortgages, upon the terms and subject to the conditions contained in this Section 18.8.

(b)                                 The Authority’s Option shall be exercised by written notice served upon the Lessee and all Leasehold Mortgagees within such 30-day period.  Time shall be of the essence as to the exercise of the Authority’s Option.  If the Authority’s Option is duly and timely exercised, the Authority shall purchase all Leasehold Mortgages and all Leasehold Mortgagees shall assign their Leasehold Mortgages to the Authority (or its designee) on the date which is 60 days after the date on which a Leasehold Mortgagee’s Notice is served upon the Authority.  The closing shall take place at a mutually convenient time and place.

(c)                                  The purchase price payable by the Authority shall be 100% of the aggregate amounts secured by or due under such Leasehold Mortgages (including principal, interest, fees, premiums, Breakage Costs, termination value and other costs and expenses (including attorneys’ fees) and any other amounts secured thereby or due thereunder) as of the closing date of the purchase.  The purchase price shall be paid in full in cash at closing by wire transfer or other immediately available funds.  The purchase price shall be paid by the Authority to each respective Leasehold Mortgagee, to be applied by the Leasehold Mortgagee to the amounts secured by the Leasehold Mortgage owed to such Leasehold Mortgagee, subject to the priorities of lien of such Leasehold Mortgages.

(d)                                 At the closing and upon payment in full of the purchase price each Leasehold Mortgagee shall assign its Leasehold Mortgage to the Authority, together with any security interest held by it in the Lessee’s leasehold interest in the LMM Airport Facility, without recourse, representations, covenants or warranties of any kind, provided that such Leasehold Mortgages and security interests shall be deemed modified to secure the amount of the aggregate purchase price paid by the Authority to all Leasehold Mortgagees (rather than the indebtedness theretofore secured thereby) payable on demand, with interest and upon the other items referred to in this Section 18.8(d).  Each such assignment shall be in form for recordation or filing, as the case may be.  The Authority shall be responsible for paying any Taxes payable to any Governmental Authority upon such assignment.

(e)                                  Any Leasehold Mortgage shall contain an agreement of the Leasehold Mortgagee to be bound by the provisions of this Section 18.8.

(f)                                   The Authority shall have the right to receive (and each Leasehold Mortgage shall contain an agreement of the Leasehold Mortgagee to deliver) all notices of default under any Leasehold Mortgage contemporaneously with the delivery of such notices to the Lessee (with a copy of such notice to be delivered to the GDB), but the Authority shall not have the right to cure any default under any Leasehold Mortgage, except to the extent provided in this Section 18.8.

Section 18.9                                      Application of PFCs to Leasehold Mortgage Debt.  In the event this Agreement is terminated prior to the expiration of the Term due to a Lessee Default, the Authority agrees that in the event PFCs were being collected by the Lessee prior to such termination that were authorized by the FAA to be used for the payment of any Leasehold Mortgage Debt outstanding at the time of such termination, the Authority will, subject to the receipt of all necessary authorizations from the FAA, use its Reasonable Efforts to continue to collect such PFCs and apply them to the payment of such Leasehold Mortgage Debt to the same extent as they would have been applied by the Lessee in the absence of such termination.

ARTICLE 19
DISPUTE RESOLUTION

Section 19.1                                      Scope.  Any dispute arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be resolved as set forth in this Article 19.  The arbitral panel provided for in Section 19.4 shall have the power to rule upon any challenge to its jurisdiction.  The Lessee acknowledges and agrees that the GDB (or any Designated Person appointed by it) shall be authorized to participate in or act for and on behalf of the Authority in any dispute resolution proceeding contemplated by this Article 19 from and after the Lessee’s receipt of notice from the Authority and the GDB confirming such participation or authority.

Section 19.2                                      Informal Dispute Resolution Procedures.  The Parties agree that, at all times, they will attempt in good faith to resolve all disputes that may arise under this Agreement.  The Parties further agree that, upon receipt of written notice of a dispute from a Party, the Parties will refer the dispute to the Designated Person of each Party.  The Designated Persons shall negotiate in good faith to resolve the dispute, conferring as often as they deem reasonably necessary, and shall gather and in good faith furnish to each other the information pertinent to the dispute.  All communications between the Parties during the dispute resolution procedures set forth in this Section 19.2 are confidential and shall be treated as compromise and settlement negotiations and shall not be admissible in evidence by any proceeding without the mutual consent of the Parties.

Section 19.3                                      Mediation.

(a)                                 Each Party to this Agreement agrees that it may not initiate a civil action as provided in Section 19.5 and Section 19.6 (other than provisional remedies sought on an expedited basis) unless (i) the matter in question has been submitted to mediation in accordance with the provisions of Section 19.3(b) or (ii) such Party would be barred from asserting its claim in a civil action if it were required to submit to mediation pursuant to Section 19.3(b).

(b)                                 Mediation of a dispute under this Agreement may not be commenced until the earlier of: (i) such time as both of the Designated Persons, after following the procedures set forth in Section 19.2, conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) 30 days after the notice referring the dispute to the Designated Persons, pursuant to Article 19 (the “Negotiation Period”).  If, after such time period, the dispute remains unresolved, either Party shall refer the dispute to a mediator, who shall be an attorney in good standing with the Puerto Rico Supreme Court or, if the matter in dispute is an engineering or technical dispute, the Parties shall refer the dispute to the Independent Engineer, subject to the rights of the Parties pursuant to Section 19.4.  With respect to the selection of a mediator, the Parties, through their respective Designated Persons, shall attempt in good faith to agree on a mediator.  If the Parties cannot so agree within 30 days after it is determined that the Designated Persons cannot resolve the dispute or after the end of the Negotiation Period, the Parties shall promptly apply to the American Arbitration Association (“AAA”) for appointment of a single mediator in accordance with the Commercial Mediation Procedures of the AAA without there being a requirement of previously filing a request for mediation thereunder.  The mediator selected by the AAA shall be an attorney authorized to practice law in the United States or the Commonwealth.  The mediator or the Independent Engineer, as the case may be, shall be paid for the mediation services, and shall be reimbursed for all reasonable out-of-pocket costs incurred in carrying out the mediation duties hereunder, including the costs of consultants.  All fees and costs of the mediation (including payment for the services of the mediator or the Independent Engineer and reimbursement of all reasonable out-of-pockets costs (including the costs of consultants) of the mediator or the Independent Engineer) shall be shared equally by the Parties.  The Parties shall request that the mediator schedule the mediation within 30 days of the mediator’s appointment (or in the case of the Independent Engineer, within 30 days after the Parties refer the dispute to the Independent Engineer), and shall comply with all procedures the mediator or the Independent Engineer establishes for the conduct of the mediation.

Section 19.4                                      Arbitration.

(a)                                 Arbitration of Required Modifications.  If the procedures described in Sections 19.2 and 19.3 do not result in resolution of a dispute arising under Section 5.2 within 30 Business Days from a reference to mediation, the dispute shall be exclusively and finally settled by arbitration in accordance with the Commercial Arbitration Rules for the AAA then in effect (the “AAA Commercial Rules”). Either Party may initiate the arbitration, as provided in the AAA Commercial Rules.  The place of arbitration shall be San Juan, Puerto Rico, unless the Parties otherwise agree.  Pursuant to Section 20.6, the arbitral panel shall determine the rights and obligations of the Parties in accordance with the substantive laws of the Commonwealth and without regard to the conflict of laws principles thereof.   Except as agreed by the Parties, the arbitral panel shall have no power to alter or modify any terms or provisions of this Agreement or to render any award that, by its terms or effects, would alter or modify any term or provision of this Agreement.  The arbitral panel shall be composed of three arbitrators, one to be selected by the Authority, one to be selected by the Lessee and the third to be selected by the two previously-selected arbitrators. If the two previously-selected arbitrators cannot agree on the selection of the third arbitrator, the third arbitrator shall be selected in accordance with the AAA Commercial Rules.  Once the arbitral panel has been composed, the arbitrators shall act as neutrals and not as party arbitrators, and no Party shall engage in any ex parte communication with any member of the arbitral panel. Each Party shall bear equally the costs of the arbitral panel and attorneys’ fees as determined by the arbitral panel.  The award shall include interest pursuant to Section 20.9 from the date of any breach or violation of this Agreement or the incurring of any obligation as determined in the arbitral award until paid in full.  The award shall be in writing and state the reasons upon which it is based.  The award shall be final and binding on the Parties.  Judgment on the award may be entered by any court of competent jurisdiction.

(b)                                 Technical Arbitration.  Any engineering or technical dispute arising under or related to this Agreement shall be exclusively and finally settled in accordance with the Construction Industry Arbitration Rules for the AAA then in effect (the “AAA Technical Arbitration Rules”) without submitting such dispute to mediation by the Independent Engineer pursuant to Section 19.3 and without submitting the dispute to arbitration pursuant to Section 19.4(a).  Either Party may initiate the arbitration as provided in the AAA Technical Arbitration Rules.  Such engineering arbitration shall be conducted by an Independent Engineering Arbitrator that is acceptable to the Authority and the Lessee. If the Parties fail to agree upon the Independent Engineering Arbitrator within five Business Days after the Parties agree to submit the dispute to engineering arbitration, then the Authority and the Lessee shall each appoint an Independent Engineering Arbitrator and both such arbitrators shall be instructed to select a third Independent Engineering Arbitrator to conduct the engineering arbitration (unless the Parties agree in writing for the dispute to be heard by one Independent Engineering Arbitrator, who will then be selected by the AAA). If the two previously selected Independent Engineering Arbitrators cannot agree on the selection of the third Independent Engineering Arbitrator, the third Independent Engineering Arbitrator shall be selected by the AAA.  The Parties shall each bear their own costs with respect to the arbitration of any such engineering dispute and shall bear equally the cost of retaining such Independent Engineering Arbitrator(s).  The award of the Independent Engineering Arbitrator(s) shall be in writing and state the reasons upon which it is based.  The award of the Independent Engineering Arbitrator(s) shall be final and binding on the Parties.

(c)                                  Disputes Regarding Arbitrability.  Any dispute between the Parties as to whether a dispute shall be submitted to arbitration under Sections 19.4(a) or (b) shall be resolved by initiation of an action in the Commonwealth Court of First Instance, San Juan Part (the “Commonwealth Court”) pursuant to Section 19.5.

Section 19.5                                      Court Action.  In the event that the Parties fail to resolve the dispute within 90 days after the date the mediator is selected pursuant to the procedures set forth in Section 19.3 (or such longer period as the Parties may mutually agree), either Party may initiate a civil action in Commonwealth Court and in accordance with all applicable rules of civil procedure;

provided that any engineering or technical dispute or claim regarding any Required Modification that is not resolved by mediation pursuant to Section 19.3 within the time period described in this Section 19.5 shall be submitted to arbitration pursuant to Section 19.4.  The Parties acknowledge and understand that, to resolve any and all claims arising out of this Agreement (other than any engineering or technical claim or claim regarding any Required Modification), they may file a civil action, including actions in equity, in Commonwealth Court.

Section 19.6                                      Provisional Remedies.  No Party shall be precluded from initiating a proceeding in Commonwealth Court for the purpose of obtaining any emergency or provisional remedy to protect its rights that may be necessary and that is not otherwise available under this Agreement, including temporary and preliminary injunctive relief, restraining orders, and the appointment of a receiver or manager in connection with the collection and retention of revenues generated at the LMM Airport Facility.

Section 19.7                                      Tolling.  If a Party receiving a notice of default under this Agreement contests, disputes or challenges the propriety of such notice by making application to the dispute resolution procedure in this Article 19, any cure period that applies to such default shall be tolled for the time period between such application and the issuance of a final decision.

Section 19.8                                      Submission to Jurisdiction.  Subject to Section 19.3 and Section 19.4, any judicial action or proceeding against the Lessee or the Authority relating in any way to this Agreement shall be brought and enforced in Commonwealth Court, and each of the Lessee and the Authority hereby irrevocably submits to the jurisdiction of such courts with regard to any such action or proceeding, and irrevocably waives, to the fullest extent permitted by applicable Law, any objection it may have now or hereafter have to the jurisdiction and venue of any such action or proceeding therein and any claim that any such action or proceeding brought therein has been brought in an inconvenient forum.  Service of process on the Authority shall be made in accordance with the Laws of the Commonwealth on the Secretary of the Authority at the address specified in Article 20 and the Attorney General of the Commonwealth.  The foregoing shall not constitute the consent by the Authority to receive service of process for actions or proceedings brought and enforced in any court other than the Commonwealth Court.  Service of process on the Lessee may be made either by registered or certified mail addressed as provided for in Article 20 or by delivery to the Lessee’s registered agent for service of process in the Commonwealth.

Section 19.9                                      Request for Documents; Subpoena Duces Tecum.  If the Lessee is presented with a request for documents by any administrative agency or with a subpoena duces tecum regarding any documents that may be in its possession by reason of this Agreement, the Lessee shall, to the extent permitted by Law, give prompt notice to the Authority at the addresses specified for the Authority in Article 20.  The Authority may contest such process by any means available to it before such records or documents are submitted to a court or other third party; provided, however, that the Lessee shall not be obligated to withhold such delivery beyond that time as may be ordered by the court or administrative agency or required by Law, unless the subpoena or request is quashed or the time to produce is otherwise extended.

ARTICLE 20
MISCELLANEOUS

Section 20.1                                      Notice.  All notices, requests for approvals, approvals and other communications and approvals required or permitted by this Agreement shall be in English and in writing and shall be delivered, sent by certified or registered mail (return receipt requested and postage prepaid), addressed as follows:

(a)                                 in the case of the Authority:

Puerto Rico Ports Authority

P.O. Box 362829

San Juan, Puerto Rico 00936-2829

Attention:                                         Executive Director

Telephone:                                   (787) 729-8715 ext. 2281

Facsimile:                                         (787) 722-7867

with copies to:

Puerto Rico Ports Authority

P.O. Box 362829

San Juan, Puerto Rico 00936-2829

Attention:                                         General Counsel

Telephone:                                   (787) 729-8552

Facsimile:                                         (787) 729-8835

and:

Public-Private Partnerships Authority
c/o Government Development Bank
Roberto Sánchez Vilella Government Center
De Diego Avenue, Stop 22
Santurce, Puerto Rico 00940
Attention:                                         Executive Director
Telephone:                                   (787) 722-2525
Telecopy:                                          (787) 728-0963

(b)                                 in the case of the Lessee:

Aerostar Airport Holdings, LLC
P.O. Box 363507
San Juan, Puerto Rico, 00936-3507
Attention: President

with copies to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Richard S. Lincer, Esq.
Telecopy: (212) 225-3999

and:

Aeropuerto de Cancún, S.A. de C.V.
Road Cancun — Chetumal, km. 22
Municipality of Benito Juarez
Cancun, Quintana Roo 77500
MEXICO
Attention:  General Counsel
Telecopy:  (55) 52 84 04 54

with copies to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Jorge Juantorena, Esq.
Telecopy: (212) 225-3999

and:

Highstar Capital IV, L.P.
Highstar Capital IV I-A, L.P
Highstar Capital IV Prism, L.P.
277 Park Avenue, 45th Floor
New York, NY 10172
Attention:  General Counsel
Telecopy:  (646) 857-8848

with copies to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Richard S. Lincer, Esq.
Telecopy: (212) 225-3999

or such other persons or addresses as either Party may from time to time designate by notice to the other.  A notice, other communication or approval shall be deemed to have been sent and received (i) on the day it is delivered, or if such day is not a Business Day or if the notice is received after ordinary office hours, the notice, other communication or approval shall be deemed to have been sent and received on the next Business Day, or (ii) on the fourth Business Day after mailing if sent by United States registered or certified mail.

Section 20.2                                      Entire Agreement.  This Agreement, including all schedules and other documents executed herewith, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties.  There are no representations, warranties, conditions or other agreements, whether direct or collateral, or express or implied, that form part of or affect this Agreement, or that induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement.  The Parties acknowledge and agree that (i) each has substantial business experience and is fully acquainted with the provisions of this Agreement, (ii) the provisions and language of this Agreement have been fully negotiated and (iii) no provision of this Agreement shall be construed in favor of any Party or against any Party by reason of such provision of this Agreement having been drafted on behalf of one Party rather than the other.

Section 20.3                                      Amendment.  This Agreement may be amended, changed or supplemented only by a written agreement signed by the Lessee and the Authority; provided that any amendment or modification to this Agreement shall comply with all applicable FAA and TSA requirements.

Section 20.4                                      Waiver of Rights.  Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.  No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

Section 20.5                                      Severability.  Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable Law.  The invalidity of any one or more phrases, sentences, clauses or sections contained in this Agreement shall not affect the remaining portions of this Agreement or any part thereof.  If any provision of this Agreement or the application thereof to any Person or circumstances is held or deemed to be or determined to be invalid, inoperative or unenforceable in any particular case in any particular jurisdiction or jurisdictions because it conflicts with any other provision or provisions hereof or of any applicable Law, or public policy, or for any other reason, (i) such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstances, or rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatever, and (ii) the Parties shall negotiate in good faith to amend this Agreement to implement the provisions set forth herein.  If the Parties cannot agree on an appropriate amendment, either Party may refer the matter for determination pursuant to the dispute resolution procedure in Article 19.  If, by means of the dispute resolution procedure, the Parties are unable, as a result of applicable Law, to resolve the matter in a manner that effectively entitles the Authority to have the same rights after the aforesaid determination of invalidity or unenforceability as before, the Authority shall have the right to enact, and cause to come into force, any Law to provide for the same or substantially the same rights as were determined to be invalid or unenforceable; provided that the rights of the Lessee or any Leasehold Mortgagee shall in no event be diminished by any such Law.

Section 20.6                                      Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Commonwealth (excluding any conflict of laws rule or principle which might refer such interpretation to the laws of another jurisdiction), except where the Federal Supremacy Clause requires otherwise.

Section 20.7                                      Further Acts.  The Parties shall do or cause to be done all such further acts and things as may be reasonably necessary or desirable to give full effect to this Agreement, including submission of this Agreement for filing with the Office of the Comptroller of the Commonwealth, pursuant to the provisions of Act. No. 18 of the Legislative Assembly of Puerto Rico, approved October 30, 1975, as amended.  The obligations pursuant to this Agreement shall not be enforceable until it shall have been submitted for filing with the Office of the Comptroller of the Commonwealth as provided by such Act No. 18.  Without limiting the foregoing, each Party will, at any time and from time to time, execute and deliver or cause to be executed and delivered such further instruments and take such further actions as may be reasonably requested by the other Party in order to cure any defect in the execution or delivery of this Agreement.

Section 20.8                                      Costs.  Except as otherwise provided in this Agreement, each Party shall be responsible for its own costs and expenses incurred in connection with performing and observing its obligations and covenants under this Agreement.

Section 20.9                                      Interest.  Any amount payable under this Agreement and not paid when due under this Agreement shall bear interest before and after judgment at the legal rate of interest provided for under Regulation No. 78-1 (Puerto Rico Regulation No. 3702 of October 25, 1988) of the Office of the Commissioner of Financial Institutions of the Commonwealth, from the date such payment is due until payment.

Section 20.10                               Inurement and Binding Effect.  This Agreement shall inure to the benefit of the Parties and their respective permitted successors and assigns and be binding upon the Parties and their respective successors and assigns.

Section 20.11                               No Partnership or Third-Party Beneficiaries.  Nothing contained in this Agreement shall constitute or be deemed to create a partnership, joint venture or principal and agent relationship between the Authority and the Lessee.  Except as expressly provided herein to the contrary (including with respect to such rights as are expressly granted to (a) the Secretary and the FAA and the Secretary of Homeland Security and TSA under Section 3.4(b), and (b) each Leasehold Mortgagee or any Indemnified Party pursuant to this Agreement), no term or provision hereof shall be construed in any way to grant, convey or create any rights or interests to or in any Person not a Party to this Agreement.

Section 20.12                               Cumulative Remedies.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 20.13                               Counterparts; Facsimile Execution.  This Agreement may be executed in any number of counterparts which, taken together, shall constitute one and the same agreement.

This Agreement shall be effective when it has been executed by each Party and delivered to all Parties.  To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to the other Party by facsimile transmission.  Such Party shall be deemed to have executed and delivered this Agreement on the date it sent such facsimile transmission.  In such event, such Party shall forthwith deliver to the other Party an original counterpart of this Agreement executed by such Party.

Section 20.14                     Waiver of Sovereign Immunity.  The Authority acknowledges that under its enabling act, it is not entitled to raise the defense of sovereign immunity with respect to claims arising out of this Agreement.  Under its enabling act, the Authority does not have sovereign immunity (and any defense based thereon) as to it and its property in respect of the enforcement and execution of any award or other relief (pecuniary or otherwise) rendered against it in accordance with the provisions of this Agreement.

Section 20.15                     Commonwealth Obligations.  THE OBLIGATIONS OF THE AUTHORITY UNDER THIS AGREEMENT SHALL NOT BE DEEMED OBLIGATIONS OF THE COMMONWEALTH OR ANY INSTRUMENTALITY OF THE COMMONWEALTH OTHER THAN THE AUTHORITY.

[Signature Page Follows]

IN WITNESS WHEREOF, the Authority and the Lessee each has caused this Agreement to be duly executed as of the day and year first above written.

PUERTO RICO PORTS AUTHORITY

By:	/s/ Bernardo Vazquez Santos
Name:	Bernardo Vazquez Santos
Title:	Executive Director

AEROSTAR AIRPORT HOLDINGS, LLC

By:	/s/ Adolfo Castro Rivas
Name:	Adolfo Castro Rivas
Title:	Authorized Signatory

By:	/s/ Emmett McCann
Name:	Emmett McCann
Title:	Authorized Signatory

Lease Agreement Signature Page

EXECUTION VERSION

AMENDMENT NO. 1 TO LUIS MUNOZ MARIN INTERNATIONAL AIRPORT LEASE AGREEMENT

THIS AMENDMENT, dated as of February 27, 2013 (this “First Amendment”), to the Luis Munoz Marin International Airport Lease Agreement dated as of July 24, 2012 (the “Lease Agreement”), by and between the Puerto Rico Ports Authority (the “Authority”), a public corporation and government instrumentality of the Commonwealth of Puerto Rico, created pursuant to Act No. 125 of the Legislative Assembly of Puerto Rico enacted on May 7, 1942, as amended, and Aerostar Airport Holdings, LLC (the “Lessee” and, together with the Authority, the “Parties”), a limited liability company organized under the laws of the Commonwealth of Puerto Rico. Capitalized terms used but not defined herein shall have the meanings set forth in the Lease Agreement.

WHEREAS, the Parties wish to amend the Lease Agreement in accordance with the terms herein.

NOW, THEREFORE, the Lease Agreement is hereby amended and restated, as follows:

Section 1.                                           Amendment of Lease Agreement.  Section 3.4(a) of the Lease Agreement is hereby amended (a) by amending clause (ix) to read as follows: “any collective bargaining agreement that covers employees of the LMM Airport Facility and is in effect on the Date of Closing will not be abrogated by this Agreement.” and (b) by adding the following sentence immediately after clause (ix): “To the extent items (vi) and (ix) described above are under the control of the Authority, the Authority will ensure that (A) safety and security at the LMM Airport Facility will be maintained at the highest possible levels and (B) any collective bargaining agreement that covers employees of the LMM Airport Facility and is in effect on the Date of Closing will not be abrogated by this Agreement.”

Section 2.                                           Amendment to Lease Agreement Schedules.  Schedule 1 to the Lease Agreement (Legal Description of LMM Airport Facility) is hereby replaced with Schedule 1 attached hereto.

Section 3.                                           Representations and Warranties.  Each of the Parties represents and warrants to the other Party that:

(a)                                 It has the power and authority to enter into this First Amendment and to do all acts and things and execute and deliver all other documents as are required hereunder to be done, observed or performed by it in accordance with the terms hereof;

(b)                                 This First Amendment has been duly authorized, executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms hereof, subject only to (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar requirements of Law and judicial decisions now or hereafter in effect generally affecting the enforcement of creditors’ rights and remedies and (ii) the effect of requirements of Law governing equitable remedies and

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defenses and the discretion of any court of competent jurisdiction in awarding equitable remedies;

(c)                                  The execution and delivery of this First Amendment by it and the performance by it of the terms, conditions and provisions hereof do not and/or will not contravene or violate or result in a breach of (with or without the giving of notice or lapse of time, or both) or acceleration of any material obligations of such Party or give rise to a right of termination, cancellation or augmentation of any obligation or loss of a material benefit under or result in the creation of any material Encumbrance under (i) any applicable Law or (ii) any agreement, instrument or document to which such Party is a party or by which such Party is bound;

(d)                                 No Consent is required to be obtained by it from, and no notice or filing is required to be given by it to or made by it with, any Person (including any Governmental Authority) in connection with the execution, delivery and performance by it of this First Amendment or the consummation of the transactions contemplated hereby; and

(e)                                  Except as amended hereby, the Lease Agreement remains in full force and effect.

Section 4.                                           Continuing Effect.  Except as expressly provided in this Amendment, the provisions of the Lease Agreement shall remain in full force and effect, and the Parties hereby reserve all rights and remedies under the Lease Agreement and at law and in equity. This Amendment shall not constitute an amendment or waiver of or consent of any provision of the Lease Agreement except as expressly stated herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Lessee that would require an amendment, waiver or consent of the Authority except as expressly stated herein.

Section 5.                                           References to Agreement.  All references to the Lease Agreement from and after the execution and delivery of this Amendment, shall be deemed a reference to the Lease Agreement as amended hereby, unless the context expressly requires otherwise.

Section 6.                                           Governing Law.  This Amendment shall be governed by the laws of the Commonwealth of Puerto Rico, without regard to·the choice of law provisions thereof, except that the provisions of Section 19.4 of the Lease Agreement, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Article 9 §§1-16 United States Code, to the exclusion of any State, Commonwealth or Municipal Law or Arbitration.

Section 7.                                           Incorporation by Reference.  Articles 19 and 20 of the Lease Agreement are hereby incorporated herein mutatis mutuandis.

Section 8.                                           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

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SCHEDULE 1

LEGAL DESCRIPTION OF THE LMM AIRPORT FACILITY

The real property which comprises the LMM Airport Facility is recorded in the Registry of Property of Puerto Rico, First Section of Carolina, at page (folio) 10 of volume (tomo) 564 of Carolina, property number 16,374, and is described in the Spanish language as follows:

“RUSTICA: Predio de terreno situado en los Barrios Cangrejo Arriba y Hato Cangrejos del Municipio de Carolina, en la que se encuentran los edificios, estructuras, instalaciones y zonas de amortiguamiento que componen el Aeropuerto Internacional Luis Munoz Marin, con una cabida de cinco millones ochocientos veintidos mil seiscientos setenta y seis punto cuatro uno nueve cinco (5,822,676.4195) metros cuadrados (equivalentes a mil cuatrocientos ochenta y uno punto cuatro cuatro siete ocho (1,481.4478) cuerdas), compuesto de las siguientes tres porciones de terreno:

(i)                                     la primera y principal porcion de terreno identificada en el plano de inscripcion como “Parcel A” y “Parcel Al”, con una cabida de cinco millones cuatrocientos sesenta y cinco mil quinientos treinta punto ocho cinco seis uno (5,465,530.8561) metros cuadrados (equivalentes a mil trescientos noventa punto cinco ocho cero tres (1,390.5803) cuerdas), cuya cabida incluye la parcela identificada en el plano de inscripcion como “Parcel A1” con una cabida de ochenta y siete mil quinientos sesenta y dos punto uno dos siete tres (87,562.1273) metros cuadrados (equivalentes a veintidos punto dos siete ocho dos (22.2782) cuerdas), con una forma irregular, en la que se encuentran los edificios, estructuras e instalaciones del Aeropuerto Internacional Luis Munoz Marin, colindando por el NORTE, con la Avenida Boca de Cangrejos; por el SUR, con la Avenida Ramon Baldorioty de Castro (PR-26); por el ESTE, con la Laguna Torrecilla, terrenos ganados al mar de dominio publico y el Canal Suarez; y por el OESTE, con la Avenida Ramon Baldorioty de Castro (PR-26);

(ii)                                  la segunda porcion de terreno identificada en el plano de inscripcion como “Parcel B”, con una cabida de doscientos setenta y cuatro mil quinientos noventa y uno punto cero uno cero nueve (274,591.0109) metros cuadrados (equivalentes a sesenta y nueve punto ocho seis tres cinco (69.8635) cuerdas), con una forma irregular, la cual esta localizada al lado OESTE de la primera porcion descrita arriba y sirve como una zona de amortiguamiento para el Aeropuerto Internacional Luis Munoz Marin, colindando por el NORTE Y ESTE, con la Avenida Ramon Baldorioty de Castro (PR-26); y por el SUR y OESTE, con la Laguna San Jose; y

(iii)                               la tercera porcion de terreno identificada en el plano de inscripcion como “Parcel D”, con una cabida de ochenta y dos mil quinientos cincuenta y cuatro punto cinco cinco dos cinco (82,554.5525) metros cuadrados (equivalentes a veintiuno punto cero cero cuatro (21.004) cuerdas), con una forma de triangulo, la cual esta localizada al lado ESTE de la primera porcion descrita arriba y sirve como una zona de amortiguamiento para el Aeropuerto Internacional Luis Munoz Marin, colindando por el NORTE, con el Canal Suarez;  por el SUR,  con la Urbanizaci6n Vista Mar; por el ESTE, con la Urbanizaci6n Villa Venecia y la Urbanizaci6n Vista Mar; y por el OESTE, con el Canal Suarez.”

The portion of the LMM Airport Facility which is demised pursuant to this Agreement and subject to the Lease, is graphically shown as the area included within the yellow boundaries (but excluding the areas shaded in blue and the areas identified as “CAF 2” and “NOAA”) in the plan prepared by URS Caribe, LLP in June 2012 entitled “LMMA Obligation Maps” and attached hereto as Schedule I-A, and which demised portion is described as follows:

“Parcel of land with an irregular shape located within the real property which comprises the Luis Munoz Marin International Airport (property number 16,374 of Carolina), with a surface area equal to five million ninety thousand one hundred eight point six one nine five (5,090,108.6195) square meters, equivalent to one thousand two hundred ninety-five point zero six (1,295.06) cuerdas, and which parcel is graphically shown as the area included within the yellow boundaries in the plan prepared by URS Caribe, LLP in June 2012 entitled “LMMA Obligation Maps” and attached as Schedule I-A to the Luis Mufioz Marin International Airport Lease Agreement dated as of July 24, 2012, as amended on February 25, 2013, by and between the Puerto Rico Ports Authority and Aerostar Airport Holdings, LLC. Said parcel of land does not include the areas shaded in blue in the aforementioned plan and/or which are identified therein as “Mufioz Airbase National Guard,” “CAF l ,” “CAF 2,” “CAF 3,” “Vortac,” “AEE Substation,” “AEE Substation,” “FAA,” “Hotel,” “FAA Control Tower,” “ASR,” “NOAA,” and the roads shaded in blue and located at the west boundary of the Luis Mufioz Marin International Airport.”

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be duly executed and delivered as of the day and year first above written.

PUERTO RICO PORTS AUTHORITY

By:	/s/ Victor Suarez
Name:	Victor Suarez
Title:	Executive Director

AEROSTAR AIRPORT HOLDINGS, LLC

By:	/s/ Agustin Arellano
Name:	Agustin Arellano
Title:	CEO

By:
Name:
Title:

Acknowledged and agreed, solely for purposes of Section 4(a) of the GDB Guaranty:

GOVERNMENT DEVELOPMENT BANK FOR PUERTO RICO

By:	/s/ Ian J. Figueroa
Name:	Ian J. Figueroa
Title:	EVP

First Amendment to Lease Agreement dated as of July 24, 2012 by and between The Puerto Rico Ports Authority and Aerostar Airport Holdings LLC-Signature Page

Schedule I-A

NOTES.
BOUNDARY LINES IN THESE DRAWING WAS PROVIDED BY OTHERS.
URS CARIBE, LLP, OR URS CORPORATION CANNOT GUARANTEE THE ACCURACY OF THESE DATA
WICH IS PROVIDED FOR INFORMATION PURPOSE ONLY.
URS
LEGEND:
BOUNDARY LIMIT
NOT IN CONTRACT

AMENDMENT NO. #2 TO LUIS MUNOZ MARIN INTERNATIONAL AIRPORT LEASE AGREEMENT

THIS AMENDMENT, dated as of October 2, 2015 (this “Second Amendment”), to the Luis Munoz Marin International Airport Lease Agreement dated as of July 24, 2012 (the “Lease Agreement”), by and between the Puerto Rico Ports Authority (the “Authority”), a public corporation and government instrumentality of the Commonwealth of Puerto Rico, created pursuant to Act. No. 125 of the Legislative Assembly of Puerto Rico enacted on May 7, 1942, as amended, and Aerostar Airport Holding, LLC (the “Lessee”, and, together with the Authority,  the “Parties”), a limited liability company organized under the laws of the Commonwealth of Puerto Rico. Capitalized terms used but not defined herein shall have the meaning set forth in the Lease Agreement.

WHEREAS, the Parties wish to amend the Lease Agreement in order to transfer the responsibility of providing police, fire and emergency services at the LMM Airport Facility from the Authority to the Lessee.

NOW, THEREFORE, the Lease Agreement is hereby amended and restated as follows:

Section 1.                   Amendment of Lease Agreement.

(a)                                 Section 3.l 7(a) of the Lease Agreement is hereby amended in order to read in its entirety as follows:

“At all times during the Term, the Lessee shall cause the LMM Airport Facility to be serviced by adequate firefighting services, police and perimeter security, including law enforcement officer (LEO) support as required by federal security requirements (including increases required by the TSA or other federal agencies) and armed perimeter security and other law enforcement services, in each case at a level that satisfies the TSA-approved Airport Security Program. Without limiting the generality of the foregoing, at all times during the Term, the Lessee shall be responsible for providing (or causing the provision of) all remaining security and emergency function at the LMM Airport Facility in compliance with TSA-approved Airport Security Program, including interior auxiliary security and control access functions. Notwithstanding any other provision of this Agreement, and subject to all applicable FAA, TSA and other Governmental Authority requirements, the Lessee shall have the right to contract with the Commonwealth Police Department and private security and emergency service providers for enhanced levels of security.”

(b)                                 Section 3.l7(b) of the Lease Agreement is hereby amended to read in its entirety as follows:

“During the Term, the Lessee shall be responsible for all costs and expenses related to the provision of all such firefighting, police and perimeter security, including in the event of a fundamental change to the security conditions related to the LMM Airport Facility that requires the Lessee in its reasonable discretion to increase the levels of such services at the LMM Airport Facility on an ongoing basis. All expenses directly related to the provision of services by the Lessee shall be the responsibility of the Lessee. The Lessee shall use its Reasonable Efforts to seek reimbursement for the costs and expenses of providing of such police and perimeter security services that may be available from the TSA or another Governmental Authority. The Authority shall provide the Lessee with all reasonable assistance as may be requested by the Lessee in connection with the application for and administration of any reimbursement program referred to in the previous sentence.”

(c)                                  The Parties agree to eliminate any and all obligations, covenant and agreements between the Parties established in Section 3.17(c), therefore the Parties have agreed that Section 3.l7(c) of the Lease Agreement is hereby amended to read in its entirety as follows:

‘‘Reserved.”

Section 2.                   Representations and Warranties.  Each of the Parties represents and warrants to the other Party that:

(a)                                 It has the power and authority to enter into this Second Amendment and to do all acts and things to execute and deliver all other documents as are required hereunder to be done observed, or performed by it in accordance with the terms hereof;

(b)                                 This Second Amendment has been duly authorized, executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms hereof, subject only to (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar requirements of Law and judicial decisions now or hereafter in effect generally affecting the enforcement of creditors’ rights and remedies and (ii) the effect of requirements of Law governing equitable remedies and defenses and the discretion of any court of competent jurisdiction in awarding equitable remedies;

(c)                                  The execution and delivery of this Second Amendment by it and the performance by it of the terms, conditions and provisions hereof do not and/or will not contravene or violate or result in the breach of (with or without the giving of notice or lapse of time, or both) or acceleration of any material obligations of such Party or give rise to a right of termination, cancellation or augmentation of any obligation or loss of a material benefit under or result in the creation of any material Encumbrance under (i) any applicable Law or (ii) any agreement, instrument or document to which such Party is a party or by which such Party is bound;

(d)                                 No consent, other than that of the Government Development Bank for Puerto Rico, as evidenced by their execution hereof, is required to be obtained by it from, and no notice or filing (aside from the filing requirement with Office of the Comptroller of the Commonwealth as set forth in Section 11) is required to be given by it to or made by it with, any Person (including any Governmental Authority) in connection with the

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execution, delivery and performance by it of this Second Amendment or the consummation of the transactions contemplated hereby; and

(e)                                  Except as amended hereby, the Lease Agreement remains in full force and effect.

Section 3.                                           Continuing Effect.  Except as expressly provided in this Second Amendment, the provisions of the Lease Agreement shall remain in full force and effect, and the Parties hereby reserve all rights and remedies under the Lease Agreement at law and in equity. This Second Amendment shall not constitute an amendment or waiver of any consent or any provision of the Lease Agreement except as expressly stated herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Lessee that would require an amendment, waiver or consent of the Authority except as expressly stated herein.

Section 4.                                           References to Agreement.  All references to the Lease Agreement from and after the execution and delivery of this Second Amendment, shall be deemed a reference to the Lease Agreement as amended hereby, unless the context expressly requires otherwise.

Section 5.                                           Governing Law.  This Second Amendment shall be governed by the laws of the Commonwealth of Puerto Rico, without regard to the choice of law provisions thereof, except that the provisions of Section 19.4 of the Lease Agreement, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Article 9 §1- 16 United States Code, to the exclusion of any State, Commonwealth or Municipal Law or Arbitration.

Section 6.                                           Incorporation by Reference.  Articles 19 and 20 of the Lease Agreement are hereby incorporated herein in mutatis mutuandis.

Section 7.                                           Counterparts. This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

Section 8.                                           Further Acts The Parties shall do or cause to be done all such further acts and things as may be reasonably necessary or desirable to give full effect to this Second Amendment, including submission of this Second Amendment for filing with the Office of the Comptroller of the Commonwealth, pursuant to the provisions of Act. No. 18 of the Legislative Assembly of Puerto Rico, approved October 30, 1975, as amended. The obligations pursuant to this Second Amendment shall not be enforceable until it shall have been submitted for filing with the Office of the Comptroller of the Commonwealth as provided by such Act No. 18. Without limiting the foregoing, each Party will, at any time and from time to time, execute and deliver or cause to be executed and delivered such further instruments and take such further actions as may be reasonably requested by the other Party in order to cure any defect in the execution or delivery of this Second Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Authority hereto has caused this Second Amendment to be duly executed and delivered as of the day and year first above written.

IN WITNESS WHEREOF, the Lessee hereto has caused this Second Amendment to be duly executed and delivered as of the day and year first above written.

AEROSTAR AIRPORT HOLDINGS, LLC

By:	/s/ Agustin Arellano
Name:	Agustin Arellano
Title:	CEO

Acknowledged and agreed, solely for purposes of Section 4(a) of the GOB Guaranty:

GOVERNMENT DEVELOPMENT BANK FOR PUERTO RICO

By:	/s/ Jorge A. Clivilles
Name:	Jorge A. Clivilles
Title:	Executive Vice President